As filed with the U.S. Securities and Exchange Commission on January 9, 2026.

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

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Lakewood-Amedex Biotherapeutics Inc.
(Exact Name of Registrant as Specified in its Charter)

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Nevada	2834	20-5274304
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

8031 Cooper Creek Blvd., Unit 103
University Park, Florida 34201
Telephone: (941) 225-2515
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

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Kelvin Cooper
8031 Cooper Creek Blvd., Unit 103
University Park, Florida 34201
Telephone: (941) 225-2515
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

________________________________________

Copies to:

Joseph M. Lucosky, Esq.
Lucosky Brookman LLP
101 Wood Avenue South, 5th Floor
Woodbridge, NJ 08830
Tel. No.: (732) 395-4400
Fax No.: (732) 395-4401

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Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED January 9, 2026

PROSPECTUS

LAKEWOOD-AMEDEX BIOTHERAPEUTICS INC.

4,689,177 Shares of
Common Stock

This prospectus relates to the registration of the resale of up to 4,689,177 shares of our common stock by our stockholders identified in this prospectus, or the Registered Stockholders, in connection with our direct listing, or the Direct Listing, on the Nasdaq Capital Market, or Nasdaq. Unlike an initial public offering, the resale by the Registered Stockholders is not underwritten on a firm commitment basis by any investment bank. The Registered Stockholders may, or may not, elect to sell their shares of common stock covered by this prospectus, as and to the extent they may determine. The Registered Stockholders may offer, sell, or distribute all or a portion of the shares of common stock hereby registered publicly or through private transactions at prevailing market prices or at negotiated prices. If the Registered Stockholders choose to sell their shares of common stock, we will not receive any proceeds from the sale of shares of common stock by the Registered Stockholders.

No public market exists for our common stock. Further, the listing of our common stock on Nasdaq, without a firm-commitment underwritten offering, is a novel method for commencing public trading in shares of our common stock, and consequently, the trading volume and price of shares of our common stock may be more volatile than if shares of our common stock were initially listed in connection with an initial public offering underwritten on a firm-commitment basis.

We have engaged a financial advisor to advise and assist us with respect to certain matters relating to our listing. The services expected to be performed by the advisor will include providing advice and assistance with respect to defining objectives, analyzing, structuring, and planning the listing, and developing and assisting with our investor communication strategy in relation to this listing. On February 10, 2025, Lakewood-Amedex Biotherapeutics Inc. executed an agreement with RBW Capital Partners LLC (the “Advisor” or “RBW”) for the provision of financial advisory and financial placement agency, and investment banking services, which include assisting the company with a direct listing. Pursuant to the terms of the agreement, upon closing, the Company agreed to compensate RBW with a number of shares of the Company, equal to that certain percentage from the aggregate value of the transaction as described in the agreement. As of the date hereof, it is expected that RBW will be issued 269,411 of our shares as compensation equal to 1.75% of the current fully diluted shares outstanding (the “Advisory Shares”). The Advisory Shares will not be registered by the Company under this offering.

On the day that our shares of common stock are initially listed on Nasdaq, Nasdaq will begin accepting, but not executing, pre-opening buy and sell orders and will begin to continuously generate the indicative Current Reference Price (as defined below) on the basis of such accepted orders. The Current Reference Price is calculated each second and, during a 10-minute “Display Only” period, is disseminated, along with other indicative imbalance information, to market participants by Nasdaq on its NOII and BookViewer tools. Following the “Display Only” period, a “Pre-Launch” period begins, during which RBW, in its capacity as our financial advisor, must notify Nasdaq that our shares are “ready to trade.” Once the Advisor has notified Nasdaq that our shares of common stock are ready to trade, Nasdaq will confirm the Current Reference Price for our shares of common stock, in accordance with the Nasdaq rules. If the Advisor then approves proceeding at the Current Reference Price, the applicable orders that have been entered will be executed at such price, and the regular trading of our shares of common stock on Nasdaq will commence, subject to Nasdaq conducting validation checks in accordance with the Nasdaq rules. Under the Nasdaq rules, the “Current Reference Price” means: (i) the single price at which the maximum number of orders to buy or sell can be matched; (ii) if there is more than one price at which the maximum number of orders to buy or sell can be matched, then it is the price that minimizes the imbalance between orders to buy or sell (i.e. minimizes the number of shares that would remain unmatched at such price); (iii) if more than one price exists under (ii), then it is the entered price (i.e. the specified price entered in an order by a customer to buy or sell) at which our shares of common stock will remain unmatched (i.e. will not be bought or sold); and (iv) if more than one price exists under (iii), a price determined by Nasdaq in consultation with the Advisor in its capacity as our financial advisor. In the event that more than one price exists under (iii), the Advisor will exercise any consultation rights only to the extent that it can do so consistent with the anti-manipulation provisions of the federal securities laws, including Regulation M, or applicable relief granted thereunder. The Registered Stockholders will not be involved in Nasdaq’s price-setting mechanism, including any decision to delay or proceed with trading, nor will they control or influence the Advisor in carrying out its role as a financial adviser. The Advisor will determine when our shares of common stock are ready to trade and approve proceeding at the Current Reference Price primarily based on considerations of volume, timing, and price. In particular, the Advisor will determine, based primarily on pre-opening buy and sell orders, when a reasonable amount of volume will cross on the opening trade such that sufficient price discovery has been made to open trading at the Current Reference Price. For more information, see “Plan of Distribution.”

We have also engaged RBW as a placement agent, all securities offered through Dawson James Securities, Inc., for the sale of our Series C Preferred Stock to accredited investors in a private placement at a price of $10.00 per share, such issuance to occur prior to the date of this prospectus. We will pay RBW a placement fee equal to 7.0% of the gross proceeds from the private placement. We have agreements with investors to sell 937,500 shares of Series C Preferred Stock for gross proceeds of $7,500,000. The Series C Preferred Stock has a stated value of $10.00 per share and will be convertible into Common Stock in an amount determined by the stated value divided by the conversion price. The conversion price, subject to certain adjustments, will be equal to the lower of (i) $10.00, or (ii) 80% of the average of the closing sale price of the Common Stock for the five consecutive trading days immediately preceding the conversion date or other date of determination (the “Variable Price”), but which Variable Price will not be lower than the floor price of $1.00. The Series C Preferred Stock and underlying Common Stock are not being registered under this registration statement. See “Description of Capital Stock.”

We have agreed to file a resale registration statement with respect to the Common Stock underlying the Series C Preferred Stock and the Advisory Shares within 10 days of our Common Stock being listed on Nasdaq.

We intend to apply to list our Common Stock on the Nasdaq Capital Market under the symbol “LABT”.

If our Nasdaq application is not approved or we otherwise determine that we will not be able to secure the listing of our common stock on Nasdaq, we will not complete this Direct Listing. This listing is a condition of the offering. No assurance can be given that our Nasdaq application will be approved and that our common stock will ever be listed on Nasdaq. If our listing application is not approved by Nasdaq, we will not be able to consummate the offering, and we will terminate this Direct Listing.

We are an “emerging growth company” as defined under U.S. federal securities laws and, as such, have elected to comply with reduced public company reporting requirements.

Investing in our common stock involves risks. See the “Risk Factors” section beginning on page 12 for risks you should consider before investing in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 9, 2026

i

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes statements that express our opinions, expectations, beliefs, plans, objectives, assumptions, or projections regarding future events or future results and therefore are, or may be deemed to be, “forward-looking statements.” All statements other than statements of historical facts contained in this prospectus may be forward-looking statements. These forward-looking statements can generally be identified by the use of forward-looking terminology, including the terms “believes,” “estimates,” “continues,” “anticipates,” “expects,” “seeks,” “projects,” “intends,” “plans,” “may,” “will,” “would” or “should” or, in each case, their negative or other variations or comparable terminology. They appear in a number of places throughout this prospectus, and include statements regarding our intentions, beliefs, or current expectations concerning, among other things, our results of operations, financial condition, liquidity, prospects, growth, strategies, future acquisitions, and the industry in which we operate. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. We believe that these risks and uncertainties include, but are not limited to, those described in the “Risk Factors” section of this prospectus. These factors should not be construed as exhaustive and should be read with the other cautionary statements in this prospectus. Although we base these forward-looking statements on assumptions that we believe are reasonable when made, we caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition, and liquidity, and industry developments may differ materially from statements made in or suggested by the forward-looking statements contained in this prospectus. The matters summarized under “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business,” and elsewhere in this prospectus could cause our actual results to differ significantly from those contained in our forward-looking statements. In addition, even if our results of operations, financial condition, and liquidity, and industry developments are consistent with the forward-looking statements contained in this prospectus, those results or developments may not be indicative of results or developments in subsequent periods. In light of these risks and uncertainties, we caution you not to place undue reliance on these forward-looking statements. Any forward-looking statement that we make in this prospectus speaks only as of the date of such statement, and we undertake no obligation to update any forward-looking statement or to publicly announce the results of any revision to any of those statements to reflect future events or developments, except as required by applicable law. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless specifically expressed as such, and should only be viewed as historical data.

You should not rely upon forward-looking statements as predictions of future events. We have based the forward-looking statements contained in this prospectus primarily on our current expectations and projections about future events and trends that we believe may affect our business, financial condition, results of operations, and prospects. The outcome of the events described in these forward-looking statements is subject to risks, uncertainties, and other factors described in “Risk Factors” and elsewhere in this prospectus. Moreover, we operate in a competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible for us to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this prospectus. The results, events, and circumstances reflected in the forward-looking statements may not be achieved or occur, and actual results, events, or circumstances could differ materially from those described in the forward-looking statements.

The forward-looking statements made in this prospectus relate only to events as of the date on which the statements are made. We undertake no obligation to update any forward-looking statements made in this prospectus to reflect events or circumstances after the date of this prospectus or to reflect the latest information or the occurrence of unanticipated events, except as required by law. We may not actually achieve the plans, intentions, or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, or investments we may make.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain, and you are cautioned not to unduly rely upon these statements.

USE OF MARKET AND INDUSTRY DATA

This prospectus includes market and industry data that has been obtained from third-party sources, including industry publications, as well as industry data prepared by our management on the basis of its knowledge and experience in the industries in which we operate (including our management’s estimates and assumptions relating to those industries based on that knowledge). Furthermore, references in this prospectus to any publications, reports, surveys, or articles prepared by third parties should not be construed as depicting the complete findings of the entire publication, report, survey, or article, including those discussed under the section entitled “Risk Factors” and elsewhere in this prospectus. Some data are also based on our good-faith estimates. The information in any such publication, report, survey, or article is not incorporated by reference in this prospectus.

TRADEMARKS

We own or have rights to various trademarks, service marks, and trade names that we use in connection with the operation of our business. This prospectus may also contain trademarks, service marks, and trade names of third parties, which are the property of their respective owners. Our use or display of third parties’ trademarks, service marks, trade names, or products in this prospectus is not intended to, and does not imply a relationship with, or endorsement or sponsorship by us. Solely for convenience, the trademarks, service marks and trade names referred to in this prospectus may appear without the ®, ™ or ℠ symbols, but the omission of such references is not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable owner of these trademarks, service marks and trade names.

ABOUT THIS PROSPECTUS

This prospectus is a part of a registration statement on Form S-1 that we filed with the SEC using a continuous offering process. Under this process, the Registered Stockholders may, from time to time, sell the common stock covered by this prospectus in the manner described in the section titled “Plan of Distribution.” Additionally, we may provide a prospectus supplement to add information to, or update or change information contained in, this prospectus, including the section titled “Plan of Distribution.” You may obtain this information without charge by following the instructions under the “Where You Can Find Additional Information” section appearing elsewhere in this prospectus. You should read this prospectus and any prospectus supplement before deciding to invest in our common stock.

PROSPECTUS SUMMARY

This summary highlights information contained in greater detail elsewhere in this prospectus and does not contain all of the information that you should consider before deciding to invest in our common stock. You should read the entire prospectus carefully, including the sections titled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our financial statements and the related notes included in this prospectus, before making an investment decision. Some of the statements in this prospectus constitute forward-looking statements. See the “Cautionary Note Regarding Forward-Looking Statements.” Unless otherwise indicated in this prospectus, “Lakewood-Amedex”, “the Corporation”, “the Company”, “we”, “us”, and “our” refer to Lakewood-Amedex Biotherapeutics Inc. and, where appropriate, its subsidiaries.

Overview

We are a biotechnology company focused on leveraging unique, pioneering science to address unmet needs in the treatment of infectious diseases, improving patient outcomes, and significantly reducing the threat posed by antibiotic-resistant bacterial strains, including methicillin resistant Staphylococcus aureus (MRSA), vancomycin resistant Enterococci species (VRE), and others. Antimicrobial resistance (AMR) represents a growing global health crisis, being directly responsible for 1.27 million deaths annually and contributing to nearly 5 million deaths worldwide. The rapid rise of resistant pathogens has rendered many existing antibiotics ineffective against these pathogens, increasing the risk of severe infections, prolonged hospital stays, and substantial economic burdens. Despite this urgent need, the development of new antibiotics has slowed, with most advancements occurring within existing drug classes, leaving these new compounds vulnerable to resistance mechanisms.

Our product candidates consist of antimicrobials targeting acute and chronic infectious diseases, which are delivered locally to the site of infection. As of December 2025, we hold 68 issued and 29 pending patent applications for our products and technologies, with coverage in major pharmaceutical markets. We have successfully completed our first exploratory human clinical trials for our lead product, the broad-spectrum Bisphosphocin® (anti-bacterial) Nu-3, which is being developed for the topical treatment of mildly infected diabetic foot ulcers (iDFU). We plan to conduct an initial Phase 2a safety and dose response study, followed by a placebo-controlled Phase 2b dose comparative study to identify the optimal dose for Phase 3 trials and eventual commercialization. This study will also determine the most appropriate administration regimen for Nu-3 gel formation in mildly infected diabetic foot ulcers. Additionally, we are advancing early-stage pipeline compounds and are focused on further characterizing them to identify the best clinical indications for non-clinical and clinical evaluation. Advancement of any of our product candidates to the commercialization stage is completely dependent on the outcome of clinical studies that are reviewed and approved by the FDA or other comparable regulatory authorities.

Corporate History and Structure

Headquartered in University Park, Florida, we were originally incorporated in Delaware on July 11, 2006, under the name Nu Pharmas, Inc. (“Nu Pharmas”). We initially focused on antisense RNA research and the contract manufacturing of oligonucleotides. On April 9, 2007, Nu Pharmas acquired substantially all the assets of Renaissance Nutraceuticals, Inc., a Delaware corporation, and subsequently changed its name to Amedex Therapeutics, Inc. (“Amedex Therapeutics”). On November 11, 2007, Amedex Therapeutics acquired substantially all the assets of Lakewood Pharmaceuticals, Inc., a Delaware corporation. On February 1, 2008, Amedex Therapeutics changed its name to Lakewood-Amedex Inc. On June 5, 2025, the Company changed its name to Lakewood-Amedex Biotherapeutics Inc. and redomiciled as a Nevada corporation. On September 29, 2025, the Company filed a certificate of amendment to its articles of incorporation effecting a 1-for-5.92 reverse stock split.

From 2012 to 2013, we shifted our focus toward the development of small molecule antimicrobials, particularly the Bisphosphocin® class of molecules, which were discovered during the early oligonucleotide testing. Since 2014, we have continued to refine our research and development efforts to address the growing global issue of AMR.

Our Business Strategy

Our strategy is to leverage our deep industry expertise in infectious diseases to advance our lead compound, Nu-3, and expand the Bisphosphocin® class of antimicrobials to treat a broad range of infections, including those affecting the skin, bladder, and lungs. We have assembled a highly experienced management team with a background in drug discovery, development, and commercialization. Our team has successfully taken compounds from early-stage development all the way to market. In addition, our team possesses strong business development and financial management expertise, supported by a Board of Directors with complementary experience in business leadership and drug development.

Our primary focus is on advancing Nu-3 gel as the lead program for treating iDFU. Beyond this, we are committed to extending the intellectual property surrounding our Bisphosphocin® discovery and expanding our indication portfolio. We will prioritize drug development activities based on resource allocation and the commercial potential of each indication, ensuring that we maximize the impact and value of our pipeline.

Commercial Opportunity

Commercial opportunity is largely dependent on the medical need, defined as the frequency and severity of a health problem with limited available treatment options.

Antimicrobial resistance (AMR) is recognized as a growing global public health and economic threat. Increasing resistance among bacterial and fungal pathogens has reduced the effectiveness of existing antibiotics and antifungal agents, making certain infections increasingly difficult or, in some cases, impossible to treat. This trend increases the risk of disease transmission, severe illness, disability, and mortality. The World Health Organization and other public health bodies have identified AMR as a priority area for new drug development.

From an economic standpoint, the impact of AMR extends beyond healthcare systems and into broader global productivity and trade. It has been estimated that, if left unaddressed, the global economic toll of AMR could reach approximately $3.8 trillion worldwide in lost gross domestic product (GDP) by 2050.5 In the United States alone, treatment of infections caused by six of the most common multidrug-resistant pathogens was estimated to cost over $4.6 billion in 2021.

There is a critical and ongoing need for new antimicrobial therapies that are effective against resistant pathogens. The Bisphosphocin® class of compounds may address this unmet medical need. The commercial opportunity for a new class of antimicrobial agents that possesses a low probability for inducing resistance is tremendous, spanning many types of infections, including skin and soft-tissue infections, urinary tract infections, and pulmonary infections. An agent that can be delivered locally to the site of infection with a low propensity for resistance and with a low risk of producing systemic side effects while delivering the active antimicrobial at a high concentration to the site of the infection is particularly attractive. The Bisphosphocin® class has the potential to provide compounds with these properties, which have to then be confirmed in clinical studies and reviewed and approved by the FDA or other comparable regulatory authorities.

As an example of skin and soft-tissue infections, infections in diabetic foot ulcers represent a high medical need. There are approximately 830 million people worldwide suffering from diabetes,1 with nearly 40 million in the United States alone.2 About one-third of them are estimated to develop a diabetic foot ulcer (DFU) during their lifetime, with 50% of them experiencing infections at least once. The risk of complications is high; 20% of diabetic patients with foot ulcers will require amputations.2 Infections, especially when left untreated, are a critical risk factor for amputations, alongside the presence of conditions like peripheral arterial disease.3 Studies show that about 15% to 20% of iDFU are caused by resistant pathogens, primarily MRSA.4 This underscores the need for rapid and effective treatment in the early stage, including effective elimination of resistant pathogens, to prevent disease progression and potentially devastating complications like amputations. The cost for all DFU related treatments and complications in the United States was estimated at approximately $80 billion in 2018. The Bisphosphocin® class is amenable to formulation as a topical agent, allowing direct application to the site of infection at high concentration without relevant systemic exposure, which needs to be proven in a thorough pharmacokinetic study once the final dose and formulation have been established.

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1        World Health Organization (WHO), Diabetes Fact Sheet (2024), available at https://www.who.int/news-room/fact-sheets/detail/diabetes.

2        American Diabetes Association, Statistics About Diabetes, Diabetes in America: Prevalence, Statistics, and Economic Impact.

3        Armstrong D., et al., Diabetes Care, 1998, 21 (5): 855-859; Oyibo S.O., et al., Diabetes Care, 2001, 24, 84-88; Jia L., et al. PLoS ONE, 2017, 12 (5): 1-15, https://doi.org/10.1371/journal.pone.

4        Zhou et al, The Global Prevalence of Methicillin-Resistant Staphylococcus Aureus in Patients with Diabetic Foot Ulcers: A Systematic Review and Meta-Analysis, Diabetes, Metabolic Syndrome and Obesity, 2024, 17, 563-574.

5        World Bank, Drug-Resistant Infections: A Threat to Our Economic Future (2017), Washington, DC: World Bank (license: Creative Commons Attribution CC BY 3.0 IGO).

Similarly, complicated urinary tract as well as pulmonary infections are of increasing global relevance. Complicated urinary tract infections and especially catheter-associated urinary tract infections (CAUTI) are frequently caused by drug resistant bacteria and bacterial biofilm. There are estimated to be approximately 600,000 CAUTI events per year in the US alone. After the placement of a catheter, the daily incidence of bacteriuria is 3-10% and between 90% and 100% of patients who undergo long-term catheterization develop bacteriuria. The estimated total U.S. cost per year for CAUTI is over $450 million. The Bisphosphocin® class is amenable to formulation as a solution, allowing direct application to the site of infection through the catheter. This local application is expected to achieve high local concentrations in the bladder, and the Company aims to demonstrate that the use of Bisphosphocin® class is safe in this indication and has a comparable broad-spectrum antimicrobial activity in patients, as shown consistently in vitro and nonclinical in vivo models. In addition, the potential activity against the complicating biofilm, which is viewed as the main reason for recurrent infections, will be explored first in non-clinical in vivo models, followed by a clinical trial program for that indication, which then has to be reviewed and approved by the FDA and comparable regulatory authorities.

Pulmonary infections such as community acquired bronchial pneumonia (CABP), hospital acquired bronchial pneumonia (HABP), and ventilator acquired bronchial pneumonia (VABP) are frequently caused by drug resistant bacteria. The cost of treating HAP ranges from $28,000 to $40,000 per patient, while VABP can cost between $40,000 to $60,000 per patient. The annual economic burden of HAP and VAP in the US is estimated to be over $10 billion, driven by prolonged hospital stays, increased ICU admissions, and extensive use of antibiotics and other therapeutic interventions. In addition, patients with cystic fibrosis have recurrent bacterial and fungal lung infections with organisms such as P. aeruginosa and A. fumigatus, and the occurrence of multidrug-resistant strains is a continuing problem. Inhaled delivery to the site of infection is considered optimum, and the Bisphosphocin® class is well-suited to be formulated as an aerosol product. This will allow the company to complete the nonclinical testing of our portfolio compounds, such as Nu-8, Nu-10, and Nu-11, and provided the non-clinical data support its safe use, it is planned to file an IND with the FDA to initiate clinical testing in these pulmonary infections using a nebulizer device.

A detailed commercial assessment for the CAUTI and the pulmonary indication will be performed when the development reaches the milestone of an accepted IND and enters the clinical phase.

Our Competitive Strengths

Most drug discovery and development efforts by other companies in the infectious disease area focus on established classes of antimicrobial agents, which are vulnerable to known mechanisms of resistance. These mechanisms include target modification (e.g., peptidoglycan mutation and vancomycin resistance), direct metabolism of the agent (e.g., beta-lactamases and beta-lactam antibiotics), and efflux pump action (e.g., sdrM efflux pump mutations and fluoroquinolones). In contrast, our new class of antimicrobials, the Bisphosphocin® class, has not shown any such susceptibility to those mechanisms of resistance in established in vitro experiments, including the appropriate controls. In these in vitro experiments designed to induce resistance, the Bisphosphocin® class has maintained its antimicrobial activity while ciprofloxacin, which was used as a control in these experiments, became subject to resistance development. These in vitro studies need to be extended by testing the potential for resistance development in comparison to several other established antibiotics. These tests can only be performed in vitro, and this is also an established way of testing compounds that are already in clinical use. Only once an antimicrobial is approved by the FDA and other comparable regulatory authorities and is clinically used can it be determined if an antimicrobial will become subject to resistance development over time or not. This will require long-term observational studies, post-marketing surveillance, and ongoing and repeated in vitro testing. In all established in vitro and in vivo non-clinical models, the Bisphosphocin® class has consistently demonstrated a broad spectrum of activity, being effective against gram-positive, gram-negative, and multidrug-resistant organisms. Confirmation in clinical studies would constitute a significant difference compared to most of the existing antimicrobial classes that are often selective to specific types of infectious organisms. Lastly, the local application of the Bisphosphocin® class is expected to minimize systemic side effects, which needs to be demonstrated in clinical studies. The local drug application also allows for the use of higher drug concentrations, directly applied to the infection location.

For our lead candidate, Nu-3 gel, we believe that these three key competitive advantages, if confirmed clinically and once reviewed and approved by the FDA and other Health Authorities, will position it to potentially become a competitive and relevant component in the care of infected diabetic foot ulcers (iDFU). The rationale behind this is that, if confirmed clinically, Nu-3 gel would not only exhibit the broad-spectrum activity against all regular pathogens but also against resistant pathogens like MRSA, which are not susceptible to antibiotics that are routinely used today as the Standard of Care (SOC) in patients with mildly infected DFU. The problem with this Standard of Care (SOC) practice is that about 15 – 20 percent of infected DFU also involve resistant pathogens. Until microbial testing results are available, the patients may not be receiving effective antimicrobial treatment if their iDFU is caused or involves, for example, MRSA, which may lead to clinical worsening. Nu-3, provided that the available non-clinical evidence can be confirmed in clinical use, would eliminate the dependence and need to wait for microbiological sampling and test results, and allow for immediate treatment regardless of the bacterial pathogen causing the infection. Furthermore, the existing non-clinical evidence needs to be proven, but if confirmed, it gives reason to assume that there is only a minimal concern about the emergence of resistant organisms, as the compound is designed to rapidly eradicate pathogens without showing any signs of resistance development. These same features may also be applicable to other potential uses of the Bisphosphocin® class, such as in the treatment of urinary tract infections (UTIs) and pulmonary infections.

The Company acknowledges that the results from preclinical studies may not be reproduced in clinical trials and that the outcomes of clinical trials are inherently uncertain.

Differentiating Attributes of the Bisphosphocin® Class

Based on the available non-clinical data, the Bisphosphocin® class possesses three unique attributes that we believe set it apart from other antimicrobial agents. These key differentiating features, if confirmed during clinical trials and in further clinical use, and if approved by the FDA, include:

•        A novel mechanism of action is designed to enable rapid elimination of a broad spectrum of bacteria, including resistant pathogens and biofilms. Additionally, it is expected to address and prevent the common challenge of resistance emergence.

•        Direct administration to the site of infection is designed to target the infection directly.

•        Low systematic exposure is expected to minimize the risk of systemic side effects.

By 2014, the Bisphosphocin® series had undergone extensive non-clinical characterization, with patent protection established and a lead compound advancing to an Investigational New Drug (“IND”) filing for the treatment of iDFU (IND119428). The selection of iDFU as the initial indication was based on the critical medical need and the lack of adequate treatments available.

Development Progress and Pipeline

We are advancing the Bisphosphocin® class of antimicrobial agents through various preclinical and clinical stages, with a focus on treating infections like iDFU, while also exploring additional applications for conditions like UTIs and pulmonary infections. Below is an overview of their key progress and pipeline:

Clinical Development Progress

In 2015, as part of the regulatory requirements for pharmaceuticals that are applied directly to the skin and wounds, a Phase 1 patch (skin sensitization) study with the solution formulation at 2% concentration was performed. The study titled “A 21-DAY REPEAT INSULT PATCH TEST TO EVALUATE THE IRRITATION POTENTIAL OF ONE TEST PRODUCT (Bisphosphocin Nu-3) ON ABRADED AND INTACT SKIN SITES WITH CONTROLS” was performed in 39 healthy volunteers at BioScience Laboratories, Inc. in Montana. One mild adverse event was reported, which was assessed as not drug related (the subject pulled a shoulder muscle). In intact skin, no significant difference in skin sensitization parameters was observed when compared to the positive control. Some minimal nominal increase compared to the negative control was observed in abraded skin.

In 2016 to 2017, an exploratory Phase 1/2a study (titled: “A Phase I/IIa, Randomized Double Blind, Placebo-Controlled, Dose Escalating Study to Evaluate the Safety and Tolerability of Topically Applied Bisphosphocin™ Nu-3 on Infected Diabetic Ulcers of Subjects with Type I or II Diabetes Mellitus” and corresponding NCT02737722) in patients with iDFU using low concentrations (0.1%, 1% and 2%) of a solution formulation was conducted with full data readout in 2018. The results showed a trend of positive antimicrobial response and improved wound healing, particularly with the 2% solution.

This Phase 1/2a exploratory study was designed as a prospective, multicenter, blinded, randomized (with respect to placebo), dose-escalation, twice-daily for 7 consecutive days trial of Nu-3 solution administered topically in subjects with infected diabetic foot ulcers. A total of 30 subjects were enrolled in 3 successive cohorts (8 subjects/active treatment group) and received 0.1%, 1%, or 2% Nu-3 or placebo (6 subjects). The study enrolled patients at three sites: San Francisco, California (Center for Clinical Research); Oldsmar, Florida (Journey Research); and Franklin, Tennessee (Clinical Research Solutions).

On review of the data, some interesting trends were observed. Post-hoc analyses of the median values of the percentage area reduction from baseline showed a decrease in the size of the ulcer in the 2% Nu-3 group, which was more than twice as large as any other group (placebo, 0.1%, and 1% solution), suggesting that a 2% solution had a positive biological effect on infected diabetic foot ulcers. Consistent with this finding, for virtually all other parameters measured, the 2% cohort had a larger positive effect than placebo or the other cohorts, including the global microbiological response to the Nu-3 treatment.

In conclusion, the study drug was well tolerated. Only 1 subject experienced a treatment emergent adverse event (TEAE) during the study, including a serious adverse event (SAE) that resulted in study drug withdrawal. Both the TEAE and SAE were considered unrelated to the study drug.

This encouraging data led to the decision to switch from a solution to a gel formulation, which adheres better to the skin and wound than a solution. A gel keeps the active drug in a wound area (especially at the bottom of the foot, where many of the diabetic foot ulcers are located) for a longer time. The development of a new formulation started in 2018, and plans for the next clinical study with gel formulation and higher concentrations were planned for 2020, but fundraising had to take place first. The advent of the COVID-19 pandemic in 2020 slowed down work with external vendors, especially in India, to complete the testing with the new formulation.

A Phase 2 study in complicated DFU was initiated in March of 2022 but was halted after the FDA requested an additional wound toxicology study in large animals. The large animal study was designed with positive feedback from the FDA and included higher concentrations and a longer treatment period using the gel formulation. The large animal study was completed in early 2023 and established a high no adverse effect level (NOAEL) that supported the use of higher concentrations of the gel for up to two weeks of treatment.

A revised protocol for a full phase 2b clinical program in patients with mildly infected diabetic foot ulcers, comparing two concentrations of the gel formulation (5% and 10%), in two dosing regimens, once-a-day and twice-a-day, with a placebo control and in a double-blinded design, was discussed successfully with the FDA in 2023. More recently, the company has decided to precede that fully blinded trial with a smaller single-blinded label clinical Phase 2a study using the 2%, 5%, and 10% gels, twice a day, to establish an early proof of concept for potential use of Nu-3 gel in the target patient population and to also demonstrate a dose response. This would provide further feedback and affirmation to proceed with a follow-on Phase 2b trial utilizing the originally planned double-blind, placebo-controlled design. Lakewood-Amedex Biotherapeutics Inc. plans to conduct the open label study immediately after receiving the Series C Preferred Shares investment and the subsequent listing on Nasdaq, which is contingent on SEC and Nasdaq approval and the Series C Preferred Shares financing.

Our Current Pipeline for the Bisphosphocin® Class for Additional Indications:

In addition to the lead compound Nu-3 being advanced into a Phase 2a clinical trial, Lakewood-Amedex Biotherapeutics Inc. has a number of chemically distinct compounds that are at the preclinical stage of development and that are being explored for treating different indications. Therapies for local drug delivery have to consider the specific tissue properties to identify the compound with the most favorable benefit/risk balance in the target organs. Of particular relevance is the compound identification and optimization to maintain the best antimicrobial effects without relevant local toxicity. Lakewood-Amedex Biotherapeutics Inc. is envisioning complicated Urinary Tract Infection (cUTI) and pulmonary infections as ideal targets for local drug delivery with a high medical need.

Among the cUTI infections, the large cohort of Catheter Associated UTI (CAUTI) is of particular interest and relevance. Permanent catheters lead to frequent and repeated infections after just two weeks following placement of an indwelling catheter, and the rate reaches almost 100% after a month. Many chronic conditions require the placement of such catheters permanently or intermittently (e.g., patients with Parkinson’s disease, plegic patients following stroke or trauma, bed bound patients in nursing homes), and the catheter itself becomes a venue for instillation of an antimicrobial solution.

Pulmonary infections are among the most frequent bacterial infections, often hospital acquired, which can be treated with local drug delivery at least in an early stage and also prevent progression to more severe disease. Many of these infections involve resistant bacteria such as Klebsiella pneumoniae, against which the Bisphosphocin® class of compounds has been shown to be highly effective in in vitro experiments. The development of a pulmonary indication would need to go hand in hand with aerosol formulation development as well as the development of a delivery device (nebulizer).

For both indications, CAUTI and pulmonary infections, the goal is to move the non-clinical programs forward, conducting further profiling of the portfolio compounds Nu-8, Nu-10, and Nu-11, including the use of applicable animal models, to allow for an IND filing and entering into a first clinical phase 1 pilot study.

Important Information Regarding Recent Financing Activities

We will enter into a securities purchase agreement with accredited investors in connection with the listing of our Common Shares covered by this registration statement, pursuant to which we would sell, in a private placement, an aggregate of 937,500 shares of Series C Preferred Stock at a price of $10,00 per share, subject to a 20% discount. The material terms of the securities purchase agreement have been finalized. In accordance with such agreement, we will amend our notice of articles and articles to create a new class of Series C Preferred Stock, with an unlimited number of shares, with the following terms.

The Series C Preferred Stock will have a stated value of $10.00 per share and will be convertible into Common Stock in an amount determined by the stated value divided by the conversion price.

The conversion price will be equal to the lower of (i) $10.00 (the “Fixed Price”), or (ii) 80% of the average of the closing sale price of the Common Stock for the five consecutive trading days immediately preceding the conversion date or other date of determination (the “Variable Price”), but which Variable Price will not be lower than the floor price of $1.00 (the “Floor Price”). The conversion price will be subject to certain adjustments, including if we sell Common Stock at a price lower than the Fixed Price, and in the event of stock splits, stock dividends, and similar transactions (provided that the Fixed Price will not exceed $10.00 and the Floor Price will not exceed $1.00). The Series C Preferred Stock cannot be converted to Common Stock to the extent such conversion would cause the holder to beneficially own more than 4.99% of our outstanding Common Stock.

Holders of Series C Preferred Stock will be entitled to receive, when, as and if declared by the Board of Directors, out of funds of the Company legally available therefor, monthly dividends, at the rate of $0.96 per share per year, or 9.6% of the Fixed Price of $10.00 per share, which dividends will be cumulative, and payable in cash or in kind, commencing six months after the date that the Common Stock commence trading on Nasdaq.

In the event of any liquidation of the Company or any Deemed Liquidation Event (as defined in the articles), holders of Series C Preferred Stock will be entitled to an amount per share equal to the greater of (a) the stated value; or (b) such amount per share as would have been payable had all Series C Preferred Stock been converted into Common Stock immediately prior to such event, prior to any payment with respect to the Common Stock.

We will enter to enter into a registration rights agreement with the investors, pursuant to which we have finalized the material terms and would agree to file a registration statement for the resale of the Common Stock issuable upon conversion of the Series C Preferred Stock within 10 days of our Common Stock being listed on Nasdaq.

The charts below set forth the ownership percentages of our Common Stock after the effective date of this offering and immediately prior to the effective date of the Series C preferred Stock offering, assuming that (i) all Series C Preferred Stock is converted at the described conversion prices, and (ii) the Company does not issue any other Common Stock. If the actual facts are different from these assumptions (which they are likely to be), the percentage ownership retained by the stockholder groups below will be different.

Assuming a market price of $10.00 per share and a $8.00 conversion price of the Series C Preferred Stock:

	Number of Beneficially Owned Shares(a)%
5% owners (excluding shares held by Executive Officers and Directors)	8,192,943	49.77%
Executive Officers and Directors	1,255,935	7.63%
Series C Preferred Stock Investors(b)	1,171,875	7.12%
Other Shareholders	5,841,056	35.48%
Total Beneficially Owned Stock(a)	16,461,809	—

Assuming market price of $1.00 per share and a $1.00 conversion price of the Series C Preferred Stock:

	Number of Common Shares	%
5% owners (excluding shares held by Executive Officers and Directors)	8,192,943	33.22%
Executive Officers and Directors	1,255,935	5.09%
Series C Preferred Stock Investors(b)	9,375,000	38.01%
Other Shareholders	5,841,056	23.68%
Total Beneficially Owned Stock(a)	24,664,934	—

____________

(a)      Includes final Beneficially Owned Shares based on a registration date of January 5, 2026 and includes (1) the conversion of the Series A Preferred Stock and Series B Preferred Stock Shares to Common Shares with a ratio of 5.92 to 1, (2) the distribution of the Series B accumulated dividends, (3) the distribution of the Bridge Fund shares and the accumulated interest, (4) all vested options and warrants, and (5) excludes unvested options and warrants.

(b)      The number of Series C Preferred shares is based on a 20% discount to the $10.00 per share price for a total investment return of $9.375 million, which is the original financing amount of $7.5 million, subject to a 20% OID.

Implications of Being an Emerging Growth Company and a Smaller Reporting Company

As a company with less than $1.235 billion of revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. We may remain an emerging growth company for up to five years from the date of the closing of our public offering, or until such earlier time as we have more than $1.235 billion in annual revenue, the market value of our stock held by non-affiliates is more than $700 million as of the final day of our second fiscal quarter, in which case we would cease to be an “emerging growth company” as of the following final day of our fiscal year, or we issue more than $1 billion of non-convertible debt over a three-year period.

For so long as we remain an emerging growth company, we are permitted and intend to rely on certain exemptions from various public company reporting requirements, including not being required to include an attestation report on internal control over financial reporting issued by our independent registered public accounting firm pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and any golden parachute payments not previously approved. In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This provision allows an emerging growth company to delay the adoption of some accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of this extended transition period under the JOBS Act. As a result, our operating results and financial statements may not be comparable to the operating results and financial statements of other companies that have adopted the new or revised accounting standards.

We are also a “smaller reporting company,” meaning that the market value of our stock held by non-affiliates is less than $700 million, and our annual revenue was less than $100 million during our most recently completed fiscal year. We may continue to be a smaller reporting company if either (i) the market value of our stock held by non-affiliates is less than $250 million measured on the last business day of our second fiscal quarter or (ii) our annual revenue is less than $100 million during the most recently completed fiscal year and the market value of our stock held by non-affiliates is less than $700 million measured on the last business day of our second fiscal quarter. If we are a smaller reporting company at the time we cease to be an emerging growth company, we may continue to rely on exemptions from certain disclosure requirements that are available to smaller reporting companies. For so long as we remain a smaller reporting company, we are permitted and intend to rely on exemptions from certain disclosure and other requirements that are applicable to other public companies that are not smaller reporting companies, such as providing only two years of audited financial statements.

Summary of Risk Factors

Below is a summary of material factors that make an investment in our securities speculative or risky. This summary may not address all of the risks and uncertainties that we face. Additional discussion of the risks and uncertainties summarized in this risk factor summary, as well as other risks and uncertainties that we face, can be found under the section titled “Risk Factors” in this prospectus. The summary below is qualified in its entirety by that more complete discussion of such risks and uncertainties. You should carefully consider the risks and uncertainties described under the section titled “Risk Factors” as part of your evaluation of an investment in our securities:

•        The successful development of biopharmaceutical products is highly uncertain, and our current product candidates have not been approved for commercial sale. We may encounter substantial delays in completing, or ultimately be unable to complete, the development and commercialization of our product candidates.

•        The regulatory approval processes of the FDA, the EMA, and other comparable foreign regulatory authorities are lengthy, time consuming, and unpredictable, and the outcome of preclinical studies or early clinical trials may not predict the success of later trials, and the results may not meet the requirements of the FDA, the EMA, or other regulatory authorities. In addition, our current or future product candidates may cause adverse events, toxicities, or undesirable side effects, which could hinder regulatory approval, market acceptance, or commercial potential.

•        Even if approved, our product candidates may not achieve adequate market acceptance among physicians, patients, healthcare payors, and others in the medical community necessary for commercial success. The sizes of the markets for our product candidates are estimates, and these markets may be smaller than estimated. In addition, we may face significant competition, and if our competitors develop superior, safer, or more cost-effective products, our commercial opportunities could be negatively impacted.

•        We rely, and expect to continue to rely, on third parties for preclinical studies, clinical trials, and manufacturing. If these third parties fail to fulfill their duties, comply with applicable regulations, or meet expected deadlines, it could delay regulatory approval or commercialization of our product candidates, harming our business.

•        Complexities in manufacturing and supply, or changes in manufacturing methods of our anti-infective and anti-microbial products, could increase costs or delay clinical trials and commercial availability.

•        Our relationships with healthcare professionals, clinical investigators, CROs, and third-party payors may be subject to healthcare fraud and abuse laws, exposing us to criminal sanctions, civil penalties, damages, exclusion from government programs, reputational harm, and financial losses. Misconduct or regulatory noncompliance by employees or third parties, including independent contractors such as contract research organizations (“CROs”), could adversely affect our business.

•        Our long-term prospects depend in part on the successful discovery and development of additional product candidates, which may fail or be delayed in development, adversely affecting their commercial viability. We may allocate our limited resources to a specific product candidate or indication and miss opportunities to pursue others that could be more profitable or more likely to succeed.

•        We may develop our current and future product candidates in combination with other therapies, which exposes us to additional risks, and certain of our product candidates are regulated as combination products.

•        If we decide to establish additional collaborations but are not able to establish those collaborations on commercially reasonable terms, we may have to alter our development and commercialization plans.

•        The FDA, the EMA, and other comparable foreign regulatory authorities may not accept data from trials conducted in locations outside of their jurisdiction. Obtaining and maintaining regulatory approval of our product candidates in one jurisdiction does not mean that we will be successful in obtaining regulatory approval of our product candidates in other jurisdictions.

•        The FDA and other regulatory agencies enforce laws and regulations prohibiting the promotion of off-label uses, and we may face difficulties from changes to current regulations and future legislation.

•        If we fail to comply with environmental, health, and safety laws and regulations, we could become subject to fines or penalties or incur costs that could have a material adverse effect on our business.

•        We have never commercialized anti-infective pharmaceuticals before and may lack the necessary expertise, personnel, and resources to successfully commercialize any product candidates. In addition, any product candidates we develop may become subject to unfavorable third-party coverage and reimbursement practices, as well as pricing regulations

•        Our business entails a significant risk of product liability, and if we are unable to obtain sufficient insurance coverage, such inability could have an adverse effect on our business and financial condition.

•        Our success depends on our ability to protect our intellectual property and our proprietary technologies. Patent terms may not provide sufficient protection for our competitive position on product candidates, and if we do not obtain patent term extension for our product candidates, our business may be materially harmed.

•        Intellectual property disputes, including derivation proceedings and litigation, may result in loss of rights, require us to seek licenses from third parties, or lead to reputational harm that could harm our business and stock price.

•        We may not identify relevant third-party patents or may misinterpret their relevance, scope, or expiration, which might adversely affect our ability to develop and market our product candidates, or we may be subject to claims that our employees, consultants, or independent contractors have wrongfully used or disclosed confidential information of third parties.

•        Some of our future intellectual property may result from government-funded programs and therefore be subject to federal regulations, including reporting requirements and U.S. manufacturing preferences. These obligations could limit our exclusive rights and restrict our ability to engage non-U.S. manufacturers.

•        We may not be able to protect our intellectual property rights throughout the world, and if our trademarks and trade names are not adequately protected, then we may not be able to build name recognition in our markets of interest, and our business may be adversely affected.

•        We may need to raise additional capital, which may not be available on favorable terms, if at all, potentially causing dilution to stockholders, restricting our operations, or adversely affecting our business.

•        We will incur increased costs as a result of operating as a public company, and our management will be required to devote substantial time to new compliance initiatives. We will be subject to financial reporting and other requirements for which our systems and resources may not be adequately prepared.

•        The direct listing process differs from an initial public offering underwritten on a firm commitment basis, and our shares of common stock currently have no public market. An active trading market may not develop or continue to be liquid, and the market price of shares of our common stock may be volatile.

•        Following the initial public offering, there can be no assurance that the Company will be able to comply with the continued listing standards of Nasdaq. If we cannot meet the continued listing requirements of Nasdaq, Nasdaq may delist our securities.

•        Reports published by analysts, including projections in those reports that differ from our actual results, could adversely affect the price and trading volume of our common stock.

•        You may be diluted by future issuances of preferred stock or additional common stock in connection with our incentive plans, acquisitions, or otherwise; future sales of such shares in the public market, or the expectations that such sales may occur, could lower our stock price.

•        Our internal computer systems, or those of our CROs, manufacturers, contractors, consultants, collaborators, or potential collaborators, may fail or experience security or data privacy breaches. Such incidents could lead to increased costs, revenue loss, significant liabilities, reputational harm, and material operational disruptions.

•        Our operations are vulnerable to disruptions from fire, severe weather, power outages, telecommunications failures, terrorist acts, and other uncontrollable events, which could negatively impact our business.

Corporate Information

Our corporate address is 8031 Cooper Creek Blvd., Unit 103, University Park, Florida 34201, and our telephone number is (941) 225-2515. Our website can be found at lakewoodamedex.com. The information contained on our website is not a part of this prospectus, nor is such content incorporated by reference herein, and should not be relied upon in determining whether to make an investment in our shares of common stock.

SUMMARY HISTORICAL FINANCIAL AND OTHER DATA

The following tables set forth our summary of historical financial data for the three and nine months ended September 30, 2025 and 2024, and as of September 30, 2025 and December 31, 2024.

The summary statements of operations data for the three and nine months ended September 30, 2025 and 2024 are derived from our reviewed financial statements and notes that are included elsewhere in this prospectus.

We have prepared the audited financial statements in accordance with the U.S. generally accepted accounting principles (“GAAP”). Our historical results are not necessarily indicative of our results in any future period. Results from our interim period may not necessarily be indicative of the entire year’s results.

Statement of Operations

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2025	2024	2025	2024
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Statement of Operations Data:
Revenue	$—	$—	$—	$—
Operating expenses:
Research and development	752,931	540,948	1,069,536	1,670,772
General and administrative	1,126,227	370,558	1,987,298	1,488,730
Depreciation	1,159	1,407	3,476	5,142
Total operating expenses	1,880,317	912,913	3,060,310	3,164,644
Loss from operations	(1,880,317)	(912,913)	(3,060,310)	(3,164,644)
Other income (expense):
Interest income	10,966	19,959	20,664	134,959
Realized loss on investment	—	(722)	—	(722)
Loss on fraud incident	—	(1,042,459)	—	(1,042,459)
Interest expense	(37,808)	—	(63,073)	(5,000)
Other income	—	—	—	77,000
Total other income (expense), net	(26,842)	(1,023,222)	(42,409)	(836,222)
Net loss	$(1,907,159)	$(1,936,135)	$(3,102,719)	$(4,000,866)
	For the Nine Months Ended September 30,
	2025	2024
	(Unaudited)	(Unaudited)
Statement of Cash Flows Data:
Cash Flows From Operating Activities	$(1,522,688)	$(4,985,110)
Cash Flows From Investing Activities	—	3,083,664
Cash Flows From Financing Activities	1,500,000	(50,000)
Cash, End of Period	658,410	578,309
	As of September 30, 2025	As of December 31, 2024
	(Unaudited)
Balance Sheet Data:
Total assets	$985,118	$1,070,581
Total liabilities	2,251,434	660,970
Total stockholders’ equity (deficit)	(1,266,316)	409,611

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the following risks and all of the other information contained in this prospectus before deciding whether to invest in our common stock. If any of the following risks are realized, our business, financial condition, and results of operations could be materially and adversely affected. In that event, the trading price of our common stock could decline, and you could lose all or part of your investment in our common stock. Additional risks of which we are not presently aware, or that we currently believe are immaterial, may also harm our business and results of operations. Some statements in this prospectus, including such statements in the following risk factors, constitute forward-looking statements. See the section entitled “Cautionary Note Regarding Forward-Looking Statements.”

The successful development of biopharmaceutical products is highly uncertain.

Successful development of biopharmaceutical products is highly uncertain and depends on numerous factors, many of which are beyond our control. Product candidates that appear promising in the early phases of development may fail to reach the market due to clinical trial results showing insufficient efficacy (e.g., failure to meet primary or key secondary endpoints) or unacceptable safety or tolerability profiles. Development may also be delayed or halted due to failure to obtain regulatory approvals or delays caused by slow enrollment, high dropout rates, lengthy timeframes to achieve endpoints, extended data analysis, additional FDA data requests, or manufacturing or safety issues. Preclinical results may reveal harmful side effects or inadequate efficacy, and post-marketing requirements or competing proprietary technologies may also hinder commercialization.

Even if we are successful in obtaining marketing approval, commercial success of approved products may also depend in large part on the availability of coverage and adequate reimbursement from third-party payors, including government payors such as the Medicare and Medicaid programs and managed care organizations in the United States or country-specific governmental organizations in foreign countries, which may be affected by existing and future healthcare reform measures designed to reduce the cost of healthcare. Third-party payors could require us to conduct additional studies, including post-marketing studies related to the cost effectiveness of an approved product, to qualify for reimbursement, which could be costly and divert our resources. If government and other healthcare payors were to not provide coverage and adequate reimbursement for our products once approved, market acceptance and commercial success may be reduced. In addition, if any of our product candidates receive marketing approval, we will be subject to significant regulatory obligations regarding the submission of safety and other post-marketing information and reports and registration and will need to continue to comply (or ensure that any third-party providers comply) with current good manufacturing practices, good clinical practices, or good clinical practices for any clinical trials that we conduct post-approval. In addition, there is always the risk that we, a regulatory authority, or a third party might identify previously unknown problems with a product post-approval, such as adverse events of unanticipated severity or frequency. Compliance with these requirements is costly, and any failure to comply or other issues with our product candidates post-approval could adversely affect our business, financial condition, and results of operations.

We have a limited operating history, and none of our current product candidates have been approved for commercial sale, which may make it difficult for you to evaluate our current business and predict our future success.

Biopharmaceutical product development is a highly speculative undertaking and involves a substantial degree of risk. We are at the clinical stage for the development of an anti-infective pharmaceutical company with a limited operating history upon which you can evaluate our business and prospects. None of our current product candidates is approved for commercial sale, and we have not generated any revenue from them. To date, we have primarily focused our resources on company formation, business planning, partnerships, capital raising, R&D, securing intellectual property, and conducting preclinical and clinical studies. As a result, it may be more difficult for you to accurately predict our future success or viability. In addition, we may encounter unforeseen expenses, difficulties, complications, delays, and other known and unknown factors frequently experienced by clinical-stage biopharmaceutical companies. We may also need to transition from a company with a research focus to a company capable of supporting commercial activities. If we do not adequately address these risks or successfully make such a transition, our business will suffer.

We will need to raise additional capital, which may not be available on favorable terms, if at all, potentially causing dilution to stockholders, restricting our operations, or adversely affecting our business.

Developing biopharmaceutical products is a time-consuming, expensive, and uncertain process that takes years to complete. Our operations have required substantial cash since inception, and we expect expenses to increase as we advance clinical trials and seek regulatory approvals for our current and future product candidates. Even if one or more of our product candidates are approved for commercial sale, we anticipate incurring significant costs associated with commercializing any approved product candidate. Expenses may exceed expectations if regulatory authorities such as the FDA or EMA require additional studies beyond our current plans. Other unforeseen costs may also arise. Given the uncertainty in trial design and outcomes, we cannot accurately estimate the total funding needed to complete development and commercialization. Accordingly, we will need to obtain substantial additional funding in order to maintain our continuing operations.

Our estimate as to how long our existing capital will fund our operations is based on assumptions that may prove to be wrong, and we could use our available capital resources sooner than we currently expect. Changing circumstances, including factors beyond our control, could lead us to use capital more quickly than anticipated, requiring us to seek additional funding earlier than planned. Our future funding requirements will depend on many factors, including, but not limited to the following: the initiation, progress, timing, cost, and outcomes of clinical trials and preclinical studies; the advancement of our pipeline and research programs; manufacturing costs, including scale-up activities; potential program expansions for new indications; regulatory requirements and their timing and cost; expenses related to intellectual property protection; competitive developments; licensing, royalty, and milestone payments; general operating expenses; costs to establish sales, marketing, and distribution infrastructure for any approved products; and the ongoing expenses of operating as a public company.

Advancing the development of our product candidates will require a significant amount of capital. In order to fund all of the activities that are necessary to complete the development of our product candidates, we will be required to obtain further funding through equity offerings, debt financings, collaborations and licensing arrangements, or other sources, which may dilute our stockholders or restrict our operating activities. Adequate additional funding may not be available to us on acceptable terms, or at all. Our failure to raise capital would have a negative impact on our financial condition and our ability to pursue our business strategy, and we may have to delay, reduce the scope of, suspend or eliminate one or more of our research-stage programs, clinical trials or future commercialization efforts, grant rights to develop and market product candidates that we would otherwise prefer to develop and market ourselves, obtain funds through arrangement with collaborators on terms unfavorable to us or pursue merger or acquisition strategies, all of which could adversely affect the holdings or the rights of our stockholders.

In addition, we may seek additional capital through equity, debt financing, or strategic collaborations, even if current funds appear sufficient. This may include up-front or milestone payments from strategic collaborations. To the extent that we raise additional capital through the sale of equity or convertible debt securities, your ownership interest will be diluted, and the terms may include liquidation or other preferences and anti-dilution protections that adversely affect your rights as a stockholder. Such financing may also result in the imposition of debt covenants, increased fixed payment obligations, or other restrictions that may adversely affect our ability to conduct our business. If we raise additional funds through collaborations, strategic alliances, or marketing, distribution, or licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies, future revenue streams, research programs, or product candidates, or grant licenses on terms that are not favorable to us.

Risks Related to Development, Regulatory Approval, and Commercialization

The regulatory approval processes of the FDA, the EMA, and other comparable foreign regulatory authorities are lengthy, time consuming, and unpredictable. If we are ultimately unable to obtain regulatory approval for our product candidates, we will be unable to generate product revenue, and our business will be substantially harmed.

Our product candidates are subject to extensive government regulation throughout all stages of development, including research, testing, manufacturing, safety, efficacy, approval, labeling, marketing, and distribution. Rigorous preclinical studies and clinical trials, and an extensive regulatory approval process must be successfully completed in the United States and in many foreign jurisdictions before a new drug can be marketed. We are not permitted to commercialize any product candidate in the United States without obtaining marketing approval from the FDA. Foreign regulatory authorities, such as the EMA, impose similar requirements. Obtaining such approvals is unpredictable, often takes years after clinical trials begin, and depends on factors such as the type, complexity, and novelty of the product. In addition, approval policies, regulations, or the type and amount of clinical data necessary to gain approval may change during product development and may vary among jurisdictions, potentially delaying or preventing approval. Regulatory authorities have substantial discretion in the approval process and may refuse to accept any application or may decide that our data is insufficient for approval and require additional preclinical, clinical, or other data. Even if we eventually complete clinical testing and receive approval, our product candidates may be limited to narrower uses than requested. We cannot provide any assurance that any product candidate we may develop will progress through required clinical testing and obtain the regulatory approvals necessary for us to begin selling them. We have not yet submitted or obtained approval for any product candidate, and it is possible that none of our current or future candidates will ever be approved.

Further, the development of our product candidates and/or regulatory approval may be delayed for reasons beyond our control. Regulatory applications could be denied for many reasons, including the following:

•        Regulatory authorities such as the FDA or EMA may disagree with our clinical trial design, execution, or results, or may conclude that our product candidates are unsafe, only moderately effective, or have side effects or toxicities that prevent approval or limit commercial use;

•        Trial populations may not be sufficiently broad or representative enough to support approval;

•        Regulatory authorities may disagree with our interpretation of data from preclinical or clinical studies;

•        Data from our clinical trials may be insufficient to support the submission of a New Drug Application, or NDA, or other regulatory submission for approval in the U.S. or other regions;

•        We may be unable to show regulatory authorities that a product candidate’s risk-benefit ratio is acceptable for its intended use;

•        Regulatory authorities may not approve our manufacturing processes, testing procedures, specifications, or facilities, including those of third-party manufacturers for clinical and commercial supplies; and

•        Changes in regulatory policies or regulations may render our clinical data insufficient for approval.

The lengthy and unpredictable approval process, along with the uncertainty of clinical trial results, may prevent us from obtaining regulatory approval for any product candidates, significantly harming our business and prospects. Additionally, changes in regulatory policies or new regulations could delay approval of our future candidates, impose additional compliance requirements, or restrict our ability to maintain marketing authorizations.

We may encounter substantial delays in completing, or ultimately be unable to complete, the development and commercialization of our product candidates.

Before we can obtain marketing approval from the FDA, EMA, or other foreign regulators, we must complete preclinical studies and extensive clinical trials to demonstrate safety and efficacy. Clinical testing is expensive, difficult to design and implement, time-consuming, and its ultimate outcome is uncertain. A failure of one or more clinical trials can occur at any stage of the process, and results from preclinical or early-stage trials may not predict success in later phases. Clinical trials can be delayed for a variety of reasons, including delays related to:

•        Disagreements with regulatory authorities (e.g., FDA, EMA) over trial design or implementation;

•        Delays in securing regulatory approval or agreement on trial design;

•        Delays in finalizing agreements with CROs or clinical trial sites due to complex or varying terms;

•        Obtaining approval from one or more independent institutional review boards, or IRBs;

•        Delays in enrollment due to travel or quarantine policies, or other uncontrollable events;

•        Changes to clinical trial protocol;

•        Clinical sites deviating from trial protocol or dropping out of a trial;

•        Delays in manufacturing sufficient quantities of a product candidate or obtaining enough combination therapies for clinical trial use;

•        Subjects not enrolling, dropping out, or failing to return for post-treatment follow-up at expected rates;

•        Lack of adequate funding to continue the clinical trial;

•        Subjects experiencing severe or unexpected drug-related adverse effects;

•        A drug safety management board or DSMB may recommend protocol changes or early termination;

•        Occurrence of serious adverse events in trials of the same class of agents conducted by other companies;

•        Selection of clinical endpoints requiring extended observation or data analysis;

•        A manufacturing facility being ordered to shut down by regulatory authorities due to cGMP violations, or issues like infections or cross-contamination;

•        Third-party clinical investigators losing necessary licenses or failing to conduct trials on schedule or in compliance with protocols, GCP, or regulatory requirements;

•        Third-party contractors not performing data collection or analysis in a timely or accurate manner; and

•        Third-party contractors being debarred or penalized by regulatory authorities, requiring us to find substitutes and potentially invalidating their data for marketing applications;

Conducting clinical trials in foreign countries, as we may do for our product candidates, presents additional risks that may delay completion of our clinical trials. These risks include the failure of enrolled patients in foreign countries to adhere to clinical protocol as a result of differences in healthcare services or cultural customs, managing additional administrative burdens associated with foreign regulatory schemes, as well as political and economic risks relevant to such foreign countries.

Additionally, if the results of our clinical trials are inconclusive or if safety concerns or serious adverse events arise, we may face delays in obtaining marketing approval, receive approval for narrower indications or patient populations than desired, or face approval with significant restrictions, safety warnings, or additional post-marketing testing. We could also be required to include warnings or contraindications on labeling, face legal action, or suffer damage to our reputation. Delays in testing or obtaining marketing approvals will increase our development costs. We cannot predict if our preclinical studies or clinical trials will start as planned, be restructured, or be completed on schedule. Any delays or termination of trials will push back NDA submissions to the FDA or similar regulatory authorities, hindering our ability to commercialize and generate revenue. Even if trials are completed on time, we cannot guarantee the results will support our claims of differentiation, effectiveness, or safety. The FDA has broad discretion and may disagree that our data support our proposed claims.

Moreover, principal investigators for our clinical trials may serve as scientific advisors or consultants to us and receive compensation in connection with such services. Under certain circumstances, we may need to report these relationships to regulatory authorities like the FDA or EMA. If authorities determine that a financial relationship creates a conflict of interest, they may question the integrity of the data and jeopardize the trial’s validity. This could result in delays, rejection, or denial of marketing approval for our product candidates.

Delays or termination of our clinical trials would harm the commercial prospects of our product candidates and delay our ability to generate revenue. These delays would also increase costs, slow development and approval, and jeopardize our ability to start product sales. In addition, many of the factors that cause, or lead to, termination or suspension of, or a delay in the commencement or completion of, factors leading to trial delays or termination could result in regulatory approval denial of a product candidate. Such delays may reduce the period of exclusivity for commercialization, allowing competitors to bring similar products to market first, further harming the commercial viability of our product candidates and our business.

The outcome of preclinical studies or early clinical trials may not predict the success of later trials, and the results may not meet the requirements of the FDA, the EMA, or other regulatory authorities.

Positive results from preclinical studies and early clinical trials do not mean that future clinical trials will be successful. Failure can occur at any time during the clinical trial process. We do not know whether any of our product candidates will perform in current or future clinical trials as they have performed in preclinical studies and early clinical trials. Product candidates in later-stage clinical trials may fail to demonstrate sufficient safety and efficacy to the satisfaction of the FDA, the EMA, and other comparable foreign regulatory authorities despite having progressed through preclinical studies and early-stage clinical trials.

In some instances, there can be significant variability in safety and efficacy results between different clinical trials of the same product candidate due to numerous factors, including changes in trial protocols, differences in size and type of the patient populations, differences in adherence to the dosing regimen and other trial protocols, and the rate of dropout among clinical trial participants. Patients treated with our product candidates may also be undergoing surgical, radiation, and chemotherapy treatments and may be using other approved products or investigational new drugs, which can cause side effects or adverse events that are unrelated to our product candidate. As a result, assessments of efficacy can vary widely for a particular patient, and from patient to patient and site to site within a clinical trial. This subjectivity can increase the uncertainty of, and adversely impact, our clinical trial outcomes. We do not know whether any clinical trials we may conduct will demonstrate consistent or adequate efficacy and safety sufficient to obtain marketing approval to market our product candidates. Most product candidates that begin clinical trials are never approved by regulatory authorities for commercialization.

Additionally, some of our planned clinical trials may utilize an “open-label” or “single-blinded” trial design. An “open-label” clinical trial is one where both the patient and investigator know whether the patient is receiving either the investigational product candidate or an existing approved pharmaceutical or placebo. In a single-blinded trial, the patient does not know which dose is applied. Most typically, open-label as well as single-blinded clinical trials test only the investigational product candidate and sometimes may do so at different dose levels. Both open-label and single-blinded clinical trials are subject to various limitations that may exaggerate any therapeutic effect, as patients in open-label clinical trials are aware when they are receiving treatment. Open-label clinical trials may be subject to a “patient bias” where patients perceive their symptoms to have improved merely due to their awareness of receiving an experimental treatment. In addition, open-label clinical trials may be subject to an “investigator bias” where those assessing and reviewing the physiological outcomes of the clinical trials are aware of which patients have received treatment and may interpret the information of the treated group more favorably, given this knowledge. The results from an open-label trial may not be predictive of future clinical trial results with any of our product candidates, for which we include an open-label clinical trial when studied in a controlled environment with a placebo or active control.

In a single-blinded clinical trial, the investigator is aware of the type of treatment and dosing. These designs are vulnerable to an “investigator bias” in which beliefs and expectations of the investigator can influence the interpretation of observations and hence falsely influence a trial outcome. In addition, the investigator’s knowledge of the treatment and the respective beliefs and expectations may carry over to the patients and influence the true perception of, for example, adverse events.

Moreover, preclinical and clinical data are often susceptible to varying interpretations, and many companies with positive trial results have still failed to obtain regulatory approval. We cannot guarantee that the FDA, the EMA, or other regulatory authorities will interpret our results favorably, and additional trials may be required. This is particularly true for clinical trials in rare diseases, where the small patient population makes traditional trials challenging and regulatory flexibility is often needed. If the results do not meet regulatory standards, we may need to conduct more trials, which could require significant resources. Even if approval is granted, the terms may limit the scope of use and commercial potential. Additionally, changes in regulatory policies could render our clinical data insufficient, delaying or denying approval.

Interim, topline, and preliminary data from our clinical trials may change as more patient data becomes available and undergoes audit and verification, potentially leading to material changes in the final results.

We may periodically disclose interim, preliminary, or topline data from our preclinical studies or clinical trials based on the available data at the time. However, these results are subject to change following further analysis, and the final data could differ significantly due to additional data review, assumptions, or verification. As such, interim and preliminary results should be viewed with caution until final data is available. Differences between preliminary and final data may impact our business prospects. Moreover, regulatory agencies or others may not agree with our assumptions, calculations, or conclusions, which could affect the program’s value, approval, or commercialization. The information we disclose may not always align with what others consider material, and if preliminary data diverges from actual results or regulatory interpretation, our ability to obtain approval and commercialize our product candidates could be jeopardized, impacting our business, results, and prospects.

Our current or future product candidates may cause adverse events, toxicities, or undesirable side effects, either alone or in combination with other drugs. These issues could hinder regulatory approval, market acceptance, and commercial potential, or lead to significant negative consequences.

As with most biopharmaceuticals, our product candidates may cause side effects or adverse events. If clinical trial results reveal unacceptable severity or prevalence of these side effects, we may need to delay or halt trials, face a restrictive label, or experience delays or denials of regulatory approval. Adverse events could also affect patient recruitment, retention, or lead to product liability claims, which could harm our business and prospects. If our product candidates show undesirable side effects or unexpected characteristics, we may need to limit their development to specific populations or conditions where the risks are more acceptable. Adverse side effects may also impact the recruitment and retention of patients and could lead to trial termination or abandonment. Any of these occurrences may prevent us from achieving or maintaining market acceptance of the affected product candidate and may harm our business, financial condition, and prospects significantly.

If significant adverse events or other side effects are observed in any of our current or future clinical trials, we may have difficulty recruiting patients to the clinical trials, patients may drop out of our trials, or we may be required to abandon the trials or our development efforts of that product candidate altogether. Even if a product candidate is approved, the emergence of new side effects could lead to serious regulatory consequences. These include adoption of a Risk Evaluation and Mitigation Strategy (REMS), additional labeling requirements, restricted access, post-marketing studies, or even market withdrawal. We could also face penalties, lawsuits, or reputational damage. Any of these outcomes could limit commercial potential, reduce product usage, and prevent us from achieving or maintaining market acceptance. Any of these events could diminish the usage or otherwise limit the commercial success of our product candidates and prevent us from achieving or maintaining market acceptance of the affected product candidate, if approved by applicable regulatory authorities.

Even if approved, our product candidates may not achieve adequate market acceptance among physicians, patients, healthcare payors, and others in the medical community necessary for commercial success.

Even if our product candidates receive regulatory approval, they may not achieve adequate market acceptance among physicians, patients, healthcare payors, or others in the medical community. Market acceptance will depend on various factors, including: demonstrated efficacy and safety relative to existing treatments; timing of launch versus competing products; approved indications; any restrictions such as boxed warnings, contraindications, or REMS not required of alternatives; perceived advantages over current therapies; cost and pricing relative to alternatives; coverage and reimbursement by payors; ease of administration; willingness of patients and physicians to adopt new treatments; the effectiveness of our marketing efforts; public perception and media coverage; and the emergence of new competing therapies. If any of our product candidates is approved but does not achieve an adequate level of acceptance, we may not generate sufficient revenue from that product candidate, and our financial results could be negatively impacted.

Refrigerated product candidates require specific storage, handling, and administration at the clinical sites.

Our products may require refrigeration or need to be stored at low temperatures in specialized refrigerated containers until immediately prior to use. The handling, warming, and administration of the antimicrobial product would need to be performed according to specific instructions. Failure to properly store, prepare, or administer them according to instructions could compromise their safety or efficacy.

We may develop our current and future product candidates in combination with other therapies, which exposes us to additional risks, and certain of our product candidates are regulated as combination products.

We may develop our current and future product candidates in combination with one or more other approved or unapproved therapies. We may also develop certain product candidates as biologic/drug combination products. These combination approaches may require additional development time and regulatory coordination, particularly within the

FDA and comparable foreign agencies. Although the FDA and similar foreign regulatory agencies have systems in place for the review of combination products, we may experience delays in the development and commercialization of our product candidates due to regulatory timing constraints and uncertainties in the approval process.

In addition, even if any product candidate were to receive marketing approval or be commercialized for use in combination, we would continue to face risks that the FDA, the EMA, or comparable foreign regulatory authorities could revoke approval of the therapy used in combination with our product or that safety, efficacy, manufacturing or supply issues could arise with any of those existing therapies. Changes in the standard of care may also require us to conduct additional trials. The occurrence of any of these risks could result in our own product candidates, if approved, being removed from the market or being less successful commercially.

We will not be able to market and sell our product candidates that we develop in combination with an unapproved therapy for a combination indication if that unapproved therapy does not ultimately obtain marketing approval either alone or in combination with our product candidate. Unapproved therapies face the same risks described with respect to our product candidates currently in development and clinical trials, including the potential for serious adverse effects, delay in their clinical trials, and lack of FDA approval. If these therapies are not approved or later face regulatory issues, we may be unable to obtain approval or commercialize our combination products.

We may allocate our limited resources to a specific product candidate or indication and miss opportunities to pursue others that could be more profitable or more likely to succeed.

Because we have limited financial and managerial resources, we focus on research programs, therapeutic platforms, and product candidates that we identify for specific indications. As a result, we may forego or delay the pursuit of opportunities with other therapeutic platforms or product candidates or for other indications that later prove to have greater commercial potential or a greater likelihood of success. Our resource allocation decisions may cause us to fail to capitalize on viable commercial products or profitable market opportunities. Our spending on current and future research and development programs, therapeutic platforms, and product candidates for specific indications may not yield any commercially viable products. If we do not accurately evaluate the commercial potential or target market for a particular product candidate, we may relinquish valuable rights to that product candidate through collaboration, licensing, or other royalty arrangements in cases in which it would have been more advantageous for us to retain sole development and commercialization rights.

Risks Related to Our Business

The sizes of the markets for our product candidates are estimates, and these markets may be smaller than estimated.

The estimates in this prospectus of the annual addressable markets for our product candidates are based on a number of third-party estimates. While we believe the assumptions and the data underlying the estimates are reasonable, these assumptions and estimates may not be correct, and the conditions supporting the assumptions or estimates may change at any time, thereby reducing the predictive accuracy of these underlying factors. As a result, the estimates of the annual addressable market for our product candidates may prove to be incorrect.

Our long-term prospects depend in part on the successful discovery and development of additional product candidates, which may fail or be delayed in development, adversely affecting their commercial viability.

Our future operating results are dependent on our ability to successfully discover, develop, obtain regulatory approval for, and commercialize product candidates beyond those we currently have in clinical development. A product candidate can unexpectedly fail at any stage of preclinical or clinical development. The historical failure rate for product candidates is high due to risks relating to safety, efficacy, clinical execution, changing standards of medical care, and other unpredictable variables. The results from preclinical studies or early clinical trials of a product candidate may not be predictive of the results that will be obtained in later stage clinical trials of the product candidate.

The success of our future product candidates depends on several factors, including: generating sufficient data to support clinical trials; obtaining regulatory permission to initiate clinical trials; contracting with the necessary parties to conduct clinical trials; successful enrollment of patients in, and the completion of, clinical trials on a timely basis; the timely manufacture of sufficient quantities of the product candidate and other key materials needed for use in clinical trials; and adverse events in the clinical trials. Even if we successfully advance any other product candidates into clinical development, their success will be subject to all of the clinical, regulatory, and commercial risks described elsewhere in this “Risk Factors” section. Accordingly, we cannot assure you that we will ever be able to discover, develop, obtain regulatory approval of, commercialize, or generate significant revenue from our product candidates.

We have never commercialized anti-infective pharmaceuticals before and may lack the necessary expertise, personnel, and resources to successfully commercialize any product candidates.

We have no experience commercializing anti-infective pharmaceuticals and currently lack a sales force, marketing, or distribution capabilities. To achieve commercial success for our current product candidates, we will rely on the assistance and guidance of those collaborators. For any approved product candidates for which we retain commercialization rights, we will have to develop our own sales and marketing organization or outsource these activities to a third party or enter into a formal partnership agreement with an established pharmaceutical entity.

Our ability to commercialize product candidates depends on factors like recruiting sales and marketing personnel, gaining physician access, and managing the costs of building a sales organization. Developing these capabilities will be expensive and time-consuming and could delay the launch of our product candidates, if approved. If we are unable to build our own distribution and marketing capabilities or to find suitable partners for the commercialization of our product candidates, we may not generate revenues from them or be able to reach or sustain profitability.

We may face significant competition, and if our competitors develop superior, safer, or more cost-effective products, our commercial opportunities could be negatively impacted.

Biotechnology and pharmaceutical industries are characterized by rapidly advancing technologies, intense competition, and a strong emphasis on proprietary and novel products and product candidates. Our competitors have developed, are developing, or may develop products, product candidates, and processes competitive with our product candidates. Our product candidates will compete with existing therapies and new therapies that may become available in the future. We believe that a small number of products are currently under development and may become commercially available in the future, for the treatment of conditions for which we may attempt to develop product candidates. See “Business — Competition” for additional details. Our products may also need to compete with off-label drugs used for similar indications, making it difficult to replace existing therapies with our products.

Many of our current and potential competitors, especially large pharmaceutical and biotechnology companies, have significantly greater financial, manufacturing, marketing, drug development, technical, and human resources, and commercial expertise than we do. These companies have extensive experience in clinical testing, regulatory approvals, patient recruitment, and product manufacturing. Established pharmaceutical and biotechnology companies may also invest heavily to accelerate the discovery and development of novel compounds or to in-license novel compounds that could make the product candidates that we develop obsolete. Smaller companies, particularly those with strong partnerships, could also pose significant competition. As a result, our competitors may succeed in obtaining approval and commercializing products in our field before we do.

Our commercial opportunity could be diminished if our competitors develop and commercialize products that are safer, more effective, have fewer or less severe effects, are more convenient, have a broader label, are marketed more effectively, are reimbursed, or are less expensive than any product candidates that we may develop. They may also obtain marketing approval for their products more rapidly than we may obtain approval for ours, which could result in them establishing a strong market position before we are able to enter the market. Even if the product candidates achieve marketing approval, they may be priced at a significant premium over competitive products. Technological advances by competitors could render our products obsolete or less viable. If we cannot compete effectively, our ability to generate revenue could be negatively impacted.

We will incur increased costs as a result of operating as a public company, and our management will be required to devote substantial time to new compliance initiatives. We will be subject to financial reporting and other requirements for which our systems and resources may not be adequately prepared.

As a public company, and particularly after we are no longer an emerging growth company, we will incur significant legal, accounting, and other expenses that we did not incur as a private company. In addition, the federal securities laws, including the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, and rules and regulations subsequently implemented by the SEC and Nasdaq, have imposed various requirements on public companies, including requirements to file annual, quarterly, and event driven reports with respect to their business and financial condition, and to establish and maintain effective disclosure and financial controls and corporate governance practices. These rules and regulations will increase our legal and financial compliance costs, make certain activities more time-consuming and costly, and require our management and other personnel to devote a substantial amount of time to compliance initiatives. Despite our best efforts, we may not be able to produce reliable financial statements or file such financial statements as part of a periodic report in a timely manner with the SEC or comply with Nasdaq listing requirements. We also expect that these rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance.

Pursuant to Section 404 of the Sarbanes-Oxley Act, we will be required to furnish a report by our management on our internal control over financial reporting, including an attestation report on internal control over financial reporting issued by our independent registered public accounting firm, beginning with the first full year after we become a public company. However, while we remain an emerging growth company, we will not be required to include an attestation report on internal control over financial reporting issued by our independent registered public accounting firm. To achieve compliance with Section 404 of the Sarbanes-Oxley Act, we will be engaged in a process to document and evaluate our internal control over financial reporting, which is both costly and challenging. We will need to continue to dedicate internal resources, potentially engage outside consultants, adopt a detailed work plan to assess and document the adequacy of internal control over financial reporting, continue steps to improve control processes as appropriate, validate through testing that controls are functioning as documented, and implement a continuous reporting and improvement process for internal control over financial reporting. Despite our efforts, there is a risk that neither we nor our independent registered public accounting firm will be able to conclude within the prescribed timeframe that our internal control over financial reporting is effective as required by Section 404 of the Sarbanes-Oxley Act. This could result in an adverse reaction in the financial markets due to a loss of confidence in the reliability of our financial statements. We could also become subject to investigations by the SEC or other regulatory authorities, which could require additional financial and management resources.

As a public company, we will also be required to maintain disclosure controls and procedures. Disclosure controls and procedures mean our controls and other procedures that are designed to ensure that information required to be disclosed by us in the reports that we file or submit under the Exchange Act is recorded, processed, summarized, and reported, within the time periods specified in the rules and forms of the SEC. We do not expect that our disclosure controls and procedures or our internal control over financial reporting will prevent or detect all errors and all fraud. We believe a control system, no matter how well-designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be met. Due to the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that misstatements due to error or fraud will not occur or that all control issues and instances of fraud, if any, have been detected. The design of any system of controls is based in part on certain assumptions about the likelihood of future events, and any design may not succeed in achieving its stated goals under all potential future conditions. Accordingly, because of the inherent limitations in our control system, misstatements due to error or fraud may occur and not be detected.

Our independent registered public accounting firm’s report contains an explanatory paragraph that expresses substantial doubt about our ability to continue as a “going concern.”

Our audited financial statements for the year ended December 31, 2024 include an explanatory paragraph from our independent registered public accounting firm expressing substantial doubt about our ability to continue as a going concern. As of June 30, 2025, we had cash of approximately $1.3 million and a working capital deficit of approximately $0.8 million. Further, we have incurred and expect to continue to incur significant costs in pursuit of our financing and the pursuit of our business objectives.

Management’s plan to address this uncertainty includes raising additional capital beyond the proceeds from this offering, which is discussed in the section of this prospectus titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” However, we cannot assure you that we will be successful in obtaining such financing on favorable terms, or at all. If we are unable to raise additional capital as and when needed, we may be forced to delay or reduce our business activities, scale back or eliminate planned initiatives, or, in a worst-case scenario, cease operations entirely.

These factors, among others, raise substantial doubt about our ability to continue as a going concern. The financial statements contained elsewhere in this prospectus do not include any adjustments that might result from our inability to consummate this offering or our inability to continue as a going concern.

Risks Relating to Our Dependence on Third Parties

We rely, and expect to continue to rely, on third parties for preclinical studies, clinical trials, and manufacturing. If these third parties fail to fulfill their duties, comply with applicable regulations, or meet expected deadlines, it could delay regulatory approval or commercialization of our product candidates, harming our business.

We have relied upon and plan to continue to rely upon third parties, including independent clinical investigators and third-party CROs, to conduct certain aspects of our preclinical studies and clinical trials. While we control only certain aspects of their activities, we remain responsible for ensuring trials comply with protocols, legal and regulatory standards, and our reliance on these third parties does not relieve us of our regulatory responsibilities. All parties must adhere to Good Clinical Practice (GCP) guidelines enforced by the FDA and foreign regulatory authorities through periodic inspections of trial sponsors, principal investigators, and trial sites. If we or any of these third parties fail to comply with applicable GCPs, the clinical data generated in our clinical trials may be deemed unreliable, and additional clinical trials before approving our marketing applications may be required. Our failure to comply with these regulations may require us to repeat clinical trials, which would delay the regulatory approval process. Our business may be adversely affected if any of these third parties violate federal or state fraud and abuse or false claims laws and regulations, or healthcare privacy and security laws. For the risk to manufacturing, see the section on Risks Related to Manufacturing.

Further, there is no guarantee that any such CROs, investigators, or other third parties on which we rely will devote adequate time and resources to our development activities or perform as contractually required. If these parties fail to meet obligations, adhere to protocols, or produce reliable data, our clinical trials may be extended, delayed, or terminated, and we may not be able to obtain regulatory approval for or successfully commercialize our product candidates. Consequently, our results of operations and the commercial prospects for our product candidates would be harmed, our costs could increase, and our ability to generate revenues could be delayed or halted entirely.

Our CROs have the right to terminate their agreements with us in the event of an uncured material breach. In addition, some of our CROs have the ability to terminate their respective agreements with us if it can be reasonably demonstrated that the safety of the subjects participating in our clinical trials warrants such termination, if we make a general assignment for the benefit of our creditors, or if we are liquidated. If any of our relationships with these third-party CROs terminate, finding a replacement on reasonable terms may be difficult and time-consuming. Transitioning to a new CRO can cause delays, increase costs, and divert management focus. Capacity limitations among CROs may also hinder timely support. Despite our efforts to manage these relationships, future disruptions could materially impact our development timelines, business, financial condition, and prospects.

If we decide to establish additional collaborations but are not able to establish those collaborations on commercially reasonable terms, we may have to alter our development and commercialization plans.

Developing and potentially commercializing our product candidates will require significant additional funding. To support these efforts, we may pursue selective collaborations to enhance our capabilities, potentially accelerate research and development activities, and enable commercialization activities by third parties. Such collaborations could involve upfront costs, increased expenditures, equity dilution, or operational disruption.

We face significant competition in identifying and securing suitable collaborators, and the negotiation process can be complex and time-consuming. Whether we reach a definitive collaboration agreement will depend on several factors, including the collaborator’s resources, expertise, and assessment of our product candidates’ clinical data, regulatory prospects, market potential, manufacturing challenges, competing therapies, and intellectual property. Potential collaborators may choose alternative opportunities they view as more promising or may consider our programs too early-stage. In addition, mergers among large biopharmaceutical companies may result in a reduced number of potential future collaborators. Even if we are successful in entering into a collaboration, the terms and conditions of that collaboration may restrict us from entering into future agreements on certain terms with potential collaborators. Even if we enter a collaboration, we may not be able to negotiate collaborations on a timely basis, on acceptable terms, or at all. If we are unable to secure collaborations on acceptable terms, we may need to delay or scale back development or commercialization efforts, or assume full responsibility for these activities, which would increase our costs and could require additional funding. If we do not have sufficient funds, we may not be able to further develop our product candidates or bring them to market and generate product revenue.

Misconduct or Regulatory Noncompliance by Employees or Third Parties Could Adversely Affect Our Business.

We are exposed to the risk that our employees, independent contractors, consultants, commercial collaborators, principal investigators, CROs, suppliers, and vendors may engage in misconduct or other improper activities. This may include noncompliance with FDA regulations or other regulatory requirements. In particular, sales, marketing, and business arrangements in the health care industry are subject to extensive laws and regulations intended to prevent fraud, misconduct, kickbacks, self-dealing, and other abusive practices. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, marketing, promotion, sales commission, customer incentive programs, and other business arrangements. Misconduct by these parties could also involve the improper use of information obtained in the course of clinical trials, which could result in regulatory sanctions and serious harm to our reputation. It is not always possible to identify and deter misconduct by these parties, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks. If any actions are taken against us and we cannot successfully defend ourselves, it could significantly impact our business, resulting in penalties (civil, criminal, or administrative), fines, reputational harm, exclusion from government healthcare programs, and potential damage to profits, future earnings, or operations.

Risks Related to Manufacturing

Complexities in manufacturing and supply of our anti-infective products could delay clinical trials or commercial availability.

The manufacture of anti-infective, antimicrobial products is complex and requires significant expertise and capital investment, including advanced techniques and process controls. Manufacturers of pharmaceutical products often encounter difficulties in production and sourcing, particularly in scaling up, validating the production process, and assuring high reliability of the manufacturing processes (including the absence of contamination), in light of variations and supply constraints of critical components. These problems include logistics and shipping, difficulties with production costs and yields, quality control, including consistency, stability, purity, and efficacy of the product, product testing, operator error, and availability of qualified personnel, as well as compliance with strictly enforced federal, state, and foreign regulations. Furthermore, if contaminants are discovered, such manufacturing facilities may need to be closed for an extended period of time to investigate and remedy the contamination. We cannot assure you that any stability, purity, and efficacy failures, deficiencies, or other issues relating to manufacturing our product candidates will not occur in the future. Additionally, we may fail to manage the logistics of shipping the product candidate to the relevant parties. Logistical and shipment delays and problems caused by us, our vendors, or other factors not in our control, including business interruptions, global supply chain issues, and weather, could prevent or delay the delivery of product candidates to patients.

Changes in product candidate manufacturing or formulation methods may lead to increased costs or delays.

As product candidates proceed through development towards potential commercialization, it is common that various aspects of the development program, such as manufacturing methods, formulation, materials, and processes, are altered along the way in an effort to optimize processes and product characteristics. Such alterations can also occur due to changes in manufacturers. These changes carry the risk that they will not achieve their intended objectives. Any such changes could cause our product candidates to perform differently and affect the results of planned clinical trials or other future clinical trials conducted with product candidates produced using the modified manufacturing methods, materials, and processes. Such changes may also require additional testing, FDA notification, or FDA approval. This could delay the completion of clinical trials, require the conduct of bridging clinical trials, or the repetition of one or more clinical trials beyond those we currently anticipate, increase clinical trial costs, delay approval of our product candidates, and jeopardize our ability to commercialize our product candidates if approved. In addition, we may be required to make significant changes to our upstream and downstream processes across our pipeline, which could delay the development of future product candidates.

If we or our third-party manufacturers use hazardous and biological materials in a manner that causes injury or violates applicable law, we may be liable for damages.

Our research and development activities involve the controlled use of potentially hazardous substances, including chemical and biological materials, by us and our third-party manufacturers. Although we outsource all manufacturing to third parties, we and our manufacturers must comply with federal, state, and local regulations governing the handling, storage, and disposal of these materials. Despite adherence to legal standards, we cannot eliminate the risk of contamination or injury resulting from medical or hazardous materials. As a result of any such contamination or injury, we may incur liability, or local, city, state, or federal authorities may curtail the use of these materials and interrupt our business operations. In the event of an accident, we could be held liable for damages or penalized with fines, and the liability could exceed our resources. We do not currently have any insurance for liabilities arising from medical or hazardous materials, and compliance with applicable environmental laws and regulations is expensive. Current and future regulations could further impair our research, development, and production efforts, negatively affecting our business.

We rely on third parties for manufacturing and may continue to depend on them for future product candidates, and this increases the risk related to the timely and sufficient production of our product candidates.

We depend on third-party manufacturers for compliance with cGMP regulations in producing our product candidates. If these third-party manufacturers fail to comply with the FDA, EMA, or other regulatory standards, they will not be able to secure and/or maintain marketing approval for their manufacturing facilities. We do not have control over the ability of our contract manufacturers to maintain adequate quality control, quality assurance, and qualified personnel. Failure to comply with regulations by us or our third-party manufacturers could result in sanctions being imposed on us, including fines, injunctions, civil penalties, delays, suspension, or withdrawal of approvals, license revocation, seizures or recalls of product candidates, operating restrictions and criminal prosecutions, any of which could adversely affect supplies of our product candidates and harm our business and results of operations. Furthermore, the raw materials for our product candidates may be sourced, in some cases, from a single-source supplier. If we were to experience an unexpected loss of supply of any of our current and future product candidates for any reason, we could experience delays, disruptions, suspensions, or terminations of, or be required to restart or repeat, any pending or ongoing clinical trials.

We rely on third-party manufacturers for the production of our product candidates under the guidance of members of our organization. If these manufacturers fail to meet quality, timing, or other requirements, or if there are supply disruptions, we may be forced to enter into an agreement with another third party, which we may not be able to do on commercially reasonable terms, if at all. Any replacement of our third-party manufacturers could require significant effort and expertise because there may be a limited number of qualified replacements. In some cases, the technical skills or technology required to manufacture our product candidates may be unique or proprietary to us or the third-party manufacturer. We may have difficulty transferring such skills or technology to another third party, and a feasible alternative may not exist. Any need to switch manufacturers would require significant effort, and ensuring the new manufacturer meets the required standards may lead to delays in product development. Failure to meet manufacturing requirements or comply with cGMP regulations could adversely affect our business in a number of ways, including:

•        Inability to meet our product specifications and quality requirements consistently;

•        Inability to initiate or continue clinical trials of our product candidates under development;

•        Delays in submitting regulatory applications or receiving marketing approvals for our product candidates;

•        Inability to commercialize any product candidates that receive marketing approval on a timely basis;

•        Loss of the cooperation of future collaborators;

•        Increased inspections by regulatory authorities;

•        Potential recalls or ceasing development; and

•        Inability to meet market demand, if approved.

Risks Related to Legal and Regulatory Compliance Matters

Our relationships with healthcare professionals, clinical investigators, CROs, and third-party payors may be subject to healthcare fraud and abuse laws, exposing us to criminal sanctions, civil penalties, damages, exclusion from government programs, reputational harm, and financial losses.

Healthcare providers and third-party payors play a key role in recommending and prescribing our product candidates. Our arrangements with healthcare professionals, investigators, CROs, payors, and customers may be subject to healthcare laws and regulations, which could limit our marketing, sales, and distribution efforts. Restrictions under applicable federal and state healthcare laws and regulations include the following:

•        The federal Anti-Kickback Statute, which prohibits, among other things, offering or receiving remuneration to induce the purchase of goods or services paid for by federal healthcare programs, with penalties including fines, imprisonment, and exclusion from such programs;

•        The federal civil and criminal false claims laws and civil monetary penalty laws, such as the federal False Claims Act, which penalizes submitting false or fraudulent claims to the government, with whistleblower actions allowed for civil recovery;

•        The Health Insurance Portability and Accountability Act of 1996, or HIPAA, which prohibits, among other things, schemes to defraud healthcare programs and mandates strict privacy and security standards for health information, with penalties for violations;

•        HIPAA, as further amended by the Health Information Technology for Economic and Clinical Health Act of 2009, or HITECH, and their respective implementing regulations, which impose new penalties and extend liability to business associates handling health data;

•        Federal government price reporting laws, which require manufacturers to calculate and report complex pricing metrics in an accurate and timely manner to government programs;

•        Federal consumer protection and unfair competition laws, which broadly regulate marketplace activities and activities that potentially harm consumers;

•        The Affordable Care Act, or ACA, which requires reporting of payments and transfers of value to healthcare providers and disclosing ownership interests of physicians and family members; and

•        State privacy laws that govern the privacy of personal information in specified circumstances, such as the California Consumer Privacy Act or the CCPA, which establishes new data privacy rights and penalties for violations related to personal information.

Additionally, we are subject to state and foreign equivalents of each of the healthcare laws and regulations described above, among others, some of which may be broader than federal regulations. Many U.S. states have adopted laws similar to the federal Anti-Kickback Statute and False Claims Act, and may apply to our business practices, including, but not limited to, research, distribution, sales, or marketing arrangements and claims involving healthcare items or services reimbursed by non-governmental payors, including private insurers. Some states have passed laws that require biopharmaceutical companies to comply with the April 2003 Office of Inspector General Compliance Program Guidance for Pharmaceutical Manufacturers and/or the Pharmaceutical Research and Manufacturers of America’s Code on Interactions with Healthcare Professionals. Several states also impose other marketing restrictions or require biopharmaceutical companies to make marketing or price disclosures to the state and require the registration of biopharmaceutical sales representatives. Privacy and data protection laws from outside of the United States, including, for example, the European Union General Data Protection Regulation and the UK Data Protection Act 2018, or, collectively, the GDPR, also govern the privacy and security of personal information, including health information in some circumstances, and many of these laws differ from each other in significant ways, thus complicating compliance efforts. In addition, in the United States, there are a number of states that have enacted laws that govern the privacy and security of personal information, many of which differ from each other in significant ways and often are not preempted by HIPAA, thus complicating compliance efforts.

The scope and enforcement of each of these laws is uncertain and subject to rapid change, especially in light of the lack of applicable precedent and regulations. Federal and state enforcement bodies have recently increased their scrutiny of interactions between healthcare companies and healthcare providers, which has led to a number of investigations, prosecutions, convictions, and settlements in the healthcare industry. Ensuring business arrangements comply with applicable healthcare and privacy laws can be time and resource-consuming and can divert a company’s attention from the business. Ensuring that our internal operations and future business arrangements with third parties comply with applicable healthcare laws and regulations will involve substantial costs. Authorities may determine that our practices violate current or future statutes, regulations, or guidance, which could result in administrative, civil, or criminal penalties, including fines, damages, exclusion from federal and state healthcare programs, reputational harm, individual imprisonment, or forced restructuring of our operations. We could also face heightened oversight and reporting obligations under a corporate integrity agreement. Defending against enforcement actions can be costly and time-consuming, even if successful, and may impair our operations. Additionally, if our partners, such as physicians or other providers, are found non-compliant, they may face sanctions, including program exclusion and imprisonment, which could negatively impact our business and financial results.

Our business entails a significant risk of product liability, and if we are unable to obtain sufficient insurance coverage, such inability could have an adverse effect on our business and financial condition.

Our business involves significant product liability risks related to the development, testing, manufacturing, and marketing of therapeutic treatments. Product liability claims could delay or halt our development programs and, if we commercialize products, may trigger investigations by the FDA, EMA, or other regulatory bodies into product safety, manufacturing processes, or marketing practices. These investigations could lead to recalls, enforcement actions, or even suspension or withdrawal of approvals. Regardless of the merits or eventual outcome, liability claims can damage our reputation, reduce demand, divert management attention, incur high legal costs, and result in substantial financial liability. We currently do not have product liability insurance, but we may need to obtain product liability insurance prior to marketing any of our product candidates, if approved. Any insurance we have or may obtain may not provide sufficient coverage against potential liabilities. Furthermore, clinical trials and product liability insurance are becoming increasingly expensive. As a result, we may be unable to obtain sufficient insurance at a reasonable cost to protect us against losses caused by product liability claims that could have an adverse effect on our business.

Any product candidates we develop may become subject to unfavorable third-party coverage and reimbursement practices, as well as pricing regulations.

The availability and extent of coverage and adequate reimbursement by third-party payors, including government health administration authorities, private health coverage insurers, managed care organizations, and other third-party payors, is essential for most patients to be able to afford expensive treatments. Our ability to successfully commercialize any product candidates that receive marketing approval, both in the United States and internationally, will largely depend on whether these payors cover and adequately reimburse the cost of our therapies. If reimbursement is unavailable or insufficient, we may not be able to commercialize our products or achieve a return on investment. Even if coverage is provided, the approved reimbursement amount may not be high enough to allow us to establish or maintain pricing sufficient to realize an adequate return on our investment. Coverage and reimbursement may impact the demand for, or the price of, any product candidate for which we obtain marketing approval. If coverage and reimbursement are not available or reimbursement is available only to limited levels, we may not successfully commercialize any product candidate for which we obtain marketing approval. For products administered under the supervision of a physician, obtaining coverage and adequate reimbursement may be particularly difficult because of the higher prices often associated with such drugs.

There is significant uncertainty related to third-party payor coverage and reimbursement of newly approved products. In the United States, no uniform policy of coverage and reimbursement for products exists among third-party payors, and coverage and reimbursement levels for products can differ significantly from payor to payor. Although the Medicare and Medicaid programs are increasingly used as models for how private payors and other governmental payors develop their coverage and reimbursement policies for drugs and biologics, one third-party payor’s determination to provide coverage for a product candidate does not assure that other payors will also provide coverage for the product candidate. As a result, the coverage determination process is often time-consuming and costly, which will require us to provide scientific and clinical support for the use of our product candidates to each third-party payor separately, with no assurance that coverage and adequate reimbursement will be applied consistently or obtained in the first instance. Factors payors consider in determining reimbursement are based on whether the product is: (i) a covered benefit under its health plan; (ii) safe, effective, and medically necessary; (iii) appropriate for the specific patient; (iv) cost-effective; and (v) neither experimental nor investigational. In addition, third-party payors are increasingly demanding predetermined discounts and scrutinizing drug prices, medical necessity, and cost-effectiveness. This may lead to delays in coverage and reimbursement for newly approved drugs. Coverage may be restricted to specific products on formularies, which might exclude some FDA-approved drugs. We may need to conduct expensive pharmacoeconomic studies to justify the value of our product candidates, but there is no guarantee they will be deemed medically necessary or cost-effective. Even if reimbursement is available, the level may be insufficient for a viable return on investment.

Our international operations are subject to extensive governmental price controls and other market regulations. We believe the increasing emphasis on cost containment initiatives in many countries has and will continue to put pressure on the pricing and usage of therapeutics such as our product candidates. Many countries, particularly in the European Union, subject medical product prices to varying price control mechanisms as part of their national health systems, often requiring lengthy pricing negotiations. To obtain reimbursement or pricing approval in some countries, we may be required to conduct a clinical trial that compares the cost-effectiveness of our product candidate to other available therapies. Additional foreign price controls or other changes in pricing regulation could restrict the amount that we are able to charge for our product candidates. Accordingly, in markets outside the United States, the reimbursement for our product candidates may be reduced compared with the United States and may be insufficient to generate commercially reasonable revenue and profits.

If we cannot secure or maintain adequate reimbursement from third-party payors, the adoption of those product candidates and sales revenue will be adversely affected, which could adversely affect the ability to market or sell those product candidates, if approved. Moreover, reimbursement policies may change at any time, and favorable coverage obtained today may not persist in the future.

We face potential liability related to the privacy of health information obtained from our sponsored clinical trials.

Most healthcare providers, including research institutions from which we obtain patient health information, are subject to HIPAA privacy and security regulations. While we are not currently classified as a covered entity or business associate under HIPAA, we could face significant criminal penalties if we knowingly receive health information from a HIPAA-covered entity that has not complied with its disclosure requirements. In addition, we may handle sensitive personal and health information throughout clinical trials, research collaborations, and patient assistance programs, making us subject to state laws requiring breach notifications to affected individuals and regulators. Certain health privacy laws, data breach notification laws, consumer protection laws, and genetic testing laws may apply directly to our operations and/or those of our collaborators, imposing restrictions on our use and dissemination of health information. Patients and providers may have rights limiting how we can use or disclose this information. We may be required to expend significant capital and other resources to ensure ongoing compliance with applicable privacy and data security laws, and even unsubstantiated claims of privacy violations or contractual breaches could be costly to defend and harm our reputation.

Failure to comply with applicable regulatory requirements by us or our third-party contractors could lead to regulatory actions that hinder our ability to develop, commercialize, or sell our product candidates, which may also increase development and marketing costs. Government enforcement actions could generate negative publicity and divert resources from other business areas. Additionally, growing social media use could lead to liability, data breaches, or reputational damage.

If we fail to comply with environmental, health, and safety laws and regulations, we could become subject to fines or penalties or incur costs that could have a material adverse effect on our business.

We are subject to numerous environmental, health, and safety laws and regulations, including those governing laboratory procedures and the handling, use, storage, treatment, and disposal of hazardous materials and wastes. While our operations do not involve the use of hazardous and flammable materials and do not produce hazardous waste products, we generally contract with third parties for all operations that handle, use, store, and dispose of these materials and wastes. We cannot eliminate the risk of contamination or injury from these materials managed by our vendors. In the event of contamination or injury resulting from their use of hazardous materials, we could be held liable for any resulting damages, and any liability could exceed our resources. We could also incur significant costs associated with civil or criminal fines and penalties. Although we maintain workers’ compensation insurance, we may incur costs due to injuries to our employees resulting from the use of hazardous materials; this insurance may not provide adequate coverage against potential liabilities. We do not maintain insurance for environmental liability or toxic tort claims that may be asserted against us in connection with our storage or disposal of hazardous and flammable materials. In addition, we may incur substantial costs to comply with current or future environmental, health, and safety laws and regulations. These current or future laws and regulations may impair our research, development, or commercialization efforts, and noncompliance may result in substantial fines, penalties, or other sanctions.

The FDA, the EMA, and other comparable foreign regulatory authorities may not accept data from trials conducted in locations outside of their jurisdiction.

If we choose to conduct international clinical trials, the FDA, the EMA, or other regulatory authorities may not accept foreign study data unless it meets certain conditions. In cases where data from foreign clinical trials are intended to serve as the basis for marketing approval in the United States, the FDA will generally not approve the application on the basis of foreign data alone unless (i) the data are applicable to the United States population and United States medical practice; (ii) the trials are performed by clinical investigators of recognized competence and pursuant to current GCP requirements; and (iii) the FDA is able to validate the data through an on-site inspection or other appropriate mean. Additionally, the trials must meet the FDA’s clinical trial requirements, including adequate patient population and statistical power. There can be no assurance that the FDA, the EMA, or any applicable foreign regulatory authority will accept data from trials conducted outside of its applicable jurisdiction. If the data is not accepted, additional trials may be required, which could cause delays, increased costs, and potentially prevent approval for commercialization.

Obtaining and maintaining regulatory approval of our product candidates in one jurisdiction does not mean that we will be successful in obtaining regulatory approval of our product candidates in other jurisdictions.

Obtaining and maintaining regulatory approval of our product candidates in one jurisdiction does not guarantee approval in any other jurisdiction. For example, even if the FDA or the EMA grants marketing approval of a product candidate, comparable regulatory authorities in foreign jurisdictions must also approve the manufacturing, marketing and promotion, and reimbursement of the product candidate in those countries. A failure or delay in obtaining regulatory approval in one jurisdiction may have a negative effect on the regulatory approval process in others. Approval procedures vary among jurisdictions and can involve requirements and administrative review periods different from those in the United States, including additional preclinical studies or clinical trials, as clinical trials conducted in one jurisdiction may not be accepted by regulatory authorities in other jurisdictions. In many jurisdictions outside the United States, a product candidate must be approved for reimbursement before it can be approved for sale in that jurisdiction. Obtaining foreign regulatory approvals and establishing and maintaining compliance with foreign regulatory requirements could result in significant delays, difficulties, and costs that may prevent or delay the introduction of our product candidates. Failure to comply with international regulatory requirements could reduce our market potential and hinder commercialization.

Even if our product candidates receive regulatory approval, they will be subject to significant post-marketing regulatory requirements and oversight. For example, the FDA may require a REMS in order to approve our product candidates, which could entail requirements for a medication guide, physician training, and communication plans or additional elements to ensure safe use, such as restricted distribution methods, patient registries, and other risk minimization tools. In addition, if the FDA, the EMA, or foreign regulatory authorities approve our product candidates, the manufacturing processes, labeling, packaging, distribution, adverse event reporting, storage, advertising, promotion, import, export, and recordkeeping for our product candidates will be subject to extensive and ongoing regulatory requirements. These requirements include submissions of safety and other post-marketing information and reports, registration, as well as ongoing compliance with cGMPs and GCP for any clinical trials that we conduct post-approval. Manufacturers of drug products and their facilities are also subject to continual review and periodic, unannounced inspections by the FDA and other regulatory authorities for compliance with cGMP regulations. If we or a regulatory agency discover previously unknown problems with a product, such as adverse events of unanticipated severity or frequency, or problems with the facilities where the product is manufactured, a regulatory agency may impose restrictions on that product, the manufacturing facility, or us, including requiring recall or withdrawal of the product from the market or suspension of manufacturing.

Failure to comply with FDA, the EMA, or other comparable foreign regulatory requirements may subject our company to administrative or judicially imposed sanctions, including delays or denials of product approvals; restrictions on clinical trials, manufacturing, or specific products; warning or untitled letters; civil or criminal penalties; injunctions; suspension or withdrawal of approvals; product seizures, import bans, recalls, or detentions; and operational restrictions, such as costly new manufacturing mandates or partial shutdowns. The occurrence of any event or penalty may inhibit our ability to commercialize our product candidates and generate revenue, and could require us to expend significant time and resources in response, and could generate negative publicity.

The FDA and other regulatory agencies enforce laws and regulations prohibiting the promotion of off-label uses.

If any of our product candidates are approved and we are found to have improperly promoted them for off-label uses, we may become subject to significant liability. Regulatory agencies like the FDA strictly limit promotional claims to those consistent with a product’s approved labeling. A product may not be promoted for uses that are not approved by the FDA, the EMA, or such other regulatory agencies as reflected in the product’s approved labeling. If we receive marketing approval for a product candidate, physicians may nevertheless prescribe it to their patients in a manner that is inconsistent with the approved label. If we are found to have promoted such off-label uses, we may become subject to significant liability. The U.S. government has imposed substantial fines and legal actions, including injunctions and consent decrees, on companies for allegedly promoting off-label uses. If we fail to manage compliant promotion of our products, we could face serious legal and financial consequences that may adversely impact our business.

We may face difficulties from changes to current regulations and future legislation.

Existing regulatory policies may change, and new government regulations could delay or prevent approval of our product candidates. We cannot predict the nature or impact of future legislation or administrative action in the United States or abroad. If we fail to adapt to changing requirements or maintain compliance, we may lose marketing approval and fail to achieve or sustain profitability. For example, the ACA substantially changed the way healthcare is financed by both the government and private insurers and significantly impacts the U.S. biopharmaceutical industry. Other legislative changes have been proposed and adopted in the United States since the ACA was enacted. These changes include aggregate reductions to Medicare payments and may result in additional reductions in Medicare and other healthcare funding, all of which could have a material adverse effect on customers for our product candidates, if approved, and accordingly, our financial operations.

There have also been several changes and challenges to the 340B drug pricing program, which imposes ceilings on prices that drug manufacturers can charge for medications sold to certain health care facilities. It is unclear how these developments could affect covered hospitals that might purchase our future product candidate and affect the rates we may charge such facilities for our approved product candidates in the future, if any. Moreover, there has been heightened governmental scrutiny in recent years over the manner in which drug manufacturers set prices for their marketed products, which has resulted in several U.S. Congressional inquiries and proposed and enacted federal and state legislation designed to bring more transparency to product pricing, review the relationship between pricing and manufacturer patient programs, and reform government program reimbursement methodologies for pharmaceutical products. The U.S. Congress has indicated that it will continue to seek new legislative measures to control drug costs. Further, on May 30, 2018, the Right to Try Act was signed into law. The law, among other things, provides a federal framework for certain patients to access certain investigational new product candidates that have completed a Phase 1 clinical trial and that are undergoing investigation for FDA approval. Under certain circumstances, eligible patients can seek treatment without enrolling in clinical trials and without obtaining FDA permission under the FDA expanded access program. There is no obligation for a drug manufacturer to make its products available to eligible patients as a result of the Right to Try Act.

We expect that healthcare reforms may result in stricter coverage criteria and downward pricing pressure, particularly from government programs like Medicare, which may influence private payors as well. Cost containment efforts may hinder our ability to generate revenue, achieve profitability, or successfully commercialize our products. Further, proposals to expand post-approval requirements or restrict promotional activities could delay marketing approvals or impose new obligations. Increased congressional scrutiny of FDA processes may also result in more stringent approval standards, labeling, and post-marketing requirements.

Risks Related to Our Intellectual Property

Our success depends on our ability to protect our intellectual property and our proprietary technologies.

Our commercial success depends in part on our ability to obtain and maintain patent protection and trade secret protection for our product candidates, proprietary technologies, and their uses, and to operate without infringing the proprietary rights of others. If we are unable to adequately protect our intellectual property rights, our competitive position could be adversely affected. We generally seek to protect our proprietary position by filing patent applications related to our product candidates in the United States and abroad. However, these applications cannot be enforced unless and until patents are issued, and only to the extent that the issued claims cover the technology. There is no assurance that our applications will result in issued patents, that any patents obtained will provide sufficient protection, or that they will not be challenged, circumvented, or found invalid or unenforceable. Even issued patents may later be found invalid or may be modified or revoked in proceedings before various patent offices or in courts. As such, the scope and effectiveness of future protection for our intellectual property remain uncertain and may not be adequate to secure or maintain a competitive advantage. These uncertainties and/or limitations in our ability to properly protect the intellectual property rights relating to our product candidates could have a material adverse effect on our financial condition and results of operations.

The patent application process involves numerous risks and uncertainties, and there is no assurance that we will successfully obtain or defend patents to protect our product candidates, which include the following:

•        Compliance requirements from the USPTO and foreign patent offices; failure to meet procedural, documentary, or fee-related obligations can result in abandonment or loss of rights;

•        Patent applications may not lead to issued patents;

•        Issued patents may be challenged, invalidated, revoked, circumvented, or found unenforceable, and may not provide a competitive advantage;

•        Uncertainty about the scope and strength of any issued patents, including whether third parties can circumvent or invalidate them;

•        Potential for others to file or obtain patents on similar technologies;

•        Risk that our patents may not cover our product candidates or their uses in the U.S. or abroad;

•        Competitors with greater resources may already hold or seek patents that block or interfere with our development and commercialization efforts;

•        Public policy pressures may lead to reduced patent protection for successful treatments, especially in the context of global health concerns; and

•        Foreign patent laws may be less favorable than U.S. laws, giving competitors in other countries a greater ability to develop and market similar products.

The patent prosecution process is costly and time-consuming, and we may not be able to pursue all desirable patent applications in a timely or cost-effective manner, or in all jurisdictions where protection could be commercially beneficial. Additionally, we may fail to identify patentable aspects of our research and development efforts before it becomes too late to secure protection. As a result, our patents and applications may not be prosecuted or enforced in a way that best serves our business interests. In addition, although we enter into non-disclosure and confidentiality agreements with employees, collaborators, CROs, manufacturers, consultants, advisors, licensors, and other third parties who have access to patentable aspects of our research and development output, any of these parties may breach such agreements and disclose information before a patent application is filed, thereby jeopardizing our ability to seek patent protection.

Composition of matter patents for pharmaceutical products, such as small molecule product candidates, often offer strong intellectual property protection regardless of their use. However, we cannot guarantee that the USPTO or foreign patent offices will find the claims in our pending composition of matter applications patentable, or that issued claims will be deemed valid and enforceable by courts. Product formulation patents for pharmaceutical products, such as small molecule product candidates, often offer strong intellectual property protection regardless of their use. However, we cannot guarantee that the USPTO or foreign patent offices will find the claims in our pending product formulation applications patentable, or that issued claims will be deemed valid and enforceable by courts. Method of use patents, while useful for protecting specific therapeutic uses, do not prevent competitors from producing identical products for non-patented indications. Furthermore, even if competitors do not actively promote their product for our targeted indications, physicians may prescribe these products “off-label” for our targeted indications. Although off-label prescriptions may infringe our method of use patents, enforcement is difficult as off-label prescribing is both common and challenging to police. The patent landscape for biopharmaceutical companies is highly uncertain and complex, involving intricate legal and factual issues, and has been subject to extensive litigation. As a result, the existence, scope, validity, enforceability, and commercial value of our patent rights are inherently uncertain. Our current and future patent applications may not result in issued patents that adequately protect our product candidates or prevent competitors from commercializing similar products.

Furthermore, the scope of claims in a patent application can be significantly narrowed during prosecution or reinterpreted post-issuance. Even issued patents may not offer meaningful protection or prevent competitors or other third parties from entering the market. Any patents that we file may be challenged or circumvented by third parties or may be narrowed or invalidated because of challenges by third parties. Consequently, we cannot guarantee our product candidates will be protected by valid, enforceable patents. Our competitors or other third parties may develop similar or alternative technologies in a non-infringing way, which could materially impact our business, financial condition, results of operations, and prospects.

The issuance of a patent is not conclusive as to its inventorship, scope, validity, or enforceability. Our patents may not cover our product candidates and may be challenged in courts or patent offices in the United States and abroad. We may be subject to a third-party pre-issuance submission of prior art to the USPTO, or become involved in opposition, derivation, revocation, reexamination, post-grant review, or PGR, and inter partes review, or IPR, or other similar proceedings in the USPTO or foreign patent offices challenging our patent rights. The outcome of such proceedings is unpredictable and may narrow, invalidate, or render our claims unenforceable, potentially enabling third parties to commercialize competing products without compensation to us. We cannot ensure all relevant prior art has been identified or correctly assessed, and unknown unknown or underestimated prior art could negatively affect our patents’ validity or enforceability. Adverse outcomes in these proceedings could reduce the scope of, or invalidate or render unenforceable, our patent rights, allow third parties to commercialize our product candidates and compete directly with us, without payment to us. Such loss of patent rights, loss of exclusivity, or in patent claims being narrowed, invalidated, or held unenforceable could limit our ability to stop others from using or commercializing similar or identical technology and products, or limit the duration of the patent protection of our product candidates. These proceedings may also be costly and time-consuming, diverting key resources even if resolved in our favor. Additionally, any perceived weakening of our patent portfolio could deter potential collaborators or licensors from partnering with us on the development or commercialization of our product candidates.

Specifically, obtaining and enforcing patents in the biopharmaceutical industry involves a high degree of technological and legal complexity. Therefore, obtaining and enforcing biopharmaceutical patents is costly, time-consuming, and inherently uncertain. Changes in the patent laws or in the interpretations of patent laws in the United States and other countries may diminish our ability to protect our inventions, obtain, maintain, and enforce our intellectual property rights, which could affect the value of our intellectual property and may increase the uncertainties and costs surrounding the prosecution of patent applications and the enforcement or defense of issued patents. We cannot predict the scope of claims that will be allowed in our patents or third-party patents. Congress or other foreign legislative bodies may pass patent reform legislation that is unfavorable to us or narrows the scope of our owned and licensed patents. Recent U.S. Supreme Court rulings have limited patent protection in some cases, creating uncertainty regarding the value of existing patents. Unpredictable changes in patent laws, regulations, or decisions by the U.S. Congress, federal courts, or the USPTO could further weaken our ability to obtain and enforce patents.

We may not identify relevant third-party patents or may misinterpret their relevance, scope, or expiration, which might adversely affect our ability to develop and market our product candidates.

We cannot guarantee that any of our patent searches or analyses, including identifying relevant patents, interpreting the scope of patent claims, or determining the expiration of relevant patents, are complete or thorough. It is possible that we have not identified all third-party patents or pending applications that may be relevant or necessary for the commercialization of our product candidates. The scope of a patent claim depends on legal interpretation, the written disclosure in a patent, and its prosecution history. Our interpretation of the scope or relevance of existing or pending patents may be incorrect, potentially impairing our ability to develop or commercialize our products. We may mistakenly conclude that our product candidates do not infringe a third-party patent or fail to anticipate that a pending application will issue with claims of relevant scope. Additionally, we may miscalculate the expiration of a relevant patent, which could also adversely affect our commercialization plans. Our failure to identify and correctly interpret relevant patents may negatively impact our ability to develop and market our product candidates.

The patentability of our inventions partly depends on the scope and content of the “prior art,” or information available to a person of skill in the relevant art prior to the priority date of the claimed invention. There may be prior art of which we are not aware that could impact the patentability of our patent claims or, if issued, affect the validity or enforceability of a patent claim. Additionally, we may not fully understand or identify all third-party intellectual property rights relevant to our product candidates or their uses. Additionally, we may not fully understand or identify all third-party intellectual property rights relevant to our product candidates or their uses. Since patent applications in the United States and many other countries are confidential for typically a period of 18 months after filing, or may not be published at all; we cannot be certain that we were the first to file a patent application for our product candidates. As a result, the issuance, scope, validity, enforceability, and commercial value of our patent rights are highly uncertain.

Our patents or pending applications may also be challenged in courts or patent offices in the United States and abroad. For example, we could face third-party pre-issuance submission of prior art to the USPTO or become involved in PGR procedures, oppositions, derivations, reexaminations, or IPR proceedings, challenging our patent rights or the patent rights of others. An adverse determination in any such challenges may result in loss of exclusivity or in patent claims being narrowed, invalidated, or held unenforceable, in whole or in part, which could limit our ability to stop others from using or commercializing similar or identical technology and products or limit the duration of the patent protection of our technology and products. Given the amount of time required for the development, testing, and regulatory review of new product candidates, patents covering our product candidates may expire before or soon after commercialization. Any failure to obtain or maintain robust patent protection could materially and adversely affect our business, financial condition, results of operations, and prospects.

Some of our future intellectual property may result from government-funded programs and therefore, be subject to federal regulations, including reporting requirements and U.S. manufacturing preferences. These obligations could limit our exclusive rights and restrict our ability to engage non-U.S. manufacturers.

Some of the intellectual property rights we may acquire or license in the future may be generated through the use of U.S. government funding and thus be subject to federal regulations. These regulations grant the government certain rights, including a non-exclusive, non-transferable, irrevocable worldwide license to use inventions for any governmental purpose. Under certain limited circumstances, the government may require us to grant exclusive, partially exclusive, or non-exclusive licenses to third parties for these inventions if it determines that: (i) adequate steps have not been taken to commercialize the invention; (ii) government action is needed to address public health or safety needs; or (iii) action is necessary to meet public use requirements under federal regulations (commonly referred to as “march-in rights”). The government may also claim ownership if an invention is not properly disclosed or if patent applications are not timely filed. Additionally, inventions developed under government funding are subject to certain reporting requirements, compliance with which may require us to expend substantial resources. The government generally requires that all products embodying these inventions, or produced through the use of any of these inventions, be manufactured substantially in the United States. While this requirement may be waived if the owner or assignee of the intellectual property can show that reasonable but unsuccessful efforts have been made to grant licenses on similar terms to potential licensees that would be likely to manufacture substantially in the United States or that under the circumstances domestic manufacture is not commercially feasible, this preference may limit our ability to contract with non-U.S. product manufacturers. To the extent any of our future intellectual property is also generated through the use of U.S. government funding, the provisions of the Bayh-Dole Act may similarly apply.

Intellectual property disputes, including derivation proceedings and litigation, may result in loss of rights, require us to seek licenses from third parties, or lead to reputational harm that could harm our business and stock price.

Derivation or interference proceedings, whether initiated by us or third parties, may be necessary to resolve patent priority or inventorship issues. An unfavorable outcome could result in the loss of patent rights or force us to cease using the related technology or license it from the prevailing party. If a license is not offered on commercially reasonable terms, or if we are unsuccessful in defending such proceedings, it could lead to significant costs, management distraction, and harm to our ability to secure funding, continue clinical trials, or form necessary partnerships for our product candidates. Derivation or interference proceedings provoked by third parties or brought by us or declared by the USPTO or similar proceedings in foreign patent offices may be necessary to determine the priority of inventions with respect to, or correct the inventorship of, our patents or patent applications. In addition, any such intellectual property litigation, including derivation or interference proceedings, may lead to public announcements, rulings, and other interim proceedings that could negatively affect investor perception and the value of our product candidates. Such announcements could also harm our reputation or the market for our future product candidates, which could have a material adverse effect on our business.

Patent terms may not provide sufficient protection for our competitive position on product candidates, and if we do not obtain patent term extension for our product candidates, our business may be materially harmed.

Patents have a limited lifespan, typically 20 years from the first effective filing date in the United States, subject to timely maintenance fees. Although extensions may be available, the term of a patent and the protection it affords are limited. Patents for our product candidates may expire before or shortly after commercialization, so our patent portfolio may not provide us with sufficient rights to exclude others from commercializing products similar or identical to ours. Additionally, while a patent’s lifespan can be extended due to delays caused by the USPTO, any delays caused by the patent applicant during prosecution may reduce or eliminate this extension.

Depending on the timing and specifics of FDA marketing approval, one or more of our U.S. patents may be eligible for limited patent term restoration under the Drug Price Competition and Patent Term Restoration Act of 1984, or the Hatch-Waxman Amendments, which can extend patent life by up to five years. However, a maximum of only one patent may be extended per FDA-approved product. The extension cannot exceed 14 years from the date of product approval, and only those claims covering such approved drug product, a method for using it, or a method for manufacturing it may be extended. Patent term extensions may also be available in certain foreign countries. We may not be granted an extension if we fail to meet deadlines or other requirements, and the extension term could be shorter than requested. If we cannot obtain a patent term extension or if the extension is shorter than requested, our competitors may launch similar products after our patent expires and leverage our data to launch their products earlier. If we do not have sufficient patent life to protect our products, our business and results of operations will be adversely affected.

We may not be able to protect our intellectual property rights throughout the world.

Filing, prosecuting, and defending patents globally would be prohibitively expensive, and our intellectual property rights in some countries may be less extensive than those in the United States, particularly in developing countries with less robust protections. Consequently, we may struggle to prevent third parties from using our inventions in regions where we lack patent protection or where enforcement is weaker, potentially allowing competitors to develop similar products and export them into patent-protected areas, undermining our competitive position.

Protecting and enforcing our intellectual property in foreign jurisdictions can be difficult and costly, as many foreign legal systems do not favor the enforcement of patents, trade secrets, and other intellectual property protection. Enforcing our rights abroad could result in significant costs, potential invalidation of our patents, and even provoke third-party claims. We may not succeed in legal actions we initiate, and any damages awarded may not be commercially meaningful. Additionally, if our trade secrets are disclosed internationally, competitors worldwide could have access to our proprietary information, and such disclosure could have a material adverse effect on our business. Accordingly, our efforts to enforce our intellectual property rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that we develop or license. Certain countries, like China and India, have compulsory licensing laws under which a patent owner may be compelled to grant licenses to third parties. In those countries, we may have limited remedies if patents are infringed or if we are compelled to grant a license to a third party, which could materially diminish the value of those patents. In addition, many countries limit the enforceability of patents against government agencies or government contractors, which could materially diminish the value of such a patent. If we are forced to grant a license to third parties with respect to any patents relevant to our business, our competitive position may be impaired, and our business may be adversely affected.

Because of the expense and uncertainty of litigation in certain foreign jurisdictions, we may determine that enforcing our patents or other intellectual property rights, even in cases of infringement, is not practical or in the best interest of our company or shareholders. Our competitors or other third parties may be able to sustain the costs of complex patent litigation or proceedings more effectively than we can because of their greater financial resources and more mature intellectual property portfolios. As a result, we might opt to monitor the situation or pursue non-litigious solutions instead. In addition, ongoing or potential litigation could compromise our ability to raise the funds necessary to continue our clinical trials, continue our internal research programs, in-license needed technology or other product candidates, or enter into development partnerships that would help us bring our product candidates to market.

Failure to protect our trade secrets could harm our business and competitive position.

In addition to the protection afforded by other types of intellectual property, we rely on the protection of our trade secrets, including unpatented know-how, technology, and other proprietary information, to maintain our competitive position. Although we have taken steps to protect our trade secrets and unpatented know-how, including entering into confidentiality agreements with employees, consultants, advisors, and third parties such as contractors and collaborators, we cannot guarantee that all such agreements have been duly executed, and any of these parties may not breach and disclose our proprietary information, and we may not be able to obtain adequate remedies for such breaches. We require our employees to enter into written confidentiality agreements that assign to us any inventions or developments made during their employment, and third-party contractors are also typically bound by non-disclosure agreements limiting their use and disclosure of our confidential information. Enforcing trade secret claims can be difficult, costly, time-consuming, and unpredictable, and some courts inside and outside the United States are less willing or unwilling to protect trade secrets. We may need to share our proprietary information, including trade secrets, with our current and future business partners, collaborators, and contractors located in countries where there is an elevated risk of misappropriation, including from private or state-affiliated actors.

Moreover, competitors may independently discover or otherwise gain access to our trade secrets, and we would have no right to stop them from using the information to compete with us. Loss of trade secret protection could significantly reduce the value of our proprietary information and harm our competitive position. If we fail to seek patent protection before public disclosure or cannot maintain confidentiality, our ability to secure patents or protect trade secrets may be compromised. We may also face claims that we wrongfully hired an employee from a competitor or that we or our employees have wrongfully used or disclosed alleged confidential information of their former employers.

We may be subject to claims that our employees, consultants, or independent contractors have wrongfully used or disclosed confidential information of third parties.

As is common in the biopharmaceutical industry, we engage consultants in addition to our employees to support the development of our product candidates. Many of these individuals have previously worked for, or are currently providing services to, other biopharmaceutical companies, including potential competitors. As a result, we may face claims that we, our employees, contractors, or consultants have inadvertently or improperly used or disclosed trade secrets or proprietary information of their former or current clients. Litigation may be necessary to defend against these claims. In addition to paying monetary damages, an adverse outcome could result in the loss of valuable intellectual property rights or personnel, which could adversely affect our business. Even if we prevail, litigation could result in substantial costs and be a distraction to our management team and other employees.

If our trademarks and trade names are not adequately protected, then we may not be able to build name recognition in our markets of interest, and our business may be adversely affected.

Our current or future trademarks or trade names may be challenged, infringed, circumvented, deemed descriptive or generic, or found to infringe on other marks. If we are unable to protect or continue using these trademarks and trade names, we may lose valuable brand recognition among partners and customers. Trademark applications may be rejected by the USPTO or foreign agencies, and even if accepted, they can be opposed or cancelled by third parties. Although we would be given an opportunity to respond to those rejections, we may be unable to overcome such rejections. In the USPTO and similar agencies abroad, third parties can oppose pending trademark applications or seek to cancel registered trademarks. Opposition or cancellation proceedings may be filed against our trademarks, and our trademarks may not survive such proceedings. If we are unable to establish name recognition based on our trademarks and trade names, we may not be able to compete effectively, and our business may be adversely affected. We may license our trademarks and trade names to third parties, but any misuse or breach of terms on these license agreements could weaken our rights in or diminish the goodwill associated with our trademarks and trade names.

Moreover, any name we have proposed to use with product candidates in the United States may need FDA approval, regardless of whether we have registered it or applied to register it as a trademark, and similar requirements exist in Europe. If the FDA (or an equivalent administrative body in a foreign jurisdiction) objects to any of our proposed proprietary product names, we may need to invest significant time and resources to secure an acceptable alternative that complies with trademark laws, avoids third-party conflicts, and is acceptable to the FDA. Furthermore, in many countries, owning and maintaining a trademark registration may not provide an adequate defense against a subsequent infringement claim asserted by the owner of a senior trademark. Competitors or other third parties may adopt trade names or trademarks similar to ours, thereby impeding our ability to build brand identity and possibly leading to market confusion. In addition, we could face trade name or trademark infringement claims from owners of registered or unregistered marks that are similar to ours. If we assert trademark infringement claims, a court may find our marks invalid, or that the party against whom we have asserted trademark infringement has superior rights to the marks in question. In this case, we could ultimately be forced to cease use of such trademarks.

Risks Related to This Offering and Ownership of Our Common Stock

The direct listing process differs from an initial public offering underwritten on a firm commitment basis.

We are pursuing a direct listing of our common stock on Nasdaq, which differs from a traditional underwritten initial public offering in several significant ways.

There are no underwriters engaged on a firm commitment basis in connection with our direct listing. As a result, prior to the opening of trading on Nasdaq, there will be no traditional book building process and no price at which underwriters initially sold shares to the public to guide price discovery with respect to the opening trades on Nasdaq. Buy and sell orders submitted prior to and at the opening of trading of our common stock on Nasdaq will not be informed by a price range or initial public sale price, as is typical in a firm commitment underwritten offering. Moreover, there will be no underwriters engaged on a firm-commitment underwritten basis, assuming risk in connection with the initial resale of shares of our common stock, or engage in market-stabilizing activities such as “covered” short sales or open-market purchases to support the stock price. As a result, we may experience greater volatility in the trading price of our common stock following the listing. Since our shares of common stock have no prior public market, an active trading market may not develop or continue to be liquid, and the market price of our shares of common stock may be volatile.

In addition, there is no fixed number of shares of common stock available for sale. Therefore, there can be no assurance that any Registered Stockholders or other existing stockholders will sell any or all of their common stock, and there may initially be a lack of supply of, or demand for, our common stock on Nasdaq. Alternatively, we may have a large number of Registered Stockholders or other existing stockholders who choose to sell their common stock in the near term, potentially resulting in an oversupply of our common stock, which could adversely impact the public price of our common stock once listed on Nasdaq and thereafter.

Furthermore, we will not conduct a traditional “roadshow” with underwriters prior to the opening of trading on Nasdaq. Instead, we intend to host an investor day and may engage in other investor presentations and educational meetings to build brand awareness and investor recognition. The date of such events will be announced through financial news outlets in a manner consistent with typical corporate outreach, and we will prepare an electronic presentation publicly available without restriction on a website, which will have content similar to a traditional roadshow presentation. However, there can be no assurance that these efforts will have the same impact on investor education or market demand as a traditional roadshow conducted in connection with a firm-commitment underwritten initial public offering. As a result, there may not be efficient price discovery with respect to our common stock or sufficient demand among investors immediately after our listing, which could result in a more volatile public price of our common stock.

The differences discussed could result in a volatile trading price for our common stock and uncertain trading volume, which may adversely affect your ability to sell any common stock that you may purchase.

Our shares of common stock currently have no public market. An active trading market may not develop or continue to be liquid, and the market price of shares of our common stock may be volatile.

We expect our common stock to be listed and traded on Nasdaq. Prior to the listing on Nasdaq, there has not been a public market for any of our securities, and an active market for our common stock may not develop or be sustained after the listing, which could depress the market price of shares of our common stock and could affect the ability of our stockholders to sell our common stock. In the absence of an active public trading market, investors may not be able to liquidate their investments in our common stock. An inactive market may also impair our ability to raise capital by selling shares of our common stock, our ability to motivate our employees through equity incentive awards, and our ability to acquire other companies, products, or technologies by using shares of our common stock as consideration.

We cannot predict the prices at which our shares of common stock may trade on Nasdaq following the listing of our shares of common stock, and the market price of our shares of common stock may fluctuate significantly in response to various factors, some of which are beyond our control. In particular, as this listing is taking place through a novel process that is not a firm-commitment underwritten initial public offering, there will be no traditional book building process and no price at which traditional underwriters initially sold shares to the public to help inform efficient price discovery with respect to the opening trades on Nasdaq. On the day that our shares of common stock are initially listed on Nasdaq, Nasdaq will begin accepting, but not executing, pre-opening buy and sell orders and will begin to continuously generate the indicative Current Reference Price (as defined below) on the basis of such accepted orders. The Current Reference Price is calculated each second and, during a 10-minute “Display Only” period, is disseminated, along with other indicative imbalance information, to market participants by Nasdaq on its NOII and BookViewer tools. Following the “Display Only” period, a “Pre-Launch” period begins, during which the Advisor, in its capacity as our financial advisor, must notify Nasdaq that our shares are “ready to trade.” Once the Advisor has notified Nasdaq that our shares of common stock are ready to trade, Nasdaq will confirm the Current Reference Price for our shares of common stock, in accordance with the Nasdaq rules. If the Advisor then approves proceeding at the Current Reference Price, the applicable orders that have been entered will be executed at such price, and regular trading of our shares of common stock on Nasdaq will commence, subject to Nasdaq conducting validation checks in accordance with Nasdaq rules. The Advisor will determine when our shares of common stock are ready to trade and approve proceeding at the Current Reference Price primarily based on considerations of volume, timing, and price. In particular, the Advisor will determine, based primarily on pre-opening buy and sell orders, when a reasonable amount of volume will cross on the opening trade such that sufficient price discovery has been made to open trading at the Current Reference Price. If the Advisor does not approve proceeding at the Current Reference Price (for example, due to the absence of adequate pre-opening buy and sell interest), the Advisor will request that Nasdaq delay the open until such a time that sufficient price discovery has been made to ensure a reasonable amount of volume crosses on the opening trade. For more information, see “Plan of Distribution.”

Additionally, prior to the opening trade, there will not be a price at which underwriters initially sold shares of common stock to the public, as there would be in a firm commitment underwritten initial public offering. The absence of a predetermined initial public offering price could impact the range of buy and sell orders collected by Nasdaq from various broker-dealers. Consequently, upon listing on Nasdaq, the public price of our common stock may be more volatile than in a firm commitment underwritten initial public offering and could decline significantly and rapidly.

Furthermore, because of our novel listing process on Nasdaq, Nasdaq’s rules for ensuring compliance with its initial listing standards, such as those requiring a valuation or other compelling evidence of value, are untested. In the absence of a prior active public trading market for our common stock, if the price of our common stock or our market capitalization falls below those required by Nasdaq’s eligibility standards, we may not be able to satisfy the ongoing listing criteria and may be required to delist.

In addition, because of our novel listing process, individual investors, retail or otherwise, may have greater influence in setting the opening public price and subsequent public prices of our common stock on Nasdaq and may participate more in our initial trading than is typical for a firm-commitment underwritten initial public offering. These factors could result in a public price of our common stock that is higher than other investors (such as institutional investors) are willing to pay, which could cause volatility in the trading price of our common stock and an unsustainable trading price if the price of our common stock significantly rises upon listing and institutional investors believe our common stock is worth less than retail investors, in which case the price of our common stock may decline over time. Further, if the public price of our common stock is above the level that investors determine is reasonable for our common stock, some investors may attempt to short our common stock after trading begins, which would create additional downward pressure on the public price of our common stock. To the extent that there is a lack of consumer awareness among retail investors, such a lack of consumer awareness could reduce the value of our common stock and cause volatility in the trading price of our common stock.

The public price of our common stock following the listing also could be subject to wide fluctuations in response to the risk factors described in this prospectus and others beyond our control, including:

•        The number of shares of our common stock publicly owned and available for trading;

•        Variations in our operating performance and the performance of our competitors in general;

•        Actual or anticipated fluctuations in our quarterly or annual operating results;

•        Publication of research reports by securities analysts about us or our competitors, or our industry;

•        The public’s reaction to our press releases, our other public announcements, and our filings with the SEC;

•        Our failure or the failure of our competitors to meet analysts’ projections or guidance that we or our competitors may give to the market;

•        Additions and departures of key personnel;

•        Changes in laws and regulations affecting our business;

•        Commencement of, or involvement in, litigation involving us;

•        Changes in our capital structure, such as future issuances of securities or the incurrence of additional debt;

•        The volume of shares of our common stock available for public sale; and

•        General economic and political conditions such as recessions, interest rates, fuel prices, foreign currency fluctuations, international tariffs, social, political, and economic risks, and acts of war or terrorism.

In addition, securities exchanges have experienced price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. Stock prices of many companies have fluctuated in a manner often unrelated to the operating performance of those companies. These fluctuations may be even more pronounced in the trading market for our common stock shortly following the listing of our common stock on Nasdaq as a result of the supply and demand forces described above. In the past, stockholders have instituted securities class action litigation following periods of market volatility. If we were to become involved in securities litigation, it could subject us to substantial costs, divert resources and the attention of management from our business, and harm our business, results of operations, and financial condition.

If we fail to meet the continued listing requirements of Nasdaq, Nasdaq may delist our securities.

As a public company, we will be subject to the reporting requirements and the rules and regulations of the applicable listing standards of Nasdaq. If we fail to maintain compliance with the continued listing standards of Nasdaq, our securities may be delisted, which could negatively affect the market price and liquidity of our securities. In such a case, we may seek to regain compliance by implementing a number of available options. If in the future our securities are delisted from Nasdaq, we could face significant material adverse consequences, including: limited availability of market quotations for our securities; reduced liquidity for our shares; a determination that our shares are “penny stock,” which will require brokers trading in our shares to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our shares; a limited amount of news and analyst coverage; and decreased ability to issue additional securities or obtain additional financing in the future. In addition, as long as our shares are listed on Nasdaq, U.S. federal law prevents or preempts the states from regulating their sale, although the law does allow the states to investigate companies if there is a suspicion of fraud, and if there is a finding of fraudulent activity, then the states can regulate or bar their sale. If we were no longer listed on Nasdaq, we would be subject to regulations in each state in which we offer our shares.

The Advisor, which will own 269,411 shares of our Common Stock on the date of the Direct Listing and is acting as placement agent in connection with our private placement, may have a conflict of interest.

Given RBW’s dual role as our financial advisor under Nasdaq direct listing rules and its status as a shareholder and placement agent, it may present a conflict of interest. A conflict of interest may arise when a person or an entity has interests that may make it difficult to perform their work objectively and effectively. Conflicts of interest may also arise if a person or entity receives personal benefits as a result of their position. Nasdaq will determine the Current Price of our Common Stock in the Direct Listing price in consultation with the Advisor in its capacity as our financial advisor. The Advisor will determine when our Common Stock are ready to trade and approve proceeding at the Current Reference Price primarily based on considerations of volume, timing, and price. In particular, the Advisor will determine, based primarily on pre-opening buy and sell orders, when a reasonable amount of volume will cross on the opening trade such that sufficient price discovery has been made to open trading at the Current Reference Price. We will issue the Advisor 269,411 shares of Common Stock in connection with the Direct Listing. As the Advisor will receive substantial personal benefit as a result of the Direct Listing, the existence of such financial and personal interests may result in a conflict of interest on the part of the Advisor between what it may believe is best for the Company and its shareholders and what it may believe is best for itself.

Future sales of our Common Stock by our Registered Shareholders and other existing shareholders could cause our share price to decline.

We currently expect our Common Stock to be listed and traded on Nasdaq. Prior to listing on Nasdaq, there has been no public market for our Common Stock, and there has not been a sustained history of trading in our Common Stock in “over-the-counter” markets. While our Common Stock may be sold after our listing on Nasdaq by the Registered Shareholders pursuant to this prospectus or by our other existing shareholders in accordance with Rule 144 under the Securities Act, unlike a firm-commitment underwritten initial public offering, there can be no assurance that any Registered Shareholders or other existing shareholders will sell any of their Common Stock and there may initially be a lack of supply of, or demand for, Common Stock on Nasdaq. As described herein, certain of our Common Stock outstanding as of the date hereof will be registered under this registration statement. The Registered Shareholders and other existing shareholders may sell all of their Common Stock, resulting in an oversupply of our Common Stock on Nasdaq. In the case of a lack of supply of our Common Stock, the trading price of our Common Stock may rise to an unsustainable level. Further, institutional investors may be discouraged from purchasing our Common Stock if they are unable to purchase a block of our Common Stock in the open market due to a potential unwillingness of our existing shareholders to sell a sufficient amount of Common Stock at the price offered by such institutional investors and the greater influence individual investors have in setting the trading price. If institutional investors are unable to purchase our Common Stock, the market for our Common Stock may be more volatile without the influence of long-term institutional investors holding significant amounts of our Common Stock. In the case of a lack of market demand for our Common Stock, the trading price of our Common Stock could decline significantly and rapidly after our listing. Therefore, an active, liquid and orderly trading market for our Common Stock may not initially develop or be sustained, which could significantly depress the public price of our Common Stock and/or result in significant volatility, which could affect your ability to sell your Common Stock.

The Series C Preferred Stock that we will issue prior to the effective date of this offering contain conversion price reset provisions, which may cause significant dilution to our stockholders.

We have agreed to issue $7,500,000 of Series C Preferred Stock prior to the effective date of this offering to unaffiliated third party investors. The issuance of our Common Stock upon the conversion of the Series C Preferred Stock that we will issue prior to the effective date of this offering would dilute the percentage ownership interest of holders of our Common Stock and (subject to any restrictions under applicable securities laws) increase the number of our publicly traded shares, which could depress the market price of our Common Stock.

In addition, the aforementioned Series C Preferred Stock include terms under which, in the event that we in the future issue Common Stock, or securities convertible into or exercisable for Common Stock, at a price per share lower than the conversion price then in effect, the conversion price will be reduced to such lower price, subject to certain exceptions (see “Description of Share Capital”), and reset provisions relating to the conversion price based upon the trading price of our Common Stock on the date of conversion. By reducing the conversion price of such securities, such reset provisions would increase the number of shares issuable upon conversion, resulting in greater dilution to our shareholders.

A significant number of our shares are eligible for sale, and their sale or potential sale may depress the market price of our ordinary shares.

Sales of a significant number of shares of our Common Stock in the public market could harm the market price of our Common Stock. A significant number of the outstanding shares of our Common Stock will be available for immediate resale in the public market upon the Direct Listing. If a significant number of shares were sold, such sales would increase the supply of our Common Stock in the public market, thereby potentially causing a decrease in its price. Some or all of our Common Stock may be offered from time to time in the open market pursuant to effective registration statements and/or compliance with Rule 144, which sales could have a depressive effect on the market for our Common Stock. By way of example, we are required to file a resale registration statement within ten days of the Direct Listing to register the Common Stock issuable upon conversion of the Series C Preferred Stock we will be issuing prior to the Direct Listing and the Common Stock issued to our Advisor. The sale of a significant portion of such shares when such shares are eligible for public sale may cause the value of our Common Stock to decline in value.

Because we have no current plans to pay cash dividends on our common stock, you may not receive any return on investment unless you sell your common stock for a price greater than that which you paid for it.

We currently intend to retain all available funds and any future earnings to fund the development, commercialization, and growth of our business, and therefore, we do not anticipate declaring or paying any cash dividends on our common stock in the foreseeable future. Any future determination to declare dividends will be made at the discretion of our Board of Directors and will depend on our financial condition, operating results, capital requirements, general business conditions, and other factors that our Board of Directors may deem relevant. Our future ability to pay cash dividends on our common stock may also be limited by the terms of any future debt securities or credit facility. As a result, capital appreciation, if any, of the common stock you purchase in this offering will be your sole source of gain for the foreseeable future.

We are an emerging growth company and a smaller reporting company, and the reduced disclosure requirements applicable to emerging growth companies and smaller reporting companies may make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act. For as long as we continue to be an emerging growth company, we may take advantage of certain exemptions and relief from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including (i) not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, (ii) having the option of delaying the adoption of certain new or revised financial accounting standards, (iii) reduced disclosure obligations regarding executive compensation in this prospectus and our periodic reports and proxy statements and (iv) exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We may take advantage of these exemptions until such time as we are no longer an emerging growth company. Accordingly, the information contained herein may be different than the information you receive from other public companies in which you hold stock. Further, pursuant to Section 107 of the JOBS Act, we have elected to take advantage of the extended transition period for complying with new or revised accounting standards until those standards would otherwise apply to private companies. As a result, our operating results and financial statements may not be comparable to the operating results and financial statements of other companies that have adopted the new or revised accounting standards.

We are also a “smaller reporting company” as defined in the Exchange Act. We may continue to be a smaller reporting company even after we are no longer an emerging growth company. We may take advantage of certain of the scaled disclosures available to smaller reporting companies until the fiscal year following the determination that our voting and non-voting common stock held by non-affiliates is $250 million or more measured on the last business day of our second fiscal quarter, or our annual revenues are less than $100 million during the most recently completed fiscal year and our voting and non-voting common stock held by non-affiliates is $700 million or more measured on the last business day of our second fiscal quarter.

It is possible that some investors will find our common stock less attractive as a result of the foregoing, which may result in a less active trading market for our common stock and higher volatility in our stock price.

General Risks

Reports published by analysts, including projections in those reports that differ from our actual results, could adversely affect the price and trading volume of our common stock.

Securities research analysts may establish and publish their own periodic projections for our Company. These projections may vary widely and may not accurately predict the results we achieve. The price of our common stock may decline if our actual results do not match the projections of these securities research analysts. Similarly, if one or more of the analysts who write reports on us downgrade our stock or publish inaccurate or unfavorable research about our business, our stock price could decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, our stock price or trading volume could decline.

Our internal computer systems, or those of our CROs, manufacturers, contractors, consultants, collaborators, or potential collaborators, may fail or experience security or data privacy breaches. Such incidents could lead to increased costs, revenue loss, significant liabilities, reputational harm, and material operational disruptions.

Despite the implementation of security measures, our internal computer systems and those of our current and any future CROs and other contractors, consultants, collaborators, and third-party service providers are vulnerable to damage from computer viruses, cybersecurity threats, unauthorized access, natural disasters, terrorism, war, and telecommunication and electrical failure. Because the techniques used to obtain unauthorized access to, or to sabotage, systems change frequently and often are not recognized until launched against a target, we may be unable to anticipate these techniques or implement adequate preventative measures. We may also experience security breaches that may remain undetected for an extended period. If such an event were to occur and cause interruptions in our operations or result in the unauthorized acquisition of or access to personally identifiable information or individually identifiable health information (violating certain privacy laws such as HIPAA and GDPR), it could result in a material disruption of our drug discovery and development programs and our business operations, whether due to a loss of our trade secrets or other similar disruptions. Some of the federal, state, and foreign government requirements include obligations of companies to notify individuals of security breaches involving personally identifiable information, which could result from breaches experienced by us or by our vendors, contractors, or organizations with which we have formed strategic relationships. Notifications and follow-up actions related to a security breach could impact our reputation, cause us to incur significant costs, including legal expenses and remediation costs. For example, the loss of clinical trial data from completed or future clinical trials could result in delays in our regulatory approval efforts and significantly increase our costs to recover or reproduce the lost data. We also rely on third parties for certain portions of our manufacturing process, and similar events relating to their computer systems could also have a material adverse effect on our business. To the extent that any disruption or security breach were to result in a loss of, or damage to, our data, or inappropriate disclosure of confidential or proprietary information, we could be exposed to litigation and governmental investigations, the further development and commercialization of our product candidates could be delayed, and we could be subject to significant fines or penalties for any noncompliance with certain state, federal and/or international privacy and security laws. Our insurance policies may not be adequate to compensate us for the potential losses arising from any such disruption, failure, or security breach. In addition, such insurance may not be available to us in the future on economically reasonable terms, or at all. Further, our insurance may not cover all claims made against us and could have high deductibles in any event, and defending a suit, regardless of its merit, could be costly and divert management attention.

Our operations are vulnerable to disruptions from fire, severe weather, power outages, telecommunications failures, terrorist acts, and other uncontrollable events, which could negatively impact our business.

Our facility is located in a region that experiences severe weather from time to time. We have not undertaken a systematic analysis of the potential consequences to our business and financial results from a major tornado, flood, fire, earthquake, power loss, terrorist activity, or other disasters, and do not have a recovery plan for such disasters. In addition, we currently do not carry sufficient insurance to compensate us for actual losses from interruption of our business that may occur, and any losses or damages incurred by us could harm our business. The occurrence of any of these disruptions could seriously harm our operations and financial condition and increase our costs and expenses.

You may be diluted by future issuances of preferred stock or additional common stock in connection with our incentive plans, acquisitions, or otherwise; future sales of such shares in the public market, or the expectations that such sales may occur, could lower our stock price.

We could issue a significant number of shares of common stock in the future in connection with investments or acquisitions. Any of these issuances could dilute our existing stockholders, and such dilution could be significant. Moreover, such dilution could have a material adverse effect on the market price for the shares of our common stock.

The future issuance of shares of preferred stock with voting rights may adversely affect the voting power of the holders of shares of our common stock, either by diluting the voting power of our common stock if the preferred stock votes together with the common stock as a single class, or by giving the holders of any such preferred stock the right to block an action on which they have a separate class vote, even if the action were approved by the holders of our shares of our common stock.

The future issuance of shares of preferred stock with dividend or conversion rights, liquidation preferences, or other economic terms favorable to the holders of preferred stock could adversely affect the market price for our common stock by making an investment in the common stock less attractive. For example, investors in the common stock may not wish to purchase common stock at a price above the conversion price of a series of convertible preferred stock because the holders of the preferred stock would effectively be entitled to purchase common stock at the lower conversion price, causing economic dilution to the holders of common stock.

Industry and Market Data

This Prospectus contains estimates made, and other statistical data published by independent parties and by us relating to market size and growth, and other data about our industry. We obtained the industry and market data in this Prospectus from our own research as well as from industry and general publications, surveys, and studies conducted by third parties. This data involves a number of assumptions and limitations and contains projections and estimates of the future performance of the industries in which we operate that are inherently subject to a high degree of uncertainty, and actual events or circumstances may differ materially from events and circumstances reflected in this information. We caution you not to give undue weight to such projections, assumptions, and estimates. In addition, while we believe that the results and estimates from our internal research are reliable, such results and estimates have not been verified by any independent source.

USE OF PROCEEDS

The Registered Stockholders may, or may not, elect to sell shares of our common stock covered by this prospectus. To the extent any Registered Stockholder chooses to sell shares of our common stock covered by this prospectus, we will not receive any proceeds from any such sales of our common stock. See “Principal and Registered Stockholders.”

DIVIDEND POLICY

We have never declared or paid cash dividends on our common stock. We currently intend to retain all available funds and any future earnings to fund the development, commercialization, and growth of our business, and therefore, we do not anticipate declaring or paying any cash dividends on our common stock in the foreseeable future. Any future determination as to the declaration and payment of dividends, if any, will be at the discretion of our Board of Directors. Any such determination will also depend upon our business prospects, operating results, financial condition, capital requirements, general business conditions, and other factors that our Board of Directors may deem relevant. Our future ability to pay cash dividends on our common stock may also be limited by the terms of any future debt securities or credit facility.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of September 30, 2025 and December 31, 2024:

	As of September 30, 2025	As of December 31, 2024
Cash and cash equivalents	$658,410	$681,098

Notes payable – related parties, convertible into 187,500 shares of common stock	1,500,000	—

Stockholders’ equity (deficit):
Common stock, par value $0.0001 per share, 125,000,000 shares authorized; 7,043,330 and 6,991,355 issued; 6,995,469 and 6,943,494 outstanding at September 30, 2025 and December 31, 2024	704	699
Series A convertible preferred stock, voting, $0.0001 par value, 8,000,000 shares authorized, 6,590,045 shares issued and outstanding at September 30, 2025 and December 31, 2024, convertible into 1,113,224 shares of common stock.	659	659
Series B convertible preferred stock, voting, $0.0001 par value, 52,500,000 shares authorized, 23,811,426 shares issued and outstanding, at September 30, 2025 and December 31, 2024, convertible into 4,022,206 shares of common stock	2,381	2,381
Additional paid-in capital, net of offering costs	51,486,152	50,059,365
Accumulated deficit	(52,606,212)	(49,503,493)
Treasury stock	(150,000)	(150,000)
Total stockholders’ equity (deficit)	$(1,266,316)	$409,611
Total capitalization	$233,684	$409,611

The number of shares of our voting common stock reflected in our actual information set forth in the table above excludes:

1,151,528 shares of common stock issuable upon exercise of stock options outstanding under our 2020 Equity Incentive Plan (the Stock Plan) as of September 30, 2025;

118,244 shares of common stock issuable upon exercise of stock options outstanding not under any equity incentive plan as of September 30, 2025;

683,430 shares of our common stock reserved for future issuance under the Stock Plan as of September 30, 2025; and

266,899 shares of our common stock issuable upon the exercise of warrants outstanding at September 30, 2025.

All the shares of common stock subject to stock options and/or warrants outstanding and reserved for issuance under our equity incentive plan are expected to be registered on Form S-8 under the Securities Act, and such shares are eligible for sale in the public markets, subject to Rule 144 under the Securities Act (“Rule 144”) limitations applicable to affiliates.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with our consolidated financial statements and related notes appearing elsewhere in this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategy for our business and related financing, includes forward-looking statements that involve risks and uncertainties. As a result of many factors, including those factors set forth in the section titled “Risk factors,” our actual results could differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis. See also the section titled “Special note regarding forward-looking statements.” Our historical results are not necessarily indicative of the results that may be expected for any period in the future.

Overview and History

Lakewood-Amedex Biotherapeutics Inc. (the “Company,” “Lakewood-Amedex,” “we,” “us,” or “our”), a Nevada corporation headquartered in University Park, Florida, is a clinical-stage biopharmaceutical company focused on the discovery and development of novel antimicrobial therapeutics to address critical unmet medical needs in infectious diseases, particularly those driven by antimicrobial resistance (AMR).

The Company was originally incorporated in Delaware on July 11, 2006, under the name Nu Pharmas, Inc., following the acquisition of substantially all the assets of Renaissance Nutraceuticals, Inc., a Delaware corporation, on April 9, 2007. With an initial focus on antisense RNA technologies and the contract manufacturing of oligonucleotides, Nu Pharmas changed its name to Amedex Therapeutics, Inc. in 2007. On November 11, 2007, Amedex Therapeutics acquired substantially all of the assets of Lakewood Pharmaceuticals, Inc., a Delaware corporation. Subsequently, on February 1, 2008, the Company was renamed Lakewood-Amedex Inc. On June 5, 2025, the Company changed its name to Lakewood-Amedex Biotherapeutics Inc. and re-domiciled as a Nevada corporation. On September 29, 2025, the Company filed a certificate of amendment to its articles of incorporation effecting a 1-for-5.92 reverse stock split.

In 2012 and 2013, the Company transitioned its research focus from oligonucleotide therapeutics to small molecule antimicrobials, particularly a novel class of compounds known as Bisphosphocins®, which were discovered serendipitously during early-stage antisense RNA testing. Bisphosphocins® are synthetic antimicrobial nucleotide derivatives that exhibit broad-spectrum activity and have shown potent effects against multiple drug-resistant bacterial strains.

We are addressing the global AMR crisis, which is directly responsible for approximately 1.27 million deaths annually and contributes to nearly 5 million deaths worldwide. The rising threat of drug-resistant pathogens, including MRSA, VRE, and others, has rendered many existing antibiotics ineffective, leading to higher healthcare costs, longer hospital stays, and increased mortality. Despite the urgency of this public health challenge, innovation in antibiotic development has slowed significantly, with many recent approvals derived from existing classes that remain vulnerable to known resistance mechanisms.

Our lead product candidate, Nu-3, is a broad-spectrum Bisphosphocin® antimicrobial formulated for the topical treatment of chronically infected diabetic foot ulcers (DFUs). We have successfully completed a first-in-human exploratory clinical trial and plan to advance Nu-3 into a Phase 2a safety and dose-response trial, followed by a placebo-controlled Phase 2b study. The Phase 2b study is designed to determine the optimal dosing regimen and support the design of pivotal Phase 3 trials for future regulatory approval and commercialization.

In addition to Nu-3, we are advancing a pipeline of early-stage Bisphosphocin® compounds such as Nu-8, Nu-10, and Nu-11, targeting a range of acute and chronic infectious indications. These pipeline candidates will undergo further preclinical development to identify the best compound-indication match for advancement into clinical evaluation.

As of December 2025, we held 68 issued patents and had 29 pending patent applications covering our core technologies and product candidates in key global pharmaceutical markets.

Financial Overview

Since inception, we have devoted substantially all of our resources to research and development activities, including preclinical studies and clinical trials, corporate infrastructure development, intellectual property protection, and fundraising efforts. We have not generated any revenue from product sales. From inception through September 30, 2025, we have raised $46.1 million in gross proceeds through the issuance of convertible preferred stock, common stock, and convertible debt.

We have incurred significant net losses since our inception. For the years ended December 31, 2024 and 2023, we reported net losses of $4.8 million and $8.3 million, respectively. For the three months ended September 30, 2025 and 2024, we reported net losses of $1.9 million and $1.9 million, respectively, and for the nine months ended September 30, 2025 and 2024, net losses are $3.1 million and $4.0 million, respectively. As of September 30, 2025, we had an accumulated deficit of $52.6 million. These losses have resulted primarily from expenditures related to our research and development programs and general and administrative expenses. We expect to continue to incur significant losses for the foreseeable future.

Manufacturing and Supply Chain

We do not own or operate any manufacturing facilities and have no current plans to establish internal manufacturing capabilities. We rely on third-party contract development and manufacturing organizations (CDMOs) to produce clinical supply materials and intend to continue this approach for commercial production, if applicable. These third parties are also responsible for packaging, labeling, storing, and distributing our clinical trial materials, and are expected to perform the same functions for any commercial products if and when we receive regulatory approval.

We believe this outsourced model enables us to remain capital-efficient and allows us to focus our resources on advancing our pipeline and enhancing our proprietary development platforms.

Future Operating Plans

We anticipate our operating expenses will increase substantially as we:

•        Advance our lead candidate, Nu-3, through ongoing and future clinical trials;

•        Finalize preclinical development activities for additional pipeline candidates and file Investigational New Drug (IND) applications

•        Conduct preclinical studies and clinical trials for new product candidates;

•        Expand our discovery research programs to identify novel antimicrobial candidates;

•        Seek regulatory approvals for candidates that successfully complete clinical trials;

•        Protect and enhance our intellectual property portfolio;

•        Hire additional clinical, regulatory, scientific, quality, and administrative personnel;

•        Advance our Quality Management System and 21CFR11 compliant Document Management System

•        Secure third-party manufacturing capabilities for future development and commercialization needs;

•        Establish commercial infrastructure for sales, marketing, and distribution;

•        Enhance internal systems and personnel to comply with public company reporting obligations.

Due to the inherent risks and uncertainties associated with pharmaceutical product development, we are unable to predict with certainty the timing or extent of future expenditures or whether we will ever achieve profitability.

Components of Our Results of Operations

Our results of operations have consisted primarily of operating expenses, which include the following components:

Operating Expenses

Our operating expenses are classified into two primary categories:

•        Research and development (“R&D”) expenses

•        General and administrative (“G&A”) expenses

Research and Development Expenses

R&D expenses represent costs incurred in connection with the discovery and development of our product candidates and our proprietary platform technologies. These expenses primarily include:

•        External costs, including fees paid to:

•        Contract research organizations (“CROs”),

•        Contract development and manufacturing organizations (“CDMOs”),

•        Third-party consultants,

•        Research laboratories and other service providers that support our preclinical and clinical development programs.

•        Internal costs, which consist primarily of:

•        Salaries, stock-based compensation, and other employee-related expenses for personnel involved in R&D activities,

•        Facility-related costs directly attributable to R&D operations.

We expense R&D costs as incurred. Costs for certain activities are recognized based on an evaluation of the progress to completion of specific tasks using data such as information provided to us by our vendors, and analyzing the progress of our preclinical and clinical studies or other services performed. To date, a substantial majority of our R&D spending has related to external costs incurred in connection with the development of our product candidates. While we allocate internal resources toward product innovation, early discovery, preclinical development, clinical program management, and oversight of manufacturing partners, we do not currently track R&D expenses on a program-specific basis until a product candidate is designated for development in a specific therapeutic area.

The successful development of our current or any future product candidates is highly uncertain and subject to numerous risks, many of which are beyond our control. These include clinical trial design, regulatory requirements, manufacturing constraints, and evolving government policies. Product candidates at later stages of development typically incur higher costs, primarily due to increased clinical trial size, extended duration, and enhanced regulatory and safety requirements. Accordingly, we expect our R&D expenses to increase substantially in future periods as we:

•        Advance our lead product candidate, Nu-3, through clinical development;

•        Progress additional pipeline candidates through preclinical and clinical phases;

•        Expand our and discovery research programs;

•        Prepare for potential regulatory submissions and commercialization; and

•        Advance our Quality Management System and 21CFR11 compliant Document Management System.

Because of the inherent uncertainty involved in clinical development, we cannot reasonably estimate the timing or total costs required to complete the development of our existing or future pipeline candidates. Our future R&D expenses will depend on numerous factors, including but not limited to:

•        The number, scope, progress, and results of current and future preclinical studies and clinical trials;

•        Per-patient trial costs and trial size;

•        Establishing an appropriate safety profile in both preclinical studies and clinical trials;

•        Geographic scope and the number of clinical sites participating in each study;

•        Patient enrollment rates and duration of follow-up;

•        Number of treatment arms and dosing regimens;

•        Patient discontinuation or drop-out rates;

•        Regulatory feedback or new requirements imposed during development;

•        Costs and timing of clinical supply manufacturing;

•        Changes in applicable laws, regulations, or agency guidance;

•        The potential establishment of development or commercialization partnerships;

•        Obtaining and maintaining patent and trade secret protection and regulatory exclusivity for our product candidates.

Any change in these variables could substantially impact our projected costs, timing, and likelihood of successful development.

General and Administrative Expenses

General and administrative expenses consist primarily of personnel-related expenses for employees in executive, finance, legal, human resources, and other corporate functions. These include salaries, benefits, and stock-based compensation.

G&A expenses also include:

•        Professional fees for legal, accounting, auditing, consulting, and tax services;

•        Legal expenses related to patent filings and intellectual property protection;

•        Facilities-related costs not allocated to R&D;

•        Insurance premiums, including director and officer liability insurance;

•        Travel and other administrative costs.

We expect our general and administrative expenses to increase in future periods as we:

•        Expand our corporate infrastructure to support current and anticipated R&D activities;

•        Increase headcount to support operations as a public company;

•        Incur additional audit, legal, regulatory, compliance, investor relations, and public reporting costs associated with our transition to a publicly traded company.

Other Income (Expense), Net

Interest Income

Interest income consists of income earned from our cash and cash equivalents. We expect interest income to increase in the short term due to higher cash balances resulting from the net proceeds of the Series C convertible Preferred Stock financing outlined under the Proposed Convertible Financing section.

Other Expense

Other expense consists primarily of interest expense related to outstanding debt obligations, a one-time non-operating loss on a fraud incident, and other immaterial non-operating items.

Comparison of the three and nine months ended September 30, 2025 and 2024

The following table summarizes our results of operations for the three months ended September 30, 2025 and 2024:

	Three months ended September 30,		Change
	2025	2024
Revenue	$—	$—	$—
Operating expenses:
Research and development	752,931	$540,948	211,983
General and administrative	1,126,227	370,558	755,669
Depreciation	1,159	1,407	(248)
Total operating expenses	1,880,317	912,913	967,404
Loss from operations	(1,880,317)	(912,913)	(967,404)
Other income (expense), net:
Interest income	10,966	19,959	(8,993)
Realized loss on investment	—	(722)	722
Loss on fraud incident	—	(1,042,459)	1,042,459
Interest expense	(37,808)	—	(37,808)
Total other income (expense), net	(26,842)	(1,023,222)	996,380
Net loss	$(1,907,159)	$(1,936,135)	$28,976

Research and development expenses

The following table summarizes our R&D expenses for the three months ended September 30, 2025 and 2024:

	Three months ended September 30,		Change
	2025	2024
Personnel-related expenses	$716,106	$444,641	$271,465
Clinical and pre-clinical expenses	32,933	86,497	(53,564)
Other expenses	3,892	9,810	(5,918)
Total research and development expenses	$752,931	$540,948	$211,983

Research and development expenses were approximately $753 thousand for the three months ended September 30, 2025, compared to approximately $541 thousand for the three months ended September 30, 2024, representing an increase of approximately $212 thousand. This increase was primarily driven by an increase of approximately $271 thousand in workforce-related expenses, largely attributable to stock-based compensation. The increase was partially offset by a voluntary reduction in employee compensation, a reduction in headcount, and the reclassification of a portion of salary expenses following the promotion of our Chief Operating Officer to Chief Executive Officer in 2025, which resulted in approximately 60% of that individual’s compensation being allocated to general and administrative expenses. In addition, clinical expenses decreased by approximately $54 thousand, primarily due to reduced spending on clinical supplies.

General and administrative expenses

The following table summarizes our general and administrative expenses for the three months ended September 30, 2025 and 2024:

	Three months ended September 30,		Change
	2025	2024
Professional services	$207,103	$99,230	$107,873
Personnel-related expenses	749,361	124,081	625,280
Corporate expenses	129,598	109,946	19,652
Facility costs	40,165	37,301	2,864
Total general and administrative expenses	$1,126,227	$370,558	$755,669

General and administrative expenses were approximately $1.1 million for the three months ended September 30, 2025, compared to approximately $371 thousand for the three months ended September 30, 2024, representing an increase of approximately $756 thousand. This increase was primarily driven by an approximately $608 thousand increase in stock-based compensation and approximately $40 thousand related to the reclassification of a portion of salary expenses following the promotion of our Chief Operating Officer to Chief Executive Officer in 2025, which resulted in approximately 60% of that individual’s compensation being allocated to general and administrative expenses. These increases were partially offset by a reduction in workforce-related expenses, including a voluntary reduction in employee compensation of approximately $30 thousand.

The increase in general and administrative expenses also reflects higher professional fees and corporate expenses. Professional fees increased by approximately $108 thousand, primarily due to an increase in legal and audit fees of approximately $119 thousand incurred in connection with preparations for a proposed direct listing on Nasdaq, partially offset by a decrease in patent-related costs. Corporate expenses increased by approximately $20 thousand in preparation for a proposed direct listing on Nasdaq, partially offset by a reduction in fundraising-related costs. Facility costs remained relatively consistent period over period.

Other income (expense), net

Other income (expense), net was approximately $(27) thousand for the three months ended September 30, 2025, compared to approximately $(1.0) million for the three months ended September 30, 2024, representing a favorable change of approximately $996 thousand. This improvement was primarily attributable to a reduction in loss to a fraud incident of approximately $1 million. The favorable impact was partially offset by lower interest income and a higher interest expense, which together resulted in an unfavorable change of approximately $46 thousand.

The following table summarizes our results of operations for the nine months ended September 30, 2025 and 2024:

	Nine months ended September 30,		Change
	2025	2024
Revenue	$—	$—	$—
Operating expenses:
Research and development	1,069,536	1,670,772	(601,236)
General and administrative	1,987,298	1,488,730	498,568
Depreciation	3,476	5,142	(1,666)
Total operating expenses	3,060,310	3,164,644	(104,334)
Loss from operations	(3,060,310)	(3,164,644)	104,334
Other income (expense), net:
Interest income	20,664	134,959	(114,295)
Realized loss on investment	—	(722)	722
Loss on fraud incident	—	(1,042,459)	1,042,459
Interest expense	(63,073)	(5,000)	(58,073)
Other income	—	77,000	(77,000)
Total other income (expense), net	(42,409)	(836,222)	793,813
Net loss	$(3,102,719)	$(4,000,866)	$898,147

Research and development expenses

The following table summarizes our R&D expenses for the nine months ended September 30, 2025 and 2024:

	Nine months ended September 30,		Change
	2025	2024
Personnel-related expenses	$996,339	$1,394,530	$(398,191)
Clinical and pre-clinical expenses	62,044	236,332	(174,288)
Other expenses	11,153	39,910	(28,757)
Total research and development expenses	$1,069,536	$1,670,772	$(601,236)

Research and development expenses were approximately $1.1 million for the nine months ended September 30, 2025, compared to $1.7 million for the nine months ended September 30, 2024, representing a decrease of approximately $0.6 million. This decrease was primarily attributable to an approximately $0.4 million reduction in workforce-related expenses, driven by a voluntary reduction in employee compensation, a decrease in headcount, and the reclassification of a portion of salary expenses following the promotion of our Chief Operating Officer to Chief Executive Officer in 2025. As a result of this change in role and responsibilities, approximately 60% of this individual’s compensation was reallocated to general and administrative expenses. The reductions were partially offset by an increase in stock-based compensation of approximately $0.5 million.

In addition, research and development expenses decreased by approximately $0.2 million due to lower clinical costs and development costs, including reduced spending on clinical supplies, formulation activities, regulatory support, and preclinical contract research, consulting services, and travel.

General and administrative expenses

The following table summarizes our general and administrative expenses for the nine months ended September 30, 2025 and 2024:

	Nine months ended September 30,		Change
	2025	2024
Professional services	$677,231	$604,795	$72,436
Personnel-related expenses	938,410	394,625	543,785
Corporate expenses	256,391	373,095	(116,704)
Facility costs	115,266	116,215	(949)
Total general and administrative expenses	$1,987,298	$1,488,730	$498,568

General and administrative expenses were approximately $2.0 million for the nine months ended September 30, 2025, compared to approximately $1.5 million for the nine months ended September 30, 2024, representing an increase of approximately $0.5 million. The increase was primarily driven by an approximately $0.5 million increase in personnel-related expenses, largely attributable to higher stock-based compensation. The increase in personnel-related expenses also reflects approximately $67 thousand resulting from the reclassification of a portion of salary expenses following the promotion of our Chief Operating Officer to Chief Executive Officer in 2025, with approximately 60% of that individual’s compensation allocated to general and administrative expenses. These increases were partially offset by a reduction in workforce-related expenses, including a voluntary reduction in employee compensation and related costs of approximately $138 thousand.

Professional services expenses increased by approximately $72 thousand, primarily due to higher legal, audit, and other professional fees incurred in preparation for our proposed direct listing on the Nasdaq Capital Market, partially offset by a reduction in patent-related costs.

Corporate expenses decreased by approximately $117 thousand, primarily reflecting lower fundraising-related costs of approximately $70 thousand and reduced board-related costs of approximately $40. Facility costs remained relatively consistent period over period.

Other income (expense), net

Other income (expense), net was approximately $(42) thousand for the nine months ended September 30, 2025, compared to approximately $(836) thousand for the nine months ended September 30, 2024, representing a favorable change of approximately $794 thousand. This improvement was primarily attributable to the absence of a one-time loss related to a fraud incident of approximately $1 million recorded during the nine months ended September 30, 2024. The favorable impact was partially offset by lower interest income of approximately $114 thousand, higher interest expense of approximately $58 thousand, and the absence of a one-time receipt of approximately $77 thousand recognized during the nine months ended September 30, 2024.

Comparison of the years ended December 31, 2024 and 2023

The following table summarizes our results of operations for the years ended December 31, 2024 and 2023:

	Year ended December 31,		Change
	2024	2023
Revenue	$—	$—	$—
Operating expenses
Research and development	2,103,366	5,528,948	$(3,425,582)
General and administrative	1,917,154	3,096,208	(1,179,054)
Depreciation	6,300	11,563	(5,263)
Total operating expenses	4,026,820	8,636,719	(4,609,899)
Loss from operations	(4,026,820)	(8,636,719)	4,609,899
Other income (expense), net
Interest income	142,596	360,122	(217,526)
Interest expense	(5,000)	(10,000)	5,000
Loss on fraud incident	(1,042,459)	—	(1,042,459)
Other income	76,278	4,637	71,641
Total other income (expense), net	(828,585)	354,759	(1,183,344)
Net loss	$(4,855,405)	$(8,281,960)	$3,426,555

Research and development expenses

The following table summarizes our R&D expenses for the years ended December 31, 2024 and 2023:

	Year ended December 31,		Change
	2024	2023
Clinical and preclinical expenses	$232,342	$3,344,537	$(3,112,195)
Personnel-related expenses	1,793,458	2,050,809	(257,351)
Other expenses	77,566	133,602	(56,036)
Total research and development expenses	$2,103,366	$5,528,948	$(3,425,582)

Research and development expenses were approximately $2.1 million for the year ended December 31, 2024, compared to approximately $5.5 million for the year ended December 31, 2023, representing a decrease of approximately $3.4 million. The decrease was primarily attributable to a reduction of approximately $3.1 million in clinical and preclinical expenses, reflecting the completion of preclinical and certain clinical activities for our lead compound, Nu-3, during 2023 and the completion of manufacturing of another product candidate.

In addition, workforce-related expenses decreased by approximately $0.3 million, primarily due to the absence of bonus compensation in 2024, partially offset by increases in base salaries and stock-based compensation. Other research and development expenses decreased by approximately $56 thousand, reflecting lower overall development-related spending.

General and administrative expenses

The following table summarizes our general and administrative expenses for the years ended December 31, 2024 and 2023:

	Year ended December 31,		Change
	2024	2023
Personnel-related expenses	$510,397	$1,707,084	$(1,196,687)
Professional services	754,503	892,041	(137,538)
Fund raising expenses	194,741	17,326	177,415
Facilities costs	153,238	157,700	(4,462)
Director’s fees	144,000	144,000	—
Commercial Insurance	77,908	78,671	(763)
Other costs	82,367	99,386	(17,019)
Total general and administrative expenses	$1,917,154	$3,096,208	$(1,179,054)

General and administrative expenses were approximately $1.9 million for the year ended December 31, 2024, compared to approximately $3.1 million for the year ended December 31, 2023, representing a decrease of approximately $1.2 million. This decrease was primarily attributable to a reduction of approximately $1.2 million in personnel-related expenses, reflecting lower salary costs, reduced stock-based compensation, and the absence of bonus expense in 2024.

Professional services expenses decreased by approximately $0.1 million due to lower legal, audit, and consulting fees. These decreases were partially offset by an increase in fundraising expenses of approximately $0.2 million, reflecting higher costs incurred in connection with capital-raising activities. Other general and administrative expense categories, including facilities costs, directors’ fees, commercial insurance, and other costs, remained relatively consistent year over year.

Other income (expense), net

Other income (expense), net was approximately $0.8 million for the year ended December 31, 2024, compared to approximately $0.4 million for the year ended December 31, 2023, representing an unfavorable change of approximately $1.2 million. This change was primarily attributable to a loss related to a fraud incident of approximately $1.0 million and a decrease in interest income of approximately $0.2 million, resulting from lower invested cash and cash equivalent balances.

Liquidity and Capital Resources

Sources of Liquidity

Since our inception, we have not generated revenue from product sales and have incurred significant operating losses and negative cash flows from operations. We expect to continue to incur substantial losses and use significant cash resources for the foreseeable future as we advance the development of our product candidates.

To date, we have financed our operations primarily through the sale of convertible preferred stock, common stock, and convertible debt. Through September 30, 2025, we have received aggregate gross proceeds of $46.1 million from these financing activities.

As of September 30, 2025, we had cash and cash equivalents of approximately $0.7 million. Based on our current operating plan, these capital resources, together with expected net proceeds from our ongoing private placement memorandum (PPM) offering, are expected to fund our operations for at least 12 months from the date of listing. However, these estimates are based on assumptions that may prove to be inaccurate, and actual results may differ materially. As such, there is substantial doubt about our ability to continue as a going concern.

Our audited financial statements for the years ended December 31, 2024 and 2023 include an explanatory paragraph from our independent registered public accounting firm stating that our recurring losses from operations raise substantial doubt about our ability to continue as a going concern.

Our continued operations will depend on our ability to raise additional capital through equity offerings, debt financings, collaborations, or other strategic arrangements. There can be no assurance that such additional financing will be available on acceptable terms, or at all.

Future Funding Requirements

We anticipate that our expenses will increase significantly as we:

•        Advance our lead product candidate, Nu-3, through clinical development;

•        Continue preclinical development of additional pipeline candidates;

•        Seek regulatory approvals for our product candidates;

•        Build our commercial infrastructure to support future product launches, if approved;

•        Expand our operational, financial, legal, and compliance functions as a public company;

•        Strengthen our intellectual property portfolio; and

•        Hire additional personnel in research, clinical, regulatory, quality, and administrative functions.

Our future capital requirements will depend on many factors, including:

•        The scope, progress, and timing of our Nu-3 clinical trial;

•        The costs, design, and duration of any additional preclinical and clinical trials;

•        Manufacturing scale-up expenses, including establishment of commercial supply;

•        Regulatory feedback and approval pathways in the U.S. and internationally;

•        The timing and terms of any future in-licensing or acquisition transactions;

•        The costs of maintaining and protecting our intellectual property portfolio;

•        The need for additional personnel and infrastructure as we grow;

•        The level of market acceptance and third-party reimbursement of any future approved products;

•        The extent to which we enter into strategic collaborations, partnerships, or licensing arrangements; and

•        Any milestone or royalty payments required under existing or future agreements.

Until such time, if ever, that we are able to generate revenue from product sales, we expect to continue financing our operations through the sale of equity securities, debt financings, government or private grants, and/or licensing or collaboration arrangements.

Should we raise additional funds through the issuance of equity or convertible debt securities, existing stockholders may experience dilution, and the new securities may contain rights, preferences, or privileges senior to those of existing holders. Debt financing, if available, may impose restrictive covenants, and collaboration agreements may require us to relinquish valuable rights to our technologies or future revenue streams.

If we are unable to obtain adequate financing when needed, we may be required to delay, limit, reduce, or terminate our research and development programs or future commercialization efforts, or enter into strategic transactions on unfavorable terms, or cease operations entirely.

Material Cash Requirements from Known Contractual and Other Obligations

Leases

We lease office space in University Park, Florida, under a non-cancelable operating lease that expires on April 30, 2027. For additional information, refer to Note 6 to our unaudited condensed financial statements included elsewhere in this filing.

Research and Development Commitments

We expect to continue to incur substantial costs related to the ongoing clinical development of Nu-3 and other pipeline candidates. We are in the final stages of entering into new contractual commitments with CROs to support clinical trial execution. Each contract typically remains in effect through the completion of the respective clinical trial. Costs will vary depending on trial size, duration, and scope of services.

We also anticipate continued investments in preclinical development, manufacturing, and regulatory activities to support our broader pipeline.

Cash flows

For the nine months ended September 30, 2025 and 2024

The following table provides information regarding our cash flows for the nine months ended September 30, 2025 and 2024:

	For the Nine Months Ended September 30,
	2025	2024
	(Unaudited)	(Unaudited)
Net cash used in operating activities	$(1,522,688)	$(4,985,111)
Net cash provided by investing activities	—	3,083,664
Net cash provided by (used in) financing activities	1,500,000	(50,000)
Net decrease in cash and cash equivalents	$(22,688)	$(1,951,447)

Operating Activities

Net cash used in operating activities was approximately $1.5 million for the nine months ended September 30, 2025, compared to approximately $5.0 million for the nine months ended September 30, 2024, representing a decrease of approximately $3.5 million. The decrease was primarily due to a lower net loss and more favorable working capital changes in the current period. For the nine months ended September 30, 2025, cash used in operating activities was primarily driven by a net loss of approximately $3.1 million, partially offset by approximately $1.6 million in non-cash charges and favorable changes in operating assets and liabilities. Non-cash adjustments primarily consisted of stock-based compensation expense. Changes in working capital were primarily driven by an increase in trade payables and accrued liabilities, partially offset by a reduction in lease liability.

In comparison, for the nine months ended September 30, 2024, net cash used in operating activities of approximately $5.0 million was primarily driven by a net loss of approximately $4.0 million and unfavorable changes in operating assets and liabilities of approximately $1.2 million, mainly related to reductions in trade payables and accrued liabilities. These were partially offset by non-cash charges, primarily stock-based compensation expense.

Investing Activities

There were no investing activities during the nine months ended September 30, 2025.

For the nine months ended September 30, 2024, net cash provided by investing activities was approximately $3.1 million. These amounts primarily reflected proceeds from the maturity of short-term investments, partially offset by purchases of such investments.

Financing Activities

Net cash provided by financing activities was approximately $1.5 million for the nine months ended September 30, 2025. These proceeds were received through related party financing, initially consisting of approximately $0.2 million in short-term promissory notes bearing interest at 10% per annum. These notes were subsequently converted into short-term convertible promissory notes under the same interest terms. In total, the Company raised $1.5 million during the nine-month period through the issuance of short-term convertible promissory notes to related parties, all bearing interest at a rate of 10% per annum.

Net cash used in financing activities for the nine months ended September 30, 2024 was $50 thousand, attributable to the repurchase of company stock.

For the years ended December 31, 2024 and 2023

The following table provides information regarding our cash flows for the years ended December 31, 2024 and 2023:

	Year ended December 31,
	2024	2023
Net cash used in operating activities	$(5,723,322)	$(6,816,114)
Net cash provided by (used in) investing activities	3,924,664	(3,784,187)
Net cash used in financing activities	(50,000)	—
Net decrease in cash and cash equivalents	$(1,848,658)	$(10,600,301)

Operating Activities

Net cash used in operating activities was approximately $5.7 million for the year ended December 31, 2024. This use of cash was primarily attributable to a net loss of approximately $4.9 million, along with approximately $1.2 million in net cash used for changes in operating assets and liabilities, partially offset by non-cash charges of approximately $0.3 million, which included depreciation, stock-based compensation expense, and non-cash operating lease expense.

For the year ended December 31, 2023, net cash used in operating activities was approximately $6.8 million, primarily resulting from a net loss of approximately $8.3 million, partially offset by non-cash charges of approximately $0.6 million, mainly related to stock-based compensation and lease expense, and net cash provided by changes in operating assets and liabilities of approximately $0.8 million.

Investing Activities

Net cash provided by investing activities was approximately $3.9 million for the year ended December 31, 2024, primarily attributable to proceeds from the sale and maturities of short-term investments.

Net cash used in investing activities was approximately $3.8 million for the year ended December 31, 2023, primarily reflecting the purchases of short-term investments, partially offset by proceeds from sales and maturities of such investments.

Financing Activities

Net cash used in financing activities was $50 thousand for the year ended December 31, 2024, attributable to the repurchase of company stock.

There were no financing activities during the year ended December 31, 2023.

Proposed Convertible Financing

The Company has agreed to the terms of a financing of newly created shares of Series C Convertible Preferred Stock (the “Series C Preferred”) as set forth below:

•        Offering of $7,500,000 of Series C Convertible Preferred Stock at an original issuance price of $10.00 per share, with interest and original issue discount of 20%.

•        Each share of Preferred Stock is convertible at the option of the holder, at any time and from time to time, at a conversion price that is the lesser of $10.00 per share or a 20% discount to the trailing 5-day average closing price, with a floor of $1.00, resulting in a maximum number of Common Stock of 9,375,000.

•        The closing will take place on the date of the filing for acceleration of this Registration Statement.

•        Officers, Directors, and holders of 10% or more of the Company’s issued and outstanding shares of common stock are subject to a lockup period of the lesser of (i) 180 days from the closing date or (ii) the date of full conversion of the Series C Preferred.

•        The Company will be obligated to file a registration statement registering for resale the shares of common stock underlying the Series C Preferred.

•        The Company shall not issue any type of equity or equity-linked securities without the prior written consent of the Investors before (i) 180 days from the closing date or (ii) the date of full conversion of the Series C Preferred without the written consent of the Series C Preferred investor.

•        The Investor shall be entitled to receive dividends at the rate of ninety-six cents ($0.96) per share per annum, or 9.6% per annum of the liquidation preference of eight dollars ($10.00) per share on the Series C Preferred that have not been converted commencing 180 days from the closing date.

Critical Accounting Policies and Significant Judgments and Estimates

Our consolidated financial statements are prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, expenses, and related disclosures, including the disclosure of contingent assets and liabilities. We evaluate our estimates and assumptions on an ongoing basis. Estimates are based on historical experience, known trends, and other relevant factors believed to be reasonable under the circumstances. Actual results may differ materially from those estimates.

While our significant accounting policies are described in more detail in Note 2 to our financial statements included elsewhere in this filing, we believe that the following accounting policies involve the most significant judgments and estimates used in the preparation of our consolidated financial statements.

Research and Development Expenses and Related Prepaid and Accrued Expenses

We recognize research and development (“R&D”) expenses as incurred. These expenses consist primarily of costs incurred in connection with the development of our product candidates, including services performed by third-party contract research organizations (“CROs”), contract manufacturing organizations (“CMOs”), consultants, and other external vendors, as well as internal personnel costs.

As part of our financial reporting process, we are required to estimate R&D expenses as of each balance sheet date. This involves evaluating contracts and purchase orders, communicating with internal clinical and finance personnel, and estimating the degree of completion of services rendered but not yet invoiced. These estimates are based on facts and circumstances known to us at the reporting date and may require adjustments in future periods as additional information becomes available.

We accrue expenses for goods and services received based on estimates of the proportion of work completed. In certain cases, payments to vendors may exceed the level of services performed, resulting in the recognition of a prepaid expense. Conversely, if services are performed ahead of invoicing, we record an accrued liability. Estimates of the service period, level of effort, and costs incurred are subject to significant judgment. To date, we have not experienced any material differences between our estimates and actual amounts incurred.

Advance payments for goods or services to be used in future R&D activities are deferred and recognized as expenses when the related services are performed or when the goods are received.

Stock-Based Compensation

We account for stock-based compensation in accordance with ASC 718, Compensation — Stock Compensation. We recognize expense for all equity-based awards, including stock options granted to employees, directors, and consultants, based on the grant-date fair value of the awards. The fair value of stock options is estimated using the Black-Scholes option-pricing model. Compensation cost is recognized on a straight-line basis over the requisite service period, which is typically the vesting period of the respective awards.

The determination of grant-date fair value requires management to make several assumptions, including:

•        Risk-free interest rate:    Based on U.S. Treasury yields with maturities similar to the expected term of the options at the date of grant.

•        Dividend yield:    Assumed to be zero, as we have never declared or paid dividends and do not anticipate doing so in the foreseeable future.

•        Expected term:    Estimated using the simplified method, which calculates the average between the vesting date and the contractual term of the option.

•        Expected volatility:    Based on the historical volatilities of a group of comparable public companies, as we do not have sufficient trading history of our common stock.

•        Fair value of common stock:    Determined based on valuations performed by third-party valuation specialists, considering recent financings and other relevant market data.

These assumptions require significant judgment, and changes in these inputs could materially affect the fair value of future grants and related stock-based compensation expense.

Refer to Note 9 of our financial statements included elsewhere in this filing for additional information regarding the assumptions used in the Black-Scholes model and stock option activity during the periods presented.

As of June 30, 2025, there was no intrinsic value associated with the outstanding stock options.

Determination of Fair Value of Our Common Stock

Prior to the listing of our common stock on a public securities exchange, there has been no public market for our common stock, and, as such, the fair value of our common stock for financial reporting purposes has been determined by our Board of Directors with the assistance of management and third-party valuation specialists. The fair value was estimated based on a variety of factors in accordance with the guidelines outlined in the American Institute of Certified Public Accountants Practice Aid, Valuation of Privately Held Company Equity Securities Issued as Compensation.

Our valuations were performed using methodologies that comply with the option-pricing method (“OPM”). These methods consider a range of objective and subjective factors, including:

•        The prices of preferred stock sold to outside investors in arms-length transactions and the rights, preferences, and privileges of the preferred stock relative to common stock;

•        Our historical and projected financial performance and key milestones;

•        The development status of our product candidates, including data from clinical trials and regulatory milestones;

•        The lack of marketability of our common stock;

•        The industry outlook and performance of comparable publicly traded peer companies;

•        The likelihood and timing of a potential liquidity event, such as an initial public offering or sale of the company;

•        General U.S. and global economic and capital market conditions.

After the valuation is performed, our Board of Directors reviews and approves the estimated fair value of our common stock based on the recommendation of management and the analysis provided by our third-party valuation firm.

Following the listing of our common stock, the fair value of our common stock will be based on the quoted closing price of our shares on the applicable trading market.

We believe that the methodologies used to determine the estimated fair value of our common stock are consistent with the guidance prescribed by the Financial Accounting Standards Board under ASC 718 and are reasonable for financial reporting purposes.

Off-Balance Sheet Arrangements

We did not have, during the periods presented, and we do not currently have, any off-balance sheet arrangements, as defined under SEC rules, such as relationships with unconsolidated entities or financial partnerships, including structured finance or special purpose entities, that have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

Recently Issued Accounting Standards

A description of recently issued accounting standards that may potentially impact our financial position, results of operations, or cash flows is included in Note 2 to our condensed financial statements included elsewhere in this filing.

Emerging Growth Company and Smaller Reporting Company Status

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As an emerging growth company, we may take advantage of certain exemptions from various reporting and other requirements that are applicable to other public companies that are not emerging growth companies. These exemptions include:

•        reduced disclosure obligations regarding executive compensation;

•        no requirement to hold nonbinding advisory votes on executive compensation or golden parachute arrangements;

•        an exemption from the auditor attestation requirement of Section 404(b) of the Sarbanes-Oxley Act; and

•        delayed adoption of new or revised accounting standards applicable to public companies until such standards are also applicable to private companies.

We have elected to take advantage of the extended transition period to comply with new or revised accounting standards. As a result, our financial statements may not be comparable to those of companies that comply with public company effective dates.

We will remain an emerging growth company until the earliest of:

•        the last day of the fiscal year in which we have total annual gross revenues of $1.235 billion or more;

•        the last day of the fiscal year in which the market value of our common stock held by non-affiliates is $700 million or more as of the last business day of our second fiscal quarter;

•        the date on which we have issued more than $1.0 billion in nonconvertible debt over a three-year period; or

•        the last day of the fiscal year following the fifth anniversary of the completion of this offering.

We are also a “smaller reporting company,” as defined in Rule 12b-2 of the Exchange Act, meaning that we have either (i) less than $250 million of public float, or (ii) less than $100 million in annual revenues and less than $700 million of public float. As a smaller reporting company, we may take advantage of many of the same reduced disclosure obligations available to emerging growth companies, including reduced disclosure obligations regarding executive compensation.

Quantitative and Qualitative Disclosures About Market Risk

Interest Rate Risk

We are exposed to market risk related to changes in interest rates. As of September 30, 2025, our cash and cash equivalents consisted primarily of cash held in checking and money market accounts. Because of the short-term nature of these instruments, we do not believe a sudden change in interest rates would have a material effect on our financial condition or results of operations.

Foreign Currency Exchange Risk

We currently operate primarily in the United States, and all current transactions conducted by the company are transacted in US dollars and do not have significant exposure to foreign currency exchange risk. However, as we expand clinical activities globally, our exposure to exchange rate fluctuations may increase, particularly with respect to the Euro and other non-U.S. currencies. To date, we have not entered into any foreign currency exchange contracts or other hedging strategies. We do not believe that a hypothetical 10% increase or decrease in exchange rates would have had a material effect on our financial results during the periods presented.

Effects of Inflation

Inflation may increase our cost of operations, particularly labor and research and development expenditures. While inflation has not materially affected our business or results of operations during the periods presented, we continue to monitor its potential impact on future financial performance.

BUSINESS

Stockholders should read this section in conjunction with the more detailed information about the Company contained in this prospectus, including our audited financial statements and the other information appearing in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

General

Antimicrobial resistance (AMR) represents a growing global health crisis, responsible for 1.27 million deaths annually and contributing to nearly 5 million deaths worldwide. The rapid rise of resistant pathogens has rendered many existing antibiotics ineffective, increasing the risk of severe infections, prolonged hospital stays, and substantial economic burdens. Despite this urgent need, the development of new antibiotics has slowed, with most advancements occurring within existing drug classes, leaving them vulnerable to resistance mechanisms.

Lakewood-Amedex Biotherapeutics Inc., a privately held pharmaceutical company, is addressing this crisis with the development of its Bisphosphocin® class of antimicrobial agents. Unlike traditional antibiotics, Bisphosphocin® compounds are being developed with a novel mechanism of action that is designed to destabilize bacterial membranes within minutes, potentially significantly reducing the likelihood of resistance development. This unique approach is designed to make them highly active against a broad spectrum of Gram-positive, Gram-negative, and drug-resistant pathogens, including methicillin resistant Staphylococcus aureus (MRSA) and multidrug-resistant Gram-negative bacteria. The available non-clinical data will need to be confirmed in clinical studies and evaluated by the FDA and comparable regulatory authorities.

The lead compound, Nu-3, is currently advancing through clinical trials for the treatment of infected diabetic foot ulcers (iDFU), a major complication affecting millions of diabetic patients worldwide. Nu-3 is formulated as a topical gel, and based on in vitro and in vivo non-clinical data, potentially offering several advantages over systemic antibiotics, including:

•        Rapid and potent antimicrobial action

•        Broad-spectrum activity, including against resistant bacterial strains.

•        Targeted delivery at the infection site, overcoming circulation challenges in diabetic patients.

•        No expected resistance development

•        Minimal systemic exposure, reducing side effects.

Beyond iDFU, Lakewood-Amedex Biotherapeutics Inc. is exploring additional local drug delivery applications, including complicated urinary tract infections (CAUTI) and pulmonary infections.

A.     Introduction to AMR

Antimicrobial resistance (AMR) continues to pose a significant global public health threat, ranking among the top 10 challenges faced by humanity. A Lancet publication in 2022 on the global burden of AMR, with the latest data from 2019, reported that 4.95 million deaths were associated with antimicrobial resistance and that 1.27 million deaths were directly attributable to AMR.6 The Centers for Disease Control and Prevention (CDC) reported that in the U.S. alone, more than 2.8 million AMR infections occur each year, with more than 35,000 deaths as a result.7

Antimicrobial resistance is a growing global threat and may lead to a future pandemic affecting humanity.8 Beyond its devastating impact on human lives, AMR also jeopardizes the global economy, with implications for international trade, health care expenditures, and overall productivity. If left unaddressed, by 2050, the economic toll of AMR could reach a staggering $3.8 trillion in global gross domestic product (GDP) loss. Treatment of infections caused by the six leading multi-drug-resistant germs cost more than $4.6B in 2021 in the U.S.9

____________

6        Antimicrobial Resistance Collaborators. (2022). Global burden of bacterial antimicrobial resistance in 2019: a systematic analysis. The Lancet; 399(10325): P629-655. DOI: https://doi.org/10.1016/S0140-6736(21)02724-0.

7        Antibiotic Resistance Threats in the United States, 2019, Atlanta, GA: U.S. Department of Health and Human Services, CDC (2019 Antibiotic Resistance Threats Report | Antimicrobial Resistance | CDC).

8        World Bank. 2017. “Drug-Resistant Infections: A Threat to Our Economic Future.” Washington, DC: World Bank. License: Creative Commons Attribution CC BY 3.0 IGO

9        Nelson et al, National Estimates of Healthcare Costs Associated With Multidrug-Resistant Bacterial Infections Among Hospitalized Patients in the United States, 2021, Clinical Infectious Disease, 2021, 72, S17–26.

AMR is a natural process that happens over time through genetic changes in pathogens. Microbes have several biological mechanisms to induce resistance and promote their survival in the presence of antibiotics and antifungals, and these mechanisms are categorized into four distinct types: 1) preventing antibiotic uptake; 2) modification of the drug target; 3) inactivation of the drug; or 4) removal of the drug through efflux pumps.10

As a result of drug resistance, antibiotics and antifungal medicines become ineffective and infections become difficult or impossible to treat, increasing the risk of disease spread, severe illness, disability, and death. AMR emergence and spread are accelerated by human activity, particularly in less developed countries. This situation is predominantly linked to the misuse and/or overuse of antimicrobials to treat, prevent, or control infections in humans, animals, and plants (entering the food chain). The discovery and launch of antimicrobial drugs has slowed to a trickle, while resistant organisms have emerged for most classes of drugs. It is clear that new classes of AMR drugs are urgently needed.11

The urgent need for effective antimicrobial drugs is further highlighted by increasing resistance trends. The 2022 World Health Organization (WHO) report on the Global Antimicrobial Resistance and Use Surveillance System (GLASS) report revealed alarming levels of resistance.12 The resistance rate towards cephalosporin exceeds 50% in Klebsiella pneumoniae, which typically necessitates the use of carbapenems (i.e., “Reserve” antibiotics), while over 50% resistance towards carbapenems in Acinetobacter spp. leaves patients with very few options. Over 60% of N. gonorrhoeae isolates showed resistance to ciprofloxacin, one of the most frequently prescribed oral antibacterials. Similarly, more than 20% of isolates of E. coli, the primary pathogen responsible for urinary tract infections (UTIs), demonstrate resistance to both first-line (ampicillin and co-trimoxazole) and second-line (fluoroquinolone) treatment. While some resistance trends have remained stable over the past 4 years, the rates of bloodstream infections (BSI) caused by resistant E. coli, Salmonella spp., and resistant N. gonorrhoeae infections have increased by at least 15% compared to 2017 figures. Most septic conditions originate from a localized infection that is either misdiagnosed, diagnosed too late, or progresses due to the presence of resistant pathogens. Therefore, it is crucial to prevent a locally treatable infection from becoming systemic by providing effective treatment options for local drug delivery against resistant pathogens.

So far, most new drug developments have occurred in the existing classes of antibiotics, but the new drugs in these classes are susceptible to the same drug resistance mechanisms and are therefore likely to be only temporary solutions; novel drugs from totally new mechanistic classes are urgently needed. In addition to resistance development in bacteria, an increasing concern is a similar development for fungal infections.

B.     Bisphosphocin® Overview

All the data presented in the following sections B a)- f) were obtained from non-clinical in vitro or in vivo experiments. The Company acknowledges that the results from preclinical studies may not be reproduced in clinical trials and that the outcomes of clinical trials are inherently uncertain.

Lakewood-Amedex Biotherapeutics Inc. has discovered a new class of antimicrobials, the Bisphosphocin® class, being developed with a unique mechanism of action designed to overcome the problem of resistance emergence. Several examples of the class have been extensively profiled non-clinically for their antimicrobial properties, and one member — Nu-3 — has been advanced into the clinic. The physicochemical properties of the Bisphosphocin® class make them suitable for a wide range of local drug delivery options, such as gel formulations for skin infections, solution formulations for complicated urinary tract infections (cUTI), and solution formulations as aerosols for the treatment of pulmonary infections with the use of a nebulizer. The direct application at the site of infection has the advantage of rapid antimicrobial action, limited systemic exposure, and hence avoidance of most or all systemic side-effects known from systemic antibiotic therapies, such as gastrointestinal side effects and disruptive effects on the intestinal microbiome. Most importantly, initial in vitro data suggest that the novel mechanism of action (see below) makes the possibility of resistance emergence less likely. Our goal is to develop our Bisphosphocin® compounds to become a valuable and important treatment option for locally treatable infections.

____________

10      Reygaert W C, An overview of antimicrobial resistance mechanisms of bacteria, AIMS Microbiology, 2018, 4 (3), 482-501.

11      Antibiotic Resistance Threats, CDC, 2019, Antibiotic Resistance Threats in the United States, 2019.

12      Global antimicrobial resistance and use surveillance system (GLASS) report 2022, ISBN 978-92-4-006270-2 (electronic version), ISBN 978-92-4-006271-9 (print version)

a)      Mechanism of Action

Figure 1: A schematic representation of the mechanism of action of the Bisphosphocin® class of compounds

The Bisphosphocin® class of compounds is rapidly cidal in vitro to bacteria through a pH and concentration dependent destabilization of the bacterial cell membrane (see Figure 1 for a schematic of the mechanism), typically achieving this effect in under one minute of exposure. As evidence for the mechanism, exposure of bacteria to increasing concentrations of Nu-3 allows SYTOX green nucleic acid stain to accumulate inside bacterial cells, which is indicative of cell membrane depolarization/destruction and is correlated with the loss of bacterial cell viability (see Figure 2).13

SYTOX Penetration
100
50
0
% Cells
22 mg/ml
42 mg/ml
85 mg/ml
Nu-3 concentration
0 hrs
0.5 hrs
2 hrs
4 hrs

Figure 2a	Figure 2b

Figure 2: Bacterial Cytological Profiling (BCP) of Nu-3: E. coli cells were treated with increasing concentrations of Nu-3 and then stained with SYTOX green. Figure 2a shows the time and concentration dependent SYTOX staining, and Figure 2b shows the staining photos, where red staining shows the bacterial membrane, blue staining shows bacterial DNA, and green staining indicates cell membrane disruption.

____________

13      Lakewood-Amedex Biotherapeutics Inc. data

The activity of the Bisphosphocin® class of compounds is pH dependent, with the greatest potential potency and activity at low pH values — pH 2 to 4. Compounds with a larger pH range for activity provide an opportunity to match different compounds to different indications, where the pH of the drug delivery formulation can be adjusted to suit the target organ. For example, the skin is more tolerant of lower pHs, whereas formulations designed for the bladder should be at a higher pH — typically > 3.5. Other properties of the Bisphosphocin® class may also play a role in the tolerance of various tissues to the class.

b)      Antibacterial Spectrum

Bisphosphocin® compounds exhibit a broad-spectrum in vitro antibacterial activity against gram positive, gram negative, and the most relevant resistant bacterial strains, such as MRSA and other resistant pathogens. A partial list of bacteria that are susceptible to Nu-3 and other Bisphosphocin® compounds is shown in Figure 3 (bacteria shown in red are AMR organisms).14 Research indicates that the antimicrobial properties of Bisphosphocin® compounds are effective against several biodefense pathogens, thereby potentially playing a role in national security and public health.

Nosocomial Bacteria	Community Acquired Bacteria

Acinetobacter iwoffii – clinical isolate

Acinetobacter baumannii – clinical isolate

Clostridium difficile – multi-resistant

Enterococcus faecalis – W.T. & vancomycin resistant

Enterococcus faecium – vancomycin resistant

Klebsiella pneumoniae – clinical isolate, NDM-1

Pseudomonas aeruginosa – W.T.

Pseudomonas aeruginosa – ciprofloxacin, MDR

Serratia marcessens – oxacilllin resistant

Staphylococcus aureus (MRSA) – vancomycin resistant

Staphylococcus epidermis – oxacillin resistant

Aeromonas hydrophilia – clinical isolate

Alcaligenes faecalis – clinical isolate

Borellia burgdorferi

Haemophilus influenzae

Mycobacterium tuberculosis – W.T. & MDR

Moraxella catarrhalis

Neisseria meningitidis – rifampicin resistant

Propionibacterium acnes

Proteus mirabalis

Streptococcus pneumoniae – penicillin resistant

Biodefense Organisms	Yeast/Fungal Organisms
Bacillus anthracis Brucella abortus Burkholderia mallei Burkholderia pseudomallei Francisella tularensis Yersinia pestis	Trichophytan rubrum and mentagrophytes Microsporum gypseum Aspergillus fumigatus Candida albicans Saccharomyces pastorianis
Figure 3: Organisms in red are AMR organisms

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14      Lakewood-Amedex Biotherapeutics Inc. data

c)      Rapid antibacterial effects

In in vitro time kill experiments where bacteria are exposed to the Bisphosphocin® class of compounds, the cidal action is rapid, with total cell death occurring within minutes at higher concentrations and lower pH values. For example, Nu-3 kills 105 E. coli bacteria within 10 minutes at 25 mg/ml (2.5% solution) and leads to complete eradication in less than 10 minutes at higher concentrations (see Figure 4). Additional bacterial time kills are shown in Figure 5, demonstrating the rapid time kill for a range of bacteria, including AMR strains.15

Figure 4: In vitro kill kinetics of Nu-3 against E. coli at three different concentrations of Nu-3

Nu-3 concentration required to kill 100%
Bacterium	AMR	1 min	10 min
		mg/ml
E. coli (Uropath)	✓	>20	10
E. coli	Methicillin	-	5 – 10
K. pneumoniae	Susceptible	5	2.5
P. mirabilis	MDR	>20	5
A. baumannii	Sulphamethoxazole	10	2.5
P. aeruginosa	Susceptible	5	1.25
S. aureus	✓	?	?
S. saprophyticus	MDR	2.5	1.25

Figure 5: Time kill of Nu-3 against a range of bacteria at 1 and 10 min

The time-kill assays presented in Figures 4 and 5 were executed by incubating a bacterial culture (approximately 1.0 x 105 CFU/ml in saline) with Nu-3 at the indicated concentrations in Eppendorf tubes, which were kept at room temperature. The surviving bacteria were quantified at 1, 5, 10, and 20 minutes after the incubation period

____________

15      Lakewood-Amedex Biotherapeutics Inc. data

through serial dilution and plating on agar plates.16 In additional in vitro experiments with two other members of the class of antimicrobials, Nu-10 and Nu-11, both compounds showed faster times to kill 100% of E. coli and S. aureus, and at lower concentrations than Nu-3 as shown in Figure 6.

Compound	Species	Strain	Concentration (mg/mL)	Time to 100% kill (min)
Nu-10	E. coli	ATCC 25922	25	<1
Nu-10	E. coli	ATCC 25922	5	5
Nu-11	E. coli	ATCC 25922	25	<1
Nu-11	E. coli	ATCC 25922	1	<1
Nu-10	S. aureus	ATCC 43300	25	<1
Nu-10	S. aureus	ATCC 43300	5	20
Nu-11	S. aureus	ATCC 43300	25	5
Nu-11	S. aureus	ATCC 43300	5	10

Figure 6: Time kill for 100% reduction of E. coli and S. aureus for Nu-10 and Nu-11 at a range of concentrations.

d)      Effects on Biofilm

Biofilm formation is a method used by bacteria to evade antibiotics and survive in hostile conditions. It has been identified as a major problem associated with chronic, recurrent, and resistant infections. The majority of the SOC antibiotics demonstrated reduced efficacy against bacteria that have entered a non-replicating state, commonly referred to as dormancy.17 Recent research indicates that Bisphosphocin® compounds are effective at killing bacteria even when present in a biofilm environment where bacteria are in a quiescent or dormant state (see Figure 7 for the effect of Nu-3 on S. epidermidis biofilm growth).18

Figure 7: Increasing concentrations of Nu-3 block S. epidermidis growth and biofilm. Bacteria were grown in the presence or absence of Nu-3 in glass culture tubes for 48h. After visualizing the growth, the media were removed and then stained with a crystal violet stain to visualize biofilm formation.

____________

16      Lakewood-Amedex Biotherapeutics Inc. data

17      Kahn et al, Challenges of Antibiotic Resistance Biofilms and Potential Combating Strategies; A Review, Biotech., 2021, 11, 169.

18      Aikiyoshi et al, 53rd ICAAC Conference, 2013

e)      No Resistance Development

The rapid membrane antimicrobial mode of action of Bisphosphocin® compounds presents a challenge to resistance development by bacteria, which has been supported by in vitro laboratory experiments using a serial passage of E. coli and MRSA in the presence of Nu-3 for 21 days. The Minimum Inhibitory Concentrations (MICs) for Nu-3 were slightly increased at the end of the experiment for E. coli and unchanged for S. aureus. In contrast, the MIC of the ciprofloxacin control had increased over 2,000-fold for E. coli and over 600-fold for MRSA (see Figure 8). The initial MIC values of 10 mg/ml for Nu-3 were unchanged when assessed against bacteria resistant to Ciprofloxacin, which implies that cross-resistance did not occur.19

Figure 8: Nu-3 exhibits minimal or no tendency to develop resistance to E. coli and MRSA, whereas ciprofloxacin showed a 2,000-fold and 600-fold decrease in activity to E. coli and MRSA.

f)      Minimal systemic exposure and side effects

The Bisphosphocin® class of compounds is designed for application at the site of infection. In addition to the advantage of being able to target the infection directly, the local application is also designed to provide for limited systemic exposure and hence avoidance of most or all systemic side-effects, such as severe allergic reactions and gastrointestinal side effects that would otherwise occur through disruption of the intestinal microbiome and disruption of gut/intestinal microbiome with subsequent impairment of the immune system. Lakewood-Amedex Biotherapeutics Inc. has demonstrated in vivo that local application produces limited systemic exposure in several animal models, including a large animal porcine toxicology study where Nu-3 was applied to the wounds, in a twice-a-day regimen, for 14 days. Systemic exposure in this study was very low and short-lived, with no adverse effects on any organ system.20 Quantitative testing (pharmacokinetics) of systemic exposure in humans is planned in the upcoming clinical trial.

g)      Manufacturing aspects

The Bisphosphocin® class of compounds is a modified nucleotide molecule and has excellent aqueous solubility, potentially making them adaptable to a range of different drug product formulations and delivery methods. Significant investment has been dedicated to the development of the manufacturing processes required to produce both the Bisphosphocin® drug substances and drug products. Drug substance manufacturing process development has been conducted for several members of the class and has been carried out on a multikilogram scale under current Good Manufacturing Practices (cGMP) guidelines with high efficiency. In addition, process improvement efforts have reduced the cost of goods and have produced bulk drug substance with improved physical chemistry characteristics. Stability testing of the lead compound — Nu-3 — has shown the bulk drug substance material to be stable for at least five years. Similarly, drug product manufacturing process development has been conducted, and multikilogram

____________

19      Lakewood-Amedex Biotherapeutics Inc. data

20      Lakewood-Amedex Therapeutics Inc. data

quantities of the Nu-3 gel have been manufactured under cGMP guidelines, and the product is suitable for use in clinical trials. Stability testing of the Nu-3 formulation has shown the drug product to be stable for at least twenty-four months. In addition, initial testing for sterility and antimicrobial effectiveness has demonstrated that the drug product is sterile for at least eighteen months and does not require additional preservatives to maintain sterility.

Additional manufacturing development has been conducted for Nu-10, including process development and initial scale up production to 1 kg of Nu-10 drug substance. Drug product development of a solution formulation of Nu-10 has also been initiated with preliminary stability studies showing drug product stability for at least 6 months at 0-5ºC.

h)      Indications

We believe that the Bisphosphocin® class of compounds is suitable for the treatment of a range of indications. Lakewood-Amedex Biotherapeutics Inc. has a portfolio of compounds that are being profiled for indications such as infected diabetic foot ulcer, urinary tract infections, and pulmonary infections. Figure 9 shows the MIC values for Nu-3, Nu-8, Nu-10, and Nu-11, where Nu-10 and Nu-11 show improved in vitro activity as compared to Nu-3 and Nu-8, against bacteria that are found in both urinary tract and pulmonary infections. Nu-10 and Nu-11 are being further explored in preclinical testing as potential development compounds for the CAUTI or the pulmonary indication development. The decision whether one of the compounds is suited for either of the indications will largely be determined by animal toxicology studies that need to be performed to identify the most favorable benefit-risk profile, taking into consideration the local organ specific tissue conditions.

		MIC (mg/mL)
Species	Strain	Nu-03	Nu-08	Nu-10	Nu-11
A. baumannii	ATCC-19606	3.13	12.50	6.25	0.78
A. radioresistens	MMX-8551	3.13	6.25	6.25	0.78
C. freundii	CDC-0157	3.13	6.25	0.78	0.78
C. striatum	ATCC-6940	>100	3.13	0.39	0.20
E.coli	ATCC-25922	>100	70.63	4.94	3.96
E.coli	MMX-8870	6.25	25.00	6.25	1.56
E. faecalis	ATCC-29212	6.25	12.50	3.13	3.13
E. faecalis	MMX-3353	12.50	12.50	3.13	3.13
E. faecium	ATCC-35667	6.25	12.50	1.56	0.78
E. faecium	MMX-3355	6.25	12.50	1.56	1.56
H. influenzae	ATCC-49247	0.78	3.13	0.39	0.20
K. pneumoniae	ATCC-43816	NT	50.00	6.25	3.13
M. morganii	CDC-0519	6.25	12.50	1.56	0.78
P. aeruginosa	ATCC-27853	110.37	67.83	5.16	2.23
P. mirabilis	CDC-0155	6.25	6.25	1.56	0.78
S. agalactiae	ATCC-13813	1.56	>25	0.39	0.39
S. aureus	ATCC-29213	25.00	25.00	13.02	5.73
S. dysgalactiae	ATCC-6644	1.56	>25	0.39	0.39
S. epidermis	ATCC-12228	3.13	12.50	0.39	0.39
S. haemolyticus	ATCC-29970	6.25	12.50	0.39	0.78
S. marcescens	CDC-0521	3.13	25.00	1.56	1.56
S. pneumoniae	ATCC-49620	1.56	3.13	0.39	0.39
S. pneumoniae	MMX-8138	0.78	3.13	0.39	0.39
S. pyogenes	ATCC-49400	0.78	3.13	0.78	0.78
S. saprophyticus	ATCC-49908	6.25	6.25	0.39	0.39

Figure 9: MIC comparative data for Nu-3, Nu-8. Nu-10, and Nu-11 against a range of bacteria involved in urinary tract and pulmonary infections (NT = Not Tested).

Figure 10 shows a summary of the development status of the portfolio of compounds. Treatment of infected diabetic foot ulcer is the most advanced, and each indication will be further described below.

Figure 10: Current development status of the Lakewood-Amedex Biotherapeutics Inc. compounds

iDFU

Background

One compound — Nu-3 — is in the clinical phase for the selected lead indication of infected Diabetic Foot Ulcers (iDFU). Among the 830 million patients worldwide suffering from Diabetes,21 close to 40 million are in the US alone, and about one third of them will develop a diabetic foot ulcer (DFU) in their life, of which about 50% will be infected. Numerous patients experience more than one of these events in their lives. Additionally, a fifth of diabetic patients who have a foot ulcer will need amputation,22 and infections, if not contained, are an important additional risk factor alongside the presence of peripheral arterial disease, for future amputations.23 This underlines the important role of an early and effective treatment of the infection in an early stage to prevent disease progression, including these devastating complications like amputations. The cost of care for diabetic foot ulcer complications exceeds the cost of treatment of the 5 most costly forms of cancer.24

Global Data has reported the prevalence rates for DFU for many countries/regions, including the USA, Western Europe, India, China, and Brazil. (see Table 1).

Region	CAGR	2016	2020	2025	2030[a]
USA[b]	4.7%	3,441,554	4,069,229	4,887,925	6,149,757
Europe[c]	3.5%	944,307	1,073,456	1,238,779	1,471,281
ROW[d]	4.2%	8,759,781	10,272,782	12,094,549	14,856,902
Total	4.3%	13,145,642	15,415,467	18,221,253	22,477,940

Table 1: DFU Prevalence in millions of patients for the USA, Western Europe, India, China, and Brazil. Footnotes: a — calculated data; b = USA; c = France, Germany, Italy, Spain, UK; d = Canada, Australia, Brazil, China, India, Japan, Mexico, Russia, South Africa, and South Korea.

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21      WHO report on Diabetes, 2024, https://www.who.int/news-room/fact-sheets/detail/diabetes.

22      Lipsky et al., Clin Infect Dis., 2012, 54, 132-173. doi: 10.1093/cid/cis34.

23      Armstrong D., et al., Diabetes Care, 1998, 21 (5), pp 855-859; Oyibo S.O., et al., Diabetes Care, 2001, 24, 84-88; Jia L., et al. PLoS ONE, 2017, 12 (5), pp 1-15, https://doi.org/10.1371/journal.pone.0177916.

24      Armstrong D., Swerdlow M.A., Armstrong A.A., Conte M.S., Padula V., and Bus, S.A., Five year mortality and direct costs of care for people with diabetic foot complications are comparable to cancer, J. Foot and Ankle Res., 2020, 13:16.

Diabetic foot ulcers (DFU) represent a complex and difficult to treat complication of diabetes mellitus. Besides external traumata, three major pathologic conditions appear to be the main contributors to the development of DFUs: ischemia, neuropathy, and infection. Consequently, the treatment of DFUs must consider all these factors and address them as applicable, in addition to proper wound care management, to heal the ulcer. Infection control is hence accepted to be a key success factor in facilitating healing and preventing disease progression to a more severe form of infection, which eventually may lead to amputation.

Curing an infection of a DFU is particularly challenging because i) the infection tends to be polymicrobial in nature, requiring a broad-spectrum antibiotic, ii) the ulcer is prone to re-infections, and iii) the pathogenic bacteria are increasingly becoming resistant to most front-line therapies. A recent meta-analysis suggests that resistant bacteria such as MRSA can be identified in 15-20% of patients with an infected diabetic foot ulcer.25 Recent studies have also estimated that approximately 60% to 80% of chronic infections also involve the formation of biofilm. This contributes to the questionable effects of traditional antibiotics in the treatment of iDFU.26

Today’s standard of care for mildly infected foot lesions includes traditional oral antibiotic therapy (empiric treatment with potential switch of therapy if suggested based on culture results) in addition to thorough wound care, including the use of off-loading restraints. Oral antibiotic therapy, however, is associated with several systemic side effects, such as allergic reactions, disturbance of the normal gut microbiome, and gastrointestinal problems. The biggest limitation, however, seems to be the limited effects of antibiotics in mild iDFU. The main reason for the development of diabetic foot ulcers is the poor perfusion due to peripheral artery disease, which affects the microcirculation in the more superficial tissue layers. For the same reason, it must be assumed that the use of oral medication like an antibiotic may not reliably lead to sufficient concentration of such an antibiotic in a peripheral and a more superficial foot ulcer. Existing guideline recommendations for the use of antibiotics are more an expression of infection stewardship, but are not supported by reliable data. To our knowledge, no data demonstrating an additive effect of oral antibiotics over proper wound care in mild iDFU are published, underlying the need for a more effective antimicrobial treatment and the benefit of local drug delivery to circumvent the problems related to poor perfusion in infection.

Lakewood-Amedex Biotherapeutics Inc.’s Lead compound Nu-3

Studies indicate that Nu-3, as a gel formulation, exhibits the most favorable combination of product features such as a broad spectrum and fast acting antimicrobial activity, including resistant strains; a very low likelihood of resistance development; a low likelihood of systemic side effects and direct effects on the infected area as a topical gel in a disease that is largely driven by poor perfusion and low susceptibility of systemic antibiotic treatments.

A rigorous phase 2 study protocol has been developed and has been fully aligned with the FDA to assess the potential use of Nu-3 gel in iDFU. These discussions resulted in a full alignment on design, eligibility criteria, as well as outcome measures/endpoints for this phase 2 b study. Recently, the Company decided, for business reasons, to first start with a smaller size phase 2a study to establish initial proof of concept in patients before moving into the originally planned phase 2b study. This single blind study will compare three different concentrations of Nu-3 gel, 2%, 5% and 10% with twice-a-day applications. Study population, eligibility criteria, and targeted endpoints are identical to the phase 2b study that has already been discussed and agreed upon with the FDA. Prior to the start of the phase 2a study, this protocol will also be added to the IND, and sufficient time for any additional FDA feedback has been built into the operational planning. Once a dose response curve has been established from this phase 2a study, which, if confirmed, would provide strong evidence for a positive proof of concept, the phase 2b study will follow and will be used to determine the final dose as well as the administration regimen (once-a-day vs twice-a-day) in comparison to placebo. (Details also disclosed on page 4ff)

Preclinical Bioactivity of Nu-3

Non-clinical research indicates that Nu-3 displays a broad spectrum of activity against the top ten typical microbial components of an infection of a diabetic foot ulcer. The MICs are summarized in Table 2. More recently, Nu-3 was tested against a range of recently isolated resistant and susceptible organisms, and Nu-3 showed similar MICs against

____________

25      Zhou et al, The Global Prevalence of Methicillin-Resistant Staphylococcus Aureus in Patients with Diabetic Foot Ulcers: A systematic Review and Meta-Analysis, Diabetes, Metabolic Syndrome and Obesity, 2024, 17, 563-574.

26      Pouget et al, Biofilms in Diabetic Foot Ulcers: Significance and Clinical Relevance, Microorganisms, 2020, 8, 1580.

the bacteria, indicating that the antibacterial activity remains robust (see Table 3). It is important to highlight that these MIC numbers were significantly lower, ranging from 8 to 50 times, than the one of the clinical doses (10% gel – 100 mg/ml) that will be studied in the clinical trial.

Bacterial Species	MIC (mg/ml)
Staphylococcus aureus	12.5 – 25
Staphylococcus epidermidis	3.125
Escherichia coli	6.25
Streptococcus dysgalactiae	1.56
Enterococcus faecalis	6.25
Staphylococcus haemolyticus	6.25
Proteus mirabilis	6.25
Pseudomonas aeruginosa	1.56
Acinetobacter radioresistens	3.125
Corynebacterium striatum	1.56
Serratia marcescens	3.125

Table 2: MIC50 data for Nu-3 against the top 10 bacterial isolates from infections in DFU.

Species	Profile	MIC Range
Enterococcus faecalis	VSE(4)	6.25 – 12.5
Enterococcus faecalis	VRE(2)	6.25 – 12.5
Staphylococcus aureus	MSSA(5)	6.25
Staphylococcus aureus	MRSA(11)	3.125 – 12.5

Table 3: MIC50 data for Nu-3 against recent clinical isolates.

VSE = Vancomycin susceptible Enterococci; VRE = Vancomycin resistant Enterococci;
MSSA = Methicillin susceptible S. aureus; MRSA = Methicillin resistant S. aureus.

Nu-3 has been profiled in several in vivo murine skin infection models. In a single-dose study comparing 10% Nu-3 solution vs. 10% Nu-3 gel, the gel outperformed the solution, showing complete inhibition at 1 and 8 hours post-infection in an infection treatment protocol using methicillin resistant S. aureus (MRSA) (see Figure 11a).27 In a multiple dose study comparing once-a-day and twice-a-day dosing of both 5% and 10% gels with a 5-day recovery period, the gel formulations demonstrated effectiveness at the end of the recovery period with little to no reinfection (see Figure 11b).28

Figure 11a: Murine in vivo MRSA single dose skin infection model: A MRSA infection was introduced to skin abrasions and allowed to establish for 4 hours before applying the treatment — 10% Nu-3 gel, 10% Nu-3 solution, or placebo. The treated sites were then analyzed for bacterial growth at 1-, 2-, 4-, and 8-hours post-infection establishment.

____________

27      Lakewood-Amedex Biotherapeutics Inc. data.

28      Lakewood-Amedex Biotherapeutics Inc. data.

Figure 11b: Murine in vivo MRSA multidose skin infection model: A MRSA infection was introduced to skin abrasions and allowed to establish for 4 hours before applying the treatment — 10% Nu-3 gel qd or bid, or 5% Nu-3 gel qd or bid, or placebo for 5 days, followed by 5-day observation as a recovery period. The treated sites were then analyzed for bacterial growth.

A porcine toxicology study to explore the effects of topical Nu-3 gel (up to 20%) on normal wound healing was conducted at multiples of the expected clinical doses for two weeks. No deleterious effects were seen on wound healing, and no skin sensitization was observed, clearing the way for doses of up to 10% Nu-3 to be used in the clinic.29

Nu-3 Clinical Studies

An exploratory human trial on skin sensitization was conducted with Nu-3 solutions at 1 and 2% and no significant effects were observed. The same concentrations of Nu-3 solution were also studied in a small exploratory Phase1/2 study in iDFU patients where positive trends in the reduction of infection as well as a trend in wound area reduction were observed, supporting the further development of Nu-3.30 A formulation switch from solution to gel was identified as an improvement and a gel formulation has been developed and patented which is supported by the murine data discussed in the previous section.

A new Phase 2b study in infected Diabetic Foot Ulcers has been designed and agreed upon with the FDA (NCT06020235 — ClinicalTrials.gov) comparing 2 different gel-concentrations (5% and 10%) each as either once-a-day or twice-a-day treatments in comparison to a placebo group. The study is fully blinded and primarily determines antimicrobial response and clinical infection improvement, in addition to relevant safety information and wound healing.

The Company recently decided to add a smaller Phase 2a study to the development program to establish a dose response curve in patients testing 3 different active treatments (2%, 5% and 10% gel). With all other relevant protocol components remaining identical to the Phase 2b study that has been discussed and agreed upon with the FDA, this study will allow easy transition from the Phase 2a to the Phase 2b study while at the same time providing important clinical feedback on the potential safety and efficacy of Nu-3.

Additional Indications

Beyond the lead indication of iDFU, we believe that essentially every infection of more superficial wounds could be in scope for Nu-3 gel as treatment. This includes wounds from injuries or burns as well as post-surgical wound infections. Another application for a solution formulation may be for otitis externa, which is frequently observed in children and young adults. All these additional applications would require the respective clinical testing and the subsequent review and approval process by the FDA and comparable regulatory authorities.

____________

29      Lakewood-Amedex Biotherapeutics Inc. data.

30      Lakewood-Amedex Biotherapeutics Inc. data.

CAUTI

Background

Complicated urinary tract infections and especially catheter-associated urinary tract infections (CAUTI) are frequently caused by drug resistant bacteria and bacterial biofilm31. The Bisphosphocin® class has demonstrated in vitro activity against a broad range of resistant bacteria, including those frequently found in UTI, such as E. coli, K. pneumoniae, and P. aeruginosa, as well as having demonstrated activity against biofilm forming organisms. In addition, in vivo activity has been demonstrated in animal models of UTI. Compounds with a larger pH range for activity provide an opportunity to match different compounds to different indications, where the pH of the drug delivery formulation can be adjusted to suit the target organ. For example, the skin is more tolerant of lower pHs, whereas formulations designed for the bladder should be at a higher pH — typically > 3.5. Lakewood-Amedex Biotherapeutics Inc. is currently screening several new agents from the Bisphosphocin® class with the goal of selecting the most promising and indication-appropriate candidate to progress into the clinic after the submission of an Investigative New Drug application (IND).

Non-clinical studies conducted as proof of concept utilizing infected rat bladders confirmed that the intravesical administration of Nu-8, as one of the potential compound candidates at a pH of 3.5, significantly reduced bladder colony-forming units (CFUs). Wistar female rats were infected with E. coli through a guided sterile catheter on day 0 and again on day 1. Four hours after the second infection, the rats received either a vehicle or a 5% or 10% Nu-8 solution for a duration of 30 minutes. Following the treatment, the urethral opening was sealed with true seal glue to ensure bladder retention, thereby simulating the clinical conditions of catheterized patients. The intravesical treatment with Nu-8 for 30 minutes demonstrated a notable antibacterial effect in the bladder at both 5% and 10% doses when compared to the vehicle control group (see Figure 12). A similar study using Nu-10 in the rat urinary tract infection model demonstrated a notable antibacterial effect in the bladder at both 2.5% and 5% doses when compared to the vehicle control group (see Figure 13). Throughout both of these studies, all animals appeared to be in normal health.32

Figure 12: The administration of Nu-8 via intravesical delivery for a period of 30 minutes exhibited a significant bactericidal effect against the urinary pathogen E. coli, demonstrating a concentration-dependent response in a rat model of urinary tract infection.

____________

31      Öztürk R., Murt A., Epidemiology of urological infections: a global burden, World Journal of Urology, 2020, 38, 2669-2679

32      Lakewood-Amedex Biotherapeutics Inc. data.

Figure 13: The administration of Nu-10 via intravesical delivery for a period of 30 minutes exhibited a significant bactericidal effect against the urinary pathogen E. coli, demonstrating a concentration-dependent response in a rat model of urinary tract infection.

Further non-clinical research with Nu-8, Nu-10, and Nu-11, and some other portfolio compounds, will be performed to identify the most suitable candidate to be advanced into early clinical development.

Pulmonary

Background

Pulmonary infections such as community acquired bronchial pneumonia (CABP), hospital acquired bronchial pneumonia (HABP), and ventilator acquired bronchial pneumonia (VABP) are frequently caused by drug resistant bacteria. In addition, patients with cystic fibrosis have recurrent bacterial and fungal lung infections with organisms such as P. aeruginosa and A. fumigatus. The Bisphosphocin® class has demonstrated in vitro activity against a broad range of resistant bacteria, including those frequently found in pulmonary infections such as H. influenzae, K. pneumoniae, and P. aeruginosa. In addition, in vivo activity has been demonstrated in animal models of pulmonary infections caused by Acinetobacter species, P. aeruginosa, and A. fumigatus. Lakewood-Amedex Biotherapeutics Inc. is currently screening several new agents from the Bisphosphocin® class with the goal of selecting a candidate to progress into the clinic after the submission of an IND.

In vivo animal data

The Bisphosphocin® Nu-8 shows high activity in the treatment of lung infections caused by a range of organisms. Figure 14 shows three such experiments where the administration of a solution of Nu-8 as an aerosol dramatically reduces the microbial counts in the lung.33

Figure 14a

Figure 14b

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33      Lakewood-Amedex Biotherapeutics Inc. data.

Figure 14c

Figure 14: Murine Pneumonia models: a) Acinetobacter model; b) Aspergillus model, and c) Pseudomonas model. Neutropenic mice were infected intranasally with the indicated microorganism. Twenty-four hours post-infection, animals were treated intra-nasally by nebulization with Nu-8 (10% nebulized for twenty minutes, twice). At 2-, 4-, and 6-hours post-treatment, animals were terminated; lung tissues were collected to determine the bacterial load. Nu-8 (10%) showed significant antibacterial activity (p<0.05) at 2-, 4-, and 6-hours post-nebulization administration when compared to the vehicle control at 2- and 4-hours.

Further non-clinical research with Nu-8, Nu-10, and Nu-11, and some other portfolio compounds, will be performed to identify the most suitable candidate to be advanced into early clinical development.

Intellectual Property

Lakewood-Amedex Biotherapeutic Inc.’s broad antimicrobial technology platform is well protected by an intellectual property portfolio. The broad patent estate comprises 97 patents, 68 of which have been allowed, with the remaining 29 being pending applications. The key patent filings provide protection through at least 2038, and the most recent patent applications will extend protection through 2044, once issued. Our patents cover compositions of matter of the Bisphosphocin® class and other related classes of compounds; formulations of Nu-3; use patents for the Bisphosphocin® class; and process patents for the class.

Trademarks

The Company has one registered trademark:

No	Mark	Filed	Serial No	Granted	Reg No
1	BISPHOSPHOCIN	12/5/2012	85/795,204	1/1/2014	4,468,925

Patents

The Company has 68 issued patents originally developed by the Company and 29 pending patents originally developed by the Company. The following table outlines each of the patents, both issued and pending, with the application number, the date filed, the patent number (if applicable), the title, status, anticipated expiration date, and portfolio compound(s) associated with the patent.

Country Name	Application #	Date Filed	Patent #	Title	Development Compounds	Status	Anticipated Expiration Date
United States of America	16/006,660	6/12/2018	11096954	Bisphosphocin Gel Formulations And Uses Thereof	Nu-3	Issued	6/12/2038
Australia	2018230805	3/12/2018	2018230805	Antimicrobial Compounds, Compositions, And Uses Thereof	Nu-8, Nu-10, Nu-11	Issued	3/12/2038
Brazil	BR112019018615-8	3/12/2018	BR112019018615-8	Antimicrobial Compounds, Compositions, And Uses Thereof	Nu-8, Nu-10, Nu-11	Issued	3/12/2038
China	201880030624.4	3/12/2018	ZL201880030624.4	Antimicrobial Compounds, Compositions, And Uses Thereof	Nu-8, Nu-10, Nu-11	Issued	3/12/2038
European Patent Office	18763136.1	3/12/2018	3592430	Antimicrobial Compounds, Compositions, And Uses Thereof	Nu-8, Nu-10, Nu-11	Issued	3/12/2038
India	201927040425	3/12/2018	544145	Antimicrobial Compounds, Compositions, And Uses Thereof	Nu-8, Nu-10, Nu-11	Issued	3/12/2038
Japan	2019-570355	3/12/2018	6917078	Antimicrobial Compounds, Compositions, And Uses Thereof	Nu-8, Nu-10, Nu-11	Issued	3/12/2038
Mexico	MX/a/2019/010695	3/12/2018	391911	Antimicrobial Compounds, Compositions, And Uses Thereof	Nu-8, Nu-10, Nu-11	Issued	3/12/2038
New Zealand	757711	3/12/2018	757711	Antimicrobial Compounds, Compositions, And Uses Thereof	Nu-8, Nu-10, Nu-11	Issued	3/12/2038
Republic of Korea	10-2019-7029037	3/12/2018	10-2317158	Antimicrobial Compounds, Compositions, And Uses Thereof	Nu-8, Nu-10, Nu-11	Issued	3/12/1938
European Patent Office	18816615.1	6/12/2018	EP 3638251	Bisphosphocin Gel Formulations And Uses Thereof	Nu-3	Issued	6/12/2038

Country Name	Application #	Date Filed	Patent #	Title	Development Compounds	Status	Anticipated Expiration Date
India	201927053712	6/12/2018	480187	Bisphosphocin Gel Formulations And Uses Thereof	Nu-3	Issued	6/12/2038
Japan	2019-567981	6/12/2018	7148994	Bisphosphocin Gel Formulations And Uses Thereof	Nu-3	Issued	6/12/2038
Hong Kong	62020007940.3	3/12/2018	HK40018480	Antimicrobial Compounds, Compositions, And Uses Thereof	Nu-8, Nu-10, Nu-11	Issued	3/12/2038
Hong Kong	62020015056.8	6/12/2018	HK40025987	Bisphosphocin Gel Formulations And Uses Thereof	Nu-3	Issued	6/12/2038
United States of America	16/505,497	7/8/2019	10752651	Antimicrobial Compounds, Compositions, And Uses Thereof	Nu-8, Nu-10, Nu-11	Issued	3/12/2038
United States of America	16/505,501	7/8/2019	10711028	Antimicrobial Compounds, Compositions, And Uses Thereof	Nu-8, Nu-10, Nu-11	Issued	3/12/2038
United States of America	16/941,627	7/29/2020	10981943	Antimicrobial Compounds, Compositions, And Uses Thereof	Nu-8, Nu-10, Nu-11	Issued	3/12/2038
Australia	2021201251	3/12/2018	20211201251	Antimicrobial Compounds, Compositions, And Uses Thereof	Nu-8, Nu-10, Nu-11	Issued	3/12/2038
United States of America	17/234,430	4/19/2021	11377468	Antimicrobial Compounds, Compositions, And Uses Thereof	Nu-8, Nu-10, Nu-11	Issued	3/12/2038
United States of America	17/396,989	8/9/2021	12156883	Bisphosphocin Gel Formulations And Uses Thereof	Nu-3	Issued	6/12/2038
Japan	2021-115155	3/12/2018	7315248	Antimicrobial Compounds, Compositions, And Uses Thereof	Nu-8, Nu-10, Nu-11	Issued	3/12/2038
Brazil	BR122021011439-0	6/12/2018	BR122021011439-0	Bisphosphocin Gel Formulations And Uses Thereof	Nu-3	Issued	6/12/2038
United States of America	17/856,537	7/1/2022	US 12,030,908	Antimicrobial Compounds, Compositions, And Uses Thereof	Nu-8, Nu-10, Nu-11	Issued	3/12/2038
Republic of Korea	10-2021-7031132	3/12/2018	10-2621577	Antimicrobial Compounds, Compositions, And Uses Thereof	Nu-8, Nu-10, Nu-11	Issued	3/12/2038
Hong Kong	42022051265.1	3/12/2018	HK40060969 B	Antimicrobial Compounds, Compositions, And Uses Thereof	Nu-8, Nu-10, Nu-11	Issued	3/12/2038

Country Name	Application #	Date Filed	Patent #	Title	Development Compounds	Status	Anticipated Expiration Date
United States of America	17/890,102	8/17/2022	11795192	Antimicrobial Compounds, Compositions, And Uses Thereof	Nu-8, Nu-10, Nu-11	Issued	3/12/2038
Australia	2022224829	6/12/2018	2022224829	Bisphosphocin Gel Formulations And Uses Thereof	Nu-3	Issued	6/12/2038
Japan	2022-147051	6/12/2018	7470449	Bisphosphocin Gel Formulations And Uses Thereof	Nu-3	Issued	6/12/2038
Australia	2022256216	10/21/2022	2022256216	Antimicrobial Compounds, Compositions, And Uses Thereof	Nu-8, Nu-10, Nu-11	Issued	3/12/2038
Australia	2022256175	3/12/2018	2022256175	Antimicrobial Compounds, Compositions, And Uses Thereof	Nu-8, Nu-10, Nu-11	Issued	3/12/2038
New Zealand	793633	3/12/2018	Pending	Antimicrobial Compounds, Compositions, And Uses Thereof	Nu-8, Nu-10, Nu-11	Issued	3/12/2038
Republic of Korea	10-2022-7039954	3/12/2018	10-2684529	Antimicrobial Compounds, Compositions, And Uses Thereof	Nu-8, Nu-10, Nu-11	Issued	3/12/2038
New Zealand	798061	3/12/2018	Pending	Antimicrobial Compounds, Compositions, And Uses Thereof	Nu-8, Nu-10, Nu-11	Issued	3/12/2038
United States of America	18/457,288	12/14/2023	12054509	CIP claim development	Nu-8, Nu-10, Nu-11	Issued	3/12/2038
Austria	18816615.1	6/12/2018	EP 3638251	Bisphosphocin Gel Formulations And Uses Thereof	Nu-3	Issued	6/12/2038
Belgium	18816615.1	6/12/2018	EP 3638251	Bisphosphocin Gel Formulations And Uses Thereof	Nu-3	Issued	6/12/2038
Denmark	18816615.1	6/12/2018	EP 3638251	Bisphosphocin Gel Formulations And Uses Thereof	Nu-3	Issued	6/12/2038
Finland	18816615.1	6/12/2018	EP 3638251	Bisphosphocin Gel Formulations And Uses Thereof	Nu-3	Issued	6/12/2038
France	18816615.1	6/12/2018	EP 3638251	Bisphosphocin Gel Formulations And Uses Thereof	Nu-3	Issued	6/12/2038
Germany	18816615.1	6/12/2018	EP 3638251	Bisphosphocin Gel Formulations And Uses Thereof	Nu-3	Issued	6/12/2038

Country Name	Application #	Date Filed	Patent #	Title	Development Compounds	Status	Anticipated Expiration Date
Greece	18816615.1	6/12/2018	EP 3638251	Bisphosphocin Gel Formulations And Uses Thereof	Nu-3	Issued	6/12/2038
Ireland	18816615.1	6/12/2018	EP 3638251	Bisphosphocin Gel Formulations And Uses Thereof	Nu-3	Issued	6/12/2038
Italy	18816615.1	6/12/2018	EP 3638251	Bisphosphocin Gel Formulations And Uses Thereof	Nu-3	Issued	6/12/2038
Netherlands	18816615.1	6/12/2018	EP 3638251	Bisphosphocin Gel Formulations And Uses Thereof	Nu-3	Issued	6/12/2038
Norway	18816615.1	6/12/2018	EP 3638251	Bisphosphocin Gel Formulations And Uses Thereof	Nu-3	Issued	6/12/2038
Portugal	18816615.1	6/12/2018	EP 3638251	Bisphosphocin Gel Formulations And Uses Thereof	Nu-3	Issued	6/12/2038
Spain	18816615.1	6/12/2018	EP 3638251	Bisphosphocin Gel Formulations And Uses Thereof	Nu-3	Issued	6/12/2038
Sweden	18816615.1	6/12/2018	EP 3638251	Bisphosphocin Gel Formulations And Uses Thereof	Nu-3	Issued	6/12/2038
Switzerland	18816615.1	6/12/2018	EP 3638251	Bisphosphocin Gel Formulations And Uses Thereof	Nu-3	Issued	6/12/2038
United Kingdom	18816615.1	6/12/2018	EP 3638251	Bisphosphocin Gel Formulations And Uses Thereof	Nu-3	Issued	6/12/2038
Austria	18763136.1	3/12/2018	EP 3592430	Antimicrobial Compounds, Compositions, And Uses Thereof	Nu-8, Nu-10, Nu-11	Issued	3/12/2038
Belgium	18763136.1	3/12/2018	EP 3592430	Antimicrobial Compounds, Compositions, And Uses Thereof	Nu-8, Nu-10, Nu-11	Issued	3/12/2038
Denmark	18763136.1	3/12/2018	EP 3592430	Antimicrobial Compounds, Compositions, And Uses Thereof	Nu-8, Nu-10, Nu-11	Issued	3/12/2038
Finland	18763136.1	3/12/2018	EP 3592430	Antimicrobial Compounds, Compositions, And Uses Thereof	Nu-8, Nu-10, Nu-11	Issued	3/12/2038
France	18763136.1	3/12/2018	EP 3592430	Antimicrobial Compounds, Compositions, And Uses Thereof	Nu-8, Nu-10, Nu-11	Issued	3/12/2038
Germany	18763136.1	3/12/2018	EP 3592430	Antimicrobial Compounds, Compositions, And Uses Thereof	Nu-8, Nu-10, Nu-11	Issued	3/12/2038

Country Name	Application #	Date Filed	Patent #	Title	Development Compounds	Status	Anticipated Expiration Date
Greece	18763136.1	3/12/2018	EP 3592430	Antimicrobial Compounds, Compositions, And Uses Thereof	Nu-8, Nu-10, Nu-11	Issued	3/12/2038
Ireland	18763136.1	3/12/2018	EP 3592430	Antimicrobial Compounds, Compositions, And Uses Thereof	Nu-8, Nu-10, Nu-11	Issued	3/12/2038
Italy	18763136.1	3/12/2018	EP 3592430	Antimicrobial Compounds, Compositions, And Uses Thereof	Nu-8, Nu-10, Nu-11	Issued	3/12/2038
Netherlands	18763136.1	3/12/2018	EP 3592430	Antimicrobial Compounds, Compositions, And Uses Thereof	Nu-8, Nu-10, Nu-11	Issued	3/12/2038
Norway	18763136.1	3/12/2018	EP 3592430	Antimicrobial Compounds, Compositions, And Uses Thereof	Nu-8, Nu-10, Nu-11	Issued	3/12/2038
Portugal	18763136.1	3/12/2018	EP 3592430	Antimicrobial Compounds, Compositions, And Uses Thereof	Nu-8, Nu-10, Nu-11	Issued	3/12/2038
Spain	18763136.1	3/12/2018	EP 3592430	Antimicrobial Compounds, Compositions, And Uses Thereof	Nu-8, Nu-10, Nu-11	Issued	3/12/2038
Sweden	18763136.1	3/12/2018	EP 3592430	Antimicrobial Compounds, Compositions, And Uses Thereof	Nu-8, Nu-10, Nu-11	Issued	3/12/2038
Switzerland	18763136.1	3/12/2018	EP 3592430	Antimicrobial Compounds, Compositions, And Uses Thereof	Nu-8, Nu-10, Nu-11	Issued	3/12/2038
United Kingdom	18763136.1	3/12/2018	EP 3592430	Antimicrobial Compounds, Compositions, And Uses Thereof	Nu-8, Nu-10, Nu-11	Issued	3/12/2038
Republic of Korea	10-2024-7022774	3/12/2018	10-2772428	Antimicrobial Compounds, Compositions, And Uses Thereof	Nu-8, Nu-10, Nu-11	Issued	3/12/2038
Canada	3,055,932	3/12/2018	tbd	Antimicrobial Compounds, Compositions, And Uses Thereof	Nu-8, Nu-10, Nu-11	Pending	3/12/2038
China	201880038759.5	6/12/2018	tbd	Bisphosphocin Gel Formulations And Uses Thereof	Nu-3	Pending	6/12/2038
New Zealand	759577	6/12/2018	tbd	Bisphosphocin Gel Formulations And Uses Thereof	Nu-3	Pending	6/12/2038

Country Name	Application #	Date Filed	Patent #	Title	Development Compounds	Status	Anticipated Expiration Date
Canada	3,066,722	6/12/2018	tbd	Bisphosphocin Gel Formulations And Uses Thereof	Nu-3	Pending	6/12/2038
United States of America	18/756,504	6/27/2024	tbd	Antimicrobial Compounds, Compositions, And Uses Thereof	Nu-3	Pending	3/12/2038
Mexico	MX/a/2022/015018	6/12/2018	tbd	Bisphosphocin Gel Formulations And Uses Thereof	Nu-3	Pending	6/12/2038
European Patent Office	23196359.6	3/12/2018	tbd	Antimicrobial Compounds, Compositions, And Uses Thereof	Nu-8, Nu-10, Nu-11	Pending	3/12/2038
Japan	2023-111463	3/12/2018	tbd	Antimicrobial Compounds, Compositions, And Uses Thereof	Nu-8, Nu-10, Nu-11	Pending	3/12/2038
Republic of Korea	10-2023-7004991	6/12/2018	tbd	Bisphosphocin Gel Formulations And Uses Thereof	Nu-3	Pending	6/12/2038
India	202328014315	6/12/2018	tbd	Bisphosphocin Gel Formulations And Uses Thereof	Nu-3	Pending	6/12/2038
European Patent Office	23156658.9	6/12/2018	tbd	Bisphosphocin Gel Formulations And Uses Thereof	Nu-3	Pending	6/12/2038
Canada	TBA	7/26/2023	tbd	Methods of Synthesis of Nu-3 and Nu-8	Nu-3 and Nu-8	Pending	7/26/2043
China	202280012597.4	7/31/2023	tbd	Methods of Synthesis of Nu-3 and Nu-8	Nu-3 and Nu-8	Pending	7/26/2043
United States of America	18/540,055	12/14/2023	tbd	Antiviral compounds, compositions and uses thereof	Nu-8, Nu-10, Nu-11	Pending	12/14/2043
Australia	2023285791	3/12/2018	tbd	Antimicrobial Compounds, Compositions, And Uses Thereof	Nu-8, Nu-10, Nu-11	Pending	3/12/2038
United States of America	18/793,205	8/2/2024	tbd	Bisphosphocin Gel Formulations And Uses Thereof	Nu-3	Pending	3/12/2038
United States of America	PCT/US24/26526	4/26/2024	tbd	Substituted pyrimidone and azapyrimidones and methods of use thereof	None	Pending	TBD
United States of America	PCT/US24/26369	4/26/2024	tbd	Substituted pyrimidinedione compounds, compositions, and uses thereof	None	Pending	TBD
United States of America	PCT/US24/26372	4/26/2024	tbd	Substituted bicyclic heterocycle compounds, compositions, and uses thereof	None	Pending	TBD

Country Name	Application #	Date Filed	Patent #	Title	Development Compounds	Status	Anticipated Expiration Date
Hong Kong	42024088148.2	6/12/2018	tbd	Bisphosphocin Gel Formulations And Uses Thereof	Nu-3	Pending	6/12/2038
India	202428022732	3/12/2018	tbd	Antimicrobial Compounds, Compositions, And Uses Thereof	Nu-8, Nu-10, Nu-11	Pending	3/12/2038
Australia	2024202211	6/12/2018	tbd	Bisphosphocin Gel Formulations And Uses Thereof	Nu-3	Pending	6/12/2038
United States of America	18/933,370	10/31/2024	tbd	Bisphosphocin Gel Formulations And Uses Thereof	Nu-3	Pending	10/31/2044
Republic of Korea	10-2025-7005507	3/12/2018	tbd	Antimicrobial Compounds, Compositions, And Uses Thereof	Nu-8, Nu-10, Nu-11	Pending	3/12/2038
PCT	PCT/US25/17096	2/24/2025	tbd	Nu-3 disodium salt	Nu-3	Pending	2/24/2044
United States of America	63/761,397	2/21/2025	tbd	Substituted tetrahydrofuran compounds, compositions, and uses thereof	None	Pending	2/21/2046
United States of America	63/761,404	2/21/2025	tbd	Substituted tetrahydrofuran compounds, compositions, and uses thereof	None	Pending	2/21/2046
United States of America	63/761,409	2/21/2025	tbd	Phosphorylated heterocyclic molecules with carbon-nitrogen bonds	None	Pending	2/21/2046
United States of America	63/761,411	2/21/2025	tbd	Phosphorylated heterocyclic molecules with carbon-oxygen bonds	None	Pending	2/21/2046

Competitive Positioning

In our assessment of the competitive landscape for our lead compound, Nu-3, in the treatment of mildly infected diabetic foot ulcers (iDFU), we focus on infection control as a critical component within the overall treatment of iDFU. Many regulated products, most of which are devices, are available to facilitate wound healing. However, we believe that none of them have demonstrated sufficient antimicrobial properties or the ability to tackle resistant pathogens. There is a general consensus that wound healing cannot occur in the presence of active infection. Therefore, the first step in treatment must be infection control, including addressing biofilm. Currently, there are limited treatment options available for this phase of the disease. These can be divided into:

1.      The current standard of care, which includes treatment with an oral antibiotic.

2.      Over-the-counter (OTC) topicals.

3.      Two topical agents are currently in development, with limited public information and a partially different therapeutic focus from iDFU.

The Standard of Care (SOC) treatment consists of wound cleaning (including light debridement), protective measures (wound coverage and pressure reduction), and antibiotic therapy. However, there is no published proof, or even strong evidence, that oral antibiotic therapy adds measurable and reliable benefit beyond basic wound cleaning measures in controlling infection. Diabetic skin lesions on the foot are primarily caused by peripheral microvascular disease, which severely impairs the perfusion of superficial skin and tissue layers. This raises significant doubt about whether oral antibiotics can reach sufficient concentrations at the site of infection. Additionally, treatment guidelines cite the evidence for oral antibiotic use in this setting as limited, if any.

For these reasons, a locally delivered topical treatment that is independent of vascular perfusion represents a missing link in current treatment regimens for patients with mild iDFU, and Nu-3 is designed to fill that gap. Its ability to reliably eliminate resistant pathogens and biofilm means it could be used as a first-line treatment, even before lab culture results are available. Nu-3 has the potential to become the new standard of care. The primary competitive challenge lies in changing existing treatment habits. Addressing this will require early and active involvement of key opinion leaders in clinical trials, engagement with guideline authors to support Nu-3’s inclusion in treatment guidelines, and a strong stream of pre-market scientific communications.

Available OTC topicals are widely used but lack proof of efficacy in the iDFU setting. They are not effective against biofilm, nor are they effective against resistant pathogens. Current use of OTC topicals is limited among treating podiatrists, though further market research is needed. From today’s perspective, OTC topicals do not seem to pose a major competitive challenge.

Growth Strategies

Lakewood-Amedex Biotherapeutic Inc.’s growth strategies include the expansion of indications for its lead product in the treatment of acute bacterial skin and skin structure infections (ABSSSI), as well as the pursuit of additional indications that are amenable to local application. The Company also plans to expand its structure-activity relationship (SAR) efforts to discover new chemical entities with greater potency.

Industry Overview and Opportunity

ID and DFU Market Overview

There is an urgent need for new classes of antibiotics to break the cycle of resistance development and to address the antimicrobial resistance crisis. However, the development of new antibiotics has slowed, with most advancements in recent years occurring within existing drug classes, leaving them vulnerable to resistance mechanisms. These newer drugs are therefore likely to be only temporary solutions. In the last five years (2020 – 2024), there have been 13 new FDA drug approvals for infectious diseases — five antibiotics, two antivirals, three live biotherapeutics, and three antifungals (see Table 4). Ten of the approvals are for small molecules, and all are from established classes of antimicrobials.

Table 4: Antimicrobial FDA drug approvals since 2020

Trade Name	INN name	Approval Date	Type	Indication	Company
Blujepa	Gepotidacin	2025_03	Antibiotic	Uncomplicated UTI	GlaxoSmithKline
Orlynvah	Sulopenem/sulopenem etzadroxil-probenecid	2024_10	Antibiotic	Uncomplicated UTI	Iterum Therapeutics PLC
Exblifep	cefepime + enmetazobactam	2024_02	Antibiotic	Complicated UTI	Allecra Therapeutics GmbH
Voquenza	Vonoprazan, amoxicillin, clarithromycin	2023_11	Antibiotic	H. pylori infection	Phathom
Xacduro	Sulbactam + durlobactam	2023_05	Antibiotic	HABP/VABP	Innovia
Paxlovid	Nirmatrevir, ritonavir	2023_05	Antiviral	Mild to moderate COVID	Pfizer
VOWST	SER-109	2023_04	Live biotherapeutic	Recurrent diarrhea prevention	Seres Therapeutics
Rezzayo	Rezafungin	2023_03	Antifungal	Candidemia and invasive candidiasis	Patheon

Trade Name	INN name	Approval Date	Type	Indication	Company
Sunleca	Lenacapvir	2022_12	Antiviral	Multidrug-resistant HIV infection	Gilead
Biomictra	BB128	2022_11	Live biotherapeutic	Recurrent diarrhea prevention	Biomebank
Reboyta	RBX2660	2022_11	Live biotherapeutic	Recurrent diarrhea prevention	Ferring Pharmaceuticals
Vivjoa	Otesconazole	2022_04	Antifungal	Vulvovaginal candidiasis	Mycovia
Brexafemme	Ibrexafungerp	2021_06	Antifungal	Vulvovaginal candidiasis	Merck

There are many antibacterial agents in development, and the development status and expected therapeutic targets of the compounds currently in development are summarized in Table 5.34 Approximately 75% of the compounds are from known classes of agents and are therefore susceptible to the development of resistance via established resistance mechanisms. Many agents are being developed for multiple indications, with approximately 25% being developed for acute bacterial skin and skin structure infections (ABSSSI), 20% for urinary tract infections, and 28% for pulmonary infections. In addition, most compounds are targeted for systemic treatment through the oral or intravenous route, with only 3 of the 49 known compounds in development being advanced as topical agents — Recce 327, Pravibismane, and Finafloxacin. Of the three topical agents in development, only two have novel mechanisms of action, which have the potential to avoid resistance, and two are targeted at infections in diabetic foot ulcers. Accordingly, the Lakewood-Amedex Biotherapeutics Inc. Bisphosphocin® compounds occupy a unique segment of the existing drugs in development and represent a highly differentiated class of agents with a novel mechanism of action and a low potential for resistance development. The local drug delivery at high concentration of a very potent antimicrobial drug represents a novel and relevant targeted approach, especially in conditions like iDFU, in which the use of systemic antibiotics is of questionable value because of the poor perfusion in the infected wound area. In addition, the local application helps avoid the typical side effects of systemic antibiotics.

Table 5: Summary of antibacterial compounds currently in development

Development Phase	Total No	Novel MOA	Established MOA	Topical Agent	Skin/Wound	UTI	Pulmonary
Phase 1	21	3	18	0	2	3	5
Phase 1/2	2	2	0	1	1	1	1
Phase 2	15	5	10	2	6	2	4
Phase 3	11	3	8	0	3	4	4
Totals	49	13	36	3	12	10	14

The two topical treatments targeting the treatment of infections in DFU are Recce 327 and Pravibismane. Recce 327 is being developed by an Australian company, Recce, and the compound demonstrates efficacy against resistant pathogens, with the focus on septic conditions and intravenous applications. In addition, the company is testing a gel formulation in a wound infection population, which also includes patients with iDFU. No fully published studies on existing clinical studies are publicly available, although the company reports the start of a phase 3 study in Indonesia. The details are not available and are not posted on the Australian clinical trial database nor on ClinicalTrials.gov. Pravibismane is being developed by the Microbion Corporation for several target indications with different formulations. One of the indications includes moderately and severely infected DFUs. The only available data published is a post-hoc analysis of a small study that was completed in 2019, which discloses a reduction in wound size. However, no results on infection control and microbiological response are reported, and the data only provide a pooled outcome measure. It is unclear if a sufficient antimicrobial effect exists.

____________

34      Adapted and extended from “2023 Antibacterial agents in clinical and preclinical development: an overview and analysis, WHO, ISBN 978-92-4-009400-0.

Regulatory Background

In the United States, the FDA regulates pharmaceutical products under the Federal Food, Drug, and Cosmetic Act, or the FDCA, the PHSA, and regulations and guidance documents implementing these laws. The FDCA, PHSA, and their corresponding regulations govern, among other things, the testing, manufacturing, safety, purity, potency, labeling, packaging, storage, record keeping, distribution, reporting, advertising, and other promotional practices involving pharmaceutical products. Consent from the FDA is required before conducting human clinical testing of drug products. FDA approval of a new drug application (NDA) must also be obtained before marketing a new drug. The process of obtaining regulatory approvals and the subsequent compliance with appropriate federal, state, local, and foreign statutes and regulations requires the continued expenditure of substantial time and financial resources.

U.S. Small Molecule New Drug Product Development Process

Any new drug product must be approved by the FDA before it may be legally marketed in the United States. FDA approval is also required before marketing an approved drug product for a new indication or condition of use. The process required by the FDA before a new drug product candidate may be marketed in the United States generally involves the following:

•        Completion of preclinical laboratory tests and in vivo studies in accordance with the FDA’s Good Laboratory Practice (GLP) regulations and applicable requirements for the humane use of laboratory animals or other applicable regulations;

•        Submission to the FDA of an investigational new drug (IND) application, which allows human clinical trials to begin unless the FDA objects (issues a “clinical hold”) within 30 calendar days;

•        Approval by an independent institutional review board (IRB), reviewing each proposed clinical trial and clinical site before each clinical trial may be initiated; 137 Table of Contents

•        Performance of adequate and well-controlled human clinical trials in accordance with the protocol contained in the approved IND and in accordance with the FDA’s Good Clinical Practice (GCP) regulations, and any additional requirements for the protection of human research subjects and their health information, to establish the safety and efficacy of the proposed product candidate for its intended use;

•        Preparation and submission to the FDA of a new drug application (NDA) for marketing approval that includes substantial evidence of safety and efficacy from results of nonclinical testing and clinical trials;

•        Review of the product by an FDA advisory committee, if applicable;

•        Satisfactory completion of an FDA inspection of the manufacturing facility or facilities where the product candidate is produced to assess compliance with current Good Manufacturing Practice (cGMP) requirements and to assure that the facilities, methods, and controls are adequate to preserve the product candidate’s identity, safety, strength, quality, potency, and purity;

•        Potential FDA audit of the nonclinical and clinical trial sites that generated the data in support of the NDA; and

•        Payment of user fees and FDA review and approval of the NDA.

The testing and approval process of product candidates requires substantial time, effort, and financial resources. Satisfaction of the FDA’s pre-market approval requirements typically takes many years, and the actual time required may vary substantially based upon the type, complexity, and novelty of the product or disease. Before testing any product candidate in humans, the product candidate must undergo preclinical testing. Preclinical tests, also referred to as nonclinical studies, include laboratory evaluations of product chemistry, toxicity, and formulation, as well as in vivo animal studies to assess the potential safety and activity of the product candidate and to establish a rationale for therapeutic use. The conduct of the preclinical tests must comply with federal regulations and requirements, including GLPs.

Concurrently with clinical trials, companies usually must complete some long-term preclinical testing, such as animal tests of reproductive adverse events and carcinogenicity, and must also develop additional information about the chemistry and physical characteristics of the drug and finalize a process for manufacturing the drug in commercial quantities in accordance with cGMP requirements. The manufacturing process must be capable of consistently producing quality batches of the product candidate, and, among other things, the manufacturer must develop methods for testing the identity, strength, quality, and purity of the final drug product. Additionally, appropriate packaging must be selected and tested, and stability studies must be conducted to demonstrate that the product candidate does not undergo unacceptable deterioration over its shelf life.

A clinical trial sponsor must submit the results of the preclinical tests, together with manufacturing information, analytical data, any available clinical data or literature, and a proposed clinical protocol, to the FDA as part of the IND. Some preclinical testing may continue even after the IND is submitted. The IND automatically becomes active 30 calendar days after receipt by the FDA, unless before that time the FDA raises concerns or questions related to a proposed clinical trial, including concerns that human research subjects will be exposed to unreasonable health risks, and places the clinical trial on a clinical hold. In such a case, the IND sponsor and the FDA must resolve any outstanding concerns before the clinical trial can begin. The FDA also may impose partial or full clinical holds on a product candidate at any time before or during clinical trials due to safety concerns or non-compliance. If the FDA imposes a clinical hold, trials may not begin or recommence without FDA authorization and then only under the terms authorized by the FDA. Accordingly, we cannot be sure that submission of an IND will result in the FDA allowing clinical trials to begin, or that, once they have begun, those issues will arise that partially or fully suspend or terminate such studies.

Human Clinical Trials Under an IND

Clinical trials involve the administration of the investigational product to healthy volunteers or patients under the supervision of qualified investigators, who generally are physicians not employed by, or under, the control of the trial sponsor. Clinical trials must be conducted under written study protocols detailing, among other things, the objectives of the trial, subject selection and exclusion, the trial procedures, the parameters to be used in monitoring safety, the criteria to be evaluated, and a statistical analysis plan. Each protocol and any amendments to the protocol must be submitted to the FDA as part of the IND.

Further, clinical trials must be conducted in accordance with federal regulations and GCP requirements, which include the requirements that all research subjects provide their informed consent in writing for their participation in any clinical trial, as well as review and approval by an IRB at each study site participating in the clinical trial or a central IRB. An IRB is charged with protecting the welfare and rights of trial participants and considers items such as whether the risks to individuals participating in the clinical trials are minimized and are reasonable in relation to anticipated benefits. The IRB also approves the form and content of the informed consent that must be signed by each clinical trial subject, or their legal representative, reviews and approves the study protocol, and must monitor the clinical trial until completion.

Human clinical trials typically are conducted in three sequential phases that may overlap or be combined:

•        Phase I.    The product candidate is initially introduced into a small number of healthy human subjects and tested for safety, dosage tolerance, absorption, metabolism, distribution, excretion, and, if possible, to gain an early understanding of its value in treating patients. In the case of some product candidates for severe or life-threatening diseases, especially when the product candidate may be too inherently toxic to ethically administer to healthy volunteers, the initial human testing is often conducted in patients.

•        Phase II.    The product candidate is evaluated in a limited patient population to identify possible adverse effects and safety risks, to preliminarily evaluate the efficacy of the product candidate for specific targeted diseases, and to determine dosage tolerance, optimal dosage, and dosing schedule.

•        Phase III.    Phase III clinical trials are commonly referred to as “pivotal” or “registrational” studies, which typically denote a study that presents the data that the FDA or other relevant regulatory agency will use to determine whether or not to approve a product. In Phase III studies, the product candidate is administered to an expanded patient population, generally at multiple geographically dispersed clinical trial sites, in adequate and well-controlled clinical trials to generate sufficient data to statistically demonstrate the efficacy and safety of the product for approval. These clinical trials are intended to establish the overall risk/benefit ratio of the product candidate and provide an adequate basis for product labeling.

Post-approval clinical trials, sometimes referred to as Phase IV clinical trials, may be required by the FDA or may be voluntarily conducted after initial approval. These clinical trials are used to gain additional experience from the treatment of patients in the intended therapeutic indication, particularly for long-term safety follow-up.

During all phases of clinical development, regulatory agencies require extensive monitoring and auditing of all clinical activities, clinical data, and clinical trial investigators. Annual progress reports detailing the results of the clinical trials must be submitted to the FDA.

Written IND safety reports must be promptly submitted to the FDA and the investigators for: serious and unexpected adverse events; any findings from other studies, in vivo laboratory tests, or in vitro testing that suggest a significant risk for human subjects; or any clinically important increase in the rate of a serious suspected adverse reaction over that listed in the protocol or investigator brochure. The sponsor must submit an IND safety report within 15 calendar days after the sponsor determines that the information qualifies for reporting. The sponsor also must notify the FDA of any unexpected fatal or life-threatening suspected adverse reaction within seven calendar days after the sponsor’s initial receipt of the information. Relevant additional information obtained by the sponsor that pertains to a previously submitted IND safety report must be submitted as a follow-up IND safety report. Such a report should be submitted within 15 calendar days after the sponsor receives the information.

Information about certain clinical trials, including a description of the study and, in some cases, study results, must be submitted within specific timeframes to the National Institutes of Health (NIH), for public dissemination on their clinicaltrials.gov website. Manufacturers or distributors of investigational products for the diagnosis, monitoring, or treatment of one or more serious or life-threatening diseases or conditions where no other comparable or satisfactory therapeutic options exist must also have a publicly available policy on evaluating and responding to requests for expanded access, sometimes called “compassionate use,” requests.

Additionally, some clinical trials are overseen by an independent group of qualified experts organized by the clinical trial sponsor that regularly reviews accumulated data and advises the study sponsor regarding the continuing safety of the trial. This group, known as a Data and Safety Monitoring Board (DSMB) or Data and Safety Monitoring Committee (DSMC), may also review interim data to assess the continuing validity and scientific merit of the clinical trial. This group receives special access to unblinded data during the clinical trial and may advise the sponsor to halt the clinical trial if it determines there is an unacceptable safety risk for subjects or on other grounds, such as no demonstration of efficacy.

The FDA may order the temporary or permanent discontinuation of a clinical trial at any time or impose other sanctions if it believes that the clinical trial is not being conducted in accordance with FDA requirements or presents an unacceptable risk to the clinical trial patients. An IRB may also require the clinical trial at the site to be halted, either temporarily or permanently, for failure to comply with the IRB’s requirements or if the trial poses an unexpected serious harm to subjects. The FDA or an IRB may also impose conditions on the conduct of a clinical trial. Clinical trial sponsors may also choose to discontinue clinical trials as a result of risks to subjects, a lack of favorable results, or changing business priorities.

Compliance with Current Good Manufacturing Practices (cGMP)

Requirements:    Manufacturers of pharmaceutical products must comply with applicable cGMP regulations, including quality control and quality assurance, and maintenance of records and documentation. Manufacturers and others involved in the manufacture and distribution of such products also must register their establishments with the FDA and certain state agencies. Both domestic and foreign manufacturing establishments must register and provide additional information to the FDA upon their initial participation in the manufacturing process. Establishments may be subject to periodic, unannounced inspections by government authorities to ensure compliance with cGMP requirements and other laws. Discovery of problems may result in a government entity placing restrictions on a product, manufacturer, or holder of an approved NDA, and may extend to requiring withdrawal of the product from the market. The FDA will not approve an NDA unless it determines that the manufacturing processes and facilities are in compliance with cGMP requirements and adequate to assure consistent production of the product within required specifications.

Concurrent with clinical trials, companies usually complete additional preclinical studies and must also develop additional information about the physical characteristics of the product candidate, as well as finalize a process for manufacturing the product candidate in commercial quantities in accordance with cGMP requirements. To help reduce the risk of the introduction of adventitious agents or of causing other adverse events with the use of small molecule products, the PHSA emphasizes the importance of manufacturing control for products whose attributes cannot be precisely defined. The manufacturing process must be capable of consistently producing quality batches of the product candidate, and, among other requirements, the sponsor must develop methods for testing the identity, strength, quality, potency, and purity of the final product. Additionally, appropriate packaging must be selected and tested, and stability studies must be conducted to demonstrate that the product candidate does not undergo unacceptable deterioration over its shelf life.

In relation to the clinical trials that may be conducted in other countries with a view to obtaining a marketing authorization, there are comparable cGMP requirements and other regulatory rules that are implemented nationally.

U.S. FDA Review and Approval Process

Assuming successful completion of the required clinical and preclinical testing, the results of the preclinical tests and clinical trials together with detailed information relating to the product’s CMC, including negative or ambiguous results as well as positive findings, and proposed labeling, among other things, are submitted to the FDA for NDA (new drug application) approval to market the product for one or more indications.

Under the Prescription Drug User Fee Act (PDUFA), as amended, each NDA must be accompanied by a significant user fee. The FDA adjusts the PDUFA user fees on an annual basis. The PDUFA also imposes an annual program fee for approved therapeutic products. Fee waivers or reductions are available in certain circumstances, including a waiver of the application fee for the first application filed by a small business. Additionally, no user fees are assessed on NDAs for product candidates designated as orphan drugs, unless the product candidate also includes a non-orphan indication.

In addition, under the Pediatric Research Equity Act (PREA), an NDA for a new active ingredient, indication, dosage form, dosage regimen, or route of administration, must contain data that are adequate to assess the safety and potential of the product for the claimed indications in all relevant pediatric subpopulations, and to support dosing and administration for each pediatric subpopulation for which the product is safe. Also, applications for product candidates intended for the treatment of adult cancer which are directed at molecular targets that the FDA determines to be substantially relevant to the growth or progression of pediatric cancer, in place of the PREA investigations, sponsors must submit, with the application, reports from molecularly targeted pediatric cancer investigations designed to yield clinically meaningful pediatric study data, using appropriate formulations, to inform potential pediatric labeling. The FDA may, on its own initiative or at the request of the applicant, grant deferrals for submission of some or all pediatric data until after approval of the product for use in adults, or full or partial waivers from the pediatric data requirements. Orphan products are also exempt from the PREA requirements.

The FDA reviews an NDA within 60 days of submission to determine if it is substantially complete before the agency accepts it for filing. The FDA may refuse to file any NDA that it deems incomplete or not properly reviewable at the time of submission and may request additional information. In that event, the NDA must be resubmitted with the additional information. The resubmitted application is also subject to review before the FDA accepts it for filing. Once the submission is accepted for filing, the FDA begins an in-depth, substantive review of the NDA.

The FDA reviews the NDA to determine, among other things, whether the proposed product candidate is safe and effective for its intended use, has an acceptable purity profile, and whether the product candidate is being manufactured in accordance with cGMP to assure and preserve the product candidate’s identity, safety, strength, quality, potency, and purity. The FDA may refer applications for novel therapeutic products or therapeutic products that present difficult questions of safety or efficacy to an advisory committee, typically a panel that includes clinicians and other experts, for review, evaluation, and a recommendation as to whether the application should be approved and under what conditions. The FDA is not bound by the recommendations of an advisory committee, but it considers such recommendations carefully when making decisions. During the product approval process, the FDA will also determine whether a risk evaluation and mitigation strategy (REMS) is necessary to ensure the safe use of the product candidate. REMS use risk minimization strategies beyond the professional labeling to ensure that the benefits of the product outweigh the potential risks. To determine whether a REMS is needed, the FDA will consider the size of the population likely to use the product, the seriousness of the disease, the expected benefit of the product, the expected duration of treatment, the seriousness of known or potential adverse events, and whether the product is a new molecular entity. A REMS could include medication guides, physician communication plans, and elements to assure safe use, such as restricted distribution methods, patient registries, and other risk minimization tools. If the FDA concludes a REMS is needed, the sponsor of the NDA must submit a proposed REMS; the FDA will not approve the NDA without a REMS if required.

Before approving an NDA, the FDA will inspect the facilities at which the product candidate is manufactured. The FDA will not approve the product candidate if it determines that the manufacturing processes and facilities are not in compliance with cGMP requirements or otherwise are not adequate to assure consistent production of the product candidate within required specifications. Additionally, before approving an NDA, the FDA typically will inspect one or more clinical sites to ensure that the clinical trials were conducted in compliance with IND trial requirements and GCP requirements.

On the basis of the NDA and accompanying information, including the results of the inspection of the manufacturing facilities, the FDA may issue an approval letter or a complete response letter. An approval letter authorizes commercial marketing of the product with specific prescribing information for specific indications. A complete response letter generally outlines the deficiencies in the submission and may require substantial additional testing or information in order for the FDA to reconsider the application. If and when those deficiencies have been addressed to the FDA’s satisfaction in a resubmission of the NDA, the FDA will issue an approval letter.

If a product candidate receives regulatory approval, the approval may be significantly limited to specific diseases and dosages, or the indications for use may otherwise be limited. Further, the FDA may require that certain contraindications, warnings, or precautions be included in the product labeling. The FDA may impose restrictions and conditions on product distribution, prescribing, or dispensing in the form of a REMS, or otherwise limit the scope of any approval. The FDA may also require post-marketing clinical trials, sometimes referred to as Phase IV clinical trials, designed to further assess a product’s safety, and testing and surveillance programs to monitor the safety of approved products that have been commercialized.

Every five years, the FDA agrees to specified performance goals in the review of NDAs under the PDUFA. One such current goal is to review standard NDAs in ten months after the FDA accepts the NDA for filing, and priority NDAs in six months, whereupon a review decision is to be made. The FDA does not always meet its PDUFA goal dates for standard and priority NDAs, and its review goals are subject to change from time to time. The review process and the PDUFA goal date may be extended by three months if the FDA requests or the NDA sponsor otherwise provides additional information or clarification regarding information already provided in the submission within the last three months before the PDUFA goal date.

Expedited Development and Review Programs

The FDA has a Fast Track program that is intended to expedite or facilitate the process for reviewing new drugs and biologics that meet certain criteria. Specifically, new drugs and biologics are eligible for Fast Track designation if they are intended to treat a serious or life-threatening condition and preclinical or clinical data demonstrate the potential to address unmet medical needs for the condition. Fast Track designation applies to both the product and the specific indication for which it is being studied. The sponsor can request the FDA to designate the product for Fast Track status any time before receiving NDA approval, but ideally no later than the pre-NDA or pre-BLA meeting.

Any product submitted to the FDA for marketing, including under a Fast Track program, may be eligible for other types of FDA programs intended to expedite development and review, such as priority review and accelerated approval. A product may be eligible for priority review if it is intended to treat a serious or life-threatening condition and, if approved, would provide a significant improvement in safety and effectiveness compared to available therapies.

A Fast Track product may also be eligible for rolling review, where the FDA may consider for review sections of the NDA on a rolling basis before the complete application is submitted, if the sponsor provides a schedule for the submission of the sections of the NDA, the FDA agrees to accept sections of the NDA and determines that the schedule is acceptable, and the sponsor pays any required user fees upon submission of the first section of the NDA.

A product may also be eligible for accelerated approval if it is intended to treat a serious or life-threatening condition and generally provides a meaningful advantage over available therapies. In addition, it must demonstrate an effect on a surrogate endpoint that is reasonably likely to predict clinical benefit or on a clinical endpoint that can be measured earlier than irreversible morbidity or mortality (IMM), which is reasonably likely to predict an effect on IMM or other clinical benefit. As a condition of approval, the FDA may require that a sponsor of a drug receiving accelerated approval perform adequate and well-controlled post-marketing clinical trials. If the FDA concludes that a drug shown to be effective can be safely used only if distribution or use is restricted, it may require such post-marketing restrictions as it deems necessary to assure safe use of the product.

Additionally, a drug may be eligible for designation as a Breakthrough Therapy if the product is intended, alone or in combination with one or more other drugs or biologics, to treat a serious or life-threatening condition and preliminary clinical evidence indicates that the product may demonstrate substantial improvement over currently approved therapies on one or more clinically significant endpoints. The benefits of the Breakthrough Therapy designation include the same benefits as the Fast Track designation, plus intensive guidance from the FDA to ensure an efficient drug development program. Fast Track designation, priority review, accelerated approval, and Breakthrough Therapy designation do not change the standards for approval but may expedite the development or approval process.

Post-Approval Requirements

After approval, there are also continuing annual program user fee requirements for approved products, excluding, under certain circumstances, orphan products.

Rigorous and extensive FDA regulation of pharmaceutical products continues after approval, particularly with respect to cGMP requirements. Manufacturers are required to comply with applicable requirements in the cGMP regulations, including quality control and quality assurance, and maintenance of records and documentation. To help reduce the increased risk of the introduction of adventitious agents, the PHSA emphasizes the importance of manufacturing controls for products whose attributes cannot be precisely defined. The PHSA also provides authority to the FDA to immediately suspend licenses in situations where there exists a danger to public health, to prepare or procure products in the event of shortages and critical public health needs, and to authorize the creation and enforcement of regulations to prevent the introduction or spread of communicable diseases in the United States and between states.

Other post-approval requirements applicable to pharmaceutical products include reporting of cGMP deviations that may affect the identity, potency, purity, and overall safety of a distributed product, record-keeping requirements, reporting of adverse effects, reporting updated safety and efficacy information, and complying with electronic record and signature requirements. In addition, the FDA conducts laboratory research related to the regulatory standards on the safety, purity, and potency of pharmacological products.

In addition, manufacturers and other entities involved in the manufacture and distribution of approved pharmaceuticals are required to register their establishments with the FDA and certain state agencies, list their products, and are subject to periodic announced and unannounced inspections by the FDA and these state agencies for compliance with current cGMP and other requirements, which impose certain procedural and documentation requirements upon us and third-party manufacturers. Manufacturers must continue to expend time, money, and effort in the areas of production and quality control to maintain compliance with current cGMPs. Regulatory authorities may withdraw product approvals or request product recalls if a company fails to comply with regulatory standards, if it encounters problems following initial marketing, or if previously unrecognized problems are subsequently discovered. In addition, changes to the manufacturing process or facility generally require prior FDA approval or notification before being implemented, and other types of changes to the approved product, such as adding new indications and additional labeling claims, are also subject to further FDA review and approval.

Moreover, the Drug Quality and Security Act imposes obligations on manufacturers of pharmaceutical products related to product tracking and tracing.

Adverse event reporting and submission of periodic reports, including annual reports and deviation reports, are required following FDA approval of an NDA. Later discovery of previously unknown problems with a product, including adverse events of unanticipated severity or frequency, or with manufacturing processes, or failure to comply with regulatory requirements, may result in significant regulatory actions. Such actions may include refusal to approve pending applications, license suspension or revocation, imposition of a partial or full clinical hold or termination of clinical trials, warning letters, untitled letters, modification of promotional materials or labeling, provision of corrective information, imposition of post-market requirements including the need for additional testing, imposition of distribution or other restrictions under a REMS, product recalls, product seizures or detentions, refusal to allow imports or exports, total or partial suspension of production or distribution, FDA debarment, injunctions, fines, consent decrees, corporate integrity agreements, suspension and debarment from government contracts, and refusal of orders under existing government contracts, exclusion from participation in federal and state healthcare programs, restitution, disgorgement, or civil or criminal penalties, including fines and imprisonment, and result in adverse publicity, among other adverse consequences.

A sponsor also must comply with the FDA’s advertising and promotion requirements, such as the prohibition on promoting products for uses or in patient populations that are inconsistent with the product’s approved labeling (known as “off-label use”). The FDA and other agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses, and a company that is found to have improperly promoted off-label uses may be subject to significant liability. Violations relating to the promotion of off-label uses may lead to investigations alleging violations of federal and state healthcare fraud and abuse and other laws, as well as state consumer protection laws. Companies, however, may generally share truthful and non-misleading information that is otherwise consistent with a product’s FDA-approved labeling. Discovery of previously unknown problems or the failure to comply with the applicable regulatory requirements may result in restrictions on the marketing of a product or withdrawal of the product from the market, as well as possible civil or criminal sanctions.

Failure to comply with the applicable U.S. requirements at any time during the product development process, approval process, or after approval may subject an applicant or manufacturer to administrative or judicial civil or criminal actions and adverse publicity. These actions could include refusal to approve pending applications or supplemental applications, withdrawal of an approval, clinical hold, suspension or termination of a clinical trial by an IRB, warning or untitled letters, product recalls, product seizures, total or partial suspension of production or distribution, injunctions, fines or other monetary penalties, refusals of government contracts, mandated corrective advertising or communications with healthcare providers, debarment, restitution, disgorgement of profits or other civil or criminal penalties.

Broadly equivalent requirements and controls typically apply in other countries to the submission of marketing authorization applications and, post-approval, to the holding of such marketing authorizations.

The Hatch-Waxman Amendments and Generic Competition

Orange Book Listing

Once a drug product is approved under an NDA, the product is listed in the FDA’s publication, “Approved Drug Products with Therapeutic Equivalence Evaluations,” commonly known as the Orange Book. An NDA-approved drug product will be designated in the Orange Book as a Reference Listed Drug (RLD). Sponsors of approved NDAs are required to list with the FDA patents whose claims cover the product’s active ingredient, formulation, or an approved method of using the drug.

Patent Term Extensions

Depending upon the timing, duration, and specifics of FDA approval of the use of our therapeutic candidates, some of our United States patents may be eligible for limited patent term extension under the Hatch-Waxman Amendments to the FDCA (“Hatch-Waxman”). Hatch-Waxman permits a patent restoration term of up to five years as compensation for patent term lost during drug product development and the FDA regulatory review process. However, patent term restoration cannot extend the remaining term of a patent beyond a total of 14 years from the product or therapeutic candidate’s approval date. The patent term restoration period is generally one-half of the time between the effective date of an IND and the submission date of an NDA, plus the time between the submission date of an NDA and the approval of that application, except that the review period is reduced by any time during which the applicant failed to exercise due diligence. Only one patent applicable to an approved product or therapeutic candidate is eligible for the extension, and the application for extension must be made prior to the expiration of the patent. The USPTO, in consultation with the FDA, reviews and approves the application for any patent term extension or restoration. In the future, we intend to apply for restorations of patent term for some of our currently owned or licensed patents to add patent life beyond their current expiration date, depending on the expected length of clinical trials and other factors involved in the submission of the relevant NDA(s).

ANDA Approval Process for Generic Drugs

Hatch-Waxman also established an abbreviated FDA approval process for generic drugs that are shown to be pharmaceutically equivalent and bioequivalent to drugs previously approved by the FDA through the NDA process. Approval to market and distribute these drugs is obtained by filing an abbreviated new drug application, or ANDA, with the FDA. An ANDA provides for the marketing of a drug product that has the same active ingredients in the same strengths and dosage form as the listed drug and has been shown to be bioequivalent to the listed drug. An ANDA is a comprehensive submission that contains, among other things, data and information pertaining to the active pharmaceutical ingredient, drug product formulation, specifications and stability of the generic drug, as well as analytical methods, manufacturing process validation data, and quality control procedures. ANDAs are termed abbreviated because they generally do not include preclinical and clinical data to demonstrate safety and effectiveness. Instead, a generic applicant must demonstrate that its product is bioequivalent to the innovator drug. In some cases involving drugs with no or limited systemic absorption, an ANDA must include clinical endpoint (efficacy) studies in order to demonstrate bioequivalence. Drugs approved in this way are commonly referred to as “generic equivalents” to the listed drug and can often be substituted by pharmacists under prescriptions written for the original listed drug.

Section 505(b)(2) NDA Approval Process

As an alternative path to FDA approval for modifications to formulations or uses of products previously approved by the FDA under a “full” NDA, an applicant may submit an NDA under Section 505(b)(2) of the FDCA. Section 505(b)(2) was enacted as part of the Hatch-Waxman Amendments and enables the applicant to rely, in part, on the FDA’s previous approval of a similar product, and/or published literature, in support of the safety and/or efficacy of its drug product. Section 505(b)(2) permits the filing of an NDA where at least some of the information required for approval comes from studies not conducted by, or for, the applicant and for which the applicant has not obtained a right of reference. If the Section 505(b)(2) applicant can establish that reliance on the FDA’s previous findings of safety and effectiveness is scientifically appropriate, it may eliminate the need to conduct certain preclinical studies or clinical trials of the new product. The FDA may also require companies to perform additional studies or measurements, including clinical trials, to support the change from the approved reference drug. The FDA may then approve the new product candidate for all, or some, of the label indications for which the reference drug has been approved or for any new indication sought by the Section 505(b)(2) applicant.

ANDA and 505(b)(2) products may be significantly less costly to bring to market than the reference listed drug, and companies that produce generic products are generally able to offer them at lower prices. Moreover, generic versions of RLDs are often automatically substituted for the RLD by pharmacies when dispensing a prescription written for the RLD. Thus, following the introduction of a generic drug, a significant percentage of the sales of any branded product or reference-listed drug is typically lost to the generic product.

ANDA and 505(b)(2) NDA Patent Certification Requirements

Any applicant who files an ANDA seeking approval of a generic equivalent version of a drug listed in the Orange Book or a Section 505(b)(2) NDA referencing a drug listed in the Orange Book must certify to the FDA, as applicable, that (1) no patent information on the drug product that is the subject of the application has been submitted to the FDA; (2) such patent has expired; (3) the date on which such patent expires; or (4) such patent is, in the applicant’s opinion, invalid or will not be infringed upon by the manufacture, use or sale of the drug product for which the application is submitted. This last certification is known as the paragraph IV certification. If an ANDA or 505(b)(2) NDA is submitted to FDA with a Paragraph IV Certification, the applicant must also provide a “Paragraph IV Notification” to the holder of the NDA for the RLD and to the owner of the listed patent(s) being challenged by the applicant, providing a detailed written statement of the bases for the applicant’s position that the relevant patent(s) is invalid or would not be infringed. If the patent owner brings a patent infringement lawsuit against the applicant within 45 days of the Paragraph IV Notification, FDA approval of the ANDA or 505(b)(2) NDA will be automatically stayed for 30 months, or until 7-1/2 years after the RLD’s NDA approval date if the ANDA or 505(b) (2) NDA was filed between 4 years and 5 years after the NDA approval. Any such stay will be terminated earlier if the court rules that the patent is invalid or would not be infringed. The applicant may, in certain circumstances, elect to submit a Section VIII statement with respect to a listed method of use patent, certifying that the proposed ANDA or 505(b)(2) product’s labeling does not contain (or carve out) any language that would infringe a method of use patented listed in the Orange Book for the RLD.

The ANDA or 505(b)(2) application also will not be approved until any applicable non-patent exclusivity listed in the Orange Book for the reference drug has expired, as described in further detail below.

Regulatory Exclusivities

New Chemical Entity Exclusivity

The Hatch-Waxman Amendments provide a period of five years of non-patent marketing exclusivity for the first approved drug containing a new chemical entity (“NCE”) as an active ingredient. An NCE is an active moiety that has not been approved by the FDA in any other NDA. A fixed combination drug product may receive NCE exclusivity if one of its active ingredients is an NCE, but not if all of its active ingredients have previously been approved. An “active moiety” is defined as the molecule or ion responsible for the drug substance’s physiological or pharmacologic action. During the five-year exclusivity period, the FDA cannot accept for filing any ANDA or 505(b)(2) NDA seeking approval of a product that contains the same active moiety, except that the FDA may accept such an application for filing after four years if the application includes a paragraph IV certification to a listed patent. In the case of such applications accepted for filing between four and five years after approval of the reference drug, the 30-month stay of approval triggered by a timely patent infringement lawsuit is extended by the amount of time necessary to extend the stay until 7-1/2 years after the approval of the reference drug NDA.

New Clinical Trial (3-Year) Exclusivity

A drug, including one approved under Section 505(b)(2), may obtain a three-year period of exclusivity for a particular indication or condition of approval, or change to a marketed product, such as a new formulation for a previously approved product, if one or more new clinical trials (other than bioavailability studies) was essential to the approval of the application or supplemental application and was conducted/sponsored by the applicant. Should this occur, the FDA would be precluded from approving any ANDA or Section 505(b)(2) application for the protected modification until after that three-year exclusivity period has run. However, unlike NCE exclusivity, the FDA can accept an application and begin the review process during the 3-year exclusivity period.

Orphan Drug Designation and Orphan Exclusivity Under the Orphan Drug Act

The FDA may grant orphan designation to a drug product intended to treat a rare disease or condition, which is generally a disease or condition that affects fewer than 200,000 individuals in the United States, or more than 200,000 individuals in the United States but for which there is no reasonable expectation that the cost of developing and making the product available in the United States for this type of disease or condition will be recovered from sales of the product.

Orphan drug designation must be requested before submitting an NDA. After the FDA grants orphan drug designation, the identity of the therapeutic agent and its potential orphan use are disclosed publicly by the FDA. Orphan drug designation does not convey any advantage in or shorten the duration of the regulatory review and approval process.

If a product that has orphan designation subsequently receives the first FDA approval for the disease or condition for which it has such designation, the product is entitled to orphan drug exclusivity, which means that the FDA may not approve any other applications to market the same drug for the same indication for seven years from the date of such approval, except in limited circumstances, such as a showing of clinical superiority to the product with orphan exclusivity by means of greater effectiveness, greater safety, or providing a major contribution to patient care or in instances of drug supply issues. However, competitors may receive approval of either a different product for the same indication or the same product for a different indication, but that could be used off-label in the orphan indication. Orphan drug exclusivity also could block the approval of one of our products for seven years if a competitor obtains approval before we do for the same product, as defined by the FDA, for the same indication we are seeking approval, or if a product candidate is determined to be contained within the scope of the competitor’s product for the same indication or disease. If one of our products is designated as an orphan drug and receives marketing approval for an indication broader than that which is designated, it may not be entitled to orphan drug exclusivity. Orphan drug status in the European Union has similar, but not identical, requirements and benefits.

Pediatric Exclusivity

Pediatric exclusivity is another type of non-patent marketing exclusivity available in the United States, and if granted, it provides for the attachment of an additional six months of marketing protection to the term of any existing regulatory exclusivity or listed patents. Under the Best Pharmaceuticals for Children Act, or BPCA, certain therapeutic candidates may obtain an additional 6 months of exclusivity if the sponsor conducts pediatric research and submits new clinical information requested in writing by the FDA, referred to as a Written Request, relating to the use of the active moiety of the product or therapeutic candidate in children. The data do not need to support a label change for pediatric use; rather, the additional protection is granted if the pediatric clinical trial is deemed to have fairly responded to the FDA’s Written Request. Although the FDA may issue a Written Request for studies on either approved or unapproved indications, it may only do so where it determines that information relating to that use of a product or therapeutic candidate in a pediatric population, or part of the pediatric population, may produce health benefits in that population. The issuance of a Written Request does not require the sponsor to undertake the described trials. This is not a patent term extension, but it effectively extends the regulatory period during which the FDA cannot approve another application.

Other Healthcare Laws and Regulations

Our business activities, including but not limited to, research, sales, promotion, distribution, medical education, and other activities following product approval will be subject to regulation by numerous federal and state regulatory and law enforcement authorities in the United States in addition to the FDA, including potentially the Department of Justice, the Department of Health and Human Services (HHS) and its various divisions, including the Office of Inspector General, the Centers for Medicare & Medicaid Services (CMS) and the Health Resources and Services Administration, the Department of Veterans Affairs, the Department of Defense, and state and local governments. Healthcare providers and third-party payors play a primary role in the recommendation and use of pharmaceutical products that are granted marketing approval. Arrangements with third-party payors, existing or potential customers, and referral sources, including healthcare providers, are subject to broadly applicable fraud and abuse laws and regulations, and these laws and regulations may constrain the business or financial arrangements and relationships through which manufacturers conduct clinical research, market, sell, and distribute the products for which they obtain marketing approval. Such restrictions under applicable federal and state healthcare laws and regulations include the following:

•        The federal Anti-Kickback Statute, which prohibits, among other things, persons and entities from knowingly and willfully soliciting, receiving, offering or paying remuneration, directly or indirectly, in cash or kind, in exchange for, or to induce, either the referral of an individual for, or the purchase, order or recommendation of, any good or service for which payment may be made under federal healthcare programs such as the Medicare and Medicaid programs. This statute has been interpreted to apply to arrangements between pharmaceutical manufacturers, on the one hand, and prescribers, purchasers, formulary managers, and other individuals and entities on the other. The Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act (collectively, the ACA), amended the intent requirement of the federal Anti-Kickback Statute such that a person or entity no longer needs to have actual knowledge of this statute or specific intent to violate it in order to commit a violation;

•        The federal civil and criminal false claims, including the civil FCA, and Civil Monetary Penalties Laws which prohibit, among other things, individuals or entities from knowingly presenting, or causing to be presented, claims for payment from Medicare, Medicaid or other third-party payors that are false or fraudulent, or making a false statement to avoid, decrease, or conceal an obligation to pay money to the federal government. Certain marketing practices, including off-label promotion, also may implicate the FCA. In addition, the ACA codified case law that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the FCA;

•        The federal Physician Payments Sunshine Act, which requires certain manufacturers of drugs, devices, therapeutic products and medical supplies for which payment is available under Medicare, Medicaid, or the Children’s Health Insurance Program, with specific exceptions, to report annually to the Centers for Medicare & Medicaid Services, or the CMS, information related to payments and other transfers of value made to physicians (defined to include doctors, dentists, optometrists, podiatrists and chiropractors), certain other healthcare professionals (such as physician assistants and nurse practitioners), and teaching hospitals, and ownership and investment interests held by physicians and other healthcare providers and their immediate family members;

•        Health Insurance Portability and Accountability Act of 1996 (HIPAA) prohibits knowingly and willfully executing, or attempting to execute, a scheme to defraud or to obtain, by means of false or fraudulent pretenses, representations or promises, any of the money or property owned by, or under the custody or control of, a healthcare benefit program, regardless of whether the payor is public or private, in connection with the delivery or payment for health care benefits, knowingly and willfully embezzling or stealing from a health care benefit program, willfully obstructing a criminal investigation of a health care offense and knowingly and willfully falsifying, concealing, or covering up by any trick or device a material fact or making any materially false statements in connection with the delivery of, or payment for, healthcare benefits, items, or services relating to healthcare matters. Additionally, the ACA amended the intent requirement of certain of these criminal statutes under HIPAA so that a person or entity no longer needs to have actual knowledge of the statute, or the specific intent to violate it, to have committed a violation; and

•        State and foreign law equivalents of each of the above federal laws, such as anti-kickback and false claims laws which may apply to items or services reimbursed by any third-party payor, including commercial insurers; state laws that require pharmaceutical companies to comply with the pharmaceutical industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government or otherwise restrict payments that may be made to healthcare providers and other potential referral sources; state laws that require drug manufacturers to report information related to payments and other transfers of value to physicians and other healthcare providers and drug pricing and/or marketing expenditures; and state and local laws requiring the registration of pharmaceutical sales representatives and state laws governing the privacy and security of health information in certain circumstances, many of which differ from each other in significant ways and may not have the same effect, thus complicating compliance efforts.

Further, we may be subject to data privacy and security regulations by both the federal government and the states and foreign jurisdictions in which we conduct our business. HIPAA, as amended by the Health Information Technology for Clinical Health Act of 2009 (HITECH), and its respective implementing regulations impose certain requirements, including mandatory contractual terms, on covered entities, business associates, and their covered subcontractors relating to the privacy, security, and transmission of certain individually identifiable health information known as protected health information. Among other things, HITECH, through its implementing regulations, makes HIPAA’s security standards and certain privacy standards directly applicable to business associates, defined as a person or organization, other than a member of a covered entity’s workforce, that creates, receives, maintains, or transmits protected health information on behalf of a covered entity for a function or activity regulated by HIPAA. HITECH also strengthened the civil and criminal penalties that may be imposed against covered entities, business associates, subcontractors, and individuals, and gave state attorneys general new authority to file civil actions for damages or injunctions in federal courts to enforce the federal HIPAA laws and seek attorneys’ fees and costs associated with pursuing federal civil actions. In addition, other federal and state laws may govern the privacy and security of health and other information in certain circumstances, many of which differ from each other in significant ways and may not be preempted by HIPAA, thus complicating compliance efforts.

To the extent that any of our products are sold in a foreign country, we may be subject to similar foreign laws and regulations, which may include, for instance, applicable post-marketing requirements, including safety surveillance, anti-fraud and abuse laws, and implementation of corporate compliance programs and reporting of payments or transfers of value to healthcare professionals.

In the EU, the data privacy laws are generally perceived to be stricter than those that apply in the United States and include specific requirements for the transfer of personal data outside the EU to the United States to ensure that EU standards of data privacy will be applied to such data.

Violation of the laws described above or any other governmental laws and regulations may result in significant penalties, including administrative, civil and criminal penalties, damages, fines, the curtailment or restructuring of operations, the exclusion from participation in federal and state healthcare programs, disgorgement, contractual damages, reputational harm, diminished profits and future earnings, imprisonment, and additional reporting requirements and oversight if a person becomes subject to a corporate integrity agreement or similar agreement to resolve allegations of non-compliance with these laws. Furthermore, efforts to ensure that business activities and business arrangements comply with applicable healthcare laws and regulations can be costly for manufacturers of branded prescription products.

Coverage and Reimbursement

Significant uncertainty exists as to the coverage and reimbursement status of any products for which we may obtain regulatory approval. In the United States, sales of any product candidates for which regulatory approval for commercial sale is obtained will depend in part on the availability of coverage and adequate reimbursement from third-party payors. Third-party payors include government authorities and health programs in the United States, such as Medicare and Medicaid, managed care providers, private health insurers, and other organizations. These third-party payors are increasingly reducing reimbursements for medical products and services. The process for determining whether a payor will provide coverage for a drug product may be separate from the process for setting the reimbursement rate that the payor will pay for the drug product. Third-party payors may limit coverage to specific drug products on an approved list, or formulary, which might not include all of the FDA-approved drugs for a particular indication. Additionally, the containment of healthcare costs has become a priority of federal and state governments, and the prices of drugs have been a focus in this effort. The U.S. government, state legislatures, and foreign governments have shown significant interest in implementing cost-containment programs, including price controls, restrictions on reimbursement, and requirements for substitution of generic products. Adoption of price controls and cost-containment measures, and adoption of more restrictive policies in jurisdictions with existing controls and measures, could further limit our net revenue and results.

A payor’s decision to provide coverage for a drug product does not imply that an adequate reimbursement rate will be approved. Further, coverage and reimbursement for drug products can differ significantly from payor to payor. As a result, the coverage determination process is often a time-consuming and costly process that will require us to provide scientific and clinical support for the use of our products to each payor separately, with no assurance that coverage and adequate reimbursement will be applied consistently or obtained in the first instance.

Third-party payors are increasingly challenging the price and examining the medical necessity and cost of medical products and services, in addition to their safety and efficacy. New metrics frequently are used as the basis for reimbursement rates, such as average sales price, average manufacturer price, and actual acquisition cost. In order to obtain coverage and reimbursement for any product that might be approved for sale, it may be necessary to conduct expensive pharmacoeconomic studies in order to demonstrate the medical necessity and rationale of the cost of the product, in addition to the costs required to obtain regulatory approvals. If third-party payors do not consider a product to be cost-saving when compared to other available therapies, they may not cover the product after approval as a benefit under their plans, or if they do, the level of payment may not be sufficient to allow a company to sell its products at a profit.

The marketability of any product candidates for which we or our collaborators receive regulatory approval for commercial sale may suffer if the government and third-party payors fail to provide adequate coverage and reimbursement. In addition, emphasis on managed care in the United States has increased, and we expect it will continue to increase the pressure on pharmaceutical pricing. Coverage policies and third-party reimbursement rates may change at any time. Even if favorable coverage and reimbursement status are attained for one or more products for which we or our collaborators receive regulatory approval, less favorable coverage policies and reimbursement rates may be implemented in the future. The cost containment measures that healthcare payors and providers are instituting, and any healthcare reform, could significantly reduce our revenues from the sale of any approved product candidates. We cannot provide any assurances that we will be able to obtain and maintain third-party coverage or adequate reimbursement for our product candidates in whole or in part.

In the EU, pricing and reimbursement schemes vary widely from country to country. Some countries provide that products may be marketed only after a reimbursement price has been agreed upon. Some countries may require the completion of additional studies that compare the cost of a particular product candidate to currently available therapies. EU member states may approve a specific price for a product, or they may instead adopt a system of direct or indirect controls on the profitability of the company placing the product on the market. Other member states allow companies to fix their own prices for products, but monitor and control company profits. The downward pressure on health care costs has become intense. As a result, increasingly high barriers are being erected to the entry of new products. In addition, in some countries, cross-border imports from low-priced markets exert competitive pressure that may reduce pricing within a country. Any country that has price controls or reimbursement limitations may not allow favorable reimbursement and pricing arrangements.

Health Reform

The United States and some foreign jurisdictions are considering or have enacted a number of legislative and regulatory proposals to change the healthcare system in ways that could affect our ability to sell our products profitably. Among policy makers and payors in the United States and elsewhere, there is significant interest in promoting changes in healthcare systems with the stated goals of containing healthcare costs, improving quality, or expanding access. In the United States, the pharmaceutical industry has been a particular focus of these efforts and has been significantly affected by federal and state legislative initiatives, including those designed to limit the pricing, coverage, and reimbursement of pharmaceutical products, especially under government-funded health care programs, and increased governmental control of drug pricing.

By way of example, in March 2010, the ACA was signed into law, intended to broaden access to health insurance, reduce or constrain the growth of healthcare spending, enhance remedies against fraud and abuse, add transparency requirements for the healthcare and health insurance industries, impose taxes and fees on the healthcare industry, and impose additional health policy reforms. Among the provisions of the ACA of importance to our business are:

•        An annual, non-deductible fee on any entity that manufactures or imports specified branded prescription drugs and biologic agents, apportioned among these entities according to their market share in certain government healthcare programs;

•        An increase in the statutory minimum rebates a manufacturer must pay under the Medicaid Drug Rebate Program to 23.1% and 13.0% of the average manufacturer price for branded and generic drugs, respectively;

•        A methodology by which rebates owed by manufacturers under the Medicaid Drug Rebate Program are calculated for drugs that are inhaled, infused, instilled, implanted, or injected;

•        Extension of a manufacturer’s Medicaid rebate liability to covered drugs dispensed to individuals who are enrolled in Medicaid managed care organizations;

•        Expansion of eligibility criteria for Medicaid programs by, among other things, allowing states to offer Medicaid coverage to certain individuals with income at or below 133% of the federal poverty level, thereby potentially increasing a manufacturer’s Medicaid rebate liability;

•        A Medicare Part D coverage gap discount program, in which manufacturers must now agree to offer 70% point-of-sale discounts off negotiated prices of applicable brand drugs to eligible beneficiaries during their coverage gap period, as a condition for a manufacturer’s outpatient drugs to be covered under Medicare Part D;

•        Expansion of the entities eligible for discounts under the Public Health Service pharmaceutical pricing program; and

•        A Patient-Centered Outcomes Research Institute to oversee, identify priorities in, and conduct comparative clinical research, along with funding for such research.

There have been executive, judicial, and Congressional challenges to certain aspects of the ACA. For example, on June 17, 2021, the U.S. Supreme Court dismissed a challenge on procedural grounds that argued the ACA is unconstitutional in its entirety because the “individual mandate” was repealed by Congress. Thus, the ACA will remain in effect in its current form. Further, prior to the U.S. Supreme Court ruling, on January 28, 2021, President Biden issued an executive order that initiated a special enrollment period for purposes of obtaining health insurance coverage through the ACA marketplace. The executive order also instructed certain governmental agencies to review and reconsider their existing policies and rules that limit access to healthcare, including, among others, re-examining Medicaid demonstration projects and waiver programs that include work requirements, and policies that create unnecessary barriers to obtaining access to health insurance coverage through Medicaid or the ACA. In addition, in August 2022, President Biden signed the Inflation Reduction Act of 2022 (the “IRA”) into law, which, among other things, extends enhanced subsidies for individuals purchasing coverage in ACA marketplaces through plan year 2025. The IRA also eliminates the “donut hole” under the Medicare Part D program beginning in 2025 by significantly lowering the beneficiary’s maximum out-of-pocket cost through a newly established manufacturer discount program.

Other legislative changes have been proposed and adopted in the United States since the ACA. For example, through the process created by the Budget Control Act of 2011, there are automatic reductions of Medicare payments to providers up to 2% per fiscal year, which went into effect in April 2013 and, following passage of the BBA and the Infrastructure Investment and Jobs Act, will remain in effect until 2031 unless additional Congressional action is taken. However, COVID-19 relief support legislation suspended the 2% Medicare sequester from May 1, 2020 through March 31, 2022. Under current legislation, the actual reduction in Medicare payments will vary from 1% in 2022 to up to 4% in the final fiscal year of this sequester.

The heightened governmental scrutiny in the United States of pharmaceutical pricing practices in light of the rising cost of prescription drugs and biologics has resulted in executive orders, congressional inquiries and proposed and enacted federal and state legislation designed to, among other things, bring more transparency to product pricing, review the relationship between pricing and manufacturer patient programs, and reform government program reimbursement methodologies for products. At the federal level, President Trump used several means to propose or implement drug pricing reform, including through federal budget proposals, executive orders, and policy initiatives. For example, on July 24, 2020, and September 13, 2020, the Trump administration announced several executive orders related to prescription drug pricing. Consequently, in September 2020, the FDA released guidance and a final rule to provide a pathway for states to construct and submit plans to import drugs from Canada. On November 20, 2020, the HHS finalized a regulation removing safe harbor protection for price reductions from pharmaceutical manufacturers to plan sponsors under Part D, either directly or through pharmacy benefit managers, unless the price reduction is required by law. The rule also creates new safe harbors for price reductions reflected at the point-of-sale for certain fixed fee arrangements between pharmacy benefit managers and manufacturers. The implementation of the rule has been delayed until 2032. Additionally, on March 11, 2021, President Biden signed the American Rescue Plan Act of 2021 into law, which eliminates the statutory Medicaid drug rebate cap, currently set at 100% of a drug’s average manufacturer price, for single-source and innovator multiple-source drugs, beginning January 1, 2024. In July 2021, the Biden administration released an executive order, “Promoting Competition in the American Economy,” with multiple provisions aimed at prescription drugs. In response to Biden’s executive order, on September 9, 2021, HHS released a Comprehensive Plan for Addressing High Drug Prices that outlines principles for drug pricing reform and sets out a variety of potential legislative policies that Congress could pursue, as well as potential administrative actions HHS can take to advance these principles. In addition, the IRA directs the Secretary of HHS to establish a Drug Price Negotiation Program (the Program) to lower prices for certain single-source prescription drugs and biologics covered under Medicare Parts B and D, based on criteria established under the IRA. Under the Program, the Secretary of HHS will publish a list of “selected drugs,” and will then negotiate maximum fair prices (MFP) with their manufacturers. Beginning in 2026, the first year of the Program, the number will be limited to 10 Part D drugs and biologics. By 2029, and in subsequent years thereafter, the number will increase to 20 drugs and biologics covered under Part D and Part B. Agreements between HHS and manufacturers will remain in place until a drug or biologic is no longer considered a “selected drug” for negotiation purposes. Manufacturers who do not comply with the negotiated prices set under the Program will be subject to an excise tax based on a percentage of total sales of a “selected drug” up to 95% and the potential of civil monetary penalties. Further, the IRA imposes rebates under Medicare Part B and Medicare Part D to penalize price increases that outpace inflation. In addition, the Biden administration released an additional executive order on October 14, 2022, directing HHS to submit a report within ninety (90) days on how the Center for Medicare and Medicaid Innovation can be further leveraged to test new models for lowering drug costs for Medicare and Medicaid beneficiaries.

At the state level, individual states in the United States have increasingly passed legislation and implemented regulations designed to control pharmaceutical and therapeutic product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing. Some third-party payors also require pre-approval of coverage for new or innovative devices or therapies before they will reimburse healthcare providers that use such therapies.

We expect that these initiatives, as well as other healthcare reform measures that may be adopted in the future, as well as the trend toward managed healthcare and increasing influence of managed care organizations, may result in more rigorous coverage criteria and lower reimbursement, and in additional downward pressure on the price that we receive for any approved product. It is also possible that additional governmental action is taken in response to the COVID-19 pandemic. Any reduction in reimbursement from Medicare or other government-funded programs may result in a similar reduction in payments from private payors. The implementation of current and future cost containment measures or other healthcare reforms may adversely affect our operations and prevent us from being able to generate revenue, attain profitability, or commercialize our product candidates.

Data Privacy and Security

In the ordinary course of our business, we collect, process, and store confidential and sensitive information, including personal information, intellectual property, trade secrets, and proprietary information owned or controlled by ourselves or other third parties. We, and third parties upon whom we rely, use sophisticated information technology, software, and services to process, store, use, generate, transfer, and disclose information, as well as other sensitive information controlled by ourselves or other third parties.

We are also subject to federal, state, and foreign data privacy and security laws and regulations. In the United States, numerous federal and state laws and regulations, including state data breach notification laws, state health information privacy laws, and federal and state consumer protection laws and regulations (e.g., Section 5 of the FTC Act), govern the collection, use, disclosure, and protection of health-related and other personal information could apply to our operations or the operations of our partners, vendors, or other third parties on whom we rely. The legislative and regulatory framework related to the collection, use, retention, safeguarding, disclosure, sharing, transfer, security, and other processing of personal data worldwide is rapidly evolving. The number and scope of data protection laws and regulations are changing, subject to differing applications and interpretations, and may be inconsistent among jurisdictions or in conflict with other rules, laws, or other data processing obligations. Efforts to ensure that our current and future business arrangements, including our relationship with our CROs or other vendors who process data on our behalf, comply with applicable data privacy and data security laws and regulations will involve substantial costs.

For example, HIPAA, as amended by HITECH, and its implementing regulations, impose requirements relating to the privacy, security and transmission of individually identifiable health information on certain health care providers, health plans and health care clearinghouses, known as covered entities, as well as their business associates and covered subcontractors that perform certain services that involve creating, receiving, maintaining or transmitting individually identifiable health information for or on behalf of such covered entities. Entities that are found to be in violation of HIPAA as the result of a breach of unsecured protected health information, a complaint about privacy practices or an audit by HHS, may be subject to significant civil, criminal and administrative fines and penalties and/or additional reporting and oversight obligations if required to enter into a resolution agreement and corrective action plan with HHS to settle allegations of HIPAA non-compliance. Further, entities that knowingly obtain, use, or disclose individually identifiable health information maintained by a HIPAA covered entity in a manner that is not authorized or permitted by HIPAA may be subject to civil and criminal penalties. Even when HIPAA does not apply, according to the FTC, violating consumers’ privacy rights or failing to take appropriate steps to keep consumers’ personal information secure may constitute unfair acts or practices in or affecting commerce in violation of Section 5 of the FTC Act. The FTC expects a company’s data security measures to be reasonable and appropriate in light of the sensitivity and volume of consumer information it holds, the size and complexity of its business, and the cost of available tools to improve security and reduce vulnerabilities. Individually identifiable health information is considered sensitive data that merits stronger safeguards.

Likewise, we expect that there will continue to be new proposed laws, regulations, and industry standards relating to privacy and data protection in the United States, the EU, and other jurisdictions, such as the California Consumer Privacy Act of 2018 (CCPA), which has been characterized as the first “GDPR-like” privacy statute to be enacted in the United States. Although the CCPA exempts certain data processed in the context of clinical trials, the CCPA, to the extent applicable to our business and operations, may increase our compliance costs and potential liability with respect to the personal information we maintain about California residents. The CCPA among other effects, creates individual privacy rights for California consumers (as defined in the law), places increased privacy and security obligations on entities handling certain personal data of consumers or households, requires covered companies to provide disclosures to consumers regarding data collection, use and sharing practices, requires covered companies to allow users to opt-out of certain sales or transfers of personal information, and provides consumers with a private right of action for certain data breaches. The CCPA became effective on January 1, 2020, and the California Attorney General’s authority to begin bringing enforcement actions began on July 1, 2020. As currently written, the CCPA may impact our business activities and exemplifies the vulnerability of our business to the evolving regulatory environment related to personal data and protected health information. Further, the California Privacy Rights Act (CPRA) was recently voted into law by California residents. The CPRA significantly amends the CCPA and imposes additional data protection obligations on covered companies doing business in California, including additional consumer rights processes and opt-outs for certain uses of sensitive data. It also creates a new California data protection agency specifically tasked to enforce the law, which would likely result in increased regulatory scrutiny of California businesses in the areas of data protection and security. The substantive requirements for businesses subject to the CPRA went into effect on January 1, 2023, and became enforceable on July 1, 2023. A similar law, the Consumer Data Protection Act (CDPA), was recently passed in Virginia and went into effect on January 1, 2023.

We are also or will become subject to privacy laws in the jurisdictions in which we are established or in which we sell or market our products or run clinical trials. For example, in the EU, we are subject to Regulation (EU) 2016/679, the GDPR, in relation to our collection, control, processing, and other use of personal data (i.e., data relating to an identified or identifiable living individual). We process personal data in relation to participants in our clinical trials in the European Economic Area (EEA), including the health and medical information of these participants. The GDPR is directly applicable in each EU and EEA Member State; however, it provides that EU and EEA Member States may introduce further conditions, including limitations which could limit our ability to collect, use, and share personal data (including health and medical information), or could cause our compliance costs to increase, ultimately having an adverse impact on our business. As noted above, the GDPR imposes onerous accountability obligations requiring data controllers and processors to maintain a record of their data processing and implement policies as part of its mandated privacy governance framework. It also requires data controllers to be transparent and disclose to data subjects (in a concise, intelligible and easily accessible form) how their personal information is to be used, imposes limitations on retention of personal data; defines for the first time pseudonymized (i.e., key-coded) data; introduces mandatory data breach notification requirements; and sets higher standards for data controllers to demonstrate that they have obtained valid consent for certain data processing activities. We are also subject to EEA rules with respect to cross-border transfers of personal data out of the EEA.

As noted above, recent legal developments in the EU have created complexity and uncertainty regarding transfers of personal data from the EEA to the United States, e.g. on July 16, 2020, the Court of Justice of the European Union (CJEU), invalidated the EU-U.S. Privacy Shield Framework, or the Privacy Shield, under which personal data could be transferred from the EEA to U.S. entities who had self-certified under the Privacy Shield scheme. While the CJEU upheld the adequacy of the standard contractual clauses (a standard form of contract approved by the European Commission as an adequate personal data transfer mechanism, and potential alternative to the Privacy Shield), it made clear that reliance on them alone may not necessarily be sufficient in all circumstances. Use of the standard contractual clauses must now be assessed on a case-by-case basis, taking into account the legal regime applicable in the destination country, in particular applicable surveillance laws and rights of individuals, and additional measures and/or contractual provisions may need to be put in place; however, the nature of these additional measures is currently uncertain.

On June 4, 2021, the European Commission adopted new standard contractual clauses under the GDPR for data transfers from entities that are subject to the GDPR to transfer personal data outside of the EEA. The new standard contractual clauses impose additional obligations, including the obligation to conduct a transfer impact assessment and, depending on a party’s role in the transfer, to implement additional security measures and to update internal privacy practices. If we elect to rely on the standard contractual clauses for data transfers, we may be required to incur significant time and resources to update our contractual arrangements and to comply with new obligations. Additionally, on September 8, 2020, the Swiss Data Protection Authority (the Federal Data Protection and Information Commissioner) concluded that the Swiss-U.S. Privacy Shield does not provide an adequate level of protection for personal data transfer from Switzerland to the U.S. pursuant to the Swiss Federal Act on Data Protection.

As supervisory authorities issue further guidance on personal data export mechanisms, including circumstances where the standard contractual clauses cannot be used, and/or start taking enforcement action, we could suffer additional costs, complaints and/or regulatory investigations or fines, and/or if we are otherwise unable to transfer personal data between and among countries and regions in which we operate, it could affect the manner in which we provide our services, the geographical location or segregation of our relevant systems and operations, and could adversely affect our financial results.

We are subject to the supervision of local data protection authorities in those EU jurisdictions where we are established or otherwise subject to the GDPR. Fines for certain breaches of the GDPR are significant: up to the greater of €20.0 million or 4% of total global annual turnover. Further, following the withdrawal of the United Kingdom from the EU on January 31, 2020, pursuant to the transitional arrangements agreed between the United Kingdom and the EU, we will have to comply with the GDPR and separately the GDPR as implemented in the United Kingdom, each regime having the ability to fine up to the greater of €20 million/£17 million or 4% of global turnover. Following December 31, 2020, and the expiry of the post-Brexit transitional arrangements between the United Kingdom and EU, although it is likely that the data protection obligations of the GDPR will continue to apply to UK-related processing of personal data in substantially unvaried form and fashion, for at least the short term thereafter, the relationship between the United Kingdom and the EU in relation to certain aspects of data protection law remains unclear. For example, it is not yet clear whether the United Kingdom will be the subject of a so-called adequacy decision of the European Commission, and it is therefore unclear how data transfers between EU/EEA Member States and the United Kingdom will be treated. Any changes relating to the UK and EU position regarding aspects of data protection law may lead to additional compliance costs and could increase our overall risk. In addition to the foregoing, a breach of the GDPR or other applicable privacy and data protection laws and regulations could result in regulatory investigations, reputational damage, orders to cease/change our use of data, enforcement notices, an inability to process personal data or to operate in certain jurisdictions, or potential civil claims, including class action type litigation.

Moreover, we use third-party service providers and subprocesses to help us operate our business and engage in processing on our behalf. If we, our service providers, partners, or other relevant third-parties have experienced, or in the future experience, any security incident(s) that result in any data loss, deletion or destruction, unauthorized access to, loss of, unauthorized acquisition or disclosure of, or inadvertent exposure or disclosure of sensitive information, or compromise related to the security, confidentiality, integrity of our (or their) information technology, software, services, communications or data, it may result in a material adverse impact, including without limitation, regulatory investigations or enforcement actions, litigation, or an inability to process data in some jurisdictions. Furthermore, applicable data protection laws, privacy policies, and data protection obligations may require us to notify relevant stakeholders of security breaches, including affected individuals, customers, and regulators. Such disclosures are costly, and the disclosure or the failure to comply with such requirements could result in a material adverse impact, including, without limitation, regulatory investigations or enforcement actions.

For more information on the potential impact of the GDPR, and associated EEA data protection laws, on our business, see the section titled “Risk Factors — Our relationships with healthcare professionals, clinical investigators, CROs, and third-party payors may be subject to healthcare fraud and abuse laws, exposing us to criminal sanctions, civil penalties, damages, exclusion from government programs, reputational harm, and financial losses.”

Additional Regulation

In addition to the foregoing, state and federal laws regarding environmental protection and hazardous substances, including the Occupational Safety and Health Act, the Resource Conservation and Recovery Act, and the Toxic Substances Control Act, affect our business. These and other laws govern the use, handling, and disposal of various biologic, chemical, and radioactive substances used in, and wastes generated by, operations. If our operations result in contamination of the environment or expose individuals to hazardous substances, we could be liable for damages and governmental fines. Equivalent laws have been adopted in other countries that impose similar obligations.

U.S. Foreign Corrupt Practices Act

The U.S. Foreign Corrupt Practices Act (FCPA) prohibits U.S. corporations and individuals from engaging in certain activities to obtain or retain business abroad or to influence a person working in an official capacity. It is illegal to pay, offer to pay or authorize the payment of anything of value, directly or indirectly, to any foreign government official, government staff member, official or employee of a public international organization, or a political party or political candidate for the purpose of influencing any act or decision of the foreign entity in an attempt to obtain or retain business or to otherwise influence a person working in an official capacity. The scope of the FCPA includes interactions with healthcare professionals of foreign state-owned or affiliated hospitals, universities, or research institutions. The FCPA also obligates companies whose securities are listed in the United States to comply with accounting provisions requiring the company to maintain books and records that accurately and fairly reflect all transactions of the corporation, including international subsidiaries, and to devise and maintain an adequate system of internal accounting controls for international operations. Activities that violate the FCPA, even if they occur wholly outside the United States, can result in criminal and civil fines, imprisonment, disgorgement, oversight, suspension, and debarment from government contracts, and refusal of orders under existing government contracts.

Recent Developments

During May 2025, the Company issued convertible promissory notes to existing investors, management, and directors in the aggregate principal amount of $1,250,000. In addition, the Company modified $250,000 of then-outstanding short-term notes payable held by directors, converting them into convertible promissory notes with terms consistent with the newly issued notes. As a result, the total principal amount of convertible notes issued in this bridge financing round was $1,500,000. These unsecured convertible notes have a maturity date of March 31, 2026 with an annual interest rate of 10% payable in cash or PIK. The notes are convertible, in whole or in part, at any time from the date of issuance until the listing of the Company’s securities on Nasdaq, into Common Stock of the Company at the conversion price of $8.00 per share. Conversion will occur automatically upon the Nasdaq Listing. The shares underlying the facility, (the “Registrable Shares”), shall be registered for re-sale in the S-1 Registration Statement filed in connection with the Nasdaq Listing, or, in the event such registration is unavailable to the Company, the Company will register the Registrable Shares in a subsequent S-1 Registration to be filed with the Securities and Exchange Commission not later than 30 days after the date of the Nasdaq Listing, in accordance with and subject to customary registration rights.

Employees

As of the date of this registration statement, we have 5 full-time employees, all employed in the United States.

Description of Properties

Our corporate headquarters is located in leased office space at 8031 Cooper Creek Boulevard, Unit 103, University Park, Florida 34201.

Third Party Advisors

Advisory and Placement Agency Agreement. On February 10, 2025, Lakewood-Amedex Biotherapeutics Inc. executed an agreement with RBW for the provision of financial advisory and financial placement agency, and investment banking services, which include assisting the company with a direct listing. Pursuant to the terms of the agreement, upon Closing, the Company agreed to compensate RBW with a number of shares of the Company, equal to that certain percentage from the aggregate value of the transaction as described in the agreement. As of the date hereof, it is expected that RBW will be issued 270,846 of our shares as compensation equal to 1.75% of the current fully diluted shares outstanding (the Advisory Stock).

Legal Proceedings

From time to time, the Company may be subject to various claims, lawsuits, and other legal and administrative proceedings arising in the ordinary course of business. Defending such proceedings is costly and can impose a significant burden on management and employees. The results of any current or future litigation cannot be predicted with certainty, and regardless of the outcome, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources, and other factors. Other than as set forth below, the company is not presently a party to any litigation, the outcome of which, if determined adversely to us, would, in our estimation, have a material adverse effect on our business, operating results, cash flows, or financial condition. The Company is not subject to any legal proceedings at this time.

MANAGEMENT

The following table sets forth certain information as of the date of this prospectus about our executive officers and members of our Board:

Directors and Executive Officers	Age	Position/Title
Doug Manion, M.D., FRCP (C)	65	Chairman of the Board
Kelvin Cooper, Ph.D.	70	Chief Executive Officer, SVP Research & Development, Director
Peter Ceccacci	70	Chief Financial Officer, VP Administration
Thomas Balzer, M.D., Ph.D.	65	Chief Medical Officer, SVP Clinical Development
Leonard J. DeRoma	71	Director

Executive Officers and Directors

Doug Manion, M.D., FRCP (C) — Chairman of the Board, age 65, has over 20 years of experience in the pharmaceutical industry in senior management. He has served as Chief Executive Officer and Director of Flare Therapeutics since April 2024. Previously, he held executive roles at six pharmaceutical companies, including Chief Executive Officer of Aclaris Therapeutics from July 2022 to January 2024, Executive Vice President of Research and Development at Arena Pharmaceuticals from July 2021 to March 2022, and Chief Executive Officer of Kleo Pharmaceuticals from May 2017 to January 2021. Dr. Manion holds an undergraduate degree in Civil Engineering and an M.D. from the University of Ottawa. He also completed a Clinical and Bench Research Fellowship at Massachusetts General Hospital and Harvard Medical School.

We believe that Dr. Manion’s extensive corporate and leadership experience in his executive roles at six pharmaceutical companies and his knowledge of Lakewood Amedex Biotherapeutics Inc.’s business qualifies him to serve as a director and Chairman of the Board.

Kelvin Cooper, Ph.D. — Chief Executive Officer, SVP Research & Development, age 70, has more than 45 years of executive experience in the pharmaceutical industry, spanning all aspects of drug discovery and development across multiple therapeutic areas, including infectious diseases, cancer, respiratory, immunology, and inflammation. Dr. Cooper joined Lakewood-Amedex Biotherapeutics Inc. in 2021 as Executive Director of Drug Development. In October 2023, he was promoted to Chief Operating Officer and Senior Vice President of Research and Development, and in February 2025, he was appointed Chief Executive Officer. Prior to joining Lakewood-Amedex Biotherapeutics Inc., Dr. Cooper was the principal and owner of KC Pharma Consulting Inc. from mid-2011 to 2021. Before that, he spent 30 years at Pfizer, where he held various executive leadership roles in both R&D and Commercial divisions. Dr. Cooper holds an undergraduate degree in chemistry from the University of Kingston, London, and a Ph.D. in organic chemistry from the University of Nottingham, England. He is a past recipient of the Captain Black Award for Science and has authored 50 publications and holds 34 patents.

We believe that Dr. Cooper is well qualified to serve as our director and CEO because of his extensive experience in his non-clinical executive positions at Pfizer, as well as his deep knowledge of Lakewood-Amedex Biotherapeutics Inc.’s portfolio and scientific approach.

Peter Ceccacci — Chief Financial Officer and VP Administration, age 70, Mr. Ceccacci is a seasoned financial executive with more than 30 years of leadership experience across various industries, including healthcare, technology, and public accounting. Mr. Ceccacci joined Lakewood-Amedex Biotherapeutics Inc. in 2009 on a part-time basis. He became a full-time employee in 2021 when he was appointed Chief Accounting Officer, and he was promoted to Chief Financial Officer in February 2025. With a background as an equity partner in public accounting firms and as a senior finance executive, Mr. Ceccacci brings expertise in strategic planning, raising capital, financial planning and analysis, budgeting and forecasting, accounting, and tax compliance. His prior roles include serving as Chief Financial Officer at Genius Central Systems Inc. from July 2019 to March 2021, and as a partner at accounting firms including EisnerAmper and RD Hunter and Company LLP. Mr. Ceccacci holds a Bachelor of Science in Accounting from Susquehanna University and holds a Certified Public Accountant license in Florida and New Jersey (both licenses currently inactive).

We believe that Mr. Ceccacci is well qualified to serve as our Chief Financial Officer because of his extensive experience in financial strategy and management, as well as his knowledge of the finances and systems at Lakewood-Amedex Biotherapeutics Inc.

Thomas Balzer, M.D., Ph.D. — Chief Medical Officer, SVP Clinical Development, age 66, is an accomplished healthcare professional with extensive experience in clinical drug development and medical affairs. Dr Balzer joined Lakewood-Amedex Biotherapeutics Inc. in November 2022 as Senior Vice President of Clinical Development and was promoted to Chief Medical Officer in October 2023. From July 2021 to February 2022, he served as Head of Clinical Development at Thrive Detect, an Exact Sciences Company, where he led the development of a multi-cancer detection liquid biopsy assay. Dr. Balzer spent over 25 years in various roles at Bayer HealthCare, ultimately serving as Vice President and Global Head of Medical Affairs & Clinical Development Radiology at Bayer U.S. in New Jersey, where he oversaw the company’s medical imaging business. Dr. Balzer attended medical school in Berlin, Germany, and completed his residency at the Benjamin Franklin Hospital of the Free University of Berlin. He is board-certified in Germany in Internal Medicine, and he earned his Ph.D. from the Free University for research in neuro-endocrine pharmacology.

We believe that Dr. Balzer is well qualified to serve as our Chief Medical Officer because of his deep knowledge and experience in medical executive positions at Bayer Health Care, as well as his deep knowledge of Lakewood-Amedex Biotherapeutics Inc’s portfolio and scientific approach.

Leonard J. DeRoma — Director, age 71, is an experienced entrepreneur and senior manager with a strong track record of leadership in the banking and securities industries. He has extensive expertise in securities, U.S. Securities and Exchange Commission (SEC) matters, risk management, business development, and derivatives. Mr. DeRoma is the co-founder of Invictus Group, established in 2008. Since 2020, he has served as Chairman of the Board of SN2N LLC, an early-stage cybersecurity company. He has also been a director at Park City Capital since 2016. Mr. DeRoma began his career at Citibank and has held senior roles in fixed-income trading at several major financial institutions, including Citibank, Lehman Brothers, Barclays Capital, and KeyBank-McDonald Investments. He holds a B.S. in Electrical Engineering from the Massachusetts Institute of Technology and an M.B.A. from Harvard Business School.

We believe that Mr. DeRoma is well qualified to serve as our director because of his extensive business experience.

Corporate Governance

Our business and affairs are managed under the direction of our Board of Directors (“Board”), which currently consists of three members. The number of directors is currently determined by the Board in accordance with our certificate of incorporation and bylaws, which provide that the number of directors shall be determined exclusively by resolution adopted by a majority of the total number of authorized directors, whether or not there exist any vacancies in previously authorized directorships.

Our officers are appointed by the Board and serve at the discretion of the Board until they are removed or replaced in accordance with our bylaws.

When evaluating whether directors and nominees collectively possess the necessary experience, qualifications, and skills to effectively fulfill the Board’s oversight responsibilities, the Board considers each individual’s background and expertise, as outlined in their biographies. We believe our Board offers an appropriate mix of skills and experience relevant to the size and nature of our business.

Corporate Governance Profile

The structure of our corporate governance includes the following:

•        Our directors satisfy the Nasdaq listing standards for independence;

•        Generally, all matters to be voted on by stockholders are approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all stockholders present in person or represented by proxy, voting together as a single class;

•        We intend to comply with the requirements of the Nasdaq marketplace rules, including having committees comprised of independent directors; and

•        We currently do not have a stockholder rights plan.

Our directors stay informed about our business by attending meetings of our Board and its committees and through supplemental reports and communications. Our independent directors meet regularly in executive sessions without the presence of our corporate officers or non-independent directors.

Role of the Board in Risk Oversight

The Board actively manages the Company’s risk oversight process and receives periodic reports from management on areas of material risk to the Company, including operational, financial, legal, and regulatory risks. The Board committees will assist the Board in fulfilling its oversight responsibilities in certain areas of risk. The Audit Committee will assist the Board with its oversight of the Company’s major financial risk exposures. The Compensation Committee will assist the Board with its oversight of risks arising from the Company’s compensation policies and programs. The Corporate Governance and Nominating Committee will assist the Board with its oversight of risks associated with board organization, board independence, and corporate governance. While each committee will be responsible for evaluating certain risks and overseeing the management of those risks, the entire Board will be regularly informed about the risks.

Director Independence

The Nasdaq marketplace rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and nominations committees be independent, or, if a listed company has no nominations committee, that director nominees be selected or recommended for the board’s selection by independent directors constituting a majority of the board’s independent directors. The Nasdaq marketplace rules further require that audit committee members satisfy independence criteria set forth in Rule 10A-3 under the Exchange Act and that compensation committee members satisfy the independence criteria set forth in Rule 10C-1 under the Exchange Act. These rules require that our Audit Committee be composed of at least three (3) members, one of whom must be independent on the date of listing on Nasdaq, a majority of whom must be independent within 90 days of the effective date of the registration statement containing this prospectus, and all of whom must be independent within one year of the effective date of the registration statement containing this prospectus.

Prior to the completion of this offering, our Board undertook a review of the independence of our directors and considered whether any director has a material relationship with us that could compromise that director’s ability to exercise independent judgment in carrying out that director’s responsibilities.

Our Board has affirmatively determined that both Dr. Doug Manion and Leonard J. DeRoma qualify as independent directors, as defined under the applicable Nasdaq corporate governance standards. Charles F. Wright previously served as an independent director but passed away suddenly on December 20, 2025. Our remaining directors are currently searching for a qualified replacement and will appoint that individual in accordance with our bylaws and applicable corporate governance rules.

Board Committees and Meetings

Our Board has established the Compensation Committee, the Finance, Audit, and Risk Committee, and the Nomination and Governance Committee to assist with the performance of the Company’s responsibilities.

Finance, Audit, and Risk Committee

The Board formally established the Finance, Audit, and Risk Committee to assist in fulfilling its oversight responsibilities related to the integrity of the Company’s financial statements, financial reporting process, and systems of internal accounting and financial controls, compliance with legal and regulatory requirements, and the performance of its internal audit function and independent auditors. The Finance, Audit, and Risk Committee is composed of two (2) members, Leonard J. DeRoma, Dr. Doug Manion, both of whom are independent directors. Leonard J. DeRoma serves as the chair of the Finance, Audit, and Risk Committee. The primary responsibilities of the committee include:

•        Reviewing and discussing the Company’s annual and quarterly financial statements, including related disclosures and the results of the audit or review, with management and the independent registered public accounting firm;

•        Monitoring the Company’s financial reporting processes and internal control over financial reporting;

•        Overseeing the services performed by the independent registered public accounting firm, including its appointment, compensation, independence, and performance, and serving as the auditor’s direct point of contact with the Board;

•        Facilitating open communication between the independent auditor, management, and the Board;

•        Reviewing any disagreements between management and the independent auditor regarding financial reporting matters;

•        Approving all audit and permissible non-audit services performed by the independent registered public accounting firm; and

•        Establishing procedures for the receipt and handling of complaints regarding accounting, internal accounting controls, or auditing matters.

The Board has determined that each member of the Finance, Audit, and Risk Committee is independent of management and free of any relationships that, in the opinion of the Board, would interfere with the exercise of independent judgment and are independent, as that term is defined under the enhanced independence standards for audit committee members in the Exchange Act and the rules promulgated thereunder.

The Board has determined that Leonard J. DeRoma is the “financial expert” of the Finance, Audit, and Risk Committee, as that term is defined in the rules promulgated by the Securities and Exchange Commission (the “SEC”) pursuant to the Sarbanes-Oxley Act of 2012. The Board has further determined that each member of the Finance, Audit, and Risk Committee is financially literate and that at least one member of the committee has accounting or related financial management expertise, as such terms are interpreted by the Board in its business judgment.

Compensation Committee

The Board formally established a Compensation Committee to assist in fulfilling its oversight responsibilities related to the compensation of the Company’s directors, executive officers, and key employees. The Compensation Committee is composed of two (2) members: Dr. Doug Manion and Leonard J. DeRoma. Each of whom is an independent director, as defined under the general independent standards of the Nasdaq listing standards. The primary responsibilities of the committee include:

•        Establishing and overseeing compensation policies designed to attract, retain, and motivate executive officers and other key employees, while aligning with the Company’s performance and stockholders’ interests;

•        Reviewing and approving corporate goals and objectives for the Chief Executive Officer, evaluating their performance, and setting their compensation based on the evaluation;

•        Reviewing and approving compensation packages for executive officers and other key employees, including base salary, short- and long-term incentive awards, equity-based compensation, and employment or severance agreements;

•        Overseeing the administration of the Company’s incentive and equity-based compensation plans and approving grants or awards made under such plans;

•        Reviewing and making recommendations to the Board regarding compensation of non-employee directors;

•        Overseeing the process of management performance evaluations and succession planning;

•        Retaining, as needed, compensation consultants or other advisors to assist in the evaluation of compensation matters, with full authority to approve their fees and other terms, provided such expenditures are within the Company’s approved budget; and

•        Making regular reports to the Board and conducting an annual performance evaluation of the Committee.

The Compensation Committee will determine and approve all elements of executive officer compensation and will provide recommendations to the Board with respect to non-employee director compensation. The Compensation Committee may not delegate its authority to any other person, other than to a subcommittee.

Corporate Governance and Nominating Committee

Our Board formally established the Corporate Governance and Nominating Committee to assist in fulfilling its responsibilities related to the nomination and governance processes. The Corporate Governance and Nominating Committee is composed of two (2) members: Dr. Doug Manion and Leonard J. DeRoma. Each of whom is an independent director, as defined under the general independent standards of the Nasdaq listing standards. Dr. Doug Manion, a “non-employee director” under the meaning of Rule 16b-3 of the Exchange Act, serves as the chair of the Corporate Governance and Nominating Committee. The primary responsibilities of the committee include:

•        Assisting the Board in identifying qualified candidates for director and recommending nominees for election at the annual shareholders’ meeting;

•        Leading the annual review of the Board’s performance and recommending actions to improve its effectiveness;

•        Recommending director nominees for each Board committee;

•        Overseeing the annual evaluation process of the performance of the Company’s management;

•        Developing and recommending corporate governance guidelines to the Board, including the Company’s Code of Business Conduct and Ethics;

•        Retaining and overseeing any third-party search firms to assist in identifying potential director candidates, with approval of the search firm’s fees and terms;

•        Evaluating Board member skills and qualifications to ensure the Board remains knowledgeable and diverse;

•        Considering shareholder-recommended director candidates according to the Company’s procedures for shareholder nominations;

•        Developing and monitoring compliance with corporate governance principles and recommending any changes to the Board for approval;

•        Overseeing succession planning for the Chief Executive Officer and other senior officers; and

•        Regularly assessing the relationship between the Board and management, ensuring effective communication.

Code of Business Conduct and Ethics

The Board has adopted a Code of Business Conduct that applies to all of our directors, officers, and employees, including our Chief Executive Officer and Chief Financial Officer, and should also be followed by agents and representatives. The objective of the Code of Business Conduct is to provide guidelines for maintaining our integrity, reputation, honesty, objectivity, and impartiality. The Code of Business Conduct addresses compliance with laws, conflicts of interest, insider trading, fair dealing, corporate opportunities, confidentiality, protection and proper use of company assets, political contributions, health and safety, discrimination and harassment, environmental compliance, record-keeping, payments to government personnel, trade issues, improper influence on auditors, and accurate disclosures. Those subject to the Code must avoid or disclose any situations that may lead to actual, potential, or perceived conflicts of interest. Employees are expected to report any violations or unethical behavior without fear of retaliation. Oversight of the Code is the responsibility of the Board, and directors, officers, and exempt salaried employees are required to annually acknowledge their understanding and compliance.

A copy of our Code of Business Conduct can be found as an exhibit to the registration statement of which this prospectus is a part. You will be able to review this document by accessing our public filings on the SEC’s website at www.sec.gov. In addition, a copy of the Code will be provided without charge upon request from us. We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K relating to amendments to or waivers from any provision of the Code applicable to our Chief Executive Officer and Chief Financial Officer by posting such information on our website. Please see “Where You Can Find Additional Information.”

Legal Proceedings

To our knowledge, other than as described in the section titled Business — Legal Proceedings in this prospectus, (i) no director or executive officer has been a director or executive officer of any business which has filed a bankruptcy petition or had a bankruptcy petition filed against it during the past ten years; (ii) no director or executive officer has been convicted of a criminal offense or is the subject of a pending criminal proceeding during the past ten years; (iii) no director or executive officer has been the subject of any order, judgment or decree of any court permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities during the past ten years; and (iv) no director or officer has been found by a court to have violated a federal or state securities or commodities law during the past ten years.

EXECUTIVE AND DIRECTOR COMPENSATION

We are an “emerging growth company” under applicable SEC rules and are providing disclosure regarding our executive compensation arrangements pursuant to the rules applicable to emerging growth companies, which means that we are not required to provide a compensation discussion and analysis and certain other disclosures regarding our executive compensation. The following discussion relates to the compensation of our named executive officers for 2024 and 2023.

Summary Compensation Table

The following table sets forth the compensation paid by the Company to its chief executive officer and other compensated executive officers. The disclosure is provided for the years ended 2024 and 2023:

Name and Principal Position	Year	Salary $		Bonus $	Stock Options(1) $	Total $
Kelvin Cooper, CEO	2024	$409,167		$160,000	136,808	$705,975
	2023	$359,167		$90,000	94,980	$544,147
Peter Ceccacci, CFO	2024	$290,281		$95,000	56,053	$441,334
	2023	$274,333		$75,000	217,420	$566,753
Thomas Balzer, CMO	2024	$409,167		$160,000	87,060	$656,227
	2023	$359,167		$15,000	63,320	$437,487
Peter B. Corr Executive Chair	2024	$48,000	(2)	$—	—	$48,000
	2023	$48,000	(2)	$—	—	$48,000

____________

(1)      The amounts reported in the “Stock Options” column represent the grant date fair value of the stock option awards granted during the fiscal year, calculated in accordance with FASB ASC Topic 718. The assumptions used in the valuation of these awards are described in Note 8 — Stock-Based Compensation to our financial statements included elsewhere in this prospectus. These amounts do not reflect the actual economic value that will be realized by the named executive officer upon the vesting of the stock options, the exercise of the stock options, or the sale of the common stock underlying such stock options.

(2)      Salary paid with shares of Common Stock.

Employment Agreements

The Company has entered into employment agreements with each of our named executive officers prior to the expected date of the Company’s listing on Nasdaq, including Kelvin Cooper, Peter Ceccacci, and Thomas Balzer. The material terms of these agreements are summarized below.

Dr. Kelvin Cooper has served as our Chief Executive Officer pursuant to an employment agreement dated November 1, 2021, which provided for an initial annual base salary of $260,000, subject to periodic review and adjustment by the Board or Compensation Committee. His base salary was subsequently increased to $350,000 on August 1, 2022, to $360,000 on February 1, 2023, to $390,000 on August 1, 2023 in connection with his promotion to Chief Operating Officer, and to $415,000 on March 16, 2024. Dr. Cooper was also eligible for an annual discretionary bonus, initially targeted at 20% of base salary, which was increased to 30% on August 1, 2022, and to 40% on August 1, 2023, subject to Compensation Committee approval. The agreement also provided for standard benefits, including health care and 401(k) participation, and required 30 days’ notice for termination by either party.

On July 1, 2025, Dr. Cooper entered into a new employment agreement, which provides for an annual base salary of $245,000 until the closing of at least $5 million in financing through a private placement and $490,000 thereafter, subject to periodic review and adjustment. He is also eligible for an annual discretionary bonus targeted at 45% of base salary, subject to Board approval. In connection with this agreement, Dr. Cooper received a grant of 202,703 stock options on July 2, 2025, with an exercise price of $0.39 per share, which vested immediately. The agreement also provides for severance benefits in the event of a termination without cause or resignation for good reason, including 6 months of base salary, a bonus equal to 50% of the prior year’s bonus (or 22.5% of base salary if no prior bonus), accelerated vesting of equity awards, and continued exercisability for the remainder of the 10-year term. In the event of a termination in connection with a change in control, Dr. Cooper is entitled to 18 months of base salary and a bonus equal to 45% of base salary for the first year and 22.5% for the second half-year, based on the salary in effect at the time of the change in control.

Mr. Peter Ceccacci has served as our Chief Financial Officer pursuant to an employment agreement dated March 1, 2021, which provided for an initial annual base salary of $200,000, subject to periodic review and adjustment by the Board or Compensation Committee. His base salary was increased to $240,000 on August 1, 2021, to $267,000 on August 1, 2022, to $275,000 on February 1, 2023, and to $305,000 on March 16, 2024. Mr. Ceccacci was also eligible to receive an annual discretionary bonus targeted at 30% of base salary, subject to Compensation Committee approval. The agreement also provided for standard employee benefits, including health care and participation in a noncontributory 401(k) plan, and required 90 days’ notice for termination by either party.

On July 1, 2025, Mr. Ceccacci entered into a new employment agreement, which provides for an annual base salary of $202,500 until the closing of at least $5 million in financing through a private placement and $405,000 thereafter, subject to periodic review and adjustment. He is also eligible to receive an annual discretionary bonus targeted at 35% of base salary, subject to Board approval. In connection with this agreement, on July 2, 2025, Mr. Ceccacci received a grant of 202,703 stock options with an exercise price of $0.39 per share, which vested immediately. Details regarding his equity awards are included in the Outstanding Equity Awards Table below. The July 2025 agreement also provides for severance benefits in the event of a termination without cause or resignation for good reason, including 6 months of base salary in effect at the time of termination, a bonus equal to 50% of the prior year’s bonus (or 17.5% of base salary if no prior bonus was received), accelerated vesting of equity awards, continued exercisability for the remainder of the 10-year term, and continued benefits during the severance period. In the event of a termination in connection with a change in control, Mr. Ceccacci is entitled to 18 months of base salary and a bonus equal to 35% of base salary for the first 12 months and 17.5% for the final 6 months, based on the salary in effect at the time of the change in control.

Dr. Thomas Balzer has served as our Chief Medical Officer pursuant to an employment agreement dated November 14, 2022, which provided for an initial annual base salary of $350,000, subject to periodic review and adjustment by the Board or Compensation Committee. His base salary was increased to $360,000 on February 1, 2023, to $390,000 on August 1, 2023 in connection with his promotion to Chief Medical Officer, and to $415,000 on March 16, 2024. Dr. Blazer was also eligible to receive an annual discretionary bonus targeted at 30% of base salary, which was increased to 40% on August 1, 2023, subject to Compensation Committee approval. The agreement also provided for standard employee benefits, including health care and participation in a noncontributory 401(k) plan, and required 30 days’ notice for termination by either party.

On July 1, 2025, Dr. Balzer entered into a new employment agreement providing for an annual base salary of $220,000 until the closing of at least $5 million in financing through a private placement and $440,000 thereafter, subject to periodic review and adjustment. He is also eligible to receive an annual discretionary bonus targeted at 40% of base salary, subject to Board approval. In connection with this agreement, on July 2, 2025, Dr. Balzer received a grant of 168,919 stock options with an exercise price of $0.39 per share, which vested immediately. Details regarding his equity awards are included in the Outstanding Equity Awards Table below. The July 2025 agreement provides for severance benefits in the event of a termination without cause or resignation for good reason, including 6 months of base salary in effect at the time of termination, a bonus equal to 50% of the prior year’s bonus (or 20% of base salary if no bonus was received), accelerated vesting of equity awards, continued exercisability for the remainder of the 10-year term, and continuation of employee benefits during the severance period. In the event of a termination in connection with a change in control, Dr. Balzer is entitled to 18 months of base salary and a bonus equal to 40% of base salary for the first 12 months and 20% for the final 6 months, based on the salary in effect at the time of the change in control.

Stock Equity Incentive Plan

2020 Equity Incentive Plan

On November 30, 2020, the Board adopted the 2020 Equity Incentive Plan (the “Plan”). Below is a summary of the Plan, which is qualified in its entirety by the full text of the 2020 Plan, attached hereto as Exhibit 10.1 to the registration statement on Form S-1 of which this prospectus is a part, incorporated herein by reference.

We have adopted the Plan to enable us and our affiliates to recruit and retain highly qualified personnel, provide employees, directors, and consultants with an incentive for productivity, and offer such individuals an opportunity to share in the growth the value of our company. The Plan is administered by the Board, although the Board may delegate some or all of its administrative authority to a committee. Subject to the terms of the Plan, the Board has broad authority to determine eligible participants, grant awards, establish award terms and conditions, adopt administrative rules, and interpret and construe the Plan and any award agreements.

The maximum aggregate number of shares of our common stock that may be issued under the Plan is 1,834,958 shares. If an award expires, terminates, or is canceled or forfeited without having been exercised in full, or if any restricted stock is forfeited or repurchased, or shares are withheld for tax or exercise purposes, such shares will again be available for grant under the Plan. In the event of any recapitalization, stock split, stock dividend, or similar event affecting our capital structure, or in the event of a change of control, the Board may make equitable adjustments to the number and type of shares available under the Plan and outstanding awards, in its discretion.

Awards under the Plan may be granted in the form of incentive stock options or non-qualified stock options, and restricted stock. The exercise price of any stock option granted will not be less than the fair market value of the common stock on the date of grant, or 110% of the fair market value for incentive stock options granted to 10% stockholders. The term of any stock option may not exceed ten years from the date of grant, or five years in the case of incentive stock options granted to 10% stockholders. Options will be vast and exercisable according to the schedule and conditions set forth by the Board. They are generally non-transferable except by will or by the laws of descent and distribution.

Restricted stock awards are subject to restrictions and conditions determined by the Board. During the restriction period, the holder may not sell, assign, pledge, or otherwise transfer the restricted stock. The Board may condition vesting on continued service, attainment of specified performance goals, or other factors. Unless otherwise provided, holders of restricted stock generally have voting and dividend rights, and any dividends paid in the form of securities will be subject to the same restrictions. If the holder’s service terminates before vesting, the unvested shares will generally be forfeited.

Upon termination of service, the treatment of options depends on the circumstances. In the event of death or disability, options may be exercised within 12 months or a shorter period specified by the Board. If terminated for cause, all options (whether or not vested) are immediately forfeited, and previously acquired shares may be subject to repurchase. For other terminations, options may be exercised within 90 days from the date of such termination of service unless otherwise specified. The Board may also cancel awards or seek repayment of gains if a participant has engaged in any detrimental activity, or if a participant receives excess amounts due to financial restatement, miscalculation, or administrative error.

The Board may amend, alter, or discontinue the Plan at any time, subject to stockholder approval if required under applicable law. The Plan provides that no incentive stock options may be granted after the tenth anniversary of the date of Board approval of the Plan (i.e., after November 30, 2030), although awards granted prior to such anniversary may extend beyond such date. The Plan is governed by the laws of the State of Delaware and intended to comply with Sections 409A and Section 422 of the Internal Revenue Code.

Outstanding Equity Awards

The following table sets forth information about the outstanding equity awards held by each of our named executive officers as of December 31, 2024:

Option Awards(1)
Name	Grant Date	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Equity incentive plan awards: number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date
Kelvin Cooper	7/12/2021[1]	7,602	2,534	2,534	$2.78	7/11/2031
	11/1/2021[2]	10,136	3,378	3,378	$2.78	10/31/2031
	3/2/2023[3]	12,669	38,007	38,007	$2.13	3/1/2033
	3/14/2024[10]	18,117	54,350	54,350	$2.13	3/28/2034

Peter Ceccacci	3/1/2021[4]	25,338	8,446	8,446	$2.78	3/1/2031
	3/2/2023[9]	67,568			$2.13	3/1/2033
	3/2/2023[5]	12,669	38,007	38,007	$2.13	3/1/2023
	3/14/2024[6]		29,561	29,561	$2.13	3/13/2034

Option Awards(1)
Name	Grant Date	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Equity incentive plan awards: number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date
Thomas Balzer	11/14/2022[7]	25,338	25,338	25,338	$2.13	11/13/2032
	3/2/2023[8]	8,446	25,338	25,338	$2.13	3/1/2033
	3/14/2024[10]	11,529	34,586	34,586	$2.13	3/13/2023

____________

(1)      Unless otherwise noted below as an exception, the stock options listed in this table vest over a four-year period, with 25% of the shares vesting on each anniversary of the grant date, subject to the reporting person’s continued service through each vesting date. The specific vesting commencement dates and schedules for each award are as follows:

1        Option granted on July 12, 2021: 25% vests on each of the first four anniversaries of July 12, 2021, beginning on July 12, 2022 and ending on July 12, 2025.

2        Option granted on November 1, 2021: 25% vests on each of the first four anniversaries of November 1, 2021, beginning on November 1, 2022 and ending on November 1, 2025.

3        Option granted on March 2, 2023: 25% vests on each of the first four anniversaries of March 2, 2023, beginning on March 2, 2024 and ending on March 2, 2027.

4        Option granted on March 1, 2021: 25% vests on each of the first four anniversaries of March 1, 2021, beginning on March 1, 2022 and ending on March 2, 2025.

5        Option granted on March 2, 2023: 25% vests on each of the first four anniversaries of March 2, 2023, beginning on March 2, 2024 and ending on March 2, 2027.

6        Option granted on March 14, 2024: 25% vests on each of the first four anniversaries of March 14, 2024, beginning on March 14, 2025 and ending on March 2, 2028.

7        Option granted on November 14, 2022: 25% vests on each of the first four anniversaries of November 14, 2022, beginning on November 14, 2023 and ending on November 14, 2026.

8        Option granted on March 2, 2023: 25% vests on each of the first four anniversaries of March 2, 2023, beginning on March 2, 2024 and ending on March 2, 2027.

Exceptions:

9        Option granted on March 2, 2023: 37,162 shares vested on the grant date and 30,406 shares vested on January 1, 2024, subject to the reporting person’s continued service through each vesting date.

10      Option granted on March 14, 2024: 25% vests on each of the first four anniversaries of August 1, 2023, beginning on August 1, 2024 and ending on August 1, 2027.

Director Compensation

The following table sets forth the compensation paid by the Company to its directors with common stock in lieu of cash. The disclosure is provided for the years ended 2024 and 2023:

Name	Year	Fees Paid in cash ($)	Option Awards(1) ($)	All Other Compensation ($)	Total ($)
Doug Manion	2024	$24,000	$—	$—	$24,000
	2023	$24,000	$—	$—	$24,000

Leonard DeRoma	2024	$24,000	$—	$—	$24,000
	2023	$24,000	$—	$—	$24,000

Charles Wright(2)	2024	$24,000	$—	$—	$24,000
	2023	$24,000	$13,420	$—	$37,420

____________

(1)      The amounts reported in the “Stock Options” column represent the grant date fair value of the stock option awards, in the form of warrants, granted during the fiscal year, calculated in accordance with FASB ASC Topic 718. The assumptions used in the valuation of these awards are described in Note 8 — Stock-Based Compensation to our financial statements included elsewhere in this prospectus. These amounts do not reflect the actual economic value that will be realized by the named executive officer upon the vesting of the stock options, the exercise of the stock options or the sale of the common stock underlying such stock options.

(2)      Charles F. Wright previously served as an independent director but passed away suddenly on December 20, 2025. Company leadership is currently searching for a qualified replacement and will appoint that individual in accordance with our bylaws and applicable corporate governance rules.

In connection with their service on the Board of the Company, each non-employee director is compensated pursuant to terms set forth in individual director agreements. The following is a description of the material components of such compensation, consistent with Item 402(r)(3) of Regulation S-K:

Cash Compensation

As long as the Company remains a private company, each non-employee director receives a quarterly board fee of $6,000, payable in shares of the Company’s common stock. The Chair of the Board receives a quarterly board fee of $12,000, also payable in common stock. These fees are effective as of the date of each director’s agreement with the Company.

Equity Compensation

Upon appointment, each new director is granted 33,784 warrants to purchase shares of the Company’s common stock at an exercise price equal to the prior year-end 409A valuation of the Company’s common stock. These warrants have a ten-year exercise term and vest in four equal installments of 8,446 warrants on each six-month anniversary of the grant date, until fully vested over a two-year period. Unvested warrants are forfeited if a director’s service ends prior to full vesting.

Board Member Duties and Other Terms

Non-employee directors are expected to attend up to four, but no fewer than two, formal Board meetings per year and to be available for ad hoc consultations as needed. Directors also agree to allow the Company to use their name and biographical information in Company press releases and on the Company website in connection with their role as Board members.

The Company reimburses non-employee directors for reasonable and pre-approved travel and lodging expenses incurred in connection with attending Board meetings or other Company-related activities. This service arrangement continues indefinitely unless and until terminated by either the director or the Company, in accordance with the applicable agreement.

Termination Provisions

Director agreements continue until terminated by either the director or the Company. Upon termination of service:

•        The director is entitled to any fees earned through the date of termination;

•        Any reasonable expenses incurred prior to termination will be reimbursed;

•        Any unvested warrants are forfeited; and

•        The Company has no further obligation for compensation or reimbursement following termination.

Director Independence

All non-employee directors are considered non-executive and are not employees of the Company. Directors are not eligible for employee benefit plans and are not authorized to enter into contracts or make binding commitments on behalf of the Company. Each director acts independently and is not subject to day-to-day control by the Company.

The following table sets forth information about the outstanding equity awards held by each of our named directors as of December 31, 2024:

Option and Warrant Awards
Name	Grant Date	Number of securities underlying unexercised options and warrants (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Equity incentive plan awards: number of securities underlying unexercised unearned options (#)	Option exercise price	Option expiration date
Doug Manion	7/1/2021	33,784	—	—	$2.78	6/30/2031

Leonard DeRoma	3/31/2016	40,541	—	—	$5.92	3/30/2028
	3/1/2017	13,514	—	—	$5.92	2/28/2028
	7/12/2017	33,784	—	—	$5.92	7/11/2028
	7/12/2020	8,446	—	—	$2.37	7/11/2030
	7/12/2021	8,446	—	—	$2.78	7/11/2031
	7/12/2022	8,446	—	—	$2.13	7/11/2032

Charles Wright(2)	1/1/2019	33,784	—	—	$2.90	12/31/2028
	6/6/2020	33,784	—	—	$5.92	6/6/2025
	1/1/2022	8,446	—	—	$2.13	12/31/2031
	1/2/2023	8,446	—	—	$2.13	1/1/2032

____________

(2)      Charles F. Wright previously served as an independent director but passed away suddenly on December 20, 2025. Company leadership is currently searching for a qualified replacement and will appoint that individual in accordance with our bylaws and applicable corporate governance rules.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

The following describes transactions since January 1, 2022, and currently proposed transactions, to which the Company has been a party and in which the amount involved exceeded or is expected to exceed $120,000, and in which any of the Company’s directors, executive officers, or beneficial owners of more than 5% of the Company’s common stock, or their immediate family members or affiliated entities, had or will have a direct or indirect material interest. The Company believes that the terms and conditions of these transactions were reasonable and consistent with market terms for transactions of this nature.

Related Party Notes Payable (2025)

On March 7, 2025, the Company received proceeds of $200,000 pursuant to a short-term promissory note issued by a related party. An additional promissory note in the principal amount of $50,000 was issued by the same related party on April 7, 2025. In May 2025, both notes were amended to conform to the terms of the Company’s $1.25 million convertible note financing, resulting in an aggregate principal amount of $1.5 million of convertible notes outstanding.

Under the amended terms, the outstanding principal and accrued interest on these notes will automatically convert into shares of the Company’s common stock at a conversion price of $8.00 per share in connection with the Company’s planned direct listing on Nasdaq.

Related parties include Directors, Officers, and Beneficial Owners of more than 5% of any class of stock. The related parties included in the $1.5 million convertible notes are as follows:

Related parties include the Company’s directors, executive officers, and beneficial owners of more than 5% of common stock of the Company. The related parties participating in the $1.5 million convertible notes are as follows:

Name	Relationship	Amount
Doug Manion, M.D.	Chairman of the Board	$50,000
Leonard J. DeRoma	Board Member	$5,000
Peter Ceccacci	Chief Financial Officer	$25,000

Related Party Notes Payable (2022-2024)

As of December 31, 2023, the Company owed $200,000 in principal and $138,020 in accrued interest to Lindesfarne LLC, a related party. Lindesfarne LLC is the Company’s second largest stockholder and is 80% owned by two trusts established for the benefit of the children of the Company’s founder, the late Dr. Roderic Dale. The trustee of these trusts is Ms. Gay Walker, the widow of Dr. Dale. The remaining 20% of Lindesfarne is owned by Mr. Steve Parkinson, the Company’s former CEO and a former director.

On June 28, 2024, these notes payable were converted into 56,307 shares of the Company’s common stock, and the accrued interest of $143,020 was forgiven by Lindesfarne LLC, resulting in a capital contribution to the Company.

PRINCIPAL AND REGISTERED STOCKHOLDERS

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information regarding the beneficial ownership of our Common Stock, Series A Preferred Stock, and Series B Preferred Stock as of December 24, 2025 by (a) each stockholder who is known to us to own beneficially 5% or more of the Company’s respective stock; (b) all directors; (c) our executive officers, and (d) all executive officers and directors as a group. Except as otherwise indicated, all persons listed below have (i) sole voting power and investment power with respect to their stock, except to the extent that authority is shared by spouses under applicable law, and (ii) record and beneficial ownership with respect to their common stock; and the number of shares of our common stock held by and registered for resale by means of this prospectus for the Registered Stockholders.

To calculate a specific stockholder’s percentage of beneficial ownership, we include in that stockholder’s calculation those shares underlying options or warrants beneficially owned by that stockholder that are vested or that will vest within 60 days of December 24, 2025. Options or warrants held by other stockholders that are not attributed to the named beneficial owner are disregarded in this calculation.

The Stockholders include substantially all holders of our common stock, including (i) affiliates of the Company and certain other stockholders with “restricted securities” (as defined in Rule 144 under the Securities Act) who, because of their status as affiliates pursuant to Rule 144 or because they acquired their common stock from an affiliate or the Company within the prior 12 months, would be unable to sell their securities pursuant to Rule 144 until the Company has been subject to the reporting requirements of Section 13 or Section 15(d) the Exchange Act for a period of at least 90 days and (ii) our employees. As of December 24, 2025, the Company had 6,995,469 shares of Common Stock issued and outstanding. There were 6.590.045 shares of Series A Preferred Stock and 23,811,426 shares of Series B Preferred Stock. The Series A Preferred Stock and the Series B Preferred Stock will be converted on registration to Common Stock at a ratio of 5.92 shares to 1 share to align with the reverse split of Common Shares completed on September 30, 2025. The Series B shares are also subject to an accumulating dividend of 8% per annum paid in Common Shares, accumulating on a daily basis. The accumulated dividends will also be awarded upon registration.

Name of Beneficial Owner	Total Common Shares Owned(a)	Vested Options/ Warrants	% of Common Stock Beneficially Owned	Total Series A Shares Beneficially Owned(b)	% of Series A Stock Owned	Total Series B Shares Beneficially Owned(c)	% of Series B Stock Owned
Named Executive Officers
Kelvin Cooper Ph.D.	0	349,494	4.76%	0	0.00%	0	0.00%
Peter Ceccacci	104,730	384,291	6.70%	0	0.00%	0	0.00%
Thomas Balzer	0	299,494	4.11%	0	0.00%	0	0.00%
Named Directors
Doug Manion MD	38,548	33,784	1.03%	0	0.00%	0	0.00%
Leonard J. DeRoma	73,240	113,177	2.62%	0	0.00%	0	0.00%
All executive officers and directors as a group (5 persons)	216,518	1,180,240	19.22%	0	0.00%	0	0.00%

5% Stockholders(d)
Dr. Ted Brown Jr.(e)	775,451	0	11.09%	0	0.00%	0	0.00%
HPW Investments Holdings Ltd(f)	0	0	0.00%	0	0.00%	14,285,714	60.00%
Lindesfarne LLC(g)	2,127,114	0	30.41%	0	0.00%	0	0.00%
WFI Equity, LLC(h)	0	0	0.00%	0	0.00%	5,238,095	22.00%
Charles F. Wright(i)	430,322	50,676	6.83%	1,020,000	15.48%	0	0.00%
Matt Ockner(j)	33,784	0	0.48%	400,000	6.07%	0	0.00%
Tiburon Opportunity Fund LP(k)	28,154	0	0.40%	384,615	5.84%	0	0.00%

Name of Beneficial Owner	Total Common Shares Owned(a)	Vested Options/ Warrants	% of Common Stock Beneficially Owned	Total Series A Shares Beneficially Owned(b)	% of Series A Stock Owned	Total Series B Shares Beneficially Owned(c)	% of Series B Stock Owned
David S. Wiggins	141,844	0	2.03%	345,000	5.24%	240,000	1.01%
TLP Management Inc(l)	0	0	0.00%	0	0.00%	2,857,142	12.00%
Total 5% Owners	3,536,669	50,676	51.23%	2,149,615	32.62%	22,620,951	95.00%
Total of D&O + 5% Owners	3,753,187	1,230,916	70.45%	2,149,615	32.62%	22,620,951	95.00%

Other Beneficial Stockholders
Other Beneficial Stockholders	3,242,282	305,747	29.54%	4,440,430	67.38%	1,190,475	5.00%
Overall Totals(m)	6,995,469	1,536,663	100.00%	6,590,045	100.00%	23,811,426	100.00%

____________

Footnotes:

(a)      All common shares excluding the Bridge Fund Shares which are subject to interest accumulation until the registration.

(b)      Series A Preferred Shares before conversion.

(c)      Series B Preferred Shares before conversion and distribution of accumulated dividends

(d)      The entries represent Shareholders with > 5% ownership of their respective class of shares

(e)      Includes the shares owned by Advanta IRA Services LLC FBO Ted Brown Jr., Desiree Brown, Dr Ted Brown Jr & Mrs. Desiree D. Brown, and Dr Ted Brown Jr.

(f)      The shares of HPW Investment Holdings are managed by Thomas Kaufmann. The principal business address of HPW Investments Holdings Ltd is PO Box 264, IFC 5, St. Helier, Jersey, JE1, Bailiwick of Jersey.

(g)      The shares of Lindesfarne are managed by Michael Pirooz. The principal address of Lindesfarne is 1409 7th Ave., Greeley, CO 80631.

(h)      The shares of WFI Equity LLC are managed by Royal Caswell. The principal business address of WFI Equity, LLC is 320 N. Main Street, Suite 200, Ann Arbor, MI 48104.

(i)      Charles F. Wright previously served as an independent director but passed away suddenly on December 20, 2025

(j)      Includes shares owned by Matt and Kassy Ockner Trust and Matthew D. Ockner.

(k)      The shares of Tiburon Opportunity Fund are managed by Peter Bortel at Bortel Investment Management LLC. The principal address of Bortel Management LLC is 13313 Point Richmond Beach Road NW, Gig Harbor, WA 98332.

(l)      Includes the shares of TLP Investment Partners LLC and Sunshine Charitable Foundation, which are both managed by TLP Management Inc. The principal address of TLP Management Inc. is 1603 Orrington Ave., Ste 450, Evanston, IL 60201.

(m)    The totals of the individual classes cannot be totaled together since the Series A Preferred Stock and Series B Preferred Stock shares have not been converted, and the Series B Preferred Stock accumulated dividends have not been distributed.

Information concerning the Stockholders may change from time to time, and any changed information will be set forth in supplements to this prospectus, if and when necessary. Because the Stockholders may sell all, some, or none of the common stock covered by this prospectus, we cannot determine the number of common stock that will be sold by the Stockholders, or the amount or percentage of shares of common stock that will be held by the Stockholders upon consummation of any particular sale. In addition, the Stockholders listed in the table below may have sold, transferred, or otherwise disposed of, or may sell, transfer, or otherwise dispose of, at any time and from time to time, our common stock in transactions exempt from the registration requirements of the Securities Act, after the date on which they provided the information set forth in the table below.

The Stockholders are not entitled to any registration rights with respect to the common stock. However, we currently intend to use our reasonable efforts to keep the registration statement effective for a period of 90 days after the effectiveness of the registration statement. We are not party to any arrangement with any Stockholder or any broker-dealer with respect to sales of common stock by the Stockholders. See “Plan of Distribution.”

In accordance with the rules of the SEC, beneficial ownership includes voting or investment power with respect to securities and includes the common stock issuable pursuant to options and warrants that are exercisable or settled within 60 days. Shares of common stock issuable pursuant to options and warrants are deemed outstanding for computing the percentage of the class beneficially owned by the person holding such securities but are not deemed outstanding for computing the percentage of the class beneficially owned by any other person. The following table of Beneficial Shareholders shows a Proforma final Common Share Ownership based on a registration date of January 5, 2026 and includes (i) the conversion of the Series A and Series B Shares to Common Shares with a ratio of 5.92 to 1, (ii) the distribution of the Series B accumulated dividends, (iii) the distribution of the Bridge Fund shares and the accumulated interest, and (iv) all the vested options and warrants, and excludes up to 1,171,875 shares of Common Stock issuable upon Conversion of the Series C Preferred. The pro forma total number of Common Shares beneficially owned is 13,940,304 shares.

This registration covers 4,689,177 of those shares, representing 33.64% of the company’s total issued and outstanding common stock. Of the 4,689,177 shares being registered, 918,508 are subject to lock-up agreements and may not be sold for a period of the earlier of 180 days or after the sale of all of the investor’s Series C Preferred stock. Thus, of the total number of shares that are registered for resale 3,770,669, representing 27.05% of the company’s total issues and outstanding common stock will be immediately available for resale. The Stockholders may, or may not, elect to sell their common stock through transactions on Nasdaq at prevailing market prices. As such, the Company will have no input if and when any Stockholder may, or may not, elect to sell their common stock or the prices at which any such sales may occur. See “Plan of Distribution.”

Name of Beneficial Owner	Total Common Stock Shares Beneficially Owned(a)	Vested Options/ Warrants(b)		Total with Vested Options/ Warrants	Voting % of Common Stock Class	Shares of Common Stock being registered(c)	Shares of Common Stock in the Float(d)
Named Executive Officers
Kelvin Cooper Ph.D.	0	287,925		287,925	2.02%	0	0
Peter Ceccacci	111,233	336,783		448,016	3.15%	111,233	0
Thomas Balzer	0	246,876		246,876	1.74%	0	0
Named Directors
Doug Manion MD	51,616	33,784	(e)	85,400	0.61%	51,616	0
Leonard J. DeRoma	74,541	113,177	(e)	187,718	1.33%	74,541	0
All executive officers and directors as a group (5 persons)	237,390	1,018,545		1,255,935	8.85%	237,390	0

5% Stockholders(f)
Dr. Ted Brown Jr.(g)	775,451	0		775,451	5.30%	317,937	317,937
HPW Investments Holdings Ltd(h)	3,378,379	0		3,378,379	19.51%	0	0
Lindesfarne LLC(i)	2,033,596	0		2,033,596	12.73%	0	0
WFI Equity, LLC(j)	1,238,739	0		1,238,739	8.16%	507,883	507,883
TLP Management Inc.(k)	766,778	0		766,778	5.37%	567,454	567,454
Total 5% Owners	8,192,943	0		8,192,943	51.07%	1,393,274	1,393,274
Total of D&O + 5% Owners	8,430,333	1,018,545		9,448,878	59.92%	1,630,664	1,393,274

Other Beneficial Stockholders
Other Beneficial Stockholders	5,509,971	331,085		5,841,056	40.08%	3,058,513	2,377,395
Overall Totals	13,940,304	1,349,630		15,289,934	100%	4,689,177	3,770,669

____________

Footnotes:

(a)      Represents Proforma final Common Share Ownership based on a registration date of January 5, 2026 and includes (1) the conversion of the Series A Preferred Stock and Series B Preferred Stock Shares to Common Shares with a ratio of 5.92 to 1, (2) the distribution of the Series B accumulated dividends, (3) the distribution of the Bridge Fund shares and the accumulated interest and (4) excludes up to 1,171,875 Common Shares issuable upon Conversion of the Series C Preferred.

(b)      Represents all vested options and warrants exercisable within 60 days of January 5, 2026.

(c)      Number of Common Stock that are being registered.

(d)      The number of Common Stock being registered for resale excluding 918,508 shares that will be subject to the lock-up agreement required by the Series C Preferred Stock investor. The lock-up shares will be eligible for resale at the earlier of six months from the registration date of the Series C Preferred Stock conversion shares or after all the Series C Preferred Stock shares have been converted.

(e)      All of these represent vested warrants.

(f)      Represents the shareholders that own 5% or greater of the Common Stock. Shareholders with less than 5% ownership of Common Stock that had 5% or greater ownership of the Series A or Series B stock have been excluded from the table (Charles F. Wright, Matt Ockner, Tiburon Opportunity Fund LP and David S. Wiggins).

(g)      Includes the shares owned by Advanta IRA Services LLC FBO Ted Brown Jr., Desiree Brown, Dr Ted Brown Jr & Mrs Desiree D. Brown, and Dr Ted Brown Jr.

(h)      The shares of HPW Investment Holdings are managed by Thomas Kaufmann. The principal business address of HPW Investments Holdings Ltd is PO Box 264, IFC 5, St. Helier, Jersey, JE1, Bailiwick of Jersey.

(i)      The shares of Lindesfarne are managed by Michael Pirooz. The principal address of Lindesfarne is 1409 7th Ave., Greeley, CO 80631.

(j)      The shares of WFI Equity LLC are managed by Royal Caswell. The principal business address of WFI Equity, LLC is 320 N. Main Street, Suite 200, Ann Arbor, MI 48104.

(k)      Includes the shares of TLP Investment Partners LLC, Sunshine Charitable Foundation, and Lake Street Capital Fund I LLC, which are all managed by TLP Management Inc. The principal address of TLP Management Inc. is 1603 Orrington Ave., Ste 450, Evanston, IL 60201.

DESCRIPTION OF CAPITAL STOCK

The following descriptions are summaries of the material terms of our certificate of incorporation and bylaws. Reference is made to the more detailed provisions of, and the descriptions are qualified in their entirety by reference to, the certificate of incorporation and bylaws, forms of which are filed with the SEC as exhibits to the registration statement of which this prospectus is a part, and applicable law.

As of September 30, 2025, our authorized capital stock consisted of 185,500,000 shares, comprising:

•        125,000,000 shares of Common Stock, par value $0.0001 per share (the “Common Stock”);

•        8,000,000 shares of Series A Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock”); and

•        52,500,000 shares of Series B Preferred Stock, par value $0.0001 per share (the “Series B Preferred Stock”).

The rights and preferences of our capital stock are governed by the Certificate of Incorporation and applicable State of Nevada law. The following summarizes the material terms of each class of our capital stock. This summary is qualified in its entirety by reference to our certificate of incorporation and bylaws.

Common Stock

As of September 30, 2025, there were 7,043,330 shares of Common Stock issued and 6,995,469 shares outstanding.

Voting Rights

Holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of stockholders. Common stockholders do not have cumulative voting rights. Any increase or decrease in the authorized number of shares of Common Stock (but not below the number of shares then outstanding) may be approved by the holders of a majority of the voting power of all outstanding shares of capital stock entitled to vote.

Dividend Rights

Dividends may be declared and paid when, as, and if determined by our Board, subject to the rights of preferred stockholders. No dividends may be paid on the Common Stock unless the holders of Preferred Stock receive any dividends to which they are then entitled.

Liquidation Rights

Upon liquidation, dissolution, or winding up, after payment of all debts and liabilities and satisfaction of the liquidation preferences of our Preferred Stock, the remaining assets legally available for distribution will be distributed pro rata to holders of Common Stock.

Other Rights

The Common Stock has no preemptive rights, subscription rights, conversion rights, or redemption rights.

Preferred Stock

Our certificate of incorporation authorizes 60,500,000 shares of Preferred Stock, designated as follows:

•        Series A Preferred Stock: 8,000,000 authorized shares

•        Series B Preferred Stock: 52,500,000 authorized shares

Preferred Stock may be issued in series, with rights and preferences as determined by our Board. The Series B Preferred Stock ranks senior to both the Series A Preferred Stock and the Common Stock in terms of liquidation preference and dividend rights.

Series A Preferred Stock

As of September 30, 2025, there were 6,590,045 shares of Series A Preferred Stock issued and outstanding. The Series B Preferred Stock is convertible into 1,113,224 shares of common stock.

Conversion Rights

Each 5.92 shares of Series A Preferred Stock is convertible at any time at the option of the holder into one share of Common Stock, subject to certain anti-dilution adjustments.

Voting Rights

Holders vote together with Common Stock on an as-converted basis and are entitled to notice of stockholder meetings.

Dividend Rights

Series A Preferred Stock is entitled to receive dividends when and if declared, on a pari passu basis with Series B Preferred Stock and prior to any dividends paid on Common Stock. No preferential dividend rate is specified.

Liquidation Rights

Upon any liquidation, dissolution, or winding up, after satisfaction of the liquidation preference of the Series B Preferred Stock, holders of Series A Preferred Stock are entitled to receive the greater of:

•        $7.70 per share (as adjusted), plus any declared but unpaid dividends, or

•        The amount they would have received if converted to Common Stock immediately prior to such event.

If insufficient assets are available, holders share ratably based on the amounts that would otherwise be payable.

Series B Preferred Stock

As of September 30, 2025, there were 23,811,426 shares of Series B Preferred Stock issued and outstanding. The Series B Preferred Stock is convertible into 4,022,206 shares of common stock.

Conversion Rights

Each 5.92 shares is convertible at any time at the option of the holder into one share of Common Stock, subject to anti-dilution adjustments.

Voting Rights

Holders vote on an as-converted basis with Common Stock and are entitled to notice of stockholder meetings. Certain corporate actions require the affirmative vote of the holders of a majority of the outstanding Series B Preferred Stock.

Dividend Rights

Each share of Series B Preferred Stock accrues non-compounding, cumulative dividends at a rate of 8% per annum of the $6.22 original issue price. Accrued dividends are payable only upon certain events, including liquidation or redemption. Dividends are not accrued on previously accrued dividends. No dividends may be paid on Common Stock unless Series B Preferred Stockholders simultaneously receive dividends on an as-converted basis.

Liquidation Rights

Upon any liquidation, dissolution, winding up, or “Deemed Liquidation Event” (as defined in the certificate), holders are entitled to receive the greater of:

•        The Series B Base Preference Amount, which is $6.22 per share plus accrued but unpaid dividends, or

•        The amount the holder would receive had the share been converted to Common Stock prior to the liquidation.

If assets are insufficient, holders share ratably in the available distribution. The Series B liquidation preference ranks senior to Series A and Common Stock.

Deemed Liquidation Events

These include certain mergers, asset sales, or consolidations resulting in a change of control. Treatment of proceeds, escrow arrangements, and conversion mechanics for such events are specified in the certificate of incorporation.

Series C Preferred Shares

We will enter into a securities purchase agreement with accredited investors in connection with the listing of our Common Shares covered by this registration statement, pursuant to which we would sell, in a private placement, an aggregate of 937,500 shares of Series C Preferred Stock at a price of $10,00 per share, subject to a 20% discount. The material terms of the securities purchase agreement have been finalized. In accordance with such agreement, we will amend our notice of articles and articles to create a new class of Series C Preferred Stock, with an unlimited number of shares, with the following terms.

The Series C Preferred Shares will have a stated value of $10.00 per share and will be convertible into Common Shares in an amount determined by the stated value divided by the conversion price.

The conversion price will be equal to the lower of (i) $10.00 (the “Fixed Price”), or (ii) 80% of the average of the closing sale price of the Common Shares for the five consecutive trading days immediately preceding the conversion date or other date of determination (the “Variable Price”), but which Variable Price will not be lower than the floor price of $1.00 (the “Floor Price”). The conversion price will be subject to certain adjustments, including if we sell Common Shares at a price lower than the Fixed Price, and in the event of stock splits, stock dividends, and similar transactions (provided that the Floor Price will not exceed $1.00). The Series C Preferred Shares cannot be converted to Common Shares to the extent such conversion would cause the holder to beneficially own more than 4.99% of our outstanding Common Shares.

Holders of Series C Preferred Shares will be entitled to receive, when, as and if declared by the Board, out of funds of the Company legally available therefor, monthly dividends, at the rate of $0.96 per share per year, or 9.6% of the Fixed Price of $10.00 per share, which dividends will be cumulative, and payable in cash or in kind, commencing 6 months after the date that the Common Shares commence trading on Nasdaq.

Holders of Series C Preferred Shares will not have voting rights except as required by law and except that the Company may not amend its articles in a manner adverse to the rights of the holders of the Series C Preferred Shares.

In the event of any liquidation of the Company or any Deemed Liquidation Event (as defined in the articles), holders of Series C Preferred Shares will be entitled to an amount per share equal to the greater of (a) the stated value; or (b) such amount per share as would have been payable had all Series C Preferred Shares been converted into Common Shares immediately prior to such event, prior to any payment with respect to the Common Shares.

We will enter to enter into a registration rights agreement with the investors, pursuant to which we have finalized the material terms and would agree to file a registration statement for the resale of the Common Stock issuable upon conversion of the Series C Preferred Stock within 10 days of our Common Stock being listed on Nasdaq.

Warrants

As of September 30, 2025, we had outstanding warrants to purchase an aggregate of 266,899 shares of Common Stock. These warrants have an exercise price ranging from $2.13 to $5.92 per share and expiring between January 30, 2028, and December 31, 2032. These warrants do not entitle holders to voting rights or dividends prior to exercise. The shares issuable upon exercise are included in this registration statement.

Convertible Securities

As of September 30, 2025, we also had outstanding convertible promissory notes with an aggregate principal balance of $1,500,000, convertible into an aggregate of 187,500 shares of Common Stock at a conversion price of $8.00 per share, subject to other standard terms. The conversion automatically occurs upon a listing on Nasdaq as defined in the respective note agreements.

Reverse Stock Split

On September 29, 2025, the Company filed a Certificate of Amendment to its Articles of Incorporation with the State of Nevada, pursuant to NRS 78.385 and 78.390, to effect a reverse stock split of its issued and outstanding shares of Common Stock at a ratio of 1-for-5.92 (the “Reverse Stock Split”).

This corporate action was approved by the Board and subsequently by the stockholders holding 60.85% of the voting power of the Company’s outstanding capital stock, in accordance with applicable law and the Company’s Articles of Incorporation.

As a result of the Reverse Stock Split:

•        Every 5.92 shares of the Company’s issued and outstanding Common Stock were automatically combined into one (1) share of Common Stock.

•        The Reverse Stock Split did not change the number of authorized shares of Common Stock or Preferred Stock, but it did update the authorized capital stock structure as reflected in the amended Articles.

•        Proportional adjustments were made to the conversion and/or exercise prices of the Company’s outstanding warrants, options, and convertible securities, as applicable.

•        No fractional shares were issued in connection with the Reverse Stock Split. Any fractional shares resulting from the split were rounded up to the nearest whole share.

The purpose of the Reverse Stock Split was to increase the per-share market price of the Company’s Common Stock in order to satisfy applicable listing requirements of national stock exchanges and to enhance the Company’s capital structure for future growth and financing activities.

Listing

We intend to apply to list our common stock on the Nasdaq Capital Market under the symbol “LABT.”

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is ClearTrust, LLC, 16540 Pointe Village Drive, Suite 210 Lutz, Florida 33558, Phone: 813.235.4490.

PLAN OF DISTRIBUTION

We plan to register up to 4,689,177 shares of Common Stock, which represent 33.64% of the outstanding shares, 30.67% of the beneficially owned shares, and 30.30% of the fully diluted shares.

The shares covered in this registration statement represent 33.64% of the company’s currently outstanding common stock. Of the 4,689,177 shares that are being registered, 918,508 shares will be subject to a lock-up agreement required by the Series C Preferred Shares Investor whereby those shares will become eligible for resale at the earlier of six months after the closing of the Series C financing or after all the Series C Preferred Shares have been converted. Therefore, the 3,770,669 shares that are being registered under this prospectus may be sold immediately upon the effectiveness of this registration statement. None of the Company’s outstanding shares may be freely sold in reliance on an exemption from registration, such as Rule 144, at this time. The shares of common stock beneficially owned by the Registered Stockholders covered by this prospectus may be offered and sold from time to time by the Registered Stockholders. The term “Registered Stockholders” includes donees, pledgees, transferees, or other successors in interest selling securities received after the date of this prospectus from a Registered Stockholder as a gift, pledge, partnership distribution, or other transfer. We will not receive any of the proceeds from the sale of the securities by the Registered Stockholders. The Registered Stockholders will not be involved in Nasdaq’s price-setting mechanism, including any decision to delay or proceed with trading, nor will they control or influence the advisor in carrying out its role as a financial adviser. We will not be involved in the price-setting process. Additionally, the price of our shares in prior private transactions may have little or no relation to the opening price and subsequent public price of our stock on Nasdaq. The Registered Stockholders will act independently of us in making decisions with respect to the timing, manner, and size of each sale. The Registered Stockholders may offer, sell, or distribute all or a portion of the securities hereby registered publicly at prevailing market prices. We are not party to any arrangement with any Registered Stockholder or any broker-dealer with respect to sales of shares of common stock by the Registered Stockholders. As such, we do not anticipate receiving notice as to whether and when any Registered Stockholder may, or may not, elect to sell their shares of common stock or the prices at which any such sales may occur, and there can be no assurance that any Registered Stockholders will sell any or all of the shares of common stock covered by this prospectus.

On the day that our shares of common stock are initially listed on Nasdaq, Nasdaq will begin accepting, but not executing, pre-opening buy and sell orders and will begin to continuously generate the indicative Current Reference Price (as defined below) on the basis of such accepted orders. The Current Reference Price is calculated each second and, during a 10-minute “Display Only” period, is disseminated, along with other indicative imbalance information, to market participants by Nasdaq on its NOII and BookViewer tools. Following the “Display Only” period, a “Pre-Launch” period begins, during which RBW, in its capacity as our financial advisor, must notify Nasdaq that our shares are “ready to trade.” Once the Advisor has notified Nasdaq that our shares of common stock are ready to trade, Nasdaq will confirm the Current Reference Price for our shares of common stock, in accordance with the Nasdaq rules. If the Advisor then approves proceeding at the Current Reference Price, the applicable orders that have been entered will then be executed at such price, and regular trading of our shares of common stock on Nasdaq will commence, subject to Nasdaq conducting validation checks in accordance with the Nasdaq rules.

Under the Nasdaq rules, the Current Reference Price means: (i) the single price at which the maximum number of orders to buy or sell can be matched; (ii) if there is more than one price at which the maximum number of orders to buy or sell can be matched, then it is the price that minimizes the imbalance between orders to buy or sell (i.e. minimizes the number of shares that would remain unmatched at such price); (iii) if more than one price exists under (ii), then it is the entered price (i.e. the specified price entered in an order by a customer to buy or sell) at which our shares of common stock will remain unmatched (i.e. will not be bought or sold); and (iv) if more than one price exists under (iii), a price determined by Nasdaq in consultation with the Advisor in its capacity as our financial advisor. In the event that more than one price exists under (iii), the Advisor will exercise any consultation rights only to the extent that it can do so consistent with the anti-manipulation provisions of the federal securities laws, including Regulation M, or applicable relief granted thereunder.

In determining the Current Reference Price, Nasdaq’s cross algorithms will match orders that have been entered into and accepted by Nasdaq’s system. This occurs with respect to a potential Current Reference Price when orders to buy shares of common stock at an entered bid price that is greater than or equal to such potential Current Reference Price are matched with orders to sell a like number of shares of common stock at an entered asking price that is less than or equal to such potential Current Reference Price. To illustrate, as a hypothetical example of the calculation of the

Current Reference Price, if Nasdaq’s cross algorithms matched all accepted orders as described above, and two limit orders remained — a limit order to buy 500 shares of common stock at an entered bid price of $10.01 per share and a limit order to sell 200 shares of common stock at an entered asking price of $10.00 per share — the Current Reference Price would be selected as follows:

•        Under clause (i), if the Current Reference Price is $10.00, then the maximum number of additional shares that can be matched is 200. If the Current Reference Price is $10.01, then the maximum number of additional shares that can be matched is also 200, which means that the same maximum number of additional shares would be matched at the price of either $10.00 or $10.01.

•        Because more than one price under clause (i) exists, under clause (ii), the Current Reference Price would be the price that minimizes the imbalance between orders to buy or sell (i.e., minimizes the number of shares that would remain unmatched at such price). Selecting either $10.00 or $10.01 as the Current Reference Price would create the same imbalance in the limit orders that cannot be matched, because at either price, 300 shares would not be matched.

•        Because more than one price under clause (ii) exists, under clause (iii), the Current Reference Price would be the entered price at which orders for shares of common stock at such entered price will remain unmatched. In such a case, choosing $10.01 would cause 300 shares of the 500 share limit order with the entered price of $10.01 to remain unmatched, compared to choosing $10.00, where all 200 shares of the limit order with the entered price of $10.00 would be matched, and no shares at such entered price remain unmatched. Thus, Nasdaq would select $10.01 as the Current Reference Price, because orders for shares at such an entered price will remain unmatched. The above example (including the prices) is provided solely by way of illustration.

The Advisor will determine when our shares of common stock are ready to trade and approve proceeding at the Current Reference Price primarily based on considerations of volume, timing, and price. In particular, the Advisor will determine, based primarily on pre-opening buy and sell orders, when a reasonable amount of volume will cross on the opening trade such that sufficient price discovery has been made to open trading at the Current Reference Price. If the Advisor does not approve proceeding at the Current Reference Price (for example, due to the absence of adequate pre-opening buy and sell interest), the Advisor will request that Nasdaq delay the opening until such a time that sufficient price discovery has been made to ensure that a reasonable amount of volume crosses on the opening trade. Further, in the highly unlikely event that Nasdaq consults with the Advisor as described in clause (iv) of the definition of Current Reference Price, the Advisor would request that Nasdaq delay the opening to ensure a single opening price within clauses (i), (ii), or (iii) of the definition of the Current Reference Price. The Registered Stockholders will not be involved in Nasdaq’s price-setting mechanism and will not coordinate or be in communication with the Advisor, including with respect to any decision by the Advisor to delay or proceed with trading.

Similar to a Nasdaq-listed firm-commitment underwritten initial public offering, in connection with the listing of our shares of common stock, buyers and sellers who have subscribed will have access to Nasdaq’s Order Imbalance Indicator (the “Net Order Imbalance Indicator”), a widely available, subscription-based data feed, prior to submitting buy or sell orders. Nasdaq’s electronic trading platform simulates auctions every second to calculate a Current Reference Price, the number of shares of common stock that can be paired off the Current Reference Price, the number of shares of common stock that would remain unexecuted at the Current Reference Price and whether a buy-side or sell-side imbalance exists, or whether there is no imbalance, to disseminate that information continuously to buyers and sellers via the Net Order Imbalance Indicator data feed.

Pursuant to the terms of our engagement with RBW, for a period of 12 months beginning on the date this registration statement is effective, we have granted RBW the right of first refusal to act as exclusive underwriter and book running manager, exclusive placement or sales agent, or our exclusive advisor, as applicable, in connection with any and all public offerings of our securities on a US stock exchange, private placement of our securities or other such financing during such 12 month period. Such right of first refusal is subject to the termination of our engagement with RBW for gross negligence, willful misconduct, or an uncured material breach of our engagement with RBW.

However, because this is not an initial public offering being conducted on a firm-commitment underwritten basis, there will be no traditional book-building process. Moreover, prior to the opening trade, there will not be a price at which underwriters initially sold shares of common stock to the public, as there would be in a firm-commitment underwritten initial public offering. The lack of an initial public offering price could impact the range of buy and sell orders collected by Nasdaq from various broker-dealers. Consequently, the public price of our shares of common stock may be more volatile than in an initial public offering underwritten on a firm-commitment basis and could, upon being listed on Nasdaq, decline significantly and rapidly. See “Risk Factors — Risks Related to Ownership of Our Common Stock — Our shares of common stock currently have no public market. An active trading market may not develop or continue to be liquid, and the market price of our shares of common stock may be volatile.”

In addition to being listed on Nasdaq, we are also required to have at least three registered and active market makers. We expect that the Advisor will act as a registered and active market maker and will engage other market makers.

In addition to sales made pursuant to this prospectus, the shares of common stock covered by this prospectus may be sold by the Registered Stockholders in private transactions exempt from the registration requirements of the Securities Act.

Under the securities laws of some states, shares of common stock may be sold in such states only through registered or licensed brokers or dealers.

If any of the Registered Stockholders utilize a broker-dealer in the sale of the shares of common stock being offered by this prospectus, such broker-dealer may receive commissions in the form of discounts, concessions, or commissions from such Registered Stockholder or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal.

We have engaged RBW as our financial advisor to advise and assist us with respect to certain matters relating to our listing. The services expected to be performed by the Advisor will include providing advice and assistance with respect to defining objectives, analyzing, structuring, and planning the listing, and developing and assisting with our investor communication strategy in relation to this listing. On February 10, 2025, Lakewood-Amedex Biotherapeutics Inc. executed an agreement with RBW for the provision of financial advisory and financial placement agency, and investment banking services, which include assisting the company with a direct listing. Pursuant to the terms of the agreement, upon Closing, the Company agreed to compensate RBW with a number of shares of the Company, equal to that certain percentage from the aggregate value of the transaction as described in the agreement. As of the date hereof, it is expected that RBW will be issued 269,411 of our shares as compensation equal to 1.75% of the current fully diluted shares outstanding (the “Advisory Shares”). The Advisory Shares will not be registered by the Company under this offering. We have agreed to file a resale registration statement covering such shares within 10 days of the date of the Direct Listing. We will also pay the Advisor up to $150,000 for fees and expenses of legal counsel and other out-of-pocket expenses.

We have also engaged RBW as a placement agent, all securities offered through Dawson James Securities, Inc., for the sale of Series C Preferred Stock to accredited investors in a private placement at a price of $10.00 per share, such issuance to occur prior to the date of this prospectus (see “Description of Capital Stock”) We have agreements with investors to sell 937,500 shares of Series C Preferred Stock for gross proceeds of $7,500,000. The Common Stock underlying the Series C Preferred Stock is not registered under this prospectus, and the holders thereof are not Registered Shareholders. We have agreed to file a resale registration statement covering such shares within 10 days of the date of the Direct Listing. We will pay RBW a placement fee equal to 7.0% of the gross proceeds from the private placement.

However, the Advisor will not be engaged to facilitate or coordinate price discovery activities or sales of shares of our common stock in consultation with us, and will not be permitted to, and will not be instructed by us to, plan or actively participate in any investor education activities, except as described herein.

Prior to the financial advisory services provided by the Advisor to the Company in connection with the listing of our securities, neither the Advisor nor any affiliates of the Advisor had provided services of any kind to the Company. However, the Advisor is a full-service financial institution engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing, and brokerage activities. The Advisor and their affiliates may, from time to time, perform financial advisory and investment banking services for us, for which they would receive customary fees, discounts, and customary payments, including but not limited to certain expense reimbursements.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to the listing of our common stock on Nasdaq, there has been no public market for our common stock. Sales of a substantial number of shares of our common stock in the public market following our listing on Nasdaq, or the perception that such sales could occur, could adversely affect the public price of our common stock and may make it more difficult for you to sell your shares at a time and price that you deem appropriate. We will have no input if and when any Stockholders may, or may not, elect to sell their shares or the prices at which any such sales may occur.

Upon our registration, there will be a total of 13,940,304 outstanding shares of common stock owned, and 4,689,177 shares will be registered for resale under this registration statement, constituting 33.64% of our outstanding shares of common stock as shown in the following table. Any shares not registered hereunder will be “restricted securities,” as that term is defined in Rule 144 under the Securities Act. These restricted securities are eligible for public sale only if they are registered under the Securities Act, including, but not limited to, the shares registered hereunder, or if they qualify for an exemption from registration, including under Rules 144 or 701 under the Securities Act, which are summarized below. Restricted securities also may be sold outside of the United States to non-U.S. persons in accordance with Rule 904 of Regulation S. In addition, in connection with our private placement of Series C Preferred Stock, each officer, director and beneficial owner of more than 10% of our Common Stock will enter into a lock-up agreement pursuant to which such persons will agree to lock-up of their shares commencing on the Direct Listing and terminating on the earlier of (i) six months following the date that a resale registration statement covering the Common Stock issuable upon conversion of the Series C Preferred Stock is declared effective or (ii) the date of full conversion of all Series C Preferred Stock.

Name	Relationship to Company	Share Class	Number of Shares Owned(a)	% of Class Owned	Number of Registered Shares(b)
Kelvin Cooper	Officer	Common	287,925	2.02%	0
Thomas Balzer	Officer	Common	246,876	1.74%	0
Peter Ceccacci	Officer	Common	448,016	3.15%	111,233
Doug Manion MD	Director	Common	85,400	0.61%	51,616
Charles F. Wright(c)	Investor	Common	731,794	4.99%	681,118
Leonard J. DeRoma	Director	Common	187,718	1.33%	74,541
WFI Equity, LLC(d)	Investor	Common	1,238,739	8.16%	507,883
Ted Brown(e)	Investor	Common	775,451	5.30%	317,937
Steve Parkinson(f)	Former Director	Common	500,389	3.47%	191,309
Paul DiTullio	Investor	Common	461,712	3.21%	189,302
TLP Management Inc.(g)	Investor	Common	766,778	5.37%	567,454
Eileen Lappin Weiser Trust(h)	Investor	Common	273,424	1.92%	273,424
INOV8, LLC (VI)(i)	Former Director	Common	168,919	1.20%	69,257
David S. Wiggins(j)	Investor	Common	257,033	1.83%	105,388
Andrew S. Wright 2011 Trust(k)	Investor	Common	159,742	1.13%	65,495
Dr Saul Tzipori	Investor	Common	142,174	1.01%	58,292
Tufts University(l)	Investor	Common	142,174	1.01%	58,292
Richard F. Hamm Jr.	Investor	Common	138,124	0.98%	138,124
Totals for Shareholders with >1% ownership	—	Common	7,012,388	48.43%	3,460,665
All Shareholder with <1% ownership(m)	Investors	Common	2,865,571	18.74%	1,228,512
Totals	—	Common	9,877,959	64.60%	4,689,177

Name	Relationship to Company	Share Class	Number of Shares Owned(a)	% of Class Owned	Number of Registered Shares(b)
Total shares owned by	HPW Investments Holdings Ltd(n)	Common	3,378,379	22.10%	0
Total shares owned by	Lindesfarne LLC(o)	Common	2,033,596	13.30%	0
Total all shares			15,289,934	100%	4,689,177

____________

Footnotes:

(a)      Includes all vested options and warrants that are exercisable within 60 days of January 5, 2026.

(b)      The shares registered to Peter Ceccacci, Doug Manion MD, Charles F. Wright and Leonard J DeRoma, totaling 918,508 shares, are subject to the lock up agreement required by the Series C Preferred Shares investor such that the shares cannot be sold commencing on the Direct Listing and terminating on the earlier of (i) six months following the date that a resale registration statement covering the Common Stock issuable upon conversion of the Series C Preferred Stock is declared effective or (ii) the date of full conversion of all Series C Preferred Stock.

(c)      Charles F. Wright previously served as an independent director but passed away suddenly on December 20, 2025.

(d)      The shares of WFI Equity LLC are managed by Royal Caswell. The principal business address of WFI Equity, LLC is 320 N. Main Street, Suite 200, Ann Arbor, MI 48104.

(e)      Includes the shares owned by Advanta IRA Services LLC FBO Ted Brown Jr., Desiree Brown, Dr Ted Brown Jr & Mrs. Desiree D. Brown, and Dr Ted Brown Jr.

(f)      Represents shares owned by Steve Parkinson and Julie Parkinson.

(g)      Includes the shares of TLP Investment Partners LLC, Sunshine Charitable Foundation, and Lake Street Capital Fund I LLC, which are all managed by TLP Management Inc. The principal address of TLP Management Inc. is 1603 Orrington Ave., Ste 450, Evanston, IL 60201.

(h)      The shares of Eileen Lappin Weiser Trust are managed by Eileen Weiser.

(i)      The shares of INOV8 LLC (VI) are managed by Peter B. Corr. The principal address of INOV8 LLC (VI) is 6501 Red Hook Plaza, Suite 201, St. Thomas, VI 00802.

(j)      Includes shares owed by David S. Wiggins, 2012 Dana M. Wiggins Trust, 2016 Aurora J. Wiggins Trust, 2012 Rebecca M. Parayre Trust, 2016 Chloe Parayre Trust, and 2016 Roch S. Parayre Trust.

(k)      The shares of Andrew S. Wright 2011 Trust are managed by Paul Griepentrog. The principal address is Godfrey & Kahn 833 E. Michigan Street, Suite 1800, Milwaukee, WI 53205.

(l)      The shares of Tuft University are managed by Thomas McVarish. The principal address is Tufts University — Office of Technology Licensing & Industry Collaboration 136 Harrison Avenue, Suite 75K-950, Boston, MA 02111.

(m)    Represents the total number of shares owned by 286 shareholders with < 1% individual ownership.

(n)      HPW Investment Holdings owns >10% of the Common Shares and is subject to the lockup agreement as a condition of the Series C Preferred Shares financing and is not included in the registration. The shares of HPW Investment Holdings are managed by Thomas Kaufmann. The principal business address of HPW Investments Holdings Ltd is PO Box 264, IFC 5, St. Helier, Jersey, JE1, Bailiwick of Jersey.

(o)      Lindesfarne LLC owns >10% of the Common Shares and is subject to the lockup agreement as a condition of the Series C Preferred Stock shares financing and is not included in the registration. The shares of Lindesfarne, LLC are managed by Michael Pirooz. The principal address of Lindesfarne, LLC is 1409 7th Ave., Greeley, CO 80631.

Rule 144

In general, under Rule 144 as currently in effect, once we have been subject to and in compliance with public company reporting requirements of Section 13 or Section 15(d) of the Exchange Act for at least 90 days, an eligible shareholder is entitled to sell such shares without complying with the manner of sale, volume limitation, or notice provisions of Rule 144, subject to compliance with the public information requirements of Rule 144. To be an eligible shareholder under Rule 144, such shareholder must not be deemed to have been one of our affiliates for purposes of the Securities Act at any time during the 90 days preceding a sale and who has beneficially owned the shares of common stock proposed to be sold for at least six months, including the holding period of any prior owner other than our affiliates. If such a person has beneficially owned the shares of common stock proposed to be sold for at least one year, including the holding period of any prior owner other than our affiliates, then such person is entitled to sell such shares without complying with any of the requirements of Rule 144.

In general, under Rule 144, as currently in effect, our affiliates or persons selling common stock on behalf of our affiliates are entitled to sell shares 90 days after we become a reporting company. Within any three-month period, such shareholders may sell a number of shares that does not exceed the greater of:

•        1% of the number of shares of common stock then outstanding, which will equal approximately shares immediately after our registration; or

•        the average weekly trading volume of our common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 by our affiliates or persons selling shares of common stock on behalf of our affiliates also are subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 701

Rule 701 generally allows a shareholder who was issued shares under a written compensatory plan or contract and who is not deemed to have been an affiliate of our Company during the immediately preceding 90 days, to sell these shares in reliance on Rule 144, but without being required to comply with the public information, holding period, volume limitation, or notice provisions of Rule 144. Rule 701 also permits affiliates of our Company to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. All holders of Rule 701 shares, however, are required by that rule to wait until 90 days after we become a reporting company before selling those shares under Rule 701.

Subsequent Registration of Common Stock

While none of the Common Stock issuable upon conversion of the Series C Preferred Stock or shares issued to our Advisor are being registered under the registration statement of which this prospectus forms a part, we have agreed to file a registration statement registering such Common Stock for resale no later than 10 days after our Common Stock is listed on Nasdaq.

Registration Statements on Form S-8

We intend to file one or more registration statements on Form S-8 under the Securities Act to register shares of our common stock subject to outstanding stock options or reserved for issuance under our stock incentive plan, as soon as permitted under the Securities Act. Such registration statements will automatically become effective upon filing with the SEC. However, shares registered on Form S-8 may be subject to the volume limitations and the manner of sale, notice, and public information requirements of Rule 144.

SALE PRICE HISTORY OF COMMON STOCK

Since our inception, we have issued the following equity securities:

Founding Issuances

•        In November 2007, we issued 75,750,000 shares of common stock to our founders at a price of $0.0001 per share for aggregate consideration of $7,575.

•        In October 2008, a reverse split of 3 shares for 1, leaving the Company with 25,250,000 shares of common stock.

Preferred Stock Financings

•        Between February 2009 and February 2021, we completed multiple rounds of convertible preferred stock financing:

Series	Date Issued	Shares Issued	Price Per Share	Gross Proceeds
Series A Preferred	Feb 2009 – Aug 2013	2,264,900	$1.00	$2,264,900
Series C Preferred	Mar 2014 – Dec 2015	6,590,045	$1.30	$8,567,059
Series D Preferred	Dec 2020 – Feb 2021	23,811,426	$1.05	$25,001,997

•        The Company did a recapitalization in December 2021 with the above convertible preferred stock, in which the Series A Preferred was converted to Common Stock, which included a 10% bonus to convert, the Series C Preferred was reclassified as Series A Preferred, and Series D Preferred was reclassified as Series B Preferred.

•        All shares of the current Series A and Series B convertible preferred stock will automatically convert into common stock at the closing of the current PPM and pursuant to the direct listing on Nasdaq, based on the applicable conversion ratio. (The 2,264,900 shares of Series A Preferred do not reflect the 2025 reverse stock split, post-conversion).

Convertible Notes and Other Issuances

•        Between April 2011 and November 2019, we issued approximately $1.6 million in convertible promissory notes, which converted into common stock at prices of $0.50 or $1.00 per share.

•        Between April 2016 and December 2017, we issued 389.653 shares of common stock at $8.88 per share in a private placement to accredited investors, raising gross proceeds of approximately $3.5 million.

•        Between April 2019 and June 2020, we issued 188,520 shares of common stock at $5.92 per share in a private placement to accredited investors, raising gross proceeds of approximately $1.1 million.

•        In June 2024, we issued 56,307 shares of common stock to a founding stockholder for the conversion of $200,000 in promissory notes from 2008 and the forgiveness of $143,020 in accrued interest.

•        Between March 2010 and October 2021, we issued an additional 110,649 shares of common stock to consultants and employees in exchange for services.

•        Between December 2014 and August 2025, we issued an additional 340,551 shares of common stock to the Board for services provided as a board member.

Stock Option and Warrant Grants

•        We have granted options and warrants to purchase shares of our common stock to directors, employees, and consultants. As of September 30, 2025, 1,536,671 options and warrants were outstanding, of which 1,322,186 were vested and exercisable.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of the material U.S. federal income tax considerations with respect to the acquisition, ownership, and disposition of shares of our Common Stock issued pursuant to this Offering. This summary does not provide a complete analysis of all potential U.S. federal income tax considerations relating thereto. The information provided below is based upon provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, administrative rulings, and judicial decisions currently in effect. These authorities may change at any time, possibly retroactively, or the Internal Revenue Service (the “IRS”) might interpret the existing authorities differently. In either case, the tax considerations of owning or disposing of our Common Stock could differ from those described below. As a result, we cannot assure you that the tax consequences described in this discussion will not be challenged by the IRS or will be sustained by a court if challenged by the IRS.

This summary does not address the tax considerations arising under the laws of any non-U.S. state or local jurisdiction, or under U.S. federal gift and estate tax laws, except to the limited extent provided below. In addition, this discussion does not address tax considerations applicable to an investor’s particular circumstances or to investors that may be subject to special tax rules, including, without limitation:

•        banks, insurance companies, or other financial institutions;

•        partnerships or entities or arrangements treated as partnerships or other pass-through entities for U.S. federal tax purposes (or investors in such entities);

•        corporations that accumulate earnings to avoid U.S. federal income tax;

•        persons subject to the alternative minimum tax or Medicare contribution tax on net investment income;

•        tax-exempt organizations or tax-qualified retirement plans;

•        controlled foreign corporations or passive foreign investment companies;

•        dealers in securities or currencies;

•        traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•        persons that own, or are deemed to own, more than 5% of our capital stock (except to the extent specifically set forth below);

•        certain former citizens or former long-term residents of the United States;

•        persons who hold our Common Stock as a position in a hedging transaction, “straddle,” “conversion transaction,” or other risk reduction transaction;

•        persons who do not hold our Common Stock as a capital asset within the meaning of Section 1221 of the Code (generally, for investment purposes); or

•        persons deemed to sell our Common Stock under the constructive sale provisions of the Code.

In addition, if a partnership or entity classified as a partnership for U.S. federal income tax purposes is a beneficial owner of our Common Stock, the tax treatment of a partner in the partnership or an owner of the entity will depend upon the status of the partner or other owner and the activities of the partnership or other entity. Accordingly, this summary does not address tax considerations applicable to partnerships that hold our Common Stock, and partners in such partnerships should consult their tax advisors.

INVESTORS CONSIDERING THE PURCHASE OF OUR COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME AND ESTATE TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE CONSEQUENCES OF FOREIGN, STATE, OR LOCAL LAWS, AND TAX TREATIES.

Consequences to U.S. Holders

The following is a summary of the U.S. federal income tax consequences that will apply to a U.S. holder of our securities. For purposes of this discussion, you are a U.S. holder if, for U.S. federal income tax purposes, you are a beneficial owner of our securities, other than a partnership, that is:

•        an individual citizen or resident of the United States;

•        a corporation or other entity taxable as a corporation created or organized in the United States or under the laws of the United States, any State thereof, or the District of Columbia;

•        an estate trust whose income is subject to U.S. federal income tax regardless of its source; or

•        a trust (x) whose administration is subject to the primary supervision of a U.S. court and which has one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) who have the authority to control all substantial decisions of the trust or (y) which has made a valid election to be treated as a “United States person.”

Distributions

We do not anticipate paying any cash dividends on our common stock in the foreseeable future. However, if we do make distributions in cash or other property on our common stock, those payments will constitute dividends for U.S. tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent our distributions exceed both our current and our accumulated earnings and profits, the excess will constitute a return of capital that will first reduce your basis in our common stock, but not below zero, and then will be treated as gain from the sale or other disposition of stock as described below under “Sale, Exchange or Other Taxable Disposition of Common Stock.”

Dividend income may be taxed to an individual U.S. holder at rates applicable to long-term capital gains, provided that a minimum holding period and other limitations and requirements are satisfied, with certain exemptions. Any dividends that we pay to a U.S. holder that is a corporation will qualify for the dividends received deduction if the requisite holding period is satisfied, subject to certain limitations. U.S. holders should consult their own tax advisors regarding the holding period and other requirements that must be satisfied to qualify for the reduced tax rate on dividends or the dividends-received deduction.

Sale, Exchange, or Other Taxable Disposition of Common Stock

A U.S. holder will generally recognize capital gain or loss on the sale, exchange, or other taxable disposition of our common stock. The amount of gain or loss will equal the difference between the amount realized on the sale and such U.S. holder’s adjusted tax basis in such common stock. The amount realized will include the amount of any cash and the fair market value of any other property received in exchange for such common stock. A U.S. holder’s adjusted tax basis in its common stock will generally equal the U.S. holder’s acquisition cost or purchase price, less any prior distributions treated as a return of capital. Gain or loss will be long-term capital gain or loss if the U.S. holder has held the common stock for more than one year. Long-term capital gains of non-corporate U.S. holders are generally taxed at preferential rates. The deductibility of capital losses is subject to certain limitations.

Information Reporting and Backup Withholding

In general, information reporting requirements may apply to dividends paid to a U.S. holder and to the proceeds of the sale or other disposition of our common stock, unless the U.S. holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. holder fails to provide a taxpayer identification number, a certification of exempt status, or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Unearned Income Medicare Tax

A 3.8% Medicare contribution tax will generally apply to all or some portion of the net investment income of a U.S. holder that is an individual with adjusted gross income that exceeds a threshold amount ($200,000, or $250,000 if married filing jointly).

Consequences to Non-U.S. Holders

The following is a summary of the U.S. federal income tax consequences that will apply to a non-U.S. holder of our securities. For purposes of this summary, a Non-U.S. Holder is any beneficial owner of our Common Stock, other than a partnership, that is not:

•        an individual who is a citizen or resident of the United States;

•        a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States, any state therein, or the District of Columbia;

•        a trust if it (i) is subject to the primary supervision of a U.S. court and one or more U.S. persons have authority to control all substantial decisions of the trust or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•        an estate whose income is subject to U.S. income tax regardless of source.

If you are a non-U.S. citizen that is an individual, you may, in many cases, be treated as a resident alien, as opposed to a non-resident alien, by virtue of being present in the United States for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year. For these purposes, all the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year are counted. Resident aliens are subject to U.S. federal income tax as if they were U.S. citizens. Such an individual is urged to consult his or her own tax advisor regarding the U.S. federal income tax consequences of the ownership or disposition of our Common Stock.

Dividends

As discussed under “Dividend Policy” above, we do not currently expect to declare or pay dividends to our Common Stockholders in the foreseeable future. In the event that we do make distributions of cash or other property on our Common Stock, those distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital, which will first reduce a Non-U.S. Holder’s adjusted tax basis in shares of our Common Stock, but not below zero. Any remaining excess will be treated as gain realized on the sale or other disposition of our Common Stock and will be treated as described below under “Gain on Sale or Other Taxable Disposition of Our Common Stock.”

Subject to the discussion below on effectively connected income, dividends paid to a Non-U.S. Holder of our Common Stock that is not effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States will generally be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty, provided the Non-U.S. Holder furnishes a properly executed IRS Form W-8BEN or W-8BEN-E (or other applicable or successor form) certifying the Non-U.S. Holder’s qualification for the lower treaty rate). A Non-U.S. Holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty. If the Non-U.S. Holder holds the stock through a financial institution or other agent acting on the holder’s behalf, the holder will be required to provide appropriate documentation to the agent. The holder’s agent will then be required to provide certification to us or our paying agent, either directly or through other intermediaries. If you are eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty, you may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund with the IRS in a timely manner.

If dividends paid to a Non-U.S. Holder are effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States), the Non-U.S. Holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the Non-U.S. Holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States.

Any such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items. Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Gain on Sale or Other Taxable Disposition of Our Common Stock

Subject to the discussion below under “Information Reporting and Backup Withholding” and “Foreign Account Tax Compliance Act,” a Non-U.S. Holder will generally not be subject to U.S. federal income tax on any gain realized upon the sale, exchange, or other taxable disposition of our Common Stock unless:

•        the gain (i) is effectively connected with the conduct by the Non-U.S. Holder of a U.S. trade or business, and (ii) if required by an applicable income tax treaty between the United States and the Non-U.S. holder’s country of residence, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States (in which the special rules described below apply);

•        the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the sale, exchange or other disposition of our Common Stock, and certain other requirements are met (in which case the gain would be subject to a flat 30% tax, or such reduced rate as may be specified by an applicable income tax treaty, which may be offset by certain U.S. source capital losses, even though the individual is not considered a resident of the United States); or

•        the rules of the Foreign Investment in Real Property Tax Act (“FIRPTA”) treat the stock as a “U.S. real property interest” as defined in Section 897 of the Code.

The FIRPTA rules may apply to a sale, exchange, or other disposition of our Common Stock if we are, or were within the shorter of the five-year period preceding the disposition and the Non-U.S. Holder’s holding period, a “U.S. real property holding corporation” (a “USRPHC”), as defined in Section 897 of the Code. In general, we would be a USRPHC if interests in U.S. real estate comprised at least half of the value of our business assets. We do not believe that we are a USRPHC, and we do not anticipate becoming one in the future. Even if we become a USRPHC, as long as our Common Stock is regularly traded on an established securities market, such Common Stock will be treated as U.S. real property interests only if beneficially owned by a Non-U.S. Holder that actually or constructively owned more than 5% of our outstanding Common Stock at some time within the five-year period preceding the disposition.

If any gain from the sale, exchange or other disposition of our Common Stock (1) is effectively connected with a U.S. trade or business conducted by a Non-U.S. Holder, and (2) if required by an applicable income tax treaty between the United States and the Non-U.S. Holder’s country of residence, is attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States, then the gain generally will be subject to U.S. federal income tax at the same graduated rates applicable to U.S. persons, net of certain deductions and credits. If the Non-U.S. Holder is a corporation, under certain circumstances, that portion of its earnings and profits that is effectively connected with its U.S. trade or business, subject to certain adjustments, generally would be subject also to a “branch profits tax.” The branch profits tax rate is 30% unless reduced by an applicable income tax treaty.

Non-U.S. Holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

U.S. Federal Estate Tax

The estates of non-resident alien individuals generally are subject to U.S. federal estate tax on property with a U.S. situs. Because we are a U.S. corporation, our Common Stock will be U.S. situs property and therefore will be included in the taxable estate of a non-resident alien decedent, unless an applicable estate tax treaty between the United States and the decedent’s country of residence provides otherwise.

Informational Reporting and Backup Withholding

The Code and the Treasury regulations require those who make specified payments to report the payments to the IRS. Among the specified payments are dividends and proceeds paid by brokers to their customers. The required information returns enable the IRS to determine whether the recipient properly included the payments in income. This reporting regime is reinforced by “backup withholding” rules. These rules require the payors to withhold tax from payments subject to information reporting if the recipient fails to cooperate with the reporting regime by failing to provide their taxpayer identification number to the payor, furnishing an incorrect identification number, or failing to report interest or dividends on their returns. The backup withholding tax rate is currently 24%. The backup withholding rules do not apply to payments to corporations, whether domestic or foreign, provided they establish such exemption.

Payments to Non-U.S. Holders of dividends on our Common Stock generally will not be subject to backup withholding, and payments of proceeds made to Non-U.S. Holders by a broker upon a sale of Common Stock will not be subject to information reporting or backup withholding, in each case so long as the Non-U.S. Holder certifies its status as a Non-U.S. Holder (and we or our paying agent do not have actual knowledge or reason to know the holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied) or otherwise establishes an exemption. The certification procedures to claim treaty benefits described under “Distributions” will generally satisfy the certification requirements necessary to avoid the backup withholding tax. We must report annually to the IRS any dividends paid to each Non-U.S. Holder and the tax withheld, if any, with respect to these dividends. Copies of these reports may be made available to tax authorities in the country where the Non-U.S. Holder resides. However, under the Treasury regulations, information returns are required to be filed with the IRS in connection with any dividends on our Common Stock paid to the Non-U.S. Holder, regardless of whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of our Common Stock within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting, if the beneficial owner certifies, under penalties of perjury, among other things, its status as a Non-U.S. Holder (and the broker does not have actual knowledge or reason to know the holder is a U.S. person) or otherwise establishes an exemption. The payment of proceeds from the disposition of shares of our Common Stock by a Non-U.S. Holder made to or through a non-U.S. office of a broker generally will not be subject to backup withholding and information reporting, except as noted below. Information reporting, but not backup withholding, will apply to a payment of proceeds, even if that payment is made outside of the United States, if you sell our Common Stock through a non-U.S. office of a broker that is:

•        a U.S. person (including a foreign branch or office of such person);

•        a “controlled foreign corporation” for U.S. federal income tax purposes;

•        a foreign person 50% or more of whose gross income from certain periods is effectively connected with a U.S. trade or business; or

•        a foreign partnership if at any time during its tax year (a) one or more of its partners are U.S. persons who, in the aggregate, hold more than 50% of the income or capital interests of the partnership or (b) the foreign partnership is engaged in a U.S. trade or business, unless the broker has documentary evidence that the beneficial owner is a Non-U.S. Holder and certain other conditions are satisfied, or the beneficial owner otherwise establishes an exemption (and the broker has no actual knowledge or reason to know to the contrary).

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Foreign Account Tax Compliance Act

A U.S. federal withholding tax of 30% may apply to dividends and the gross proceeds of a disposition of our Common Stock paid to a foreign financial institution (as specifically defined by the applicable rules) unless such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity holders of such institution, as well as certain account holders that are foreign entities with U.S. owners). This U.S. federal withholding tax of 30% will also apply to dividends, and the gross proceeds of a disposition of our Common Stock paid to a non-financial foreign entity unless such entity provides the withholding agent with either a certification that it does not have any substantial direct or indirect U.S. owners or provides information regarding direct and indirect U.S. owners of the entity. The 30% federal withholding tax described in this paragraph cannot be reduced under an income tax treaty with the United States or by providing an IRS Form W-8BEN or similar documentation. The withholding tax described above will not apply if the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from the rules and certifies as such on a Form W-8BEN-E (or any successor of such form). Under certain circumstances, a non-U.S. Holder might be eligible for refunds or credits of such taxes. Holders should consult with their own tax advisors regarding the possible implications of the withholding described herein.

The withholding provisions described above generally apply to proceeds from a sale or other disposition of Common Stock and to payments of dividends on our Common Stock.

THE PRECEDING DISCUSSION OF U.S. FEDERAL TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY. IT IS NOT TAX ADVICE. EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL, STATE, LOCAL, AND FOREIGN TAX CONSEQUENCES OF PURCHASING, HOLDING, AND DISPOSING OF OUR COMMON STOCK, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Lucosky Brookman LLP, 101 Wood Avenue South, 5th Floor, Woodbridge, New Jersey.

EXPERTS

Marcum LLP, an independent registered public accounting firm, has audited the financial statements of the Company since 2013 and for the years ended December 31, 2024 and December 31, 2023, as set forth in their report included herein. The report of Marcum LLP contains an explanatory paragraph about the ability of the Company to continue as a going concern.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act, with respect to the shares of common stock being offered by this prospectus. This prospectus, which constitutes part of the registration statement, does not contain all the information set forth in the registration statement or the exhibits and schedules filed therewith. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement.

Immediately upon the effectiveness of the registration statement of which this prospectus forms a part, we will become subject to the information and reporting requirements of the Exchange Act and, in accordance with this law, will file periodic reports, proxy statements, and other information with the SEC. We also maintain a website at https://lakewoodamedex.com/. Upon the effectiveness of the registration statement of which this prospectus forms a part, you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

INDEX TO FINANCIAL STATEMENTS

LAKEWOOD-AMEDEX INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of
Lakewood-Amedex Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Lakewood-Amedex Inc (the “Company”) as of December 31, 2024 and 2023, the related statements of operations, changes in stockholders’ equity and cash flows for each of the two years in the period ended December 31, 2024, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2024, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph — Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1, the Company has a significant working capital deficiency, has incurred significant losses and needs to raise additional funds to meet its obligations and sustain its operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

MARCUM LLP

We have served as the Company’s auditor from 2013 to June 2025.

Tampa, Florida
May 2, 2025, except for the effects of the reverse stock split described in Note 13, as to which the date is January 9, 2026.

LAKEWOOD-AMEDEX INC.
BALANCE SHEETS

	As of December 31,
	2024	2023
ASSETS
Current assets:
Cash and cash equivalents	$681,098	$2,529,756
Investments	—	3,860,711
Prepaid expenses and other current assets	92,883	90,089
Total current assets	773,981	6,480,556

Operating lease right-of-use asset	274,194	386,488
Property and equipment, net	13,859	18,313
Other assets	8,547	8,547
Total assets	$1,070,581	$6,893,904

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$166,467	$499,066
Accrued expenses and other current liabilities	221,641	1,119,607
Accrued interest – related party	—	138,020
Operating lease liability – current portion	112,520	106,022
Notes payable – related party	—	200,000
Total current liabilities	500,628	2,062,715

Operating lease liability, net of current portion	160,342	272,862
Total liabilities	660,970	2,335,577

Commitments

Stockholders’ equity:
Series A convertible preferred stock, voting, $0.0001 par value, 8,000,000 shares authorized, dividends do not accrue, anti-dilution protection, 6,590,045 shares issued and outstanding at December 31, 2024 and 2023, convertible into 1,113,224 shares of common stock, liquidation preference of $7.70 per share or $8,567,059.	659	659
Series B convertible preferred stock, voting, $0.0001 par value, 52,500,000 shares authorized, cumulative dividends at 8%, anti-dilution protection, 23,811,426 shares issued and outstanding, at December 31, 2024 and 2023, convertible into 4,022,206 shares of common stock, liquidation preference of $6.22 per share or $25,001,997.	2,381	2,381
Common stock, $0.0001 par value, 125,000,000 shares authorized; 6,991,355 and 6,867,477 issued; 6,943,494 and 6,833,693 outstanding at December 31, 2024 and 2023, respectively.	699	686
Additional paid-in capital	50,059,365	49,302,689
Accumulated deficit	(49,503,493)	(44,648,088)
Treasury stock, 47,861 and 33,784 shares, at cost, at December 31, 2024 and 2023, respectively	(150,000)	(100,000)
Total stockholders’ equity	409,611	4,558,327
Total liabilities and stockholders’ equity	$1,070,581	$6,893,904

LAKEWOOD-AMEDEX INC.
STATEMENTS OF OPERATIONS

	For the Years Ended December 31,
	2024	2023
Revenue	$—	$—

Operating expenses:
Research and development	2,103,366	5,528,948
General and administrative	1,917,154	3,096,208
Depreciation	6,300	11,563
Total operating expenses	4,026,820	8,636,719

Loss from operations	(4,026,820)	(8,636,719)

Other income (expense):
Interest income	142,596	360,122
Interest expense	(5,000)	(10,000)
Loss on fraud incident	(1,042,459)	—
Realized loss on investment	(722)	—
Other income	77,000	4,637
Total other income (expense), net	(828,585)	354,759

Net loss	$(4,855,405)	$(8,281,960)

Basic and diluted net loss per common share	$(0.70)	$(1.22)

Weighted average number of common shares outstanding, basic and diluted	6,909,063	6,810,745

LAKEWOOD-AMEDEX INC.
STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

	Series A Preferred Stock		Series B Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Treasury Stock		Total Stockholders’ Equity
	Shares	Amount	Shares	Amount	Shares	Amount			Shares	Amount
Balance at January 1, 2023	6,590,045	$659	23,811,426	$2,381	6,730,168	$673	$48,550,463	$(36,366,128)	(33,784)	$(100,000)	$12,088,048
Stock issued to directors					137,309	13	143,987				144,000
Stock-based compensation – employee stock options							283,239				283,239
Stock-based compensation – warrants							325,000				325,000
Net loss								(8,281,960)			(8,281,960)
Balance at December 31, 2023	6,590,045	$659	23,811,426	$2,381	6,867,477	$686	$49,302,689	$(44,648,088)	(33,784)	$(100,000)	$4,558,327

Stock issued to directors					67,571	7	143,993				144,000
Stock-based compensation – employee stock options							269,669				269,669
Conversion of notes payable – related party for common stock					56,307	6	199,994				200,000
Forgiveness of accrued interest on notes payable – related party							143,020				143,020
Repurchase of common stock									(14,077)	(50,000)	(50,000)
Net loss								(4,855,405)			(4,855,405)
Balance at December 31, 2024	6,590,045	$659	23,811,426	$2,381	6,991,355	$699	$50,059,365	$(49,503,493)	(47,861)	$(150,000)	$409,611

LAKEWOOD-AMEDEX INC.
STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,
	2024	2023
Cash flows from operating activities:
Net loss	$(4,855,405)	$(8,281,960)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	6,300	11,563
Realized loss on sale of investment	722	—
Stock-based compensation	269,669	608,239
Amortization of right-of-use asset	112,294	109,422
Amortization of purchase discounts on investments	(66,521)	(76,524)
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(2,794)	5,667
Other assets	—	(400)
Accounts payable	(332,599)	54,371
Accrued expenses and other current liabilities	(753,966)	844,302
Accrued interest – related party	5,000	9,007
Operating lease liability	(106,022)	(99,801)
Net cash used in operating activities	(5,723,322)	(6,816,114)

Cash flows from investing activities:
Purchases of investments	(4,333,688)	(11,129,187)
Proceeds from sale of investment	585,198	—
Proceeds from maturities of investments	7,675,000	7,345,000
Purchase of property and equipment	(1,846)	—
Net cash provided by (used in) investing activities	3,924,664	(3,784,187)

Cash flows from financing activities:
Repurchase of stock	(50,000)	—
Net cash used in financing activities	(50,000)	—

Net decrease in cash and cash equivalents	(1,848,658)	(10,600,301)
Cash and cash equivalents – beginning of the year	2,529,756	13,130,057
Cash and cash equivalents – end of the year	$681,098	$2,529,756

Supplemental disclosure of cash flow information:
Cash paid during the year for:
Interest	$—	$993

Non-cash investing and financing activities:
Conversion of notes payable – related party for common stock	$200,000	$—

Forgiveness of accrued interest on notes payable – related party	$143,020	$—

Common stock issued to board members for settlement of accrued board fees	$144,000	$144,000

NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2024 AND 2023

NOTE 1 — BUSINESS, LIQUIDITY AND CAPITAL RESOURCES

Overview

Lakewood-Amedex Inc., a Delaware corporation (“Lakewood-Amedex” or the “Company”), headquartered in University Park, Florida, was formed on July 11, 2006 under the name Nu Pharmas, Inc. (“Nu Pharmas”).

On January 26, 2007, Nu Pharmas acquired substantially all the assets of Renaissance Nutraceuticals, Inc., a Delaware corporation. On April 9, 2007, Nu Pharmas changed its name to Amedex Therapeutics, Inc. (“Amedex Therapeutics”). On November 11, 2007, Amedex Therapeutics acquired substantially all the assets of Lakewood Pharmaceuticals, Inc., a Delaware corporation. On February 1, 2008, Amedex Therapeutics changed its name to Lakewood-Amedex Inc.

Lakewood-Amedex is focused on leveraging unique, pioneering science to address unmet needs in the treatment of serious infectious diseases, improving patient outcomes, and significantly reducing the threat posed by antibiotic-resistant bacterial strains like MRSA, NDM-l, and many others. The Company’s product candidates consist of antimicrobials that are targeted at acute and chronic infectious diseases, and which are delivered locally to the site of infection. As of February 2025, the Company has 67 patents and 40 pending patent applications covering its products and technologies for application in major pharmaceutical markets. The Company has successfully completed its first human clinical trial for its lead product, the broad-spectrum Bisphosphocin® (anti-bacterial) Nu-3 for the topical treatment of chronically infected diabetic foot ulcers. The Company plans to conduct an additional dose comparative phase 2 study, which is expected to identify the dose for phase 3 and later commercialization, as well as the most appropriate administration regimen for Nu-3 gel formulation in mildly infected diabetic foot ulcers. Furthermore, early-stage pipeline compounds will be further characterized to identify the best compound/clinical indication match for further non-clinical and clinical evaluation.

Liquidity, Capital Resources and Goding Concern Considerations

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. Accordingly, the financial statements do not include any adjustments relating to the recoverability of assets and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. However, there is uncertainty about the Company’s ability to successfully raise cash through financing activities, and the Company’s management does not believe that cash on hand will be adequate to fund its limited overhead and other cash requirements over the next 12 months. These reasons raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are issued.

In order to continue as a going concern, the Company will need, among other things, additional capital resources. Management’s plan is to obtain such resources for the Company by seeking third-party equity and/or debt financing and obtaining capital from the Board and/or significant shareholders sufficient to meet its minimal operating expenses. In February 2025, the Company began offering short-term 10% convertible notes, which automatically convert to common stock on a direct listing on Nasdaq or one or more public or private equity financings raising aggregate gross proceeds of at least $15,000,000, for up to $2,000,000 of bridge funding to a direct listing on Nasdaq. As of the date of these financial statements, the Company has issued convertible promissory notes for $250,000 with a maturity date of December 31, 2025. The Company has also entered into an agreement with a placement agent and broker dealer to provide consulting services, capital markets advisory services, broker dealer services, and service as a placement agent. The placement agent will assist the Company in preparing for a direct listing on Nasdaq and raising $7,500,000 from an offering of Convertible Preferred Stock prior to the date of listing. Management cannot provide any assurances that the Company will be successful in accomplishing any of its plans.

NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2024 AND 2023

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accompanying financial statements have been prepared in accordance with “U.S. GAAP.”

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the financial statements, and that affect the amount of expenses reported for each period.

Actual results could differ from those which result from using such estimates. Management also utilizes various other estimates, including but not limited to depreciation, income tax expense, the valuation of deferred tax assets, determining the fair value of the Company’s Common Stock, and the valuation of securities underlying stock-based compensation. The results of any changes in accounting estimates are reflected in the financial statements of the period in which the changes become evident. Estimates and assumptions are reviewed periodically, and the effects of revisions are reflected in the period that they are determined to be necessary.

Net Loss per Common Share

Basic net loss per common share is computed by dividing net loss by the weighted average number of Common Shares outstanding during the period. Diluted net loss per common share is computed by dividing net loss by the weighted average number of Common Shares outstanding, plus the impact of Common Shares, if dilutive, resulting from the exercise of outstanding stock options, warrants, and convertible preferred stock.

The following securities are excluded from the calculation of weighted average dilutive Common Shares because their inclusion would have been anti-dilutive:

	December 31,
	2024	2023
Series A convertible preferred shares	6,590,045	6,590,045
Series B convertible preferred shares	23,811,426	23,811,426
Common stock warrants	334,467	334,467
Stock options	709,594	527,877
Total potentially dilutive shares	31,445,532	31,263,815

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents and investments on deposit with financial institutions. The Company maintains its cash and cash equivalents in bank deposit accounts, which may exceed federally insured limits. Accounts are guaranteed by the Federal Deposit Insurance Corporation (“FDIC”) up to certain limits. As of December 31, 2024, the Company did not have cash and cash equivalents in excess of FDIC-insured limits. Additionally, the Company has a concentration of credit risk for cash by maintaining deposits in banks located within the same geographic region. However, the Company has not experienced any loss as a result of these deposits.

NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2024 AND 2023

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Fair Value Hierarchy

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The established fair value hierarchy requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. Accounting standards describe three levels of inputs that may be used to measure fair value:

•        Level 1 — Observable inputs such as quoted prices (unadjusted) in active markets for identical assets or liabilities;

•        Level 2 — Inputs other than quoted prices that are observable for the asset or liability, either directly or indirectly. These include quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities that are not active; and model-driven valuations whose inputs are observable or whose significant value drivers are observable. Valuations may be obtained from, or corroborated by, third-party pricing services;

•        Level 3 — Unobservable inputs to measure fair value of assets and liabilities for which there is little, if any market activity at the measurement date, using reasonable inputs and assumptions based upon the best information at the time, to the extent that inputs are available without undue cost and effort.

The Company uses appropriate valuation techniques based on the available best inputs to measure the fair value of its investments. When available, the Company measures fair value using Level 1 inputs because they generally provide the most reliable evidence of fair value. Level 3 inputs are used only when Level 1 or Level 2 inputs are not available.

Valuations are obtained from a third-party custodian and determined using closing prices on nationally recognized stock exchanges.

The methodology described above may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Furthermore, while the Company believes its valuation methodology is appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.

There were no significant transfers between Level 1 and Level 2 or into or out of Level 3 during the year ended December 31, 2024.

Revenue Recognition

The Company recognizes revenue in accordance with ASC 606, “Revenue From Contracts with Customers” (“ASC 606”), which requires that five steps be completed to determine when revenue can be recognized: (i) identify the contract with the customer; (ii) identity the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price; and (v) recognize revenue when or as the entity satisfies a performance obligation. The Company records revenue under ASC 606 as services are performed for the customer. The Company did not realize any revenue during the years ended December 31, 2024 and 2023.

Cash and Cash Equivalents

Cash represents cash deposits held at financial institutions. Cash equivalents include short-term highly liquid investments of sufficient credit quality that are readily convertible to known amounts of cash and have original maturities of three months or less. Cash equivalents are carried at cost, plus accrued interest, which approximates fair value. Cash equivalents are held for the purpose of meeting short-term liquidity requirements, rather than for investment purposes. Cash and cash equivalents are held at major financial institutions or the United States Treasury.

NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2024 AND 2023

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Investments

Investments represent time deposits and other debt securities that have original maturities of greater than three months but less than one year for which management has the positive intent and ability to hold to maturity. Accordingly, these investments are classified as held-to-maturity.

Purchase premiums and discounts are recognized in interest income using the level yield method over the terms of the securities.

On January 1, 2023, the Company adopted “ASU 2016-13, Financial Instruments — Credit Losses (Topic 326)”, as amended, which replaces the incurred loss methodology with an expected loss methodology that is referred to as CECL methodology. The measurement of expected credit losses under the CECL methodology is applicable to financial assets measured at amortized cost, including time deposits and other debt securities. The Company measures expected credit losses on investments on a collective basis by security type and risk rating where available. Any expected credit losses on investments would be presented as an allowance for credit loss. For the years ended December 31, 2024 and 2023 there were no credit losses incurred.

Property and Equipment

All additions of property and equipment, including improvements to existing facilities, are recorded at cost. Property and equipment acquired in connection with a business combination are recorded at fair value. Maintenance and repairs are charged to expense as incurred. Depreciation on property and equipment is principally recorded using the straight-line method over the estimated useful lives of the assets. The estimated useful lives typically are (i) 3 to 7 years on office equipment and (ii) 3 to 5 years for scientific equipment. Upon the disposal of property, the asset and related accumulated depreciation accounts are relieved of the amounts recorded therein for such items, and any resulting gain or loss is recorded in operating expenses in the year of disposition.

Long-Lived Assets

The Company evaluates long-lived assets whenever events or changes in circumstances indicate that the carrying amount may not be recoverable or the useful life has changed. Such indicators include significant technological changes, adverse changes in market conditions, and/or poor operating results. The carrying value of a long-lived asset group is considered impaired when the projected undiscounted future cash flows are less than the group’s carrying amount, and the amount of impairment loss recognized is the difference between the estimated fair value and the carrying amount of the asset or asset group. Fair value is determined primarily using the projected future cash flows discounted at a rate commensurate with the risk involved. Management determined that no impairment exists for the years ended December 31, 2024 and 2023.

Leases

The Company determines the initial classification and measurement of its right-of-use assets and lease liabilities at the lease commencement date and thereafter if modified. The lease term includes any renewal options and termination options that the Company is reasonably assured to exercise. The present value of lease payments is determined by using the interest rate implicit in the lease, if that rate is readily determinable; otherwise, the Company uses its incremental borrowing rate. The incremental borrowing rate is determined by using the rate of interest that the Company would pay to borrow on a collateralized basis an amount equal to the lease payments for a similar term and in a similar economic environment.

Fixed lease expense for operating leases is recognized on a straight-line basis, unless the right-of-use assets have been impaired, over the reasonably assured lease term based on the total lease payments, and is included in operating expenses in the Statements of Operations.

NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2024 AND 2023

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Variable lease payments that are not based on an index or that result from changes to an index subsequent to the initial measurement of the corresponding lease liability are not included in the measurement of lease ROU assets or liabilities and instead are recognized in earnings in the period in which the obligation for those payments is incurred.

Stock-Based Compensation

The Company accounts for employee stock-based compensation and nonemployee share-based payments in accordance with ASC 718, “Compensation — Stock Compensation” (“ASC 718”). ASC 718 establishes accounting for stock-based awards exchanged for employee and non-employee services. Under the provisions of ASC 718, stock-based compensation cost is measured at the grant date, based on the fair value of the award, and is recognized as expense over the employee’s requisite service period (generally the vesting period of the equity grant). The fair value of the Company’s stock options is estimated using the Black Scholes option-pricing model with the following assumptions: fair value of the Company’s Common Stock, expected volatility, dividend rate, risk free interest rate, and the expected life. The Company calculates the expected volatility using the historical volatility for a pool of peer companies over the most recent period equal to the expected term and evaluates the extent to which available information indicates that future volatility may differ from historical volatility. The expected dividend rate is zero as the Company does not expect to pay or declare any cash dividends on its Common Stock. The risk-free rates for the expected terms of the stock options are based on the U.S. Treasury yield curve in effect at the time of the grant. The Company has not experienced significant exercise activity on stock options. Due to the lack of historical information, the Company determined the expected term of its stock option awards issued using the simplified method. The simplified method assumes each vesting tranche of the award has a term equal to the midpoint between when the award vests and when the award expires. The Company expenses stock-based compensation by using the straight-line method.

Income Taxes

Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis, operating loss, and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The measurement of net deferred tax assets is reduced by the amount of any tax benefit that, based on available evidence, is not expected to be realized, and a corresponding valuation allowance is established. The determination of the required valuation allowance against net deferred tax assets is made without taking into account the deferred tax liabilities created from the book and tax differences on any indefinite-lived assets.

Tax benefits are recognized only for tax positions that are more likely than not to be sustained upon examination by tax authorities. The amount recognized is measured as the largest amount of benefit that is greater than 50% likely to be realized upon settlement. A liability for “unrecognized tax benefits” is recorded for any tax benefits claimed in the Company’s tax returns that do not meet these recognition and measurement standards. As of December 31, 2024 and 2023, no liability for unrecognized tax benefits was required to be reported. The guidance also discusses the classification of related interest and penalties on income taxes. The Company’s policy is to record interest and penalties on uncertain tax positions as a component of income tax expense. No interest or penalties were recorded during the years ended December 31, 2024 and 2023.

Research and Development Costs

Research and development costs are expensed as incurred. Research and development reimbursements are recorded by the Company as a reduction of research and development costs. For the years ended December 31, 2024 and 2023, the Company incurred $2,103,366 and $5,528,948 in research and development costs, respectively.

NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2024 AND 2023

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Segments

Operating segments are defined as components of an entity for which separate financial information is available, and that is regularly reviewed by the chief operating decision maker (“CODM”), in deciding how to allocate resources to an individual segment and in assessing performance. Our CODM is our chief executive officer. The Company has concluded that, based on the objectives of the business, how the CODM reviews and manages the business and allocates resources that it has a single reporting segment for purposes of reporting financial condition and results of operations.

Recent Accounting Pronouncements

In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures. ASU 2023-07 will improve reportable segment disclosure requirements, primarily through enhanced disclosures about significant segment expenses. ASU 2023-07 will also enhance interim disclosure requirements, clarify circumstances in which an entity can disclose multiple segment measures of profit or loss, provide new segment disclosure requirements for entities with a single reportable segment, and contain other disclosure requirements. The enhanced segment disclosure requirements apply retrospectively to all prior periods presented in the financial statements. The guidance is effective in the annual periods beginning after December 15, 2023 and the Company has adopted the standard effective January 1, 2023. See Note 12 — “Segments.”

In December 2023, the FASB issued “ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures,” which requires entities to disclose specific categories in an effective tax rate reconciliation, additional information for reconciling items that meet a quantitative threshold, and certain information about income taxes paid. The amendments in this ASU are required to be adopted for fiscal years beginning after December 15, 2024. Early adoption is permitted. The amendments can be applied on either a prospective or retrospective basis. We are currently evaluating the impact of adoption on our disclosures.

In November 2024, the FASB issued Accounting Standards Update No. 2024-04, “Debt — Debt with Conversion and Other Options (Subtopic 470-20)” (“ASU 2024-04”). ASU 2024-04 clarifies the requirements for determining whether certain settlements of convertible debt instruments should be accounted for as an induced conversion. ASU 2024-04 is effective for annual periods beginning after December 15, 2025, with early adoption permitted for all entities that have adopted the amendments in Accounting Standards Update No. 2020-06. The Company is currently in the process of evaluating the effects of ASU 2024-04 on its Consolidated Financial Statements.

All other newly issued but not yet effective accounting pronouncements have been deemed to be not applicable or immaterial to the Company.

NOTE 3 — INVESTMENTS

At December 31, 2023, the Company held certificates of deposit and US Treasury bills totaling $3,860,711. These investments were accounted for as held-to-maturity and were valued at amortized cost. At December 31, 2024, the Company held no investments.

	As of December 31,
	2024	2023
Certificates of Deposit	$—	$1,250,016
US Treasury Bills	—	2,610,695
Total Investments	$—	$3,860,711

The Company recognized income from purchase discounts on investments totaling $66,521 and $76,524 for the years ended December 31, 2023 and 2024, respectively, and is included in interest income on the accompanying statements of operations. For the year ended December 31, 2024, the Company realized a loss on an investment sold of $722 and is included in other income (expense) on the accompanying statements of operations. For the year ended December 31, 2023, there were no investments sold or realized losses on investments.

NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2024 AND 2023

NOTE 4 — PROPERTY AND EQUIPMENT

Property and equipment consisted of the following:

	As of December 31,
	2024	2023
Scientific equipment	$5,537	$5,537
Office equipment	49,835	49,835
Computer equipment	22,032	20,186
	77,404	75,558
Accumulated depreciation	(63,545)	(57,245)
Property and equipment, net	$13,859	$18,313

Depreciation expense for the years ended December 31, 2024 and 2023 was $6,300 and $11,563, respectively and is included in operating expenses in the accompanying statements of operations.

NOTE 5 — RELATED PARTY — NOTES PAYABLE

Related Party Holdings

Lindesfarne LLC, the Company’s second largest stockholder, is 80% owned by two trusts established for the benefit of the children of the Company’s founder, the late Dr. Roderic Dale. His window, Ms. Gay Walker, is the trustee of both trusts and is the late Dr. Roderic Dale’s widow. The other 20% of Lindesfarne LLC is owned by Mr. Steve Parkinson, who also serves as the LLC’s managing partner.

As of December 31, 2023, the Company owed notes payable to Lindesfarne, LLC totaling $200,000, plus accrued interest totaling $138,020, which matured in October 2022. On June 28, 2024, the notes payable to Lindesfarne, LLC were converted to 56,307 shares of Common Stock, and the accrued interest associated with the notes was forgiven, resulting in a capital contribution of $143,020. Interest expense related to these notes payable for the years ended December 31, 2024 and 2023 was $5,000 and $10,000, respectively, and is included in interest expense on the accompanying statements of operations. The Company made no interest repayments on the notes payable to Lindesfarne, LLC during the year ended December 31, 2024, and payments totaling $993 during the year ended December 31, 2023.

NOTE 6 — COMMITMENTS

Lease Agreement

On November 3, 2021, the Company signed a lease for new office space, which commenced on April 15, 2022, at University Park, Florida. The lease has an initial term of five years and an option to extend for an additional five years, with an annual base rent at inception of $93,852, annual common area maintenance charges of $15,444, proportionate share of real estate taxes estimated at $6,890 annually, plus sales tax of $7,552. The base rent and common area maintenance charges increase by three percent (3%) each of the following four years. The Company’s proportionate share of real estate taxes and sales taxes is accounted for as variable lease payments and amounted to $12,000 and $14,797 for the years ended December 31, 2024 and 2023, respectively.

Rent expense for the years ended December 31, 2024 and 2023, was $135,657 and $136,952, respectively, and is included in general and administrative expense in the accompanying statements of operations.

At December 31, 2024, the lease term and discount rate were 2.3 years and 2.79%, respectively.

NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2024 AND 2023

NOTE 6 — COMMITMENTS (cont.)

Maturity of operating lease liability at December 31, 2024 is as follows:

Year Ending December 31,
2025	118,435
2026	121,988
2027	41,179
Total lease payments	281,602
Less: Interest	(8,740)
Present value of lease liability	$272,862

Employment Agreements

Effective January 1, 2018, an executive entered into a new employment agreement with the Company, which was replaced on September 1, 2019 with another agreement with similar terms. The employment agreement continues indefinitely, unless terminated upon 180 days’ written notice. The employment agreement provided for an annual base salary of $280,000 until the Financing Date (which became January 2021) and $310,000 thereafter, subject to upward adjustment from time to time at the discretion of the Compensation Committee. In addition, the executive was eligible to receive an annual discretionary bonus of up to 50%, determined in accordance with an annual bonus program established by the Board, and is also entitled to participate in the Company’s stock option plan and participate in other programs and arrangements at a level commensurate with the executive’s position. Upon the termination by the Company (i) the executive will receive (a) his base salary and health care, retirement and all other benefits, as may be applicable, through the end of employment, (b) a lump sum payment representing the annual base salary in effect at time of termination, (c) a bonus equal to the previous year’s bonus or, if none, an amount equal to 50% of base salary, and (ii) all of the executive’s unvested stock options shall vest immediately upon termination and may be exercised any time during the remaining term of such stock option. If the executive voluntarily terminates his employment, other than as a result of a material breach, then he shall not be entitled to any of the severance described above. On the Financing Date (which became January 2021), the executive was awarded a special bonus of $1,000,000 payable in three installments. The first payment was made in April 2021, but the remainder will not be paid per the termination agreement. In compliance with this employment agreement, the executive was given 180 days’ written notice of termination on October 7, 2022 with employment terminating on April 5, 2023 with severance as stated in his employment agreement. Severance was $600,000 and paid in three installments, of which two $150,000 payments were paid during 2023, and the final payment of $300,000 was paid in January 2024.

The Company has entered into additional employment agreements which continue indefinitely, unless terminated upon 30 to 90 days’ written notice. The agreements include an annual discretionary bonus determined in accordance with an annual bonus program established by the Board and entitle the employees to participate in the Company’s stock option plan, and other programs and arrangements at a level commensurate with the position.

Product License and Clinical Services Agreements

In May 2021, the Company entered into an agreement for development and stability assessment, along with the provision of clinical trial materials. Under the agreement, fees for these services are invoiced based on milestones achieved as detailed in the statement of work. The total fees for this agreement are $376,585 plus pass-through costs of $59,294. Fees incurred were $0 and $22,750 in 2024 and 2023, respectively, with pass-through costs of $0 and $9,201, respectively. The Company has incurred all expenses related to this agreement.

In May 2021, the Company entered into an agreement for lab development, analytical method implementation and improvement, and cGMP Synthesis. Under the agreement, the fees for this agreement will be billed 30% on initiation and the balance upon completion. Total fees for this agreement are $346,300. Fees incurred were $0 and $150,000 in 2024 and 2023, respectively. The Company has incurred all fees related to this agreement.

NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2024 AND 2023

NOTE 6 — COMMITMENTS (cont.)

In May 2022, the Company entered into an agreement for preclinical services. Under the agreement, fees for such preclinical services are invoiced based on the initiation of activities as detailed in the invoicing schedule. The total fees for this agreement are approximately $493,530. Fees incurred were $0 and $261,746 in 2024 and 2023, respectively. The Company has incurred all fees related to this agreement.

In July 2022, the Company entered into an agreement for route scouting, process development, analytical development, and a lab demo batch. Under the agreement, the fees will be billed 40% on initiation and the balance upon completion. Total fees for this agreement are $358,000. Fees incurred were $0 and $358,000 in 2024 and 2023, respectively.

In August 2022, the Company entered into an agreement for route scouting, process development, analytical development, and a lab demo batch. Under the agreement, the fees will be billed 40% on initiation and the balance upon completion. Total fees for this agreement are $537,000. Fees incurred were $0 and $322,200 in 2024 and 2023, respectively. All fees related to this agreement have been incurred.

In September 2022, the Company entered into two agreements for the synthesis of pipeline compounds. Under these agreements, the fees will be billed monthly as work progresses. Fees incurred were $0 and $30,000 in 2024 and 2023, respectively, as well as pass-through expenses of $0 and $1,306 in 2024 and 2023, respectively. The Company has incurred all fees and pass-through expenses related to these agreements.

In October 2022, the Company entered into an agreement for development and stability assessment, along with the manufacture of cGMP clinical trial materials. Fees for these services are invoiced based on signing and initiation of phases, and completion. The total fees for this agreement are $241,500 plus pass-through costs estimated at 10% of overall project costs. The Company has incurred $119,557 and $47,623 of fees in 2024 and 2023, respectively, as well as pass-through expenses of $4,848 and $27,655 in 2024 and 2023, respectively. In 2025, the Company incurred additional expenses of $800 and $0 in pass through expenses related to this agreement. As of the date of these financial statements, the Company has incurred all fees and pass-through expenses related to this agreement.

In November 2022, the Company entered into an agreement for the development of analytical methods and formulation for sterile solutions of a compound. The agreement was amended in April 2023 with total fees estimated at $154,421 plus pass-through expenses estimated at $10,810. Fees of $0 and $28,909 were incurred in 2024 and 2023, respectively, with pass-through expenses of $0 and $944 incurred in 2024 and 2023, respectively. All fees related to this agreement have been incurred.

In December 2022, the Company entered into an agreement to manufacture products under cGMP quality conditions and a 5-year stability study. Under the agreement, the fees for this agreement will be billed 30% on initiation and the balance upon completion. The stability study is to be billed 70% at the beginning of the study and the balance upon completion. Total fees for this agreement are $239,750 plus pass-through costs. Fees of $0 and $180,925 were incurred in 2024 and 2023, respectively, with pass-through costs of $0 and $130,000 incurred in 2024 and 2023, respectively. All fees related to this agreement have been incurred.

In January 2023, the Company entered into an agreement for process and analytical development to prepare a pilot batch and a 5-year stability study. Fees were to be billed 40% on initiation and the balance upon completion. The stability study will be billed 50% at the beginning of the study and the balance during the study. The total fees for this agreement are $686,555. The Company has incurred fees of $250,324 in 2023, prior to its termination in November 2023. All fees related to this agreement have been incurred.

In March 2023, the Company entered into an agreement for clinical trial services. Under the agreement, the total fees for such clinical trial services are estimated at $316,326, invoiced at 70% upon signature and the balance upon completion, plus pass-through costs. This agreement may be terminated at any time by the Company by giving 30 days’ written notice. The Company has incurred $0 and $321,576 of fees in 2024 and 2023, respectively, as well as pass-through expenses of $375 and $76,260 in 2024 and 2023, respectively.

In July 2023, the Company entered into an agreement for process development and lab demonstration batches. Fees will be billed 40% on initiation and the balance upon completion. The total fees for this agreement are $441,500. In 2023, the Company incurred all fees related to this agreement.

NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2024 AND 2023

NOTE 7 — STOCKHOLDERS’ EQUITY

Authorized Stock

The holders of the Company’s Common Stock are entitled to one vote per share. The holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board out of legally available funds. However, the current policy of the Board is to retain earnings, if any, for the operation and expansion of the business. Upon liquidation, dissolution, or winding-up of the Company, the holders of Common Stock are entitled to share ratably in all assets of the Company that are legally available for distribution, after payment of or provision for all liabilities and the liquidation preference of any outstanding Series A and Series B convertible preferred stock. The holders of Common Stock have no preemptive, subscription, redemption, or conversion rights.

Common Stock

In previous years, certain stock-based compensation arrangements were based on management’s best estimates at the time. Based on a subsequently prepared valuation (see Note 7 — Fair Value of Common Stock, Accounting Analysis), the proper fair value of the common stock issued was determined, and it was discovered that the shares of common stock issued between 2019 and 2022 to board members were not sufficient for the value of the services received. In order to fully correct for the shortfall of common stock issued for services received in these affected years, based on the value of common stock per the valuations prepared, on March 2, 2023, the Board approved the issuance of 69,738 shares of common stock to the board members who were still board members as of such date. As the issuance of these shares of common stock represented fulfilling obligations related to prior services for which the expense was properly recognized, there was no stock-based compensation related to their issuance.

During the year ended December 31, 2023, the Company granted 67,571 shares of Common Stock to certain board members in exchange for their services as directors of the Company, in accordance with the existing compensation plan of the Board. The fair value of the common stock was $2.13 per share, which was determined using valuations (see Note 7 — Fair Value of Common Stock, Accounting Analysis). The Company recognized $144,000 of stock-based compensation related to the issuance of these shares of Common Stock to the board members.

During the year ended December 31, 2024, the Company granted 67,571 shares of Common Stock to certain board members in exchange for their services as directors of the Company, in accordance with the existing compensation plan of the Board. The fair value of the common stock was $2.13 per share, which was determined using valuations (see Note 7 — Fair Value of Common Stock, Accounting Analysis). The Company recognized $144,000 of stock-based compensation related to the issuance of these shares of Common Stock to the board members.

Preferred Stock

The Company is authorized to issue a total of 60,500,000 shares of preferred stock, of which 8,000,000 shares have been designated as Series A convertible preferred stock (“Series A Convertible Preferred”), and 52,500,000 shares have been designated as Series B convertible preferred stock (“Series B Convertible Preferred”).

Series A Convertible Preferred are convertible to Common shares on a 1:5.92 ratio and are mandatorily converted upon an initial public offering or listing on a recognized stock exchange.

Series B Convertible Preferred accrue dividends at the rate per annum of 8% (of the Original Issue Price on a non-compounding basis) (the “Series B Accruing Dividends”). The Series B Accruing Dividends shall accrue from day to day, whether or not declared, and shall be cumulative. The Series B Convertible Preferred also participate, on an as converted basis, in any other dividend paid to the Series A Convertible Preferred or Common Stock stockholders (no dividends have yet been paid to any stockholders).

All outstanding Series B Convertible Preferred shall be automatically converted into Common Shares at the then-applicable conversion ratios (i) immediately prior to the closing of an underwritten public offering of Common Shares for aggregate gross proceeds of not less than $20,000,000 and a pre-money valuation that values the Series B Convertible Preferred not below their accumulated liquidation preference, or (ii) upon the approval of the holders of a majority of the outstanding

NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2024 AND 2023

NOTE 7 — STOCKHOLDERS’ EQUITY (cont.)

Series B Convertible Preferred (the “Series B Majority”). Upon any conversion of the Series B Convertible Preferred into the Company’s Common Stock, the Dividends will also be paid in the Company’s Common Stock. The conversion ratio for the Series B Convertible Preferred shall be adjusted on a broad-based weighted-average basis in the event of an issuance of Common Stock below the Original Issue Price, subject to certain customary exceptions.

Total accumulated dividends for Series B Convertible Preferred as of December 31, 2024 are $7,974,179 and have not been declared by the Board.

Treasury Stock

In 2024, the Company purchased 14,077 shares of its common stock from a founder and current stockholder of the Company for $50,000.

Fair Value of Common Stock — Accounting Analysis

For the years 2023 and 2022, the Company obtained valuations of the fair value of the Common Stock as of each year-end. The value at December 31, 2023, was used for all share-based transactions between July 1, 2023 and June 30, 2024. The value at December 31, 2022 was used for all share-based transactions between January 1, 2023 and June 30, 2023. There were no share-based transactions between July 1, 2024 and December 31, 2024. The valuations included the application of generally accepted valuation procedures based upon economic and market factors and were prepared on the basis of public information, the Company’s financial information and transactions, and other material information available. As a starting point, the “back-solved” method under the market approach was utilized. Utilizing the Series B Preferred Stock liquidation price of $6.22 per share, the implied total equity of Lakewood-Amedex was “back-solved” based on the rights and preferences of the various classes of equity. After determining the total value of equity for the Company, this value of equity was allocated across the various classes of equity within a breakpoint analysis in determining the fair value of the Company’s common equity as of December 31, 2023 and 2022. The equity values were determined at which the various equity classes begin or stop participating in the next incremental increase in equity value (commonly referred to as a “breakpoint”). Different breakpoints were developed in order to separately assess the rights and preferences of each equity class. Next, in order to capture the differing values for each class of equity, an option method was considered, and the Black-Scholes-Merton option model was utilized. The assumptions included as part of the Black-Scholes-Merton option model that were utilized included: 1) underlying security/asset values — were $59,558,000 and $56,580,000 for options granted during the years ended December 31, 2023 and 2022, respectively, 2) the strike/exercise price — various prices were determined based upon each breakpoint, 3) the security’s estimated volatility of 90% and 90% at December 31, 2023 and 2022, respectively, 4) the option term of 3.0 and 3.0 years for December 31, 2023 and 2022, respectively, and 5) an appropriate discount rate of 0.85% and 0.85% at December 31, 2023 and 2022, respectively. Next, after the breakpoint analysis and option method were employed and applied, the values of the various classes were determined prior to further adjustments. After applying adjustments related to applicable discounts, including a discount for lack of marketability of 40% and 40%, the fair values of $2.13 and $2.13 per share were determined to be appropriate for the common equity at December 31, 2023 and 2022, respectively.

NOTE 8 — STOCK-BASED COMPENSATION

Stock Options

During 2022, in accordance with the terms of their employment agreements, the Company granted certain key employees stock options to purchase a total of 92,906 shares of the Company’s Common Stock at an exercise price of $5.92 per share (modified in March 2023 to an exercise price of $2.13 per share as noted below). The options provided for vesting over four years in four equal tranches beginning on the anniversary date of the original issuance. The options have exercise terms of ten years. The options had a total grant date fair value of $155,445, utilizing the Black-Scholes option pricing model.

NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2024 AND 2023

NOTE 8 — STOCK-BASED COMPENSATION (cont.)

During 2023, in accordance with the terms of their employment agreements, the Company granted certain key employees stock options to purchase a total of 250,847 shares of the Company’s Common Stock at an exercise price of $2.13 per share. The options provided for vesting over four years in four equal tranches beginning on the anniversary date of the original issuance, with the exception of one option for 67,568 shares, which vested 37,162 shares on March 2, 2023 and 30,406 shares on January 1, 2024. The options have exercise terms of ten years. The options had a total grant date fair value of $465,918, utilizing the Black-Scholes option pricing model.

During 2024, in accordance with the terms of their employment agreements, the Company granted certain key employees stock options to purchase a total of 187,840 shares of the Company’s Common Stock at an exercise price of $2.13 per share. The options provided for vesting over four years in four equal tranches beginning on the anniversary date of the original issuance, with the exception of two options for 118,582 shares, which vested over 3.4 years. The options have exercise terms of ten years. The options had a total grant date fair value of $355,191, utilizing the Black-Scholes option pricing model.

The Company determined the fair value of stock options granted/modified based upon the following assumptions.

	For the Years Ended December 31,
	2024	2023
Stock price	$2.13	$2.13
Exercise price	$2.13	$2.13
Dividend yield	0%	0%
Expected volatility	112.3% – 122.4%	114.1 – 123.1%
Risk-Free interest rate	4.29%	3.70% – 4.32%
Expected life (in years)	6.11 – 6.25	5.05 – 9.77

The following is a summary of stock option activities for the years ended December 31, 2024 and 2023:

	Number of Options	Weighted Average Exercise Price	Weighted Average Grant Date Fair Value	Weighted Average Remaining Life In Years	Intrinsic Value
Outstanding, January 1, 2023	447,006	$5.47	$1.48	4.99	$—
Granted	250,847	2.13	1.86	10.00
Exercised	—
Forfeited	(169,976)	4.74	0.98
Outstanding, December 31, 2023	527,877	2.49	1.90	7.96	$—
Granted	187,840	2.13	1.89	10.00
Exercised	—
Forfeited	(6,123)	2.13	1.88	8.83
Outstanding, December 31, 2024	709,594	$2.40	$1.90	7.53	$—
Exercisable, December 31, 2023	213,685	$2.91	$1.98	6.58	$—
Exercisable, December 31, 2024	359,254	$2.63	$1.93	6.60	$—

NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2024 AND 2023

NOTE 8 — STOCK-BASED COMPENSATION (cont.)

The following table presents information related to stock options outstanding and exercisable at December 31, 2024:

Options Outstanding		Options Exercisable
Exercise Price	Outstanding Number of Options	Weighted Average Remaining Life In Years	Exercisable Number of Options
$2.13	517,024	8.27	185,265
2.78	74,326	6.33	55,745
2.90	101,352	4.44	101,352
5.92	16,892	2.09	16,892
	709,594	6.60	359,254

The following table presents information related to stock options outstanding and exercisable at December 31, 2023:

Options Outstanding		Options Exercisable
Exercise Price	Outstanding Number of Options	Weighted Average Remaining Life In Years	Exercisable Number of Options
$2.13	335,307	9.07	58,278
2.78	74,326	7.34	37,163
2.90	101,352	5.45	101,352
5.92	16,892	3.09	16,892
	527,877	6.58	213,685

The fair value of stock options is amortized on a straight-line basis over the requisite service periods of the respective awards. As of December 31, 2024, the unamortized value of stock options was $505,913. As of December 31, 2024, the weighted average remaining amortization period was 2.22 years.

On March 2, 2023, the Company extended the expiration dates and repriced employee stock options with original grant dates of May 2019 through December 2022, primarily to align the strike price with the fair value of Common Stock on the issuance date based on valuations prepared in 2022. In connection with the modification, 260,138 options had their strike price reduced from $5.92 to amounts ranging from $2.13 to $2.90 and their expiration dates extended to various dates through December 5, 2032. The effect of the amendment to the stock options is to recognize stock-based compensation of $4,729 and $16,100 in 2024 and 2023, respectively, and $3,987 over the remaining service periods.

Common Stock Warrants

On January 1, 2023, one director was awarded a warrant to purchase 8,446 shares of the Company’s Common Stock. When issued, the warrant had an exercise price of $5.92, was set to expire five years from the date of grant and vested immediately. The issued warrant has a fair value of $13,420 and recognized stock compensation of $16,925. On March 2, 2023, the warrant was modified to extend the expiration date to December 31, 2032 and reduce the exercise price to $2.13. The effect of the modification of this warrant was to recognize stock-based compensation of an additional $3,505.

On March 2, 2023, the Company extended the expiration date and/or repriced warrants with original grant dates of July 2019 through July 2022, primarily to align the strike price with the fair value of Common Stock on the issuance date based on valuations prepared in 2022. In connection with the modification, 131,763 warrants had their expiration dates extended to various dates through December 30, 2028, and 101,352 warrants had their strike price reduced from $5.92 to amounts ranging from $2.13 to $2.90 and their expiration dates extended to various dates through July 11, 2032. The effect of the modifications on the warrants was to recognize stock-based compensation of $296,000.

NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2024 AND 2023

NOTE 8 — STOCK-BASED COMPENSATION (cont.)

The Company did not grant any warrants in 2024.

The Company determined the fair value of 2023 warrants granted/modified based upon the assumptions provided below.

	For the Year Ended December 31, 2024	For the Year Ended December 31, 2023
Stock price	N/A	$2.13
Exercise price	N/A	$2.13 – $5.92
Dividend yield	N/A	0%
Expected volatility	N/A	113.8% – 125.0%
Risk-Free interest rate	N/A	3.97% – 4.32%
Expected life (in years)	N/A	4.92 – 9.82

The following is a summary of warrant activities for the purchase of Common Stock for the years ended December 31, 2024 and 2023:

	Number of Warrants	Weighted Average Exercise Price	Weighted Average Remaining Life In Years
Outstanding, January 1, 2023	574,914	$7.42	1.26
Granted	8,446	2.13
Exercised	—
Forfeited	(248,893)	9.40
Outstanding December 31, 2023	334,467	$4.84	4.60
Granted	—
Exercised	—
Forfeited	—
Outstanding December 31, 2024	334,467	$4.84	3.60
Exercisable, December 31, 2024	334,467	$4.84	3.60

The following table presents information related to warrants to purchase Common Stock outstanding and exercisable at December 31, 2024:

Warrants Outstanding		Warrants Exercisable
Exercise Price	Outstanding Number of Warrants	Weighted Average Remaining Life In Years	Exercisable Number of Warrants
$2.13	25,338	7.51	25,338
2.37	8,446	5.52	8,446
2.78	42,230	6.50	42,230
2.90	33,784	4.00	33,784
5.92	224,669	2.48	224,669
	334,467	3.60	334,467

NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2024 AND 2023

NOTE 8 — STOCK-BASED COMPENSATION (cont.)

Summary of Stock-Based Compensation Expense

The following tables summarize total stock-based compensation costs recognized:

	For the Years Ended December 31,
	2024	2023
Stock options	$269,669	$283,239
Warrants to purchase Common Stock	—	325,000
Total	$269,669	$608,239

Stock-based compensation expense was reflected within the statements of operations as:

	For the Years Ended December 31,
	2024	2023
Research and development	$212,168	$155,342
General and administrative	57,501	452,897
Total	$269,669	$608,239

NOTE 9 — INCOME TAXES

Deferred income taxes, if applicable, are provided for the differences between the basis of assets and liabilities for financial reporting and income tax purposes.

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are as follows:

	For the Years Ended December 31,
	2024	2023
Deferred tax assets:
Net operating loss carry forwards	$9,032,440	$7,692,055
Capitalization of research and development expenses	1,806,909	1,767,621
Stock option expense	541,476	474,446
Warrant expense	465,230	465,230
Accrued expenses	50,797	314,706
Depreciation and amortization	(2,796)	(2,319)
Research and development tax credit	1,170,784	1,169,538
Valuation allowance	(13,064,840)	(11,881,277)
Net deferred tax asset	$—	$—

NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2024 AND 2023

NOTE 9 — INCOME TAXES (cont.)

A reconciliation of the provision for income taxes with the amounts computed by applying the statutory Federal income tax to income before provision for income taxes is as follows:

	For the Years Ended December 31,
	2024	2023
U.S. federal statutory rate	(21.0%)	(21.0%)
State taxes, net of federal benefit	(4.3%)	(4.3%)
Entertainment expense		(0.1%)
Disallowed research and development expenditures	0.8%	0.8%
Research and development tax credit	(3.3%)	(3.0%)
Deferred tax rate change True-up of deferred taxes	2.2%	(0.8%)
Change in valuation allowance	25.6%	28.4%
Effective tax rate	0.0%	0.0%

As of December 31, 2024, for U.S. federal income tax reporting purposes, the Company has approximately $35.9 million of unused net operating losses (“NOLs”) available for carry forward to future years, which will begin to expire during the year ended December 31, 2027. As of December 31, 2024, for state income tax reporting purposes, the Company has approximately $34.5 million of unused NOLs available for carry forward to future years, which will begin to expire during the year ended December 31, 2029. Because United States tax laws limit the time during which NOL carry forwards may be applied against future taxable income, the Company may be unable to take full advantage of its NOLs for federal income tax purposes when the Company does generate taxable income.

Further, the benefit from the utilization of NOL carry forwards could be subject to limitations due to material ownership changes that could occur as the Company continues to issue additional shares of Common Stock pursuant to its capital raising plans. Based on such limitations, the Company has significant NOLs for which the realization of tax benefits is uncertain. As of December 31, 2024, the Company believes that there have been no such ownership changes that would give rise to a material NOL carry forward limitation.

As of December 31, 2024, the Company has $1,170,784 of tax credits related to research and development. The benefit from the carry forward of such credits will begin expiring during the year ended December 31, 2031.

The Company remains subject to examination by tax authorities for all tax years beginning in 2018. The Company has identified its federal tax return and its state tax return in Florida as its “major” tax jurisdictions.

Based on a history of cumulative losses at the Company and the results of operations for the years ended December 31, 2024 and 2023, the Company determined that it is more likely than not that it will not realize benefits from the deferred tax assets. The Company will not record income tax benefits in the financial statements until it is determined that it is more likely than not that the Company will generate sufficient taxable income to realize the deferred income tax assets. As a result of the analysis, the Company determined that a full valuation allowance against the deferred tax assets is required.

As of December 31, 2024, management does not believe that the Company has any material uncertain tax positions that would require it to measure and reflect the potential lack of sustainability of a position on audit in its financial statements. The Company will continue to evaluate its uncertain tax positions in future periods to determine if measurement and recognition in its financial statements is necessary. The Company does not believe there will be any material changes in its unrecognized tax positions over the next year.

NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2024 AND 2023

NOTE 10 — FRAUD INCIDENT

On July 6, 2024, the Company determined that it had been a victim of a complex criminal scheme disguised as an interest in making a significant equity investment into the Company, which resulted in fraudulently induced theft of cryptocurrency being held on the Company’s behalf by an agent of the Company. The Company has filed a claim with the Federal Bureau of Investigation and the Company’s insurance underwriter. The claim with the insurance underwriter has been denied, and recovery of any loss is unlikely through any law enforcement agency. For the year ended December 31, 2024, the total loss on the fraud incident was $1,042,459 and is included in other income (expense) on the accompanying statements of operations.

NOTE 11 — EMPLOYEE BENEFIT PLAN

The Company maintains a defined-contribution plan (the “401(k) Plan”). The 401(k) Plan covers all employees who meet defined minimum age and service requirements and allows participants to defer a portion of their annual compensation on a pre-tax basis and an after-tax basis. Company contributions are discretionary, but a contribution was required for 2024 because the 401(k) plan was top heavy. The Company made contributions to the 401(k) Plan totaling $19,967 and $-0- for the years ended December 31, 2024 and 2023, respectively, and is included in general and administrative expense in the accompanying statements of operations.

NOTE 12 — SEGMENTS

We operate as a single operating segment focused on the development of novel antimicrobial therapies. As the CODM, our Chief Executive Officer manages our company, reviews operating results, assesses performance, and allocates resources on an aggregate basis using total assets and actual expenses compared to net loss. Please refer to the financial statements for further information related to these measures of segment performance.

In addition, research and development, and general and administrative expenses are significant segment expenses regularly provided to the CEO, with the following categories:

	December 31,
	2024	2023
Research and Development
Personnel	$1,793,458	$2,050,809
Chemistry, manufacturing, and controls	158,199	2,267,329
Clinical trial-related activities	62,602	653,134
Preclinical studies and activities	11,541	424,074
Other	77,566	133,602
Total research and development	$2,103,366	$5,528,948

General and Administrative

Personnel	$510,397	$1,707,084
Professional services	754,503	892,041
Fund raising	194,741	17,326
Facility costs	153,238	157,700
Directors’ fees	144,000	144,000
Commercial insurance	77,908	78,671
Other	82,367	99,386
Total general and administrative	$1,917,154	$3,096,208

NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2024 AND 2023

NOTE 13 — SUBSEQUENT EVENTS

The Company’s management reviewed all material events for subsequent event disclosure consideration through the date the financial statements were issued. Based upon this review, other than reported in notes 1 and 6 and as discussed below, the company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

On January 24, 2025, the executive chairman, who filled the roles of board chair and chief executive officer, resigned from both positions from the Company effective immediately.

On January 30, 2025, the Board held a meeting and elected a new chairman of the board, promoted the chief operating officer to chief executive officer, and promoted the chief accounting officer to chief financial officer.

The Company has elected to raise bridge funding to continue operations. Between January 1, 2025, and the date of these financial statements, the Company has issued convertible notes payable of $250,000 to current stockholders.

Reverse Stock Split

On August 18, 2025, the Company’s Board of Directors approved, and in September 2025 a majority of the Company’s common stockholders approved by written consent, a reverse stock split of the Company’s common stock at a ratio of one-for-5.92 (1:5.92) shares (the “Reverse Split”). The Reverse Split became effective on September 29, 2025.

The Reverse Split was implemented to meet the Nasdaq Stock Market’s minimum per-share price requirement of $8.00 for qualification in connection with the Company’s planned direct listing. The action was intended to align the valuation of the Company’s common stock to satisfy this listing requirement following the conversion of all outstanding securities into common stock.

Upon effectiveness, every 5.92 shares of the Company’s issued and outstanding common stock were automatically combined into one issued and outstanding share. The Reverse Split affected all issued and outstanding shares of common stock, as well as treasury stock, shares underlying stock options, warrants, and other convertible instruments, proportionally. No fractional shares were issued as a result of the Reverse Split; any fractional shares were rounded up to the nearest whole share.

All share and per-share amounts in the accompanying financial statements and related notes have been retroactively adjusted to reflect the Reverse Split for all periods presented. The number of authorized shares and the par values of the common stock and preferred stock were not adjusted as a result of the Reverse Split.

LAKEWOOD-AMEDEX BIOTHERAPEUTICS INC.

CONDENSED BALANCE SHEETS

	As of September 30, 2025	As of December 31, 2024
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$658,410	$681,098
Prepaid expenses and other current assets	119,794	92,883
Total current assets	778,204	773,981

Operating lease right-of-use asset	187,984	274,194
Property and equipment, net	10,383	13,859
Other assets	8,547	8,547
Total assets	$985,118	$1,070,581

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$278,774	$166,467
Accrued expenses and other current liabilities	220,569	221,641
Accrued interest – related parties	63,073	—
Operating lease liability – current portion	117,585	112,520
Notes payable – related parties	1,500,000	—
Total current liabilities	2,180,001	500,628

Operating lease liability, net of current portion	71,433	160,342
Total liabilities	2,251,434	660,970

Commitments and Contingencies

Stockholders’ equity (deficit):
Series A convertible preferred stock, voting, $0.0001 par value, 8,000,000 shares authorized, 6,590,045 shares issued and outstanding at September 30, 2025 and December 31, 2024, convertible into 1,113,224 shares of common stock, liquidation preference of $7.70 per share or $8,567,059.	659	659
Series B convertible preferred stock, voting, $0.0001 par value, 52,500,000 shares authorized, 23,811,426 shares issued and outstanding, at September 30, 2025 and December 31, 2024, convertible into 4,022,206 shares of common stock, liquidation preference of $6.22 per share or $25,001,997.	2,381	2,381
Common stock, $0.0001 par value, 125,000,000 shares authorized; 7,043,330 and 6,991,355 issued; 6,995,469 and 6,943,494 outstanding at September 30, 2025 and December 31, 2024, respectively.	704	699
Additional paid-in capital	51,486,152	50,059,365
Accumulated deficit	(52,606,212)	(49,503,493)
Treasury stock, 47,861 shares, at cost, at September 30, 2025 and December 31, 2024.	(150,000)	(150,000)
Total stockholders’ equity (deficit)	(1,266,316)	409,611
Total liabilities and stockholders’ equity (deficit)	$985,118	$1,070,581

LAKEWOOD-AMEDEX BIOTHERAPEUTICS INC.

CONDENSED STATEMENTS OF OPERATIONS

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2025	2024	2025	2024
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenue	$—	$—	$—	$—

Operating expenses:
Research and development	752,931	540,948	1,069,536	1,670,772
General and administrative	1,126,227	370,558	1,987,298	1,488,730
Depreciation	1,159	1,407	3,476	5,142
Total operating expenses	1,880,317	912,913	3,060,310	3,164,644

Loss from operations	(1,880,317)	(912,913)	(3,060,310)	(3,164,644)

Other income (expense):
Interest income	10,966	19,959	20,664	134,959
Realized loss on investment	—	(722)	—	(722)
Loss on fraud incident	—	(1,042,459)	—	(1,042,459)
Interest expense	(37,808)	—	(63,073)	(5,000)
Other income	—	—	—	77,000
Total other income, net	(26,842)	(1,023,222)	(42,409)	(836,222)

Net loss	$(1,907,159)	$(1,936,135)	$(3,102,719)	$(4,000,866)

Basic and diluted net loss per common share	$(0.27)	$(0.28)	$(0.45)	$(0.58)

Weighted average number of common shares outstanding, basic and diluted	6,967,787	6,943,494	6,951,681	6,888,255

LAKEWOOD-AMEDEX BIOTHERAPEUTICS INC.

CONDENSED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT) (UNAUDITED)

	Series A Preferred Stock		Series B Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Treasury Stock		Total Stockholders’ Equity (Deficit)
	Shares	Amount	Shares	Amount	Shares	Amount			Shares	Amount
Balance at January 1, 2024	6,590,045	$659	23,811,426	$2,381	6,867,477	$686	$49,302,689	$(44,648,088)	(33,784)	$(100,000)	$4,558,327

Stock issued to directors					67,571	7	143,993				144,000
Stock-based compensation							48,984				48,984
Net loss								(1,004,068)			(1,004,068)
Balance at March 31, 2024	6,590,045	659	23,811,426	2,381	6,935,048	693	49,495,666	(45,652,156)	(33,784)	(100,000)	3,747,243

Stock-based compensation							86,516				86,516
Conversion of notes payable – related party for common stock					56,307	6	199,994				200,000
Forgiveness of accrued interest on notes payable – related party							143,020				143,020
Net loss								(1,060,663)			(1,060,663)
Balance at June 30, 2024	6,590,045	$659	23,811,426	$2,381	6,991,355	$699	$49,925,196	$(46,712,819)	(33,784)	$(100,000)	$3,116,116

Stock-based compensation							70,970				70,970
Repurchase of common stock									(14,077)	(50,000)	(50,000)
Net loss								(1,936,135)			(1,936,135)
Balance at September 30, 2024	6,590,045	$659	23,811,426	$2,381	6,991,355	$699	$49,996,166	$(48,648,954)	(47,861)	$(150,000)	$1,200,951

Balance at January 1, 2025	6,590,045	$659	23,811,426	$2,381	6,991,355	$699	$50,059,365	$(49,503,493)	(47,861)	$(150,000)	$409,611

Stock-based compensation							53,773				53,773
Net loss								(539,617)			(539,617)
Balance at March 31, 2025	6,590,045	659	23,811,426	2,381	6,991,355	699	50,113,138	(50,043,110)	(47,861)	(150,000)	(76,233)

Stock-based compensation							48,925				48,925
Net loss								(655,943)			(655,943)
Balance at June 30, 2025	6,590,045	$659	23,811,426	$2,381	6,991,355	$699	$50,162,063	$(50,699,053)	(47,861)	$(150,000)	$(683,251)

Stock issued to directors					51,975	5	119,995				120,000
Stock-based compensation							1,204,094				1,204,094
Net loss								(1,907,159)			(1,907,159)
Balance at September 30, 2025	6,590,045	$659	23,811,426	$2,381	7,043,330	$704	$51,486,152	$(52,606,212)	(47,861)	$(150,000)	$1,266,316

LAKEWOOD-AMEDEX BIOTHERAPEUTICS INC.

CONDENSED STATEMENTS OF CASH FLOWS

	For the Nine Months Ended September 30,
	2025	2024
	(Unaudited)	(Unaudited)
Cash flows from operating activities:
Net loss	$(3,102,719)	$(4,000,866)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	3,476	5,142
Stock-based compensation	1,306,792	206,470
Realized loss on sale of investment	—	722
Amortization of right-of-use asset	86,210	83,941
Amortization of purchase discounts on investments	—	(64,493)
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(26,911)	(49,423)
Accounts payable	112,307	(309,847)
Accrued expenses and other current liabilities	118,928	(782,761)
Accrued interest – related parties	63,073	5,000
Operating lease liability	(83,844)	(78,996)
Net cash used in operating activities	(1,522,688)	(4,985,111)

Cash flows from investing activities:
Purchases of investments	—	(4,333,688)
Proceeds from maturities of investments	—	7,419,198
Purchase of property and equipment	—	(1,846)
Net cash provided by investing activities	—	3,083,664

Cash flows from financing activities:
Repurchase of stock	—	(50,000)
Proceeds from loans from related parties	1,500,000	—
Net cash provided by financing activities	1,500,000	(50,000)

Net decrease in cash and cash equivalents	(22,688)	(1,951,447)
Cash and cash equivalents – beginning of period	681,098	2,529,756
Cash and cash equivalents – end of period	$658,410	$578,309

Non-cash investing and financing activities:
Common stock issued to board members for settlement of accrued board fees	$120,000	$144,000

Conversion of principal on notes payable – related party to common stock	$—	$200,000

Forgiveness of accrued interest – related party on conversion of notes payable – related party	$—	$143,020

LAKEWOOD-AMEDEX BIOTHERAPEUTICS INC.
Notes to Condensed Financial Statements (Unaudited)

NOTE 1 — ORGANIZATION, BUSINESS OVERVIEW, AND LIQUIDITY

Lakewood-Amedex Biotherapeutics Inc., a Nevada corporation (“Lakewood-Amedex” or the “Company”), headquartered in University Park, Florida, was formed on July 11, 2006, under the name Nu Pharmas, Inc. (“Nu Pharmas”).

On January 26, 2007, Nu Pharmas acquired substantially all the assets of Renaissance Nutraceuticals, Inc., a Delaware corporation. On April 9, 2007, Nu Pharmas changed its name to Amedex Therapeutics, Inc. (“Amedex Therapeutics”). On November 11, 2007, Amedex Therapeutics acquired substantially all the assets of Lakewood Pharmaceuticals, Inc., a Delaware corporation. On February 1, 2008, Amedex Therapeutics changed its name to Lakewood-Amedex Inc. On June 5, 2025, Lakewood-Amedex Inc. changed its name to Lakewood-Amedex Biotherapeutics Inc. and redomiciled the corporation to the State of Nevada.

Lakewood-Amedex is focused on leveraging unique, pioneering science to address unmet needs in the treatment of serious infectious diseases, improving patient outcomes, and significantly reducing the threat posed by antibiotic-resistant bacterial strains like MRSA, NDM-1, and many others. The Company’s product candidates consist of antimicrobials that are targeted at acute and chronic infectious diseases, and which are delivered locally to the site of infection. As of November 2025, the Company has 69 patents and 28 pending patent applications covering its products and technologies for application in major pharmaceutical markets. The Company has successfully completed its first human clinical trial for its lead product, the broad-spectrum Bisphosphocin® (anti-bacterial) Nu-3 for the topical treatment of chronically infected diabetic foot ulcers. The Company plans to conduct an additional dose comparative phase 2 study, which is expected to identify the dose for phase 3 and later commercialization, as well as the most appropriate administration regimen for Nu-3 gel formulation in mildly infected diabetic foot ulcers. Furthermore, early-stage pipeline compounds will be further characterized to identify the best compound/clinical indication match for further non-clinical and clinical evaluation.

Liquidity and Going Concern Considerations

The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. Accordingly, the financial statements do not include any adjustments relating to the recoverability of assets and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. However, there is uncertainty about the Company’s ability to successfully raise cash through financing activities, and the Company’s management does not believe that cash on hand will be adequate to fund its limited overhead and other cash requirements over the next 12 months. The Company recognized a net loss of approximately $3.1 million for the nine months ended September 30, 2025. The Company used approximately $1.5 million in net cash from operating activities for the nine months ended September 30, 2025, and has historically incurred losses from operations and expects to continue to generate negative cash flows as the Company implements its business plan. These factors raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are issued.

In order to continue as a going concern, the Company will need, among other things, additional capital resources. Management’s plan is to obtain such resources for the Company by seeking third-party equity and/or debt financing and obtaining capital from the Board and/or significant shareholders sufficient to meet its minimal operating expenses. In May 2025, the Company raised $1.25 million in gross proceeds through the issuance of short-term convertible promissory notes bearing interest at 10% and maturing on December 31, 2025. In conjunction with this financing, two previously issued short-term notes, $200,000 issued on March 7, 2025, and $50,000 issued on April 7, 2025, were modified to align with the terms of the new convertible notes, resulting in a total of $1.5 million in convertible notes outstanding as of the reporting date. The principal and accrued interest of these notes will automatically convert to registered common stock at $8.00 per share on a direct listing on Nasdaq. The Company has also entered into an agreement with a placement agent and broker dealer to provide consulting services, capital markets advisory services, broker dealer services, and service as a placement agent. The placement agent will assist the Company in preparing for a direct listing on Nasdaq and raising approximately $6.8 million ($7.5 million investment net of estimated expenses) from an offering of Convertible Preferred Stock prior to the date of listing. Management cannot provide any assurances that the Company will be successful in accomplishing any of its plans. As such, there is substantial doubt about the Company’s ability to continue as a going concern.

LAKEWOOD-AMEDEX BIOTHERAPEUTICS INC.
Notes to Condensed Financial Statements (Unaudited)

NOTE 2 — BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The unaudited condensed interim financial statements presented herein, and as discussed below, have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and the requirements of the Securities and Exchange Commission (“SEC”) for interim reporting. In accordance with those rules and regulations, certain information and footnote disclosures normally included in comprehensive financial statements may have been condensed or omitted. The condensed balance sheet as of September 30, 2025, and the condensed statements of operations, stockholders’ equity, and cash flows for the three and six months ended September 30, 2025, and 2024 are unaudited. The condensed balance sheet as of December 31, 2024 was derived from the audited financial statements at that date but does not include all the information and footnotes required by U.S. GAAP. These condensed interim financial statements should be read in conjunction with the audited financial statements and notes thereto for the years ended December 31, 2024 and 2023. The accompanying condensed interim financial statements, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the Company’s financial condition and results of operations. The condensed results of operations are not necessarily indicative of the results to be expected for any other interim period or for the entire year.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the financial statements, and that affect the amount of expenses reported for each period.

Actual results could differ from those that result from using such estimates. Management also utilizes various other estimates, including but not limited to depreciation, income tax expense, the valuation of deferred tax assets, determining the fair value of the Company’s common stock, the valuation of securities underlying stock-based compensation, and lease-related estimates which include the determination of the lease term, the assessment of renewal or termination options, and the incremental borrowing rate used to measure right-of-use (ROU) assets and lease liabilities. The results of any changes in accounting estimates are reflected in the financial statements of the period in which the changes become evident. Estimates and assumptions are reviewed periodically, and the effects of revisions are reflected in the period that they are determined to be necessary.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents and investments on deposit with financial institutions. The Company maintains its cash and cash equivalents in bank deposit accounts, which may exceed federally insured limits. Accounts are guaranteed by the Federal Deposit Insurance Corporation (“FDIC”) up to certain limits. As of September 30, 2025, the Company has cash and cash equivalents in excess of FDIC-insured limits of $605,601. Additionally, the Company has a concentration of credit risk for cash by maintaining deposits in banks located within the same geographic region. However, the Company has not experienced any loss as a result of these deposits.

Fair value hierarchy

FASB ASC 825-10-50 — “Financial Investments” requires disclosure of the fair value of certain financial instruments. The carrying value of cash and cash equivalents, prepaid expenses and other current assets, accounts payable and accrued expenses, as reflected in the balance sheets, approximates fair value because of the short-term maturity of these instruments. Our notes payable — related parties have interest rates that approximate market and mature in six months; therefore, the carrying amounts approximate their fair values.

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The established fair value hierarchy requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. Accounting standards describe three levels of inputs that may be used to measure fair value:

•        Level 1 — Observable inputs such as quoted prices (unadjusted) in active markets for identical assets or liabilities;

LAKEWOOD-AMEDEX BIOTHERAPEUTICS INC.
Notes to Condensed Financial Statements (Unaudited)

NOTE 2 — BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

•        Level 2 — Inputs other than quoted prices that are observable for the asset or liability, either directly or indirectly. These include quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities that are not active; and model-driven valuations whose inputs are observable or whose significant value drivers are observable. Valuations may be obtained from, or corroborated by, third-party pricing services;

•        Level 3 — Unobservable inputs to measure fair value of assets and liabilities for which there is little, if any, market activity at the measurement date, using reasonable inputs and assumptions based upon the best information at the time, to the extent that inputs are available without undue cost and effort.

The Company uses appropriate valuation techniques based on the available best inputs to measure the fair value of its investments. When available, the Company measures fair value using Level 1 inputs because they generally provide the most reliable evidence of fair value. Level 3 inputs are used only when Level 1 or Level 2 inputs are not available.

Valuations are obtained from a third-party custodian and determined using closing prices on nationally recognized stock exchanges.

The methodology described above may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Furthermore, while the Company believes its valuation methodology is appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.

There were no significant transfers between Level 1 and Level 2 or into or out of Level 3 during the nine months ended September 30, 2025 and 2024.

Revenue Recognition

The Company recognizes revenue in accordance with ASC 606, “Revenue From Contracts with Customers” (“ASC 606”), which requires that five steps be completed to determine when revenue can be recognized: (i) identify the contract with the customer; (ii) identity the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price; and (v) recognize revenue when or as the entity satisfies a performance obligation. The Company records revenue under ASC 606 as services are performed for the customer. The Company did not recognize any revenue during the periods ended September 30, 2025 and 2024.

Cash and Cash Equivalents

Cash represents cash deposits held at financial institutions. Cash equivalents include short-term highly liquid investments of sufficient credit quality that are readily convertible to known amounts of cash and have original maturities of three months or less. Cash equivalents are carried at cost, plus accrued interest, which approximates fair value. Cash equivalents are held for the purpose of meeting short-term liquidity requirements, rather than for investment purposes. Cash and cash equivalents are held at major financial institutions or the United States Treasury.

Leases

The Company determines the initial classification and measurement of its right-of-use assets and lease liabilities at the lease commencement date and thereafter if modified. The lease term includes any renewal options and termination options that the Company is reasonably assured to exercise. The present value of lease payments is determined by using the interest rate implicit in the lease, if that rate is readily determinable; otherwise, the Company uses its incremental borrowing rate. The incremental borrowing rate is determined by using the rate of interest that the Company would pay to borrow on a collateralized basis an amount equal to the lease payments for a similar term and in a similar economic environment.

LAKEWOOD-AMEDEX BIOTHERAPEUTICS INC.
Notes to Condensed Financial Statements (Unaudited)

NOTE 2 — BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Fixed lease expense for operating leases is recognized on a straight-line basis, unless the right-of-use assets have been impaired, over the reasonably assured lease term based on the total lease payments and is included in operating expenses in the statements of operations.

Variable lease payments that are not based on an index or that result from changes to an index subsequent to the initial measurement of the corresponding lease liability are not included in the measurement of lease right of use (ROU) assets or liabilities and instead are recognized in earnings in the period in which the obligation for those payments is incurred.

Stock-Based Compensation

The Company accounts for employee stock-based compensation and nonemployee share-based payments in accordance with ASC 718, “Compensation — Stock Compensation” (“ASC 718”). ASC 718 establishes accounting for stock-based awards exchanged for employee and non-employee services. Under the provisions of ASC 718, stock-based compensation cost is measured at the grant date, based on the fair value of the award, and is recognized as expense over the employee’s requisite service period (generally the vesting period of the equity grant). The fair value of the Company’s stock options is estimated using the Black Scholes option-pricing model with the following assumptions: fair value of the Company’s Common Stock, expected volatility, dividend rate, risk free interest rate and the expected life. The Company calculates the expected volatility using the historical volatility for a pool of peer companies over the most recent period equal to the expected term and evaluates the extent to which available information indicates that future volatility may differ from historical volatility. The expected dividend rate is zero as the Company does not expect to pay or declare any cash dividends on its Common Stock. The risk-free rates for the expected terms of the stock options are based on the U.S. Treasury yield curve in effect at the time of the grant. The Company has not experienced significant exercise activity on stock options. Due to the lack of historical information, the Company determined the expected term of its stock option awards issued using the simplified method. The simplified method assumes each vesting tranche of the award has a term equal to the midpoint between when the award vests and when the award expires. The Company expenses stock-based compensation by using the straight-line method.

Preferred Stock

The Company applies the accounting standards for distinguishing liabilities from equity when determining the classification and measurement of its preferred stock. Preferred shares subject to mandatory redemption are classified as liability instruments and are measured at fair value. Conditionally redeemable preferred shares (including preferred shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, preferred shares are classified as stockholders’ equity.

Net Loss per Common Share

Basic net loss per common share is computed by dividing net loss by the weighted average number of Common Shares outstanding during the period. Diluted net loss per common share is computed by dividing net loss by the weighted average number of Common Shares outstanding, plus the impact of Common Shares, if dilutive, resulting from the exercise of outstanding stock options, warrants and convertible preferred stock.

The following securities are excluded from the calculation of weighted average dilutive Common Shares because their inclusion would have been anti-dilutive:

	September 30, 2025	September 30, 2024
Series A convertible preferred shares	6,590,045	6,590,045
Series B convertible preferred shares	23,811,426	23,811,426
Common stock warrants	266,899	334,467
Stock options	1,269,772	715,717
Total potentially dilutive shares	31,938,142	31,451,655

LAKEWOOD-AMEDEX BIOTHERAPEUTICS INC.
Notes to Condensed Financial Statements (Unaudited)

NOTE 2 — BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Income Taxes

Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis, operating loss, and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The measurement of net deferred tax assets is reduced by the amount of any tax benefit that, based on available evidence, is not expected to be realized, and a corresponding valuation allowance is established. The determination of the required valuation allowance against net deferred tax assets is made without taking into account the deferred tax liabilities created from the book and tax differences on any indefinite-lived assets.

Tax benefits are recognized only for tax positions that are more likely than not to be sustained upon examination by tax authorities. The amount recognized is measured as the largest amount of benefit that is greater than 50% likely to be realized upon settlement. A liability for “unrecognized tax benefits” is recorded for any tax benefits claimed in the Company’s tax returns that do not meet these recognition and measurement standards. As of September 30, 2025 and December 31, 2024, no liability for unrecognized tax benefits was required to be reported. The guidance also discusses the classification of related interest and penalties on income taxes. The Company’s policy is to record interest and penalties on uncertain tax positions as a component of income tax expense. No interest or penalties were recorded during the nine months ended September 30, 2025 and 2024.

Research and Development Costs

Research and development costs are expensed as incurred. Research and development reimbursements are recorded by the Company as a reduction of research and development costs. the Company incurred research and development costs of $752,931 and $1,069,536 for the three and nine months ended September 30, 2025, respectively, and $540,948 and $1,670,772 for the three and nine months ended September 30, 2024, respectively.

Segments

Operating segments are defined as components of an entity for which separate financial information is available, and that is regularly reviewed by the chief operating decision maker (“CODM”), in deciding how to allocate resources to an individual segment and in assessing performance. Our CODM is our chief executive officer. The Company has concluded that, based on the objectives of the business, how the CODM reviews and manages the business and allocates resources that it has a single reporting segment for purposes of reporting financial condition and results of operations.

Recent Accounting Pronouncements

In December 2023, the FASB issued “ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures,” which requires entities to disclose specific categories in an effective tax rate reconciliation, additional information for reconciling items that meet a quantitative threshold, and certain information about income taxes paid. The amendments in this ASU are required to be adopted for fiscal years beginning after December 15, 2024. Early adoption is permitted. The amendments can be applied on either a prospective or retrospective basis. We are currently evaluating the impact of adoption on our disclosures. The ASU is not expected to have a material impact on entities’ financial position or results of operations, as it primarily enhances disclosure requirements rather than changing recognition or measurement principles.

In November 2024, the FASB issued ASU 2024-03, Income Statement-Reporting Comprehensive Income-Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses. ASU 2024-03 requires disclosure of additional information about specific expense categories in the notes to financial statements for interim and annual reporting periods. For public business entities, the guidance is effective for interim and annual periods beginning after December 15, 2026. Early adoption is permitted for annual financial statements that have not yet been issued or made available for issuance. The guidance may be applied on a prospective basis or retrospectively for all prior periods presented in the financial statements. ASU 2024-03 may result in required additional disclosures being included in the Company’s financial statements once adopted.

LAKEWOOD-AMEDEX BIOTHERAPEUTICS INC.
Notes to Condensed Financial Statements (Unaudited)

NOTE 2 — BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

In November 2024, the FASB issued Accounting Standards Update No. 2024-04, “Debt — Debt with Conversion and Other Options (Subtopic 470-20)” (“ASU 2024-04”). ASU 2024-04 clarifies the requirements for determining whether certain settlements of convertible debt instruments should be accounted for as an induced conversion. ASU 2024-04 is effective for annual periods beginning after December 15, 2025, with early adoption permitted for all entities that have adopted the amendments in Accounting Standards Update No. 2020-06. The Company is currently in the process of evaluating the effects of ASU 2024-04 on its Financial Statements.

All other newly issued but not yet effective accounting pronouncements have been deemed to be not applicable or immaterial to the Company.

NOTE 3 — INVESTMENTS

The Company recognized no income from purchase discounts on investments for the three or nine months ended September 30, 2025. For the three and nine months ended September 30, 2024, the Company recognized $13,251 and $64,493, respectively, in income from purchase discounts on investments, included as interest income in the accompanying statement of operations. For the three and nine months ended September 30, 2024, the Company realized a loss on an investment sold of $722, included in other income (expense) on the accompanying statements of operations. For the three and nine months ended September 30, 2025, there were no investments sold or realized losses on investments.

NOTE 4 — PROPERTY AND EQUIPMENT

Property and equipment consisted of the following:

	September 30, 2025	December 31, 2024
Scientific equipment	$5,537	$5,537
Office equipment	49,835	49,835
Computer equipment	22,032	22,032
	77,404	77,404
Accumulated depreciation	(67,021)	(63,545)
Property and equipment, net	$10,383	$13,859

Depreciation expense was $1,159 and $3,476 for the three and nine months ended September 30, 2025, respectively, and $1,407 and $5,142 for the three and nine months ended September 30, 2024, respectively. These amounts are included in operating expenses in the accompanying statements of operations.

NOTE 5 — RELATED PARTIES — NOTES PAYABLE

During May 2025, the Company issued convertible promissory notes to existing investors, management, and directors in the aggregate principal amount of $1,250,000. In addition, the Company converted then-outstanding $250,000 of short-term notes payable held by directors, converting them into convertible promissory notes with terms consistent with the newly issued notes. As a result, the total principal amount of convertible notes issued in this bridge financing round was $1,500,000.

The conversion of the short-term notes into convertible notes was accounted for as a debt modification under ASC 470-50. This conclusion was based on an analysis of the present value of the revised cash flows, which showed a change of less than 10% compared to the original terms and, therefore, did not meet the threshold for substantial modification. Additionally, while the modified notes included a contingent conversion feature, the conversion was deemed not probable as of the modification date, and thus did not represent a substantive change in economic terms. Accordingly, no gain or loss was recognized on the modification.

This bridge financing was undertaken in anticipation of a planned direct listing on the Nasdaq Stock Market and was intended to provide interim funding for the Company’s operations.

LAKEWOOD-AMEDEX BIOTHERAPEUTICS INC.
Notes to Condensed Financial Statements (Unaudited)

NOTE 5 — RELATED PARTIES — NOTES PAYABLE (cont.)

The convertible notes bear interest at a rate of 10% per annum and mature on December 31, 2025, unless earlier converted or prepaid. Interest is payable in cash or, at the Company’s election, in-kind through the issuance of shares of the Company’s common stock. The notes contain an automatic conversion feature, whereby the outstanding principal and accrued interest will automatically convert into shares of common stock at a fixed conversion price of $8.00 per share, contingent upon the Company’s successful listing on Nasdaq prior to the maturity date.

The notes are prepayable at any time at the Company’s discretion, subject to providing five business days’ notice, payment of a 10% prepayment premium, and settlement of any accrued interest.

The Company evaluated the terms of the convertible notes under the guidance of ASC 815-15 (Derivatives and Hedging — Embedded Derivatives) and ASC 470-20 (Debt — Debt with Conversion and Other Options). Based on this evaluation, the Company concluded that the embedded features, including the automatic conversion provision and interest payment alternatives, do not require bifurcation as embedded derivatives and the conversion feature qualifies for equity classification under ASC 470-20 and does not result in a beneficial conversion feature. Accordingly, the convertible notes are accounted for as conventional debt instruments and are recorded at amortized cost.

As of September 30, 2025, the outstanding principal balance of the convertible notes was $1,500,000, and accrued interest totaled $63,073. The Company recorded interest expense of $37,808 and $63,073 for the three and nine months ended September 30, 2025, respectively.

Interest expense related to the prior notes payable to a related party was $-0- and $5,000 for the three and nine months ended September 30, 2024, respectively.

All interest expense amounts are included in other income (expense) in the accompanying condensed statements of operations. As of the reporting date, no portion of the convertible notes has been prepaid or converted.

NOTE 6 — COMMITMENTS AND CONTINGENCIES

Lease Agreement

On November 3, 2021, the Company signed a lease for new office space, which commenced on April 15, 2022, at University Park, Florida. The lease has an initial term of five years and an option to extend for an additional five years, with an annual base rent at inception of $93,852, annual common area maintenance charges of $15,444, proportionate share of real estate taxes estimated at $6,890 annually, plus sales tax of $7,552. The base rent and common area maintenance charges increase by three percent (3%) each of the following four years. The Company’s proportionate share of real estate taxes and sales taxes is accounted for as variable lease payments and amounted to $2,719 and $8,127 for the three and nine months ended September 30, 2025, respectively, and $2,693 and $9,307 for the three and nine months ended September 30, 2024, respectively.

Rent expense was $35,338 and $101,375 for the three and nine months ended September 30, 2025, respectively, and $33,007 and $102,649 for the three and nine months ended September 30, 2024, respectively. These amounts are included in general and administrative expenses in the accompanying statements of operations.

At September 30, 2025, the remaining lease term and discount rate were 1.6 years and 2.79%, respectively.

Maturity of operating lease liability at September 30, 2025 is as follows:

Year Ending December 31,
2025 (remaining)	$29,858
2026	121,988
2027	41,179
Total lease payments	193,025
Less: Interest	(4,007)
Present value of lease liability	$189,018

LAKEWOOD-AMEDEX BIOTHERAPEUTICS INC.
Notes to Condensed Financial Statements (Unaudited)

NOTE 6 — COMMITMENTS AND CONTINGENCIES (cont.)

Employment Agreements

Effective July 1, 2025, the Company entered into employment agreements with three executives. The agreements have an indefinite term and may be terminated by either party upon 180 days’ written notice. Each agreement provides for an annual performance-based bonus determined under the Company’s bonus program established by the Board. The executives are also eligible to participate in the Company’s stock option plan and other programs and arrangements, consistent with their respective positions.

Advisory and Placement Agency Agreement

On February 10, 2025, Lakewood-Amedex Biotherapeutics Inc. executed an agreement with RBW for the provision of financial advisory and financial placement agency, and investment banking services, which include assisting the company with a direct listing. Pursuant to the terms of the agreement, upon closing of a transaction, the Company agreed to compensate RBW with a number of shares of the Company, equal to 1.75% of the current fully diluted shares outstanding (the Advisory Stock).

Legal Proceedings

There are no matters currently outstanding for which any liabilities have been accrued or require disclosure.

NOTE 7 — STOCKHOLDERS’ EQUITY

Authorized Stock

The holders of the Company’s Common Stock are entitled to one vote per share. The holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board out of legally available funds. However, the current policy of the Board is to retain earnings, if any, for the operation and expansion of the business. Upon liquidation, dissolution, or winding-up of the Company, the holders of Common Stock are entitled to share ratably in all assets of the Company that are legally available for distribution, after payment of or provision for all liabilities and the liquidation preference of any outstanding Series A and Series B convertible preferred stock. The holders of Common Stock have no preemptive, subscription, redemption, or conversion rights.

Common Stock

On August 18, 2025, the Company’s Board approved, and in September 2025, a majority of the Company’s common stockholders approved by written consent, a reverse stock split of the Company’s common stock at a ratio of one-for-5.92 (1:5.92) shares (the “Reverse Split”). The Reverse Split became effective on September 29, 2025.

The Reverse Split was implemented to meet the Nasdaq Stock Market’s minimum per-share price requirement of $8.00 for qualification in connection with the Company’s planned direct listing. The action was intended to align the valuation of the Company’s common stock to satisfy this listing requirement following the conversion of all outstanding securities into common stock.

Upon effectiveness, every 5.92 shares of the Company’s issued and outstanding common stock were automatically combined into one issued and outstanding share. The Reverse Split affected all issued and outstanding shares of common stock, as well as treasury stock, shares underlying stock options, warrants, and other convertible instruments, proportionally. No fractional shares were issued as a result of the Reverse Split; any fractional shares were rounded up to the nearest whole share.

All share and per-share amounts in the accompanying financial statements and related notes have been retroactively adjusted to reflect the Reverse Split for all periods presented.

LAKEWOOD-AMEDEX BIOTHERAPEUTICS INC.
Notes to Condensed Financial Statements (Unaudited)

NOTE 7 — STOCKHOLDERS’ EQUITY (cont.)

During the nine months ended September 30, 2024, the Company granted 67,571 shares of Common Stock to certain members of the Board as compensation for their services, pursuant to the Board’s approved compensation plan. No shares were granted during the three months ended September 30, 2024. The fair value of the Common Stock granted was $2.13 per share, as determined based on third-party valuation (see Note 7 — Fair Value of Common Stock, Accounting Analysis). The Company recognized $144,000 of stock-based compensation expense related to these grants.

During the three and nine months ended September 30, 2025, the Company granted 51,975 shares of Common Stock to certain members of the Board as compensation for their services, pursuant to the Board’s approved compensation plan. The fair value of the Common Stock granted was $2.31 per share, as determined based on third-party valuation (see Note 7 — Fair Value of Common Stock, Accounting Analysis). The Company recognized $120,000 of stock-based compensation expense related to these grants

Reserved Shares

As of September 30, 2025, the Company has reserved the following shares of common stock for future issuance:

Shares reserved for future issuance under the 2020 Equity Incentive Plan	683,430
Stock options outstanding	1,269,772
Warrants outstanding	266,899
Total	2,220,101

Preferred Stock

The Company is authorized to issue a total of 60,500,000 shares of preferred stock, of which 8,000,000 shares have been designated as Series A convertible preferred stock (“Series A Convertible Preferred”), and 52,500,000 shares have been designated as Series B convertible preferred stock (“Series B Convertible Preferred”).

Series A Convertible Preferred are convertible to Common Shares on a 1:5.92 ratio and are mandatorily converted upon an initial public offering or listing on a recognized stock exchange. Series A Convertible Preferred Shares do not accrue dividends and include anti-dilution protection.

Series B Convertible Preferred accrue dividends at the rate per annum of 8% (of the Original Issue Price on a non-compounding basis) (the “Series B Accruing Dividends”) and include anti-dilution protection. The Series B Convertible Preferred shall accrue from day to day, whether or not declared, and shall be cumulative. The Series B Convertible Preferred also participate, on an as converted basis, in any other dividend paid to the Series A Convertible Preferred or Common Stock stockholders (no dividends have yet been paid to any stockholders).

All outstanding Series B Convertible Preferred shall be automatically converted into Common Shares at the then-applicable conversion ratios (i) immediately prior to the closing of an underwritten public offering of Common Shares for aggregate gross proceeds of not less than $5,000,000 and a pre-money valuation that values the Series B Convertible Preferred not below their accumulated liquidation preference, or (ii) upon the approval of the holders of a majority of the outstanding Series B Convertible Preferred (the “Series B Majority”). Upon any conversion of the Series B Convertible Preferred into the Company’s Common Stock, the Dividends will also be paid in the Company’s Common Stock. The conversion ratio for the Series B Convertible Preferred shall be adjusted on a broad-based weighted-average basis in the event of an issuance of Common Stock below the Original Issue Price, subject to certain customary exceptions.

Total accumulated dividends for Series B Convertible Preferred as of September 30, 2025 are $9,470,189 and have not been declared by the Board.

Fair Value of Common Stock — Accounting Analysis

For the years 2024 and 2023, the Company obtained valuations of the fair value of the Common Stock as of each year-end. The value at December 31, 2023 was used for all share-based transactions between March 2024 and June 2024. The value at December 31, 2024 was used for all share-based transactions in July 2025 and August 2025.

LAKEWOOD-AMEDEX BIOTHERAPEUTICS INC.
Notes to Condensed Financial Statements (Unaudited)

NOTE 7 — STOCKHOLDERS’ EQUITY (cont.)

The valuations included the application of generally accepted valuation procedures based upon economic and market factors and were prepared on the basis of public information, the Company’s financial information and transactions, and other material information available. As a starting point, the “back-solved” method under the market approach was utilized. Utilizing the Series B Preferred Stock liquidation price of $6.22 per share, the implied total equity of Lakewood-Amedex was “back-solved” based on the rights and preferences of the various classes of equity. After determining the total value of equity for the Company, this value of equity was allocated across the various classes of equity within a breakpoint analysis in determining the fair value of the Company’s common equity as of December 31, 2024 and 2023. The equity values were determined at which the various equity classes begin or stop participating in the next incremental increase in equity value (commonly referred to as a “breakpoint”). Different breakpoints were developed in order to separately assess the rights and preferences of each equity class. Next, in order to capture the differing values for each class of equity, an option method was considered, and the Black-Scholes-Merton option model was utilized. The assumptions included as part of the Black-Scholes-Merton option model that were utilized included: 1) underlying security/asset values — were $65,514,000 and $59,558,000 for options granted during the three and nine months ended September 30, 2025 and 2024, respectively, 2) the strike/exercise price — various prices were determined based upon each breakpoint, 3) the security’s estimated volatility of 90% at December 31, 2024 and 2023, 4) the option term of 3.0 years for December 31, 2024 and 2023, and 5) an appropriate discount rate of 0.85% at December 31, 2024 and 2023. Next, after the breakpoint analysis and option method were employed and applied, the values of the various classes were determined prior to further adjustments. After applying adjustments related to applicable discounts, including a discount for lack of marketability of 40%, the fair values of $2.31 and $2.13 were determined to be appropriate for the common equity at December 31, 2024 and 2023, respectively.

NOTE 8 — EMPLOYEE BENEFIT PLAN

The Company maintains a defined-contribution plan (the “401(k) Plan”). The 401(k) Plan covers all employees who meet defined minimum age and service requirements and allows participants to defer a portion of their annual compensation on a pre-tax basis and an after-tax basis. Company contributions are discretionary, but a contribution was required for 2024 because the 401(k) plan was top heavy. The Company accrued contributions to the 401(k) Plan totaling $5,000 and $15,000 for the three and nine months ended September 30, 2024, respectively. No accrued contributions were recorded for the three or nine months ended September 30, 2025. These amounts are included in general and administrative expenses in the accompanying statements of operations.

NOTE 9 — FRAUD INCIDENT

On July 6, 2024, the Company determined that it had been a victim of a complex criminal scheme disguised as an interest in making a significant equity investment into the Company, which resulted in fraudulently induced theft of crypto currency being held on the Company’s behalf by an agent of the Company. The Company has filed a claim with the Federal Bureau of Investigation and the Company’s insurance underwriter. The claim with the insurance underwriter has been denied, and recovery of any loss is unlikely through any law enforcement agency. For the three and nine months ended September 30, 2024, the total loss on the fraud incident was $1,042,459 and is included in other income (expense) on the accompanying statements of operations.

NOTE 10 — STOCK-BASED COMPENSATION

Stock Options

During the nine months ended September 30, 2024, the Company granted stock options to certain key employees to purchase a total of 187,840 shares of the Company’s Common Stock at an exercise price of $2.13 per share, pursuant to the terms of their employment agreements. The stock options generally vest in four equal annual tranches, beginning on the first anniversary of the grant date, except for two option grants totaling 118,582 shares, which vest over approximately 3.4 years. All options have a ten-year contractual term. The total grant date fair value of the options was $355,191, calculated using the Black-Scholes-Merton option pricing model. No stock options were granted during the three months ended September 30, 2024.

LAKEWOOD-AMEDEX BIOTHERAPEUTICS INC.
Notes to Condensed Financial Statements (Unaudited)

NOTE 10 — STOCK-BASED COMPENSATION (cont.)

During the three and nine months ended September 30, 2025, the Company granted stock options to certain key employees to purchase a total of 628,380 shares of the Company’s Common Stock at an exercise price of $2.31 per share, pursuant to the terms of their employment agreements. The stock options vested on the day of grant and have a ten-year contractual term. The total grant date fair value of the options was $1,156,176, calculated using the Black-Scholes-Merton option pricing model.

The Company determined the fair value of stock options granted/modified based upon the following assumptions.

	For the Nine Months Ended September 30,
	2025	2024
Stock price	$2.31	$2.13
Exercise price	$2.31	$2.13
Dividend yield	0%	0%
Expected volatility	108.8%	112.3% – 122.4%
Risk-Free interest rate	3.87%	4.29%
Expected life (in years)	5.00	6.11 – 6.25

The following is a summary of stock option activities for the nine months ended September 30, 2024:

	Number of Options	Weighted Average Exercise Price	Weighted Average Grant Date Fair Value	Weighted Average Remaining Life In Years	Intrinsic Value
Outstanding, January 1, 2024	527,877	$2.49	$1.90	7.96	$—
Granted	187,840	2.13	1.89	10.00
Exercised	—
Forfeited	—
Outstanding, September 30, 2024	715,717	$2.40	$1.90	7.80	$—
Exercisable, September 30, 2024	334,760	$2.66	$1.95	6.77	$—

The following is a summary of stock option activities for the nine months ended September 30, 2025:

	Number of Options	Weighted Average Exercise Price	Weighted Average Grant Date Fair Value	Weighted Average Remaining Life In Years	Intrinsic Value
Outstanding, January 1, 2025	709,594	$2.40	$1.90	7.53	$—
Granted	628,380	2.31	1.84	10.00
Exercised	—
Forfeited	(68,202)	2.29	1.96	7.43
Outstanding, September 30, 2025	1,269,772	$2.36	$1.87	8.23	$—
Exercisable, September 30, 2025	1,055,287	$2.40	$1.87	8.32	$—

The following table presents information related to stock options outstanding and exercisable at September 30, 2025:

Options Outstanding		Options Exercisable
Exercise Price	Outstanding Number of Options	Weighted Average Remaining Life In Years	Exercisable Number of Options
$2.13	465,714	7.66	254,607
2.31	628,380	9.75	628,380
2.78	57,434	5.61	54,056
2.90	101,352	3.70	101,352
5.92	16,892	1.34	16,892
	1,269,772	8.32	1,055,287

LAKEWOOD-AMEDEX BIOTHERAPEUTICS INC.
Notes to Condensed Financial Statements (Unaudited)

NOTE 10 — STOCK-BASED COMPENSATION (cont.)

The following table presents information related to stock options outstanding and exercisable at September 30, 2024:

Options Outstanding		Options Exercisable
Exercise Price	Outstanding Number of Options	Weighted Average Remaining Life In Years	Exercisable Number of Options
$2.13	523,147	8.38	164,150
2.78	74,326	6.55	52,366
2.90	101,352	4.70	101,352
5.92	16,892	2.34	16,892
	715,717	6.77	334,760

The fair value of stock options is amortized on a straight-line basis over the requisite service periods of the respective awards. The Company’s total unrecognized compensation cost related to unvested stock option grants of $297,196 as of September 30, 2025 is expected to be recognized over a weighted average period of 1.56 years.

Common Stock Warrants

The Company did not grant any warrants for the three and nine months ended September 30, 2025 and 2024.

The following is a summary of warrant activities for the purchase of Common Stock for the nine months ended September 30, 2025 and 2024:

	Number of Warrants	Weighted Average Exercise Price	Weighted Average Remaining Life In Years
Outstanding, January 1, 2024	334,467	$4.84	4.55
Granted	—
Exercised	—
Forfeited	—
Outstanding September 30, 2024	334,467	$4.84	3.80
Exercisable, September 30, 2024	334,467	$4.84	3.80

Outstanding January 1, 2025	334,467	$4.84	3.56
Granted	—
Exercised	—
Forfeited	(67,568)	$5.92	—
Outstanding September 30, 2025	266,899	$4.57	3.61
Exercisable, September 30, 2025	266,899	$4.57	3.61

The following table presents information related to warrants to purchase Common Stock outstanding and exercisable at September 30, 2025:

Warrants Outstanding		Warrants Exercisable
Exercise Price	Outstanding Number of Warrants	Weighted Average Remaining Life In Years	Exercisable Number of Warrants
$2.13	25,338	6.76	25,338
2.37	8,446	4.78	8,446
2.78	42,230	5.75	42,230
2.90	33,784	3.25	33,784
5.92	157,101	2.54	157,101
	266,899	3.61	266,899

LAKEWOOD-AMEDEX BIOTHERAPEUTICS INC.
Notes to Condensed Financial Statements (Unaudited)

NOTE 10 — STOCK-BASED COMPENSATION (cont.)

The following table presents information related to warrants to purchase Common Stock outstanding and exercisable at September 30, 2024:

Warrants Outstanding		Warrants Exercisable
Exercise Price	Outstanding Number of Warrants	Weighted Average Remaining Life In Years	Exercisable Number of Warrants
$2.13	25,338	7.76	25,338
2.37	8,446	5.78	8,446
2.78	42,230	6.75	42,230
2.90	33,784	4.25	33,784
5.92	224,669	2.66	224,669
	334,467	3.80	334,467

Summary of Stock-Based Compensation Expense

The following table summarizes the components of stock-based compensation expense included in the Company’s condensed statements of operations for the periods indicated:

	For the Three Months Ended September 30,
	2025	2024
Research and development	$581,435	$55,923
General and administrative	622,659	15,047
Total	$1,204,094	$70,970
	For the Nine Months Ended September 30,
	2025	2024
Research and development	$650,501	$164,017
General and administrative	656,291	42,453
Total	$1,306,792	$206,470

NOTE 11 — INCOME TAXES

The provision for income taxes for interim periods is determined using an estimated annual effective tax rate in accordance with ASC 740-270, Income Taxes, Interim Reporting. The effective tax rate may be subject to fluctuations during the year as new information is obtained, which may affect the assumptions used to estimate the annual effective tax rate, including factors such as valuation allowances against deferred tax assets, the recognition or de-recognition of tax benefits related to uncertain tax positions, if any, and changes in or the interpretation of tax laws in jurisdictions where the Company conducts business. Due to losses incurred for all periods presented, the Company did not record a provision or benefit for income taxes. A valuation allowance is provided when it is more likely than not that some portion of the deferred tax assets will not be realized. The Company established a full valuation allowance for all of its deferred tax assets for all periods presented due to the uncertainty of realizing future tax benefits from its net operating loss carryforwards and other deferred tax assets.

The Company reports income tax related interest and penalties within its provision for income tax in its condensed statements of operations. Similarly, the Company reports the reversal of income tax-related interest and penalties within its provision for income tax line item to the extent the Company resolves its liabilities for uncertain tax positions in a manner favorable to its accruals; therefore, during the three and nine months ended September 30, 2025 and 2024, the Company did not record unrecognized tax benefits.

LAKEWOOD-AMEDEX BIOTHERAPEUTICS INC.
Notes to Condensed Financial Statements (Unaudited)

NOTE 12 — SEGMENTS REPORTING

The Company operates as a single operating segment focused on the development of novel antimicrobial therapies. As the CODM, our Chief Executive Officer manages our company, reviews operating results, assesses performance, and allocates resources on an aggregate basis using total assets and actual expenses compared to net loss. Please refer to the financial statements for further information related to these measures of segment performance.

In addition to total assets and actual expenses, the CODM regularly receives disaggregated information regarding research and development expenses, general and administrative expenses, and other segment expenses. Other segment expenses include depreciation, loss on fraud incident (see Note 9), interest expense, and realized loss on investments, and are presented net of interest income and other income:

	For the Three Months Ended September 30,
	2025	2024
Research and Development
Personnel	$716,106	$444,641
Clinical and preclinical activities	32,933	86,497
Other	3,892	9,810
Total research and development	$752,931	$540,948
General and Administrative
Personnel	$749,361	$124,081
Professional services	207,103	99,230
Corporate expenses	129,598	109,946
Facility costs	40,165	37,301
Total general and administrative	$1,126,227	$370,558

Other Segment Expenses	$28,001	$1,024,629
	For the Nine Months Ended September 30,
	2025	2024
Research and Development
Personnel	$996,339	$1,394,530
Clinical and preclinical activities	62,044	236,332
Other	11,153	39,910
Total research and development	$1,069,536	$1,670,772
General and Administrative
Personnel	$938,410	$394,625
Professional services	677,231	604,795
Corporate expenses	256,391	373,095
Facility costs	115,266	116,215
Total general and administrative	$1,987,298	$1,488,730

Other Segment Expenses	$45,885	$841,364

LAKEWOOD-AMEDEX BIOTHERAPEUTICS INC.
Notes to Condensed Financial Statements (Unaudited)

NOTE 13 — SUBSEQUENT EVENTS

The Company has evaluated subsequent events through the date the financial statements were issued and determined that, except as discussed below, there were no material events that occurred after the balance sheet date that would require recognition or additional disclosure in the financial statements.

Subsequent to September 30, 2025, the Company entered into amendments with the holders of its outstanding convertible promissory notes disclosed in Note 5 — Related Parties — Notes Payable, which were originally issued in May 2025. Pursuant to these amendments, the maturity date of all such notes was extended from December 31, 2025 to March 31, 2026. The aggregate principal amount of the notes subject to the amendments was $1.5 million.

Under the amendments, interest will continue to accrue on the outstanding principal balances at the rates specified in the original note agreements through the earlier of (i) the extended maturity date or (ii) the date on which the notes are converted in full. Except for the maturity date extension, all other terms and conditions of the convertible promissory notes remain unchanged.

3,897,723 Shares

LAKEWOOD-AMEDEX BIOTHERAPEUTICS INC.

________________

PROSPECTUS

________________

[•]

_____________, 2026

Through and including [•], 2026 (the 25th days after the date of this prospectus) all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution

The following table sets forth all costs and expenses paid or payable by us in connection with the sale of the common stock being registered. All amounts shown are estimates except for the SEC registration fee, the FINRA filing fee, and the listing fee for the Nasdaq Capital Market.

SEC registration fee	$	*
FINRA filing fee		*
Nasdaq listing fee		*
Accounting fees and expenses		*
Legal fees and expenses		*
Blue sky fees and expenses		*
Miscellaneous expenses		*
Total	$	*

____________

*        To be filed by amendment.

Item 14.    Indemnification of Directors and Officers

NRS 78.7502 permits a corporation to indemnify any director or officer of the corporation against expenses (including attorneys’ fees) and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding brought by reason of the fact that such person is or was a director or officer of the corporation, if such person (i) is not liable pursuant to NRS 78.138 and (ii) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. In a derivative action (i.e., one brought by or on behalf of the corporation), indemnification may be provided only for expenses actually and reasonably incurred by any director or officer in connection with the defense or settlement of such an action or the suit if such person (i) is not liable pursuant to NRS 78.138 and (ii) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be provided if such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action or suit was brought or some other court of competent jurisdiction determines that such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Nevada Revised Statutes provide that a corporation may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expenses.

We have been advised that, in the opinion of the SEC, insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and other persons pursuant to the foregoing provisions, or otherwise, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event a claim for indemnification against such liabilities (other than payment of expenses incurred or paid by a director or officer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or other person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We maintain directors’ and officers’ liability insurance for the benefit of our directors and officers.

Item 15.    Recent Sales of Unregistered Securities

The following list sets forth information regarding all unregistered securities sold by us in the three years preceding the filing of this registration statement. None of the following transactions involved any underwriters, underwriting discounts or commissions, or any public offering. Unless otherwise specified above, we believe these transactions were exempt from registration under the Securities Act in reliance on Sections 3(a)(9) and 4(a)(2) of the Securities Act (and Regulation D or Regulation S promulgated thereunder) or Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving any public offering or under benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed on the share certificates issued in these transactions. All recipients had adequate access, through their relationships with us, to information about us. The sales of these securities were made without any general solicitation or advertising.

(a)    Issuances of common stock and stock options pursuant to our equity compensation plans

In January 2022, we issued 23,316 shares of our common stock to board members in exchange for their services as a director for 2021, in accordance with the existing compensation plan for the Board, at a price of $5.92 per share. In Q4 2022, we granted stock options to purchase an aggregate of 84,460 shares of our common stock at an exercise price of $5.92 to employees. The stock options granted, and common stock issued were repriced to $2.13 per share based on a subsequently prepared valuation, which determined the proper fair value of the common stock issued in 2022 was $2.13 per share.

In March 2023, we granted stock options to purchase an aggregate of 250,847 shares of our common stock at an exercise price of $2.13 to employees. We also issued 67,567 shares of our common stock to board members in exchange for their services as a director for 2022, in accordance with the existing compensation plan for the Board, at a price of $2.13 per share.

In March 2023, we issued an additional 69,738 shares of our common stock to directors. This was based on subsequently prepared valuations which determined the proper fair value of the common stock issued between 2019 and 2022, which ranged from $2.90 to $2.13 per share, to board members was not sufficient for the value of services received.

In March 2024, we granted stock options to purchase an aggregate of 187,840 shares of our common stock at an exercise price of $2.13 to employees. We also issued 67,571 shares of our common stock to board members in exchange for their services as a director for 2023, in accordance with the existing compensation plan for the Board, at a price of $2.13 per share.

In June 2024, we issued 56,307 shares of common stock to a founding stockholder for the conversion of $200,000 in promissory notes from 2008 and the forgiveness of $143,020 in accrued interest.

Subsequent to January 1, 2025, we granted stock options to purchase an aggregate of 628,380 shares of our common stock to employees, with an exercise price of $2.31. Additionally, we issued 51,975 shares of our common stock in settlement of accrued board fees for the fiscal year ended December 31, 2024. The number of shares issued was determined based on a per-share fair market value of $2.31, as determined by an independent third-party valuation conducted in accordance with Section 409A of the Internal Revenue Code, with an effective valuation date of December 31, 2024.

(b)    Issuances of common stock pursuant to a private placement offering of Convertible Notes

During May 2025, the Company issued convertible promissory notes to existing investors, management, and directors in the aggregate principal amount of $1,250,000. In addition, the Company modified $250,000 of then-outstanding short-term notes payable held by directors, converting them into convertible promissory notes with terms consistent with the newly issued notes. As a result, the total principal amount of convertible notes issued in this bridge financing round was $1,500,000.

This bridge financing was undertaken in anticipation of a planned direct listing on the Nasdaq Stock Market and was intended to provide interim funding for the Company’s operations.

The convertible notes bear interest at a rate of 10% per annum and mature on March 31, 2026, unless earlier converted or prepaid. Interest is payable in cash or, at the Company’s election, in-kind through the issuance of shares of the Company’s common stock. The notes contain an automatic conversion feature, whereby the outstanding principal and accrued interest will automatically convert into shares of common stock at a fixed conversion price of $8.00 per share, contingent upon the Company’s successful listing on Nasdaq prior to the maturity date.

The notes are prepayable at any time at the Company’s discretion, subject to providing five business days’ notice, payment of a 10% prepayment premium, and settlement of any accrued interest.

Item 16.    Exhibits and Financial Statement Schedules

The following is a list of exhibits filed as a part of this registration statement:

EXHIBIT INDEX

Exhibit Index	Description
3.1**	Amended and Restated Certificate of Incorporation.
3.2**	Bylaws of the Registrant.
5.1*	Opinion of Lucosky Brookman LLP.
10.1**	2020 Equity Incentive Plan.
10.2**	Form of Stock Option Agreement (Employee) under the 2020 Equity Incentive Plan.
10.3**	Form of Stock Option Agreement (Non-Employee) under the 2020 Equity Incentive Plan.
10.4**	Employment Agreement, dated September 15, 2025, by and between the Company and Thomas Balzer.
10.5**	Employment Agreement, dated September 15, 2025, by and between the Company and Kelvin Cooper.
10.6**	Employment Agreement, dated September 15, 2025, by and between the Company and Peter Ceccacci.
10.7**	Board of Directors Agreement, dated November 8, 2018, between the Company and Charles F. Wright.
10.8**	Board of Directors Agreement, dated July 1, 2021, between the Company and Douglas Joseph Manion.
10.9**	Board of Directors Agreement, dated July 12, 2017, between the Company and Leonard J. DeRoma.
10.10**	Form of Registration Rights Agreement between the Company and the Purchaser.
10.11**	Form of Securities Purchase Agreement between the Company and the Purchaser.
10.12**	Form of Certificate of Designations of Preferences, Limitations, Restrictions, and Relative Rights of Series C Preferred Stock of the Company.
10.13**	Form of Warrant Agreement between the Company and the Holder.
10.14**	Financial Advisory and Placement Agency Agreement, dated February 10, 2025, by and between the Company and RBW Capital Partners LLC.
10.15**	Amendment to Financial Advisory and Placement Agency Agreement, dated March 7, 2025, by and between Company and RBW Capital Partners LLC.
14.1**	Code of Business Conduct and Ethics.
21.1*	List of Subsidiaries of the Registrant.
23.1**	Consent of Independent Registered Public Accounting Firm.
23.2*	Consent of Lucosky Brookman LLP (included in Exhibit 5.1).
24.1**	Power of Attorney (included on signature page).
99.1**	Nominating and Governance Committee Charter.
99.2**	Compensation Committee Charter.
99.3**	Finance, Audit and Risk Committee Charter.
107**	Filing Fee Table.

____________

*        To be filed by amendment.

**      Filed herewith.

Financial Statement Schedules

Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17.    Undertakings

(a)     The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)     To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that Paragraphs (a)(1)(i), (ii), and (iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    That, for the purpose of determining liability under the Securities Act to any purchaser: If the registrant is subject to Rule 430C (§230.430C of this chapter), each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than [prospectuses] filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)    That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)     Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii)    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)   The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)   Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d)    For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(e)     For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized on January 9, 2026.

Lakewood-Amedex Biotherapeutics Inc.
By:	/s/ Kelvin Cooper
Name:	Kelvin Cooper
Title:	Chief Executive Officer
By:	/s/ Peter Ceccacci
Name:	Peter Ceccacci
Title:	Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Peter F. Ceccacci, his true and lawful attorney-in-fact and agent with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to sign any registration statement for the same offering covered by the registration statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, his, hers or their substitute or substitutes, may lawfully do or cause to be done or by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date
/s/ Doug Manion	Chairman of the Board of Directors	January 9, 2026
Doug Manion
/s/ Kelvin Cooper	Chief Executive Officer	January 9, 2026
Kelvin Cooper	SVP Research & Development
/s/ Peter F. Ceccacci	Chief Financial Officer	January 9, 2026
Peter F. Ceccacci	VP Administration
/s/ Thomas Balzer	Chief Medical Officer	January 9, 2026
Thomas Balzer	SVP Clinical Development
/s/ Leonard J. DeRoma	Director	January 9, 2026
Leonard J. DeRoma